As filed with the Securities and Exchange Commission on July 20, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

PainCare Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida	8090	06-1110906
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

1030 N. Orange Avenue, Suite 105 Orlando, Florida 32801 (407) 367-0944

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

     Mark Szporka PainCare Holdings, Inc.

1030 N. Orange Avenue, Suite 105 Orlando, Florida 32801 (407) 367-0944

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Joel D. Mayersohn, Esq.
Clint J. Gage, Esq.
Arnstein & Lehr, LLP
200 E. Las Olas Blvd., Suite 1700
Fort Lauderdale, Florida 33301
(954) 713-7600

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ___

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.___

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.___

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount Of
Title Of Each Class Of	To Be	Offering Price	Aggregate	Registration
Securities To Be Registered	Registered	Per Share (1)	Offering Price (1)	Fee

Common Stock	3,305,033	$3.125 (2)	$10,328,228	$ 1,106
Common Stock	1,349,884	$3.45 (3)	$ 4,657,100	$ 499
Common Stock	19,278,157	$3.125 (2)	$60,244,241	$ 6,447
Total	23,933,074			$8,052 (4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933.

(2)	Computed on the basis of the average of the high and low sales prices of the shares of common stock on The American Stock Exchange of $3.125 on February 23, 2006 as prescribed by Rule 457(c).

(3)	Computed on the basis of the higher of (i) the $3.45 exercise price of the warrants, and (ii) the average of the high and low sales prices of the shares of common stock on The American Stock Exchange of $3.125 on February 23, 2006 as prescribed by Rule 457(c). Represents shares of common stock issuable upon exercise of share purchase warrants.

(4)	The filing fee associated with these shares was previously paid with an earlier Registration Statement on Form S-3, filed with the Commission on March 1, 2006.

     Pursuant to Rule 429 under the Securities Act, this Registration Statement contains a combined prospectus that also relates to 9,615,323 shares of Common Stock registered pursuant to the Registrant's Registration Statement on Form S-3 (File No. 333-118868), 34,059,612 shares of Common Stock registered pursuant to the Registrant’s Registration Statement on Form S-3 (File No. 333-112355) and 5,701,188 shares of Common Stock registered pursuant to the Registrant’s Registration Statement on Form S-3 (File No. 333-115031). The Filing fee associated with these shares was previously paid with the earlier registration statements.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)                                                                                             Issued _______, 2006

73,309,197 Shares

PainCare Holdings, Inc.

COMMON STOCK

_______________________

The selling shareholders named in this prospectus are offering 73,309,197 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling shareholders.

___________________________

Our common stock is listed on The American Stock Exchange under the symbol “PRZ.” On July 14, 2006, the closing sale price of our common stock as reported by the AMEX was $1.74 per share.

__________________________

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 5.

______________________

The U.S. Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

___________________

     No one is authorized to provide you with information that conflicts with information in the registration statement we have filed with the Securities and Exchange Commission. The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only where those offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or any sale of our common stock occurs.

     Neither we nor the selling shareholders have taken any action to permit a public offering of the shares of our common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

     Except as the context otherwise requires, “PainCare,” the “Company,” “we,” “our” or “us” refer to PainCare Holdings, Inc. and its consolidated subsidiaries.

PROSPECTUS SUMMARY

About This Prospectus

     This prospectus is a part of a registration statement on Form S-1 filed by us with the Securities and Exchange Commission to register shares of our common stock for solely by selling stockholders. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our common stock. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

About PainCare

     PainCare Holdings, Inc. is a health care services company focused on the treatment of pain. We offer pain management, minimally invasive spine surgery and ancillary services, including orthopedic rehabilitation, electrodiagnostic medicine, intra-articular joint injections and diagnostic imaging services. Our physicians are trained in specialties such as interventional pain management, orthopedics or physiatry, and utilize the latest medical technologies, clinical practices and equipment to offer cost-effective pain relief.

     We have grown our business through a combination of organic growth and acquisitions of complementary physician practices and outpatient surgery centers. Since November 2004, we have acquired 7 physician practices and 6 surgery centers. To grow our physician practice revenue, our strategy is to acquire or enter into management agreements with profitable, well-established physician practices and expand the range of services they offer. For practices we have acquired, we survey the acquired practice and determine whether to expand the scope of services provided by the practice, including adding additional specialists such as physicians certified in pain management, neurosurgery, orthopedics or physiatry. By providing these additional services within the practice, we believe each practice can improve clinical outcomes, shorten treatment time and improve its profitability.

     In contrast to historical physician practice management business models that forced the implementation of common information technology systems, such as shared billing and collection, clinical data and electronic health record systems, we deploy only those resources necessary to support the growth of additional services. Changes to information technology systems are kept to a minimum, and changes to billing and collection procedures are also minimized. As a result, we strive to achieve minimal disruption in the practice s operations while at the same time facilitating the growth of the practice from within.

     Our growth strategy for outpatient surgery centers is to identify profitable, high volume centers which provide pain management and orthopedic procedures. Many surgical procedures for the treatment of pain can be performed outside a traditional hospital setting, which we believe represents a cost-effective and convenient alternative for patients and health care payors. We believe that our surgery centers offer the latest orthopedic and interventional pain management technology and anesthetic techniques, contributing to improved clinical outcomes and patient satisfaction, in addition to growing our revenue.

     We also have relationships with physician practices that we do not own, but provide limited management services to, such as in-house physical therapy, electrodiagnostic services and intra-articular joint injection programs. With these additional resources, the physician practice itself is able to offer a broader range of services to its patient base.

Business Strategy

     Our objective is to become the leading provider of specialty pain care services in North America. To grow our practices, we intend to:

•	Focus on Pain Treatment. All of our operations to date have been specifically focused in the area of pain treatment. We intend to continue to focus on the treatment of pain through acquisition, management, and the provision of services to practices that serve the pain treatment market.

•	Deploy additional services to grow physician practices. We intend to enhance the capacity of our practices for organic growth by increasing the range of services offered by our practices. By deploying additional physicians and equipment, we can perform in- house those necessary procedures and services that would ordinarily be referred to other providers, which we believe can result in higher quality care and increased revenues to our practices.

•	Acquire profitable, well-established physician practices and surgery centers. We utilize a highly disciplined approach to evaluating acquisitions of additional practices and surgery centers. We have an extensive, multi-point due diligence evaluation process that we perform prior to acquisition, including such criteria as clinical quality, physician reputation, profitability and procedure and revenue growth rates. We intend to only acquire practices and surgery centers that we believe to be well-established with the capacity for future profitability and organic growth.

•	Utilize advanced medical technologies. Many of our physicians are thought leaders in their respective fields, and employ the latest clinical techniques and medical technologies for the treatment of pain. We intend to support the use of new technology in pain treatment through the deployment of additional specialized physicians who are familiar with these techniques and technologies and by providing the latest, state-of-the- art equipment. For example, we deploy MedX rehabilitation equipment to orthopedic rehabilitation facilities, which has demonstrated the ability to improve patient outcomes.

•	Develop additional services to enhance practice profitability. As the needs of our practices warrant we will develop additional programs to support their organic growth.

     For example, we may deploy imaging modalities such as mobile MRI equipment, or additional services such as in-office pharmaceutical dispensing, in order to provide a complete pain treatment program. In January 2005, we introduced a new program, called the Intra-Articular Joint Program, which is a nonsurgical treatment for knee pain and stiffness caused by osteoarthritis.

Our Executive Offices

     Our principal executive offices are located at 1030 North Orange Avenue, Suite 105, Orlando, Florida 32801, and our telephone number is (407) 367-0944. Our website is located at www.paincareholdings.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus. Our website address is included as an inactive textual reference only.

Risks of Investing in PainCare

     Our business involves various risks, including, but not limited to, the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins; the inability to attract new patients by our owned practices, the managed practices, and the limited management practices; increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish, or renew relationships with physician practices, whether due to competition or other factors; the inability to comply with regulatory requirements governing our owned practices, the managed practices, and the limited management practices; that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and to the general risks associated with our businesses. You should carefully consider the risks discussed in "Risk Factors" before deciding to invest in our common stock.

The Offering

Common Stock offered by selling stockholders:	73,309,197 shares

Common Stock outstanding immediately after
this offering:	65,686,016 shares

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering, other than the exercise price payable to us upon the exercise of warrants held by certain of the selling stockholders. We intend to use any such proceeds for general working capital.

American Stock Exchange symbol:	PRZ

     The total number of shares of common stock that will be outstanding after this offering is based on 65,686,016 shares outstanding as of
July 18, 2006, and excludes:

•	11,718,034 shares of common stock issuable upon the exercise of options and warrants outstanding at July 18, 2006 at a weighted average exercise price of $1.76 per share; and

•	5,502,716 shares of common stock reserved for future issuance upon conversion of convertible debentures; and

•	13,930,806 shares of common stock reserved for future issuance under the earn-out provisions of various acquisition agreements.

Summary Consolidated Financial Data

     Our summary consolidated financial data shown below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated statements of operations data for the years ended December 31, 2003, 2004 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the three months ended March 31, 2005 and 2006 and the balance sheet data as of March 31, 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, and include all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the results of the interim periods. The data shown below are not necessarily indicative of future results.

	Year Ended December 31,			Three Months Ended March 31,
	2005	2004 (1)	2003 (1)	2006	2005 (1)
Consolidated Statement of Operations Data
(in thousands, except per share data):
Revenues:
Pain management	$ 43,269	$ 22,317	$ 6,117	$13,229	$ 9,261
Surgeries	6,165	5,203	3,431	1,881	1,404
Ancillary services	19,230	10,398	5,433	8,198	3,572
Total revenues	68,664	37,918	14,981	23,308	14,237

Cost of revenues	12,471	6,664	4,587	4,740	2,581
Gross profit	56,193	31,254	10,394	18,568	11,656

General and administrative	38,085	20,052	7,782	12,607	7,196
Compensation expense-variable stock options	2,382	357	13,533	-	18,139
Amortization expense	1,529	549	114	491	248
Depreciation expense	1,616	837	463	624	264
Operating income (loss)	12,581	9,459	(11,498)	4,846	(14,191)

Interest expense	(5,796)	(3,464)	(531)	(1,932)	(899)
Derivative (expense) benefit	(7,056)	(3,256)	(3,174)	10,395	(18,239)
Other income	445	170	46	142	29
Income (loss) before income taxes	174	2,909	(15,157)	13,451	(33,300)

Provision (benefit) for income taxes	4,926	4,410	(3,674)	1,189	(5,536)
Income (loss) before minority interests	(4,752)	(1,501)	(11,483)	12,262	(27,764)

Minority interests	587	---	---	374	---
Net income (loss)	$(5,339)	$(1,501)	$ (11,483)	$ 11,888	$ (27,764)

Basic income (loss) per common share	$(0.10)	$ (0.05)	$ (0.55)	$0.19	$(0.63)

Basic weighted average common shares outstanding	51,317	32,923	20,773	61,599	44,413

Diluted income (loss) per common share	$(0.10)	$ (0.05)	$ (0.55)	$0.17	$(0.63)

Diluted weighted average common shares outstanding	51,317	32,923	20,773	71,654	44,413

Operating and Other Financial Data (in thousands):

Cash flows provided by operating activities	$9,173	$ 4,119	$ 15	$ 447	$ 317
Cash flows used in investing activities	(36,474)	(18,408)	(7,683)	(15,238)	(8,317)
Cash flows provided by (used in) financing activities	30,913	25,466	13,513	1,064	(827)

	As of December 31,			As of
	2005	2004 (1)	2003 (1)	March 31, 2006
Consolidated Balance Sheet Data (in thousands):
Cash	$22,713	$ 19,101	$ 7,924	$ 8,986
Working capital deficiency	(16,870)	(20,923)	(14,938)		(8,647)
Total assets	183,311	112,929	53,087		204,506
Total long-term debt and obligations under capital
leases, including current portion	44,185	20,280	11,968	51,824
Minority interests	1,764	---	---		2,121
Total stockholders’ equity	87,323	41,932	12,010	125,006

(1) See the Company’s Annual Report on Form 10-K for 2005, which included a restatement of these financial results.

RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before deciding to buy our common stock. Any of the risks we describe below could adversely affect our business, financial condition or operating results. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment.

Risks Related to Our Business

We may need to restate our consolidated financial statements again.

     As part of a periodic review by the Division of Corporation Finance of the SEC of our Annual Report on Form 10-KSB for the year ended December 31, 2004, we received and responded to a number of SEC staff comments. As of July 18, 2006 certain of the SEC comments remain unresolved and pertain to our method of accounting for (i) certain term notes, freestanding and embedded derivatives, and (ii) intangible assets acquired in connection with physician practice and surgery center acquisitions.

     In order to resolve the foregoing comments we intend to continue to discuss relevant accounting issues with the SEC staff, to continue to file responses to the accounting comments which the SEC staff has provided to date, and to respond to any additional accounting comments which the SEC staff may provide. In addition, based upon our interpretation of the applicable accounting pronouncements, we have restated our consolidated financial statements for the years ended December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004 and the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. If the SEC staff disagrees with one or more of our interpretations of the applicable accounting pronouncements, we may have to restate our financial statements again in the future.

     Additional disclosure regarding the foregoing matters is set forth in our Current Report on Form 8-K filed with the SEC on March 15, 2006, and in our audited consolidated financial statements for the year ended December 31, 2005, as filed in our year 2005 Annual Report on Form 10-K.

A number of class action lawsuits have been filed against us and certain of our officers and directors.

     We have become aware of eleven putative class action lawsuits and one derivative action filed against us and certain of our officers and directors. We understand that the lawsuits arose in connection with our determination to restate certain of our historical financial statements. We believe that the lawsuits lack merit and we have engaged the international law firm of McDermott Will & Emery LLP to vigorously defend against such allegations and claims. There can be no assurance at this time how the lawsuits in question will ultimately be resolved, or the impact, if any, such resolutions will have on our operations and/or financial condition.

We may need to negotiate a waiver letter with respect to our senior credit facility.

     On May 2, 2006 and June 20, 2006 we entered into letter agreements with the lenders under our $30 million senior credit facility pursuant to which the lenders waived certain historic breaches of the terms of the credit facility in consideration for which we paid a $300,000 and a $150,000 waiver fee, respectively, to the lenders.

     Subsequent to the date of the letter agreement we may have failed to comply with certain covenants set forth in the credit facility. While we have not received a notice letter from the lenders with respect to any breaches or defaults under the terms of the credit facility after the date of the letter agreement, there can be no assurance that such a notice letter will not be received in the future. In the event we are served with such a notice letter in the future we will attempt to enter into another waiver agreement with the lenders. There can be no assurance that we would be able to enter into any such waiver agreement. As the credit facility is secured by all of our assets, to the extent we were unable to negotiate a waiver letter with the lenders the lenders might attempt to take certain actions that could materially adversely impact our operations, including, but not limited to, taking control of one or more of our operating subsidiaries and/or other company assets.

We Need to Continue to Improve and Implement our Controls and Procedures.

     Requirements adopted by the SEC in response to the passage of the Sarbanes-Oxley Act of 2002 require us to (i) evaluate and report on a quarterly basis the effectiveness of our disclosure controls and procedures, and (ii) assess and report on an annual basis the effectiveness of our internal controls over financial reporting.

     During our assessment with respect to the effectiveness of the foregoing controls as of December 31, 2005, the end of our most recent fiscal year, management identified a number of material weaknesses, which are fully disclosed in Item 9A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

     As a result of the material weaknesses, management concluded that our disclosure controls and procedures and our internal controls over financial reporting as of December 31, 2005, the end of our most recent fiscal year, were not effective. Management has concluded that our disclosure controls and procedures remain not effective as of March 31, 2006. In an effort to rectify the foregoing material weaknesses, we have modified our method of accounting for certain transactions and have implemented additional controls, and we are continuing to address these matters.

     We continue to evaluate our disclosure controls and procedures and our internal controls over financial reporting, and may modify, enhance or supplement them as appropriate in the future. There can be no assurance that we will be able to maintain compliance with all of the SEC control requirements. Any modifications, enhancements or supplements to our controls systems could be costly to prepare or implement, divert the attention of our management from operating our business, and cause our operating expenses to increase over the ensuing year. Further, our stock price may be adversely affected by the current, or any future, determination that our disclosure controls and procedures and/or internal controls over financial reporting were not effective.

      The success of our growth strategy depends on the successful identification, completion and integration of acquisitions.

     We have acquired or entered into general management agreements with 21 physician practices and 9 ambulatory surgery centers since 2002 and we intend to pursue additional acquisitions and management relationships. Our future success will depend on our ability to identify and complete acquisitions and integrate the acquired businesses with our existing operations. Our growth strategy will result in significant additional demands on our infrastructure, and will place a significant strain on our management, administrative, operational, financial and technical resources, and increase demands on our systems and controls. Our growth strategy involves numerous risks, including, but not limited to:

•	the possibility that we are not able to identify suitable acquisition candidates or consummate acquisitions on acceptable terms;
•	possible decreases in capital resources or dilution to existing stockholders;
•	difficulties and expenses incurred in connection with an acquisition;
•	the difficulties of operating an acquired business;
•	the diversion of management’s attention from other business concerns;
•	a limited ability to predict future operating results of acquired practices; and
•	the potential loss of key physicians, employees and patients of an acquired practice.

     In the event that the operations of an acquired practice do not meet expectations, we may be required to restructure the acquired practice or write-off the value of some or all of the assets of the acquired practice. We cannot assure you that any acquisition will be successfully integrated into our operations or will have the intended financial or strategic results.

     In addition, acquisitions entail an inherent risk that we could become subject to contingent or other liabilities in connection with the acquisitions, including liabilities arising from events or conduct pre-dating our acquisition and that were not known to us at the time of acquisition. Although we conduct due diligence in connection with each of our acquisitions, this does not mean that we will necessarily identify all potential problems or issues in connection with any given acquisition, some of which could be significant.

     Our failure to successfully identify and complete future acquisitions or to integrate and successfully manage completed acquisitions could have a material adverse effect on our business, financial condition and results of operations.

      Our growth strategy may not prove viable and expected growth and value may not be realized.

     Our strategy is to rapidly grow by acquiring, establishing and managing a network of pain management, minimally invasive spine surgery and orthopedic rehabilitation centers. Identifying appropriate physician groups and proposing, negotiating and implementing economically attractive affiliations with them can be a lengthy, complex and costly process. There can be no assurance that we will be successful in identifying and establishing relationships with orthopedic surgery and pain management groups. If we are successful in implementing our strategy of rapid growth, such growth may impair our ability to efficiently provide non-professional support services, facilities, equipment, non-professional personnel, supplies and non-professional support staff to medical practices. Our future financial results could be materially adversely affected if we are unable to manage growth effectively.

     There can be no assurance that physicians, medical providers or the medical community in general will accept our business strategy and adopt the strategy offered by us. The extent to which, and rate at which, these services achieve market acceptance and penetration will depend on many variables including, but not limited to, the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of these services, the advantage of these services over existing technology, and third-party reimbursement practices. There can be no assurance that the medical community and third-party payors will accept our technology. Similar risks will confront any other services developed by us in the future. Failure of our services to gain market acceptance would have a material adverse effect on our business, financial condition, and results of operations.

      If we do not have sufficient additional capital to finance our growth strategy, our development may be limited.

     We will need to raise additional capital in order to acquire, integrate, develop, operate and expand our affiliated physician practices. We may finance future acquisition and development projects through debt or equity financings and may use shares of our capital stock for all or a portion of the consideration to be paid in acquisitions. To the extent that we undertake these financings or use capital stock as consideration, our stockholders may, in the future, experience significant ownership dilution. To the extent we incur indebtedness, we may have significant interest expense and may be subject to covenants in the related debt agreements that affect the conduct of our business. We have convertible notes and debentures outstanding that have anti-dilution rights and limitations on incurring additional indebtedness that could limit our ability to obtain financing on favorable terms, or at all.

     We can give no assurances that we will be able to obtain financing necessary for our acquisition and development strategy or that, if available, the financing will be on terms acceptable to us. If we do not have sufficient capital resources, our growth could be limited and our operations impaired.

      There has been a lack of profitable operations in recent periods.

     For the years ended December 31, 2005, 2004 and 2003, net loss was ($5,339,378), $(1,501,482) and ($11,482,843), respectively. We expect to increase our spending significantly as we continue to expand our service offerings and commercialization activities. As a result, we will need to generate significant revenues in order to continue to grow our business and become profitable.

      A significant portion of our assets consists of goodwill and other intangible assets and any impairment, reduction, or elimination of these intangible assets could hurt our results of operations.

     As of March 31, 2006, we had an intangible asset, goodwill, of approximately $135.7 million, which constituted 66% of our total assets. The goodwill reflects the amount we pay for our acquired practices in excess of the fair value of other identifiable intangible and tangible assets. Our goodwill will increase in the future as a result of our acquisitions as we pay the contingent purchase price for the acquisitions according to the terms of the respective purchase agreements. In addition, we expect to acquire additional goodwill in connection with future acquisitions. As prescribed by generally accepted accounting principles, we do not amortize goodwill; rather it is carried on our balance sheet until it is impaired. At least annually we test goodwill for impairment. Any determination of impairment could require a significant reduction, or the elimination, of goodwill, which could hurt our results of operations. Also, the effect of a prolonged downturn in our business will be exacerbated by the impairment, and resulting write-down, of goodwill related to a reduction in the value of our acquired practices.

      Our cash flow and financial condition may be adversely affected by the assumption of credit risks.

     Our managed and limited management practices bill their patients’ insurance carriers for services provided by the practices. By undertaking the responsibility for patient billing and collection activities, the practices assume the credit risk presented by the patient base, as well as the risk of payment delays attendant to reimbursement through governmental programs or third-party payors. If our practices are unsuccessful in collecting a substantial amount of such fees, it will have a material adverse affect on our financial condition because our compensation from these practices is dependent on the practices’ collections.

     If we are forced to repay our debentures and notes in cash, we may not have enough cash to fund our operations.

     We are obligated to make principal and interest payments in the amount of approximately $22,014,186 within the next 6 months under the terms of our (i) 7.5% convertible debentures with Midsummer Investments Ltd. and Islandia, L.P.; (ii) promissory note with PSHS Beta Partners, Ltd.; (iii) promissory note with Center for Pain Management ASC, LLC; and (iv) senior secured credit facility with HBK Investments L.P. We are in the process of attempting to renegotiate the payment schedules under the foregoing instruments. In the event we are unable to renegotiate the payment schedules of the foregoing instruments, we might not have the cash resources to repay such indebtedness. The promissory note with PSHS Beta Partners, Ltd. is secured by a pledge of certain securities of our subsidiary PainCare Surgery Centers III, Inc. The promissory note with Center for Pain Management ASC, LLC is secured by a pledge of certain securities of our subsidiary PSHS Beta Partners, Ltd.. The senior credit facility with HBK Investments L.P. is secured by pledges of the securities of our subsidiaries and a blanket security interest in our subsidiaries' assets. Any default under the terms of the foregoing instruments could materially adversely impact our ability to continue to conduct our operations in accordance with past practice.

We rely on the services of our physicians. We may not be able to attract and retain qualified physicians we need to support our business.

     Our operations are substantially dependent on the services of our practices’ physicians. With respect to our owned practices, we have employment agreements with our physicians that generally have terms of five years, but may be terminated by either party in certain circumstances. Our management agreements with our managed practices generally have a 40 year term, while our agreements with limited management practices have a 5 year term with options for two additional five year renewal terms which are exercisable at our election. These agreements may be earlier terminated under certain circumstances. Although we will endeavor to maintain and renew such contracts, in the event a significant number of physicians terminate their relationships with us, our business could be adversely affected. While our employment and management agreements contain covenants not to compete with us for a period of generally two years after termination of employment, these provisions may not be enforceable.

     We compete with many types of health care providers and government institutions for the services of qualified physicians. If we are unable to attract and retain physicians, our revenues will decrease and our business will suffer.

      If certain key employees were to leave, we may be unable to operate our business profitably, complete existing projects or undertake certain new projects.

     Our key employees include Merrill Reuter, M.D., Randy Lubinsky, Mark Szporka, and Ron Riewold. We have entered into employment agreements with Randy Lubinsky (Chief Executive Officer and Director), Ron Riewold (President and Director), Mark Szporka (Chief Financial Officer and Director), and Dr. Merrill Reuter (President of one of our subsidiaries and Chairman of the Board). Should the services of Dr. Reuter, Randy Lubinsky, Ron Riewold, or Mark Szporka or other key personnel become unavailable to us for any reason, our business could be adversely affected. There is no assurance that we will be able to retain these key individuals and/or attract new employees of the caliber needed to achieve our objectives. We do not maintain any key employee life insurance policies.

      Our employment agreements with certain senior executive officers entitle them to individual annual bonuses equal to a minimum of $200,000 up to a maximum of 150% of salary.

     Our employment agreements with our Chief Executive Officer, Chief Financial Officer and President, which expire on December 31, 2010, and were amended effective January 1, 2006, entitle each officer to a minimum annual bonus of $200,000 up to a maximum of 150% of their base salary in any one calendar year.

      Increased costs associated with corporate governance compliance may significantly affect our results of operations.

     The Sarbanes-Oxley Act of 2002 and our being subject to the Securities Exchange Act of 1934, as amended, requires changes in some of our corporate governance and securities disclosure and compliance practices, and requires a review of our internal control procedures. We expect these developments to increase our legal compliance and financial reporting costs. In addition, they could make it more difficult for us to attract and retain qualified members of our board of directors, or qualified executive officers. Finally, director and officer liability insurance for public companies has become more difficult and more expensive to obtain, and we may be required to accept reduced coverage or incur higher costs to obtain coverage that is satisfactory to us and our officers or directors. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude or additional costs we may incur as a result.

      Changes associated with reimbursement by third-party payors for our services may adversely affect our operating results and financial condition.

     Approximately 50% of our revenues are directly dependent on the acceptance of the services provided by our managed practices and limited management practices as covered benefits under third-party payor programs, including PPOs, HMOs and other managed care entities. The health care industry is undergoing significant changes, with third-party payors taking measures to reduce reimbursement rates or, in some cases, denying reimbursement for previously acceptable treatment modalities. There is no assurance that third-party payors will continue to pay for the services provided by our owned practices under their payor programs or by the managed practices. Failure of third-party payors to adequately cover minimally invasive surgery or other services will have a material adverse effect on us.

      Professional liability claims could adversely impact our business.

     Our managed practices are involved in the delivery of health care services to the public and are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in damage awards to the claimants in excess of the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. There can be no assurance that our owned and managed practices will not be subject to such claims, that any claim will be successfully defended or, if our practices are found liable, that the claim will not exceed the limits of our insurance. Liabilities in excess of our insurance could have a material adverse effect on us.

      Our business is subject to substantial competition which could have a material impact on our business and financial condition.

     The health care industry, in general, and the markets for orthopedic, rehabilitation and minimally invasive surgery services in particular, are highly competitive. The practices we own or manage compete with other physicians and rehabilitation clinics who may be better established or have greater recognition in a particular community than the physicians in these practices. These practices also compete against hospitals and large health care companies, such as HealthSouth, Inc. and U.S. Physical Therapy, Inc., with respect to orthopedic and rehabilitation services, and Symbion and AmSurg Corp, with respect to outpatient surgery centers. These hospitals and companies have established operating histories and greater financial resources than us. In addition, we expect competition to increase, particularly in the market for rehabilitation services, as consolidation of the physical therapy industry continues through the acquisition by hospitals and large health care companies of physician-owned and other privately owned physical therapy practices. We will also compete with our competitors in connection with acquisition opportunities.

      Failure to obtain managed care contracts and legislative changes could adversely affect our business.

     There can be no assurance that our owned or managed practices will be able to obtain managed care contracts. These practices’ future inability to obtain managed care contracts in their markets could have a material adverse effect on our business, financial condition or results of operation. In addition, federal and state legislative proposals have been introduced that could substantially increase the number of Medicare and Medicaid recipients enrolled in HMOs and other managed care plans. We derive, through these practices, a substantial portion of our revenue from Medicare and Medicaid. In the event such proposals are adopted, there can be no assurance that these practices will be able to obtain contracts from HMOs and other managed care plans serving Medicare and Medicaid enrollees. Failure to obtain such contracts could have a material adverse effect on the business, financial condition and results of operations. Even if our practices are able to enter into managed care contracts, the terms of such agreements may not be favorable to us.

Risks Related to Our Industry

      The health care industry is highly regulated and our failure to comply with laws and regulations applicable to us or the owned practices, and the failure of the managed   practices and the limited management practices to comply with laws and regulations applicable to them, could have an adverse effect on our financial condition and results of operations.

     Our owned practices, the managed practices and the limited management practices are subject to stringent federal, state and local government health care laws and regulations. If we or they fail to comply with applicable laws, or if a determination is made that in the past we or the managed practices or the limited management practices have failed to comply with these laws, we may be subject to civil or criminal penalties, including the loss of our license or our physicians’ licenses to operate and our ability to participate in Medicare, Medicaid and other government sponsored and third-party health care programs. In addition, laws and regulations are constantly changing and may impose additional requirements. These changes could have the effect of impeding our ability to continue to do business or reduce our opportunities to continue to grow.

      Periodic revisions to laws and regulations may reduce the revenues generated by the owned practices, managed practices and the limited management practices.

     A significant amount of the revenues generated by our owned practices, the managed practices and the limited management practices is derived from governmental payors. These governmental payors have taken and may continue to take steps designed to reduce the cost of medical care. Private payors often follow the lead of governmental payors, and private payors have been taking steps to reduce the cost to them of medical care. A change in the makeup of the patient mix that results in a decrease in patients covered by private insurance or a shift by private payors to other payment structures could also adversely affect our business, financial condition and results of operations. If reductions in reimbursement occur, the revenues generated by the owned practices, the managed practices and the limited management practices could shrink. This shrinkage would cause a reduction in our revenues. Accordingly, our business could be adversely affected by reductions in or limitations on reimbursement amounts for medical services rendered, payor mix changes or shifts by payors to different payment structures.

     Because government-sponsored payors generally pay providers based on a fee schedule, and the trend is for private payors to do the same, we may not be able to prevent a decrease in our revenues by increasing the amounts the owned practices charge for services. The same applies to the limited management practices and the managed practices. They cannot increase their charges in an attempt to counteract reductions in reimbursement for services. There can be no assurance that any reduced operating margins could be recouped through cost reductions, increased volume, and introduction of additional procedures or otherwise. We believe that trends in cost containment in the health care industry will continue to result in reductions from historical levels of per-patient revenue.

      Federal and state healthcare reform may have an adverse effect on our financial condition and results of operations.

     Federal and state governments have continued to focus significant attention on health care reform. A broad range of health care reform measures have been introduced in Congress and in state legislatures. It is not clear at this time what proposals, if any, will be adopted, or, if adopted, what effect, if any, such proposals would have on our business. Currently proposed federal and state legislation could have an adverse effect on our business.

      Our affiliated physicians may not appropriately record or document services they provide.

     Our affiliated physicians are responsible for assigning reimbursement codes and maintaining sufficient supporting documentation for the services they provide. The owned practices, managed practices and limited management practices use this information to seek reimbursement for their services from third-party payors. If these physicians do not appropriately code or document their services, our financial condition and results of operations could be adversely affected.

      Unfavorable changes or conditions could occur in the geographic areas where our operations are concentrated.

     A majority of our revenue in 2005 was generated by our operations in five states. In particular, Florida accounted for approximately 37% of our revenue in 2005. Adverse changes or conditions affecting these particular markets, such as health care reforms, changes in laws and regulations, reduced Medicaid reimbursements and government investigations, may have a material adverse effect on our financial condition and results of operations.

      Regulatory authorities could assert that the owned practices, the managed practices or the limited management practices fail to comply with the federal Stark Law. If such a claim were successfully asserted, this would result in the inability of these practices to bill for services rendered, which would have an adverse effect on our financial condition and results of operations. In addition, we could be required to restructure or terminate our arrangements with these practices. This result, or our inability to successfully restructure the arrangements to comply with the Stark Law, could jeopardize our business.

     Section 1877 of Title 18 of the Social Security Act, commonly referred to as the “Stark Law”, prohibits a physician from making a referral to an entity for the furnishing of Medicare-covered “designated health services” if the physician (or an immediate family member of the physician) has a “financial relationship” with that entity. “Designated health services” include clinical laboratory services; physical and occupational therapy services; radiology services, including magnetic resonance imaging, computerized axial tomography scans, and ultrasound services (including the professional component of such diagnostic testing, but excluding procedures where the imaging modality is used to guide a needle, probe or catheter accurately); radiation therapy services and supplies; durable medical equipment and supplies; home health services; inpatient and outpatient hospital services; and others. A “financial relationship” is defined as an ownership or investment interest in or a compensation arrangement with an entity that provides designated health services. Sanctions for prohibited referrals include denial of Medicare payment and civil monetary penalties of up to $15,000 for each service ordered. Designated health services furnished pursuant to a referral that is prohibited by the Stark Law are not covered by Medicare and payments improperly collected must be promptly refunded.

     The physicians in our owned practices have a financial relationship with the owned practices (they receive compensation for services rendered) and may refer patients to the owned practices for physical and occupational therapy services (and perhaps other designated health services) covered by Medicare. Therefore, an exception would have to apply to allow the physicians in our owned practices to refer patients to the owned practices for the provision by the owned practices of Medicare-covered designated health services.

     There are several exceptions to the prohibition on referrals for designated health services which have the effect of allowing a physician that has a financial relationship with an entity to make referrals to that entity for the provision of Medicare-covered designated health services. The exception on which we rely with respect to the owned practices is the exception for employees, as all of the physicians employed in our owned practices are W-2 employees of the respective owned practices. Therefore, we believe that the physicians employed by our owned practices can refer patients to the owned practices for the provision of designated health services covered by Medicare. Nevertheless, should the owned practices fail to adhere to the conditions of the employment exception, or if a regulator determines that the employees or the employment relationship do not meet the criteria of the employment exception, the owned practices would be liable for violating the Stark Law, which could have a material adverse effect on us. We believe that our relationships with the managed practices and the limited management practices, respectively, do not trigger the Stark Law. Nevertheless, if a regulator were somehow to determine that these relationships are subject to the Stark Law, and that the relationships do not meet the conditions of any exception to the Stark Law, such failure would have a material adverse effect on us.

     The referral of Medicare patients by physicians employed by or under contract with the managed practices and the limited management practices, respectively, to their respective practices, however, does trigger the Stark Law. We believe, nevertheless, that the in-office ancillary exception to the Stark Law has the effect of permitting these physician members of the respective managed practices and limited management practices to refer patients to their respective group practice for the provision by the respective group practice of Medicare-covered designated health services. If the managed practices or limited management practices were found not to comply with the terms of the in-office ancillary exception, they cannot properly bill Medicare for the designated health services provided by them. In such an event, our business could be materially adversely affected because the revenues we generate from these practices are dependent, at least in part, on the revenues or profits generated by those practices.

      Regulatory authorities could assert that our owned practices, the managed practices or the limited management practices, or the contractual arrangements between us and the managed practices or the limited management practices, fail to comply with state laws analogous to the Stark Law. In such event, we could be subject to civil penalties and could be required to restructure or terminate the contractual arrangements.

     At least some of the states in which we do business also have prohibitions on physician self-referrals that are similar to the Stark Law. These laws and interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. As indicated elsewhere, we enter into management agreements with the managed practices and the limited management practices. Under those agreements, we provide management and other items and services to the practices in exchange for compensation. Although we believe that the practices comply with these laws, and although we attempt to structure our relationships with these practices in a manner that we believe keeps us from violating these laws (or in a manner that we believe does not trigger the law), state regulatory authorities or other parties could assert that the practices violate these laws and/or that our agreements with the practices violate these laws. Any such conclusion could adversely affect our financial results and operations.

      Regulatory authorities or other persons could assert that our relationships with our owned practices, the managed practices or the limited management practices fail to comply with the anti-kickback law. If such a claim were successfully asserted, we could be subject to civil and criminal penalties and could be required to restructure or terminate the applicable contractual arrangements. If we were subject to penalties or are unable to successfully restructure the relationships to comply with the Anti-Kickback Statute it would have an adverse effect on our financial condition and results of operations.

     The anti-kickback provisions of the Social Security Act prohibit anyone from knowingly and willfully (a) soliciting or receiving any remuneration in return for referrals for items and services reimbursable under most federal health care programs; or (b) offering or paying any remuneration to induce a person to make referrals for items and services reimbursable under most federal health care programs, which we refer to as the “Anti-Kickback Statute” or “Anti-Kickback Law.” The prohibited remuneration may be paid directly or indirectly, overtly or covertly, in cash or in kind.

     Violation of the Anti-Kickback Statute is a felony and criminal conviction results in a fine of not more than $25,000, imprisonment for not more than five years, or both. Further, the Secretary of the Department of Health and Human Services (“DHHS”) has the authority to exclude violators from all federal health care programs and/or impose civil monetary penalties of $50,000 for each violation and assess damages of not more than three times the total amount of remuneration offered, paid, solicited or received.

     As the result of a congressional mandate, the Office of the Inspector General (“OIG”) of DHHS promulgated a regulation specifying certain payment practices which the OIG determined to be at minimal risk for abuse. The OIG named these payment practices “Safe Harbors.” If a payment arrangement fits within a Safe Harbor, it will be deemed not to violate the Anti-Kickback Statute. Merely because a payment arrangement does not comply with all of the elements of any Safe Harbor, however, does not mean that the parties to the payment arrangement are violating the Anti-Kickback Statute.

     We receive fees under our agreements with the managed practices and the limited management practices for management and administrative services and equipment and supplies. We do not believe we are in a position to make or influence referrals of patients or services reimbursed under Medicare, Medicaid or other governmental programs. Because the provisions of the Anti-Kickback Statute are broadly worded and have been broadly interpreted by federal courts, however, it is possible that the government could take the position that we, as a result of our ownership of the owned practices, and as a result of our relationships with the limited management practices and the managed practices, will be subject, directly and indirectly, to the Anti-Kickback Statute.

     With respect to the managed practices and the limited management practices, we contract with the managed practices to provide general management services and limited management services, respectively. In return for those services, we receive compensation. The OIG has concluded that, depending on the facts of each particular arrangement, management arrangements may be subject to the Anti-Kickback Statute. In particular, an advisory opinion published by the OIG in 1998 (98-4) concluded that in a proposed management services arrangement where a management company was required to negotiate managed care contracts on behalf of the practice, the proposed arrangement could constitute prohibited remuneration where the management company would be reimbursed for its costs and paid a percentage of net practice revenues.

     Our management agreements with the managed practices and the limited management practices differ from the management agreement analyzed in Advisory Opinion 98-4. Significantly, we believe we are not in a position to generate referrals for the managed practices or the limited management practices. In fact, our management agreements do not require us to negotiate managed care contracts on behalf of the managed practices or the limited management practices, or to provide marketing, advertising, public relation services or practice expansion services to those practices. Because we do not undertake to generate referrals for the managed practices or the limited management practices, and the services provided to these practices differ in scope from those provided under Advisory Opinion 98-4, we believe that our management agreements with the managed practices and limited management practices do not violate the Anti-Kickback Statute. Nevertheless, although we believe we have structured our management agreements in such a manner as not to violate the Anti-Kickback Statute, we cannot guarantee that a regulator would not conclude that the compensation to us under the management agreements constitutes prohibited remuneration. In such an event, our operations would be materially adversely affected.

     The relationship between the physicians employed by the owned practices and the owned practices is subject to the Anti-Kickback Statute as well because the employed physicians refer Medicare patients to the owned practices and the employed physicians receive compensation from the owned practices for services rendered on behalf of the owned practices. Nevertheless, we have tried to structure our arrangements with our physician employees to meet the employment Safe Harbor. Therefore, it is our position that the owned practices’ arrangements with their respective employed physicians do not violate the Anti-Kickback Statute. Nevertheless, if the relationship between the owned practices and their physician employees is determined not to be a bona fide employment relationship, this could have a material adverse effect on us.

     Our agreements with the limited management practices may also raise different Anti-Kickback concerns, but we believe that our arrangements are sufficiently different from those deemed suspect by the OIG so as not to violate the law. In April of 2003, the OIG issued a Special Advisory Bulletin where the OIG addressed contractual arrangements where a health care provider in one line of business (“Owner”) expands into a related health care business by contracting with an existing provider of a related item or service (“Manager”) to provide the new item or service to the Owner’s existing patient population. In those arrangements, the Manager not only manages the new line of business, but may also supply it with inventory, employees, space, billing and other services. In other words, the Owner contracts out substantially the entire operation of the related line of business to the Manager, receiving in return the profits of the business as remuneration for its federal program referrals to the Manager.

     According to the OIG, contractual joint ventures have the following characteristics: (i) the establishment of a new line of business; (ii) a captive referral base; (iii) the Owner lacks business risk; (iv) the Manager is a would be competitor of the Owner’s new line of business; (v) the scope of services provided by the Manager is extremely broad, with the manager providing: day to day management; billing; equipment; personnel; office space; training; health care items, supplies and services; (vi) the practical effect of the arrangement is to enable the Owner to bill insurers and patients for business otherwise provided by the Manager; (vii) the parties agree to a non-compete clause barring the Owner from providing items or services to any patient other than those coming from the Owner and/or barring the Manager from providing services in its own right to the Owner’s patients.

     We have attempted to draft our agreements with the limited management practices in a manner that takes into account the concerns in the Special Advisory Bulletin. Specifically, under our arrangements, the limited management practice takes business risk. It is financially responsible for the following costs: the space required to provide the services; employment costs of the personnel providing the services and intake personnel; and billing and collections. We do not reimburse the limited management practice for any of these costs. We provide solely equipment, supplies and our management expertise. In return for these items and services, we receive a percentage of the limited management practice’s collections from the services being managed by us. Consequently, we believe that the limited management practice is not being compensated for its referrals.

     Although we believe that our arrangements with the limited management practices do not violate the Anti-Kickback Statute for the reasons specified above, we cannot guarantee that our arrangements will be free from scrutiny by the OIG or that the OIG would not conclude that these arrangements violate the Anti-Kickback Statute. In the event the OIG were to conclude that these arrangements violate the Anti-Kickback Statute, this would have a material adverse effect on us.

      State regulatory authorities or other parties may assert that we are engaged in the corporate practice of medicine. If such a claim were successfully asserted, we could be subject to civil, and perhaps criminal, penalties and could be required to restructure or terminate the applicable contractual arrangements. This result, or our inability to successfully restructure our relationships to comply with these statutes, could jeopardize our business and results of operations.

     Many states in which we do business have corporate practice of medicine laws which prohibit us from exercising control over the medical judgments or decisions of physicians. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. We enter into management agreements with managed practices and limited management practices. Under those agreements, we provide management and other items and services to the practices in exchange for a service fee. We structure our relationships with the practices in a manner that we believe keeps us from engaging in the corporate practice of medicine or exercising control over the medical judgments or decisions of the practices or their physicians. Nevertheless, state regulatory authorities or other parties could assert that our agreements violate these laws.

      Regulatory authorities or others may assert that our agreements with limited management practices or managed practices, or our owned practices, violate state fee splitting laws. If such a claim were successfully asserted, we could be subject to civil and perhaps criminal penalties, and could be required to restructure or terminate the applicable contractual arrangements. This result, or our inability to successfully restructure our relationships to comply with these statutes, could jeopardize our business and results of operations.

     The laws of many states prohibit physicians from splitting fees with non-physicians (or other physicians). These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The relationship between us on the one hand, and the managed practices and limited management practices, on the other hand, may raise issues in some states with fee splitting prohibitions. Although we have attempted to structure our contracts with the managed practices and the limited management practices in a manner that keeps us from violating prohibitions on fee splitting, state regulatory authorities or other parties may assert that we are engaged in practices that constitute fee-splitting, which would have a material adverse effect on us.

      Our use and disclosure of patient information is subject to privacy regulations.

     Numerous state, federal and international laws and regulations govern the collection, dissemination, use and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act of 1996 and related rules, or HIPAA. In the provision of services to our patients, we may collect, use, maintain and transmit patient information in ways that may or will be subject to many of these laws and regulations. The three rules that were promulgated pursuant to HIPAA that could most significantly affect our business are the Standards for Electronic Transactions, or Transactions Rule; the Standards for Privacy of Individually Identifiable Health Information, or Privacy Rule; and the Health Insurance Reform; Security Standards, or Security Rule. The respective compliance dates for these rules for most entities were October 16, 2002, April 16, 2003 and April 21, 2005. HIPAA applies to covered entities, which include most health care providers that will contract for the use of our services. HIPAA requires covered entities to bind contractors to comply with certain burdensome HIPAA requirements. Other federal and state laws restricting the use and protecting the privacy of patient information also apply to us, either directly or indirectly.

     The HIPAA Transactions Rule establishes format and data content standards for eight of the most common health care transactions. When we perform billing and collection services for our owned practices or managed practices we may be engaging in one or more of these standard transactions and will be required to conduct those transactions in compliance with the required standards. The HIPAA Privacy Rule restricts the use and disclosure of patient information, requires covered entities to safeguard that information and to provide certain rights to individuals with respect to that information. The HIPAA Security Rule establishes elaborate requirements for safeguarding patient information transmitted or stored electronically. We may be required to make costly system purchases and modifications to comply with the HIPAA requirements that are imposed on us and our failure to comply may result in liability and adversely affect our business.

Federal and state consumer protection laws are being applied increasingly by the Federal Trade

Commission, or FTC, and state attorneys general, to regulate the collection, use and disclosure of personal or patient information, through websites or otherwise, and to regulate the presentation of website content. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access.

     Numerous other federal and state laws protect the confidentiality of private information. These laws in many cases are not preempted by HIPAA and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and potentially exposing us to additional expense, adverse publicity and liability. Other countries also have, or are developing, laws governing the collection, use and transmission of personal or patient information and, if applicable, these laws could create liability for us or increase our cost of doing business.

     New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle health care related data, and the cost of complying with these standards could be significant. If we do not properly comply with existing or new laws and regulations related to patient health information, we could be subject to criminal or civil sanctions.

Risks Related to Our Common Stock

      Because we use our common stock as consideration for our acquisitions, your interest in our company will be significantly diluted. In addition, if the investors in our recent financings convert their debentures and notes, or if we elect to pay principal and/or interest on the debentures and notes with shares of our common stock or anti-dilution rights in these securities are triggered, our existing shareholders will experience significant dilution.

     We have used, and we expect in the future to use, our common stock as consideration for our acquisitions. In addition, a significant amount of our acquisitions’ purchase price is contingent upon future performance. We expect to issue a significant amount of our common stock to pay contingent purchase prices for previous acquisitions. In addition, because the value of the stock we issue as payment of contingent consideration is not fixed, to the extent our stock price decreases our existing shareholders interest in our company will be even more diluted by the payment of contingent consideration.

     To the extent that our outstanding debentures and notes are converted, a significantly greater number of shares of our common stock will be outstanding and the interests of our existing stockholders will be substantially diluted. In addition, if we complete a financing at a price per share that is less than the conversion price of our debentures and notes, the conversion price of our debentures and notes will be reduced to the financing price. We cannot predict whether or how many additional shares of our common stock will become issuable as a result of these provisions. Hence, such amounts could be substantial. Additionally, we may elect to make payments of principal and interest on the debentures and the notes in shares of our common stock, which could result in increased downward pressure on our stock price and further dilution to our existing stockholders.

      Future sales of our common stock in the public market, including sales by our stockholders with significant holdings, may depress our stock price.

     Most of our outstanding shares of common stock are freely tradable. In 2004, we filed registration statements registering the resale of 49,376,123 shares, which includes shares issuable upon conversion of convertible notes and debentures, upon exercise of options and warrants and shares that are issuable pursuant to the earnout provisions of various business acquisitions. The market price of our common stock could drop due to sales of a large number of shares or the perception that such sales could occur, including sales or perceived sales by our directors, officers or principal stockholders. These factors also could make it more difficult to raise funds through future offerings of common stock.

      There is a limited market for our common stock and the market price of our common stock has been volatile.

     There is a limited market for our common stock. There can be no assurance that an active trading market for the common stock will be developed or maintained. Historically, the market prices for securities of companies like us have been highly volatile. In fact, since January 1, 2002, our common stock price has ranged from a low of $0.12 to a high of $5.45 (as determined on a reverse-split basis). The market price of the shares could continue to be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the shares, announcements of potential business acquisitions, and changes in general market conditions.

      We do not expect to pay dividends.

     Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board of Directors. The Board of Directors is not expected to declare dividends or make any other distributions in the foreseeable future, but instead intends to retain earnings, if any, for use in business operations. In addition, the securities purchase agreement for our convertible notes contains restrictions on the payment of dividends. Accordingly, investors should not rely on the payment of dividends in considering an investment in our Company.

      Provisions of Florida law and our charter documents may hinder a change of control and therefore depress the price of our common stock.

     Our articles of incorporation, our bylaws and Florida law contain provisions that could have the effect of delaying, deferring or preventing a change in control of us by various means such as a tender offer or merger not approved by our board of directors. These provisions may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions may also entrench our management by making it more difficult for a potential acquirer to replace or remove our management or board of directors.

      SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

     We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

     This prospectus contains “forward-looking” statements, including statements regarding our expectations, beliefs, intentions or strategies regarding the future. Such statements can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “intend,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. Variations on those or similar words, or the negatives of such words, also may indicate forward-looking statements.

     These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks:

  the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins;
  the inability to attract new patients by our owned practices, the managed practices and the limited management practices;
  increased competition, which could lead to negative pressure on our pricing and the need for increased marketing;
  the inability to maintain, establish or renew relationships with physician practices, whether due to competition or other factors;
  the inability to comply with regulatory requirements governing our owned practices, the managed practices and the limited management practices;
  that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and
  to the general risks associated with our businesses.

     In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in this prospectus under the section “Risk Factors.” The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus, and you should not unduly rely on such statements.

     All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this prospectus as a result of new information, future events or developments, except as required by the federal securities laws.

     Industry data and other statistical information used in this prospectus are based on independent publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, derived from our review of internal surveys and the independent sources listed above. Although we believe these sources are reliable, we’ve not independently verified the information.

USE OF PROCEEDS

     All of the proceeds from the sale of the shares of common stock offered under this prospectus are for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sales of these shares other than the exercise price payable to us upon the exercise of warrants held by certain of the selling stockholders. We intend to use any such proceeds for general working capital.

COMMON STOCK PRICE RANGE AND DIVIDENDS

     Our common stock traded on the Over-the-Counter Bulletin Board under the symbol HELP from September 29, 1997 to March 18, 2002. On June 16, 2003 our common stock commenced trading on the American Stock Exchange under the symbol PRZ.

Market Information

     The table below sets forth, for the periods indicated, the reported high and low sale prices of our common stock on the American Stock Exchange.

	Common Stock
	High	Low
CALENDAR 2004
Quarter ending March 31, 2004	$3.60	$2.48
Quarter ending June 30, 2004	$3.44	$2.25
Quarter ending September 30, 2004	$3.45	$1.95
Quarter ending December 31, 2004	$3.19	$1.90
CALENDAR 2005
Quarter ending March 31, 2005	$5.22	$2.90
Quarter ending June 30, 2005	$5.45	$3.75
Quarter ending September 30, 2005	$4.49	$3.50
Quarter ending December 31, 2005	$4.21	$3.05
CALENDAR 2006
Quarter ending March 31, 2006	$3.74	$1.40
Quarter ending June 30, 2006	$2.04	$0.99

    The last sale price of our common stock on July 14, 2006 as reported on the American Stock Exchange was $ 1.74 per share.

Shareholders

     As of July 18, 2006, we had 65,686,016 shares of common stock outstanding and approximately 10,638 common stockholders of record, including individual and broker-dealer position listings.

Dividends

     Since July 2002, we have not declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board of Directors. The Board of Directors is not expected to declare dividends or make any other distributions in the foreseeable future, but instead intends to retain earnings, if any, for use in business operations. In addition, the securities purchase agreement for our convertible notes contains restrictions on the payment of dividends. Accordingly, investors should not rely on the payment of dividends in considering an investment in our Company.

SELECTED CONSOLIDATED FINANCIAL DATA

     Our summary consolidated financial data shown below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated statements of operations data for the years ended December 31, 2003, 2004 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the three months ended March 31, 2005 and 2006 and the balance sheet data as of March 31, 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, and include all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the results of the interim periods. The data shown below are not necessarily indicative of future results.

	Year Ended December 31,			Three Months Ended March 31,
	2005	2004 (1)	2003 (1)	2006	2005 (1)
Consolidated Statement of Operations Data
(in thousands, except per share data):
Revenues:
Pain management	$43,269	$ 22,317	$ 6,117	$13,229	$9,261
Surgeries	6,165	5,203	3,431	1,881	1,404
Ancillary services	19,230	10,398	5,433	8,198	3,572
Total revenues	68,664	37,918	14,981	23,308	14,237

Cost of revenues	12,471	6,664	4,587	4,740	2,581
Gross profit	56,193	31,254	10,394	18,568	11,656

General and administrative	38,085	20,052	7,782	12,607	7,196
Compensation expense-variable stock options	2,382	357	13,533	-	18,139
Amortization expense	1,529	549	114	491	248
Depreciation expense	1,616	837	463	624	264
Operating income (loss)	12,581	9,459	(11,498)	4,846	(14,191)

Interest expense	(5,796)	(3,464)	(531)	(1,932)	(899)
Derivative (expense) benefit	(7,056)	(3,256)	(3,174)	10,395	(18,239)
Other income	445	170	46	142	29
Income (loss) before income taxes	174	2,909	(15,157)	13,451	(33,300)

Provision (benefit) for income taxes	4,926	4,410	(3,674)	1,189	(5,536)
Income (loss) before minority interests	(4,752)	(1,501)	(11,483)	12,262	(27,764)

Minority interests	587	---	---	374	---
Net income (loss)	$(5,339)	$ (1,501)	$ (11,483)	$ 11,888	$(27,764)

Basic income (loss) per common share	$(0.10)	$ (0.05)	$ (0.55)	$0.19	$(0.63)

Basic weighted average common shares outstanding	51,317	32,923	20,773	61,599	44,413

Diluted income (loss) per common share	$(0.10)	$ (0.05)	$ (0.55)	$0.17	$(0.63)

Diluted weighted average common shares outstanding	51,317	32,923	20,773	71,654	44,413
Operating and Other Financial Data (in thousands):
Cash flows provided by operating activities	$9,173	$ 4,119	$ 15	$447	$317
Cash flows used in investing activities	(36,474)	(18,408)	(7,683)	(15,238)	(8,317)
Cash flows provided by (used in) financing activities	30,913	25,466	13,513	1,064	(827)

	As of December 31,			As of
	2005	2004 (1)	2003 (1)	March 31, 2006
Consolidated Balance Sheet Data (in thousands):
Cash	$22,713	$ 19,101	$ 7,924	$ 8,986
Working capital deficiency	(16,870)	(20,923)	(14,938)	(8,647)
Total assets	183,311	112,929	53,087	204,506
Total long-term debt and obligations under capital
leases, including current portion	44,185	20,280	11,968	51,824
Minority interests	1,764	---	---	2,121
Total stockholders’ equity	87,323	41,932	12,010	125,006

(1) See the Company’s Annual Report on Form 10-K for 2005, which included a restatement of these financial results.

     MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Outlook

     We are a health care services company focused on the treatment of pain. We have relationships with 64 physician practices and surgery centers. Our growth strategy is to enter into management agreements with profitable, established physician practices and expand the range of services they offer. Because we have acquired either the non-medical assets or the entire practice of 21 practices since December 1, 2000, and because our growth strategy involves acquiring additional physician practices, our historical results are not necessarily indicative of results to be expressed from any future period. Our company was formed in February 1997 and was acquired by HelpMate Robotics, Inc. in a merger in June 2002. Before the merger, the Company operated two pain management practices and HelpMate had sold its previous business. You should read the notes to our consolidated financial statements if you would like more information on our history.

     We provide our services through physician practices with which we have one of three types of relationships:

  Owned practices. These practices are owned by us through one of our wholly-owned subsidiaries. We own the property and the physicians are our employees.
  Managed practices. In states where the corporate practice of medicine is not permitted, we are not permitted to own a physician’s practice. In these states, we manage physician practices pursuant to a management agreement.
  Service and equipment contracts. We provide limited management services and equipment pursuant to specific contractual arrangements in such areas as in-house physical therapy, electrodiagnostic services and in-office surgery.

     We currently have two owned practices primarily providing surgery services, five owned practices primarily providing pain management services, one managed practice primarily providing surgery services, eleven managed practices primarily providing pain management services, two managed practices providing ancillary services, and 34 limited management services and equipment contracts. In addition, we own nine surgery centers and majority interest in an intraoperative monitoring company.

     We had a number of acquisitions since we began our current business in 2000. The following table presents the changes in the number of practices we own and manage at December 31, 2005, 2004, 2003, 2002 and March 31, 2006.

	At December 31,			At March 31,
	2002	2003	2004	2005	2006
Owned physician practices	3	6	7	7	7

Managed physician practices	0	3	8	12	14

Limited Management service and equipment contracts	3	8	22	34	34

     We manage fourteen practices in states with laws governing the corporate practice of medicine. In those states, a corporation is precluded from owning the medical assets and practicing medicine. Therefore, contractual arrangements are effected to allow us to manage the practice. Emerging Issues Task Force (“EITF”) No. 97-2 states that financial consolidation can occur when a physician practice management entity establishes an other than temporary controlling financial interest in a physician practice through contractual arrangements. In all cases but one, the management services agreement between PainCare and our managed practices satisfies each of the EITF issues. Except for one of our managed practices, we recognize all of the revenue and expenses of these practices in our consolidated financials in accordance with EITF No. 97-2. With respect to the one managed practice for which we do not recognize all of the revenue and expenses and in all of our limited managed practices, we recognize only the management fees earned and expenses incurred by us with respect to such practices.

     The Company’s previously issued consolidated financial statements as of and for the years ended December 31, 2000 through 2004 and all quarterly financial information for each of these years and the first three quarters of 2005 have been restated to give effect to the correction of certain errors that were discovered subsequent to December 31, 2005.

     As part of a periodic review by the Division of Corporation Finance of the SEC of our Annual Report on Form 10-KSB for the year ended December 31, 2004, we received and responded to a number of SEC staff comments. As of July 18, 2006 certain of the SEC comments remain unresolved and pertain to our method of accounting for (i) certain term notes, freestanding and embedded derivatives, and (ii) intangible assets acquired in connection with physician practice and surgery center acquisitions.

     In order to resolve the foregoing comments we intend to continue to discuss relevant accounting issues with the SEC staff, to continue to file responses to the accounting comments which the SEC staff has provided to date, and to respond to any additional accounting comments which the SEC staff may provide. In addition, based upon our interpretation of the applicable accounting pronouncements, we have restated our consolidated financial statements for the years ended December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004 and the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

     Additional disclosure regarding the foregoing matters is set forth in our Current Report on Form 8-K filed with the SEC on March 15, 2006, and in our audited consolidated financial statements for the year ended December 31, 2005.

Results of Operations

     Analysis of Financial Condition and Results of Operations For The Three Months Ended March 31, 2006 Compared To Three Months Ended March 31, 2005.

     Total revenues increased to $23,308,474 for the three months ended March 31, 2006 from $14,236,740 for the comparable 2005 period, representing an increase of 63.7% . Operating income increased to $4,846,106 for the three months ended March 31, 2006 from $(14,190,900) for the comparable 2005 period. This increase was primarily the result $7,889,260 in revenue and $3,143,723 in operating income from “New-Practices” acquired since March 31, 2005. There was a 7.6% increase in revenues from practices acquired/managed prior to March 31, 2005 (“Same-Practices”). Net revenue for Same-Practices on a year over year basis is reflected in the chart below.

	For the Three Months Ended March 31,
	2006	2005	% Increase
Same-Practices
Revenues	$14,347,264	$ 13,332,764	7.6%

New-Practices
Revenues	$ 7,899,260	-	-

     Gross profit increased to $18,567,740 for the three months ended March 31, 2006 from $11,655,517 for the comparable 2005 period, representing an increase of 59.3% . This increase is attributed to the six practices, three ambulatory surgical centers and intraoperative monitoring company interest acquired since March 31, 2005.

     Operating expenses decreased to $13,721,634 for the three months ended March 31, 2006 from $25,846,417 in the comparable 2005 period, representing a decrease of 46.9% . The decrease is primarily due to the non-cash charge of $18,138,790 in 2005 related to accounting for our variable stock option plan. In addition, $1,090,390 in 2006 is attributed to non-recurring accounting, legal, and consulting expenses related to our financial restatement, class action lawsuits and initial implementation of Sarbanes-Oxley compliance.

     Interest expense increased to $1,932,194 for the three months ended March 31, 2006 from $898,920 in the comparable 2005 period, representing an increase of 114.9% . This increase is primarily the result of $849,378 in non-cash interest expense from derivative instruments related to our convertible debentures.

     The provision for income taxes increased to $1,188,607 for the three months ended March 31, 2006 compared with a benefit of $(5,536,065) for the three months ended March 31, 2005, representing an increase of 121.5% . This increase is primarily related to the temporary difference caused by the tax benefit related to the accounting for variable stock options. This tax benefit is not recurring since the company now reports stock options in accordance with FAS 123R as of January 1, 2006.

     As a result of the above changes, net income was $11,888,099 for the three months ended March 31, 2006 compared with net loss of $(27,763,632) in the comparable 2005 period, representing an increase of 142.8% . This increase is primarily due to the non-cash benefit of $10,394,555 in 2006 as compared to a non-cash expense of $(18,238,898) in 2005 from derivative instruments related to our convertible debentures.

     Analysis of Financial Condition and Results of Operations For The Twelve Months Ended December 31, 2005 Compared To Twelve Months Ended December 31, 2004

     Total revenues increased to $68,663,797 for fiscal 2005, from $37,917,900 in fiscal 2004, representing an increase of 81.1% . This increase was primarily the result of $36,339,637 in revenue from “New-Practices” acquired since December 31, 2004. There was an increase in revenues of $2,588,755 or 11.4%, from practices acquired/managed prior to January 1, 2005 (“Same-Practices”). Net revenue for all practices on a year over year basis is reflected in the chart below.

	2005	2004	% Increase
Same-Practices
Revenues	$25,263,720	$22,674,965	11.4%

New-Practices
Revenues	$36,339,637

     Gross profit increased to $56,193,428 for fiscal 2005, from $31,253,955 in fiscal 2004, representing an increase of 79.8% . This increase is primarily the result of New-Practices acquired/managed since December 31, 2004 and growth in Same-Practices.

     Operating income increased to $12,580,806 for fiscal 2005, from $9,458,586 in fiscal 2004, representing an increase of 33.0% .

     Operating expenses increased by $21,817,253 to $43,612,622 for fiscal 2005, from $21,795,369 for fiscal 2004, representing an increase of approximately 100.1% . General and administrative expenses increased to $38,084,609 from $20,052,066, representing an increase of 89.9% . This increase is primarily the result of New-Practices acquired/managed since December 31, 2004. General and administrative expenses at corporate increased to approximately $9,663,000 from approximately $5,866,000, representing an increase of 64.7% . This increase is primarily comprised of the following expenses: $846,954 for salaries and payroll taxes, $988,092 for Sarbanes-Oxley consulting and travel expenses, $590,283 for EDX and IAJP servicing fees, $421,204 for consulting fees, $487,199 for legal fees and $149,346 for accounting and audit fees. In addition, compensation expense related to our variable stock option plan increased to $2,382,259 from $356,590, representing an increase of 568.1% .

     Interest expense increased by $2,332,238 in fiscal 2005, as the result of new debt which commenced during 2005 and non-cash interest charges related to derivative instruments.

The provision for income taxes increased to $4,925,679 in fiscal 2005 from $4,410,587 in fiscal 2004.

Analysis of Financial Condition and Results of Operations For The Twelve Months Ended December 31, 2004 Compared To Twelve Months Ended December 31, 2003

     Total revenues increased to $37,917,900 for fiscal 2004, from $14,980,867 in fiscal 2003, representing an increase of 153.1% . This increase was primarily the result of $25,544,013 in revenue from “New-Practices” acquired since December 31, 2003. There was an increase in revenues of $943,937 or 11.9% from practices acquired/managed prior to January 1, 2004 (“Same-Practices”). Net revenue for all practices on a year over year basis is reflected in the chart below.

	2004	2003	% Increase
Same-Practices
Revenues	$ 8,898,933	$ 7,954,996	11.9%

New-Practices
Revenues	$ 25,544,013

     Gross profit increased to $31,253,955 for fiscal 2004, from $10,394,135 in fiscal 2003, representing an increase of 200.7% . This increase is primarily the result of New-Practices acquired/managed since December 31, 2003 and growth in Same-Practices.

     Operating income increased to $9,458,586 for fiscal 2004, from $(11,497,705) in fiscal 2003, representing an increase of 182.3% .

     Operating expenses decreased by $96,471 to $21,795,369 for fiscal 2004, from $21,891,840 for fiscal 2003, representing a decrease of approximately 0.04% . This decrease is primarily due to a decrease of $13,176,110 in compensation expense related to our variable stock option plan.

     Interest expense increased by $2,932,519 in fiscal 2004, as the result of new debt which commenced during 2004 and non-cash interest charges related to derivative instruments.

      The provision for income taxes increased to $4,410,587 in fiscal 2004 from $(3,674,358) in fiscal 2003.

Segment Information

     We present three categories of revenue in our statement of operations: pain management, surgeries and ancillary services. Pain management revenue is derived from our owned and managed practices, which provide pain management services. Surgery revenue is derived from our owned and managed practices, which primarily provide surgical services. Ancillary service revenue is derived from our owned and managed practices and limited management practices, which provide one or more of our ancillary services, including orthopedic rehabilitation, electrodiagnostic medicine, intra-articular joint therapy and diagnostic imagery. Our cost of revenue is primarily physicians’ salaries and medical supplies.

     We have set forth below our revenues, expenses and operating income classified by the type of service we perform as well as the expenses allocated to our corporate offices.

	December 31, 2005 (in thousands)
			Ancillary
	Pain Mgmt	Surgeries	Services	Corporate	Total
Revenues	$ 43,269	$ 6,165	$ 19,230	$ —	$ 68,664
Gross profit	36,632	5,110	14,451	—	56,193
General & administrative expenses	17,086	3,152	8,184	9,663	38,085
Compensation expense	—	—	—	2,382	2,382
Amortization	550	—	—	979	1,529
Depreciation	478	66	426	646	1,616
Operating income (loss)	$ 18,518	$ 1,892	$ 5,841	$ (13,670)	$ 12,581

	December 31, 2004 (in thousands)
			Ancillary
	Pain Mgmt	Surgeries	Services	Corporate	Total
Revenues	$ 22,317	$ 5,203	$ 10,398	$ —	$ 37,918
Gross profit	18,249	4,607	8,398	—	31,254
General & administrative expenses	8,002	2,613	3,571	5,866	20,052
Compensation expense	—	—	—	357	357
Amortization	—	—	—	549	549
Depreciation	132	72	128	505	837
Operating income (loss)	$ 10,115	$ 1,922	$ 4,699	$ (7,277)	$ 9,459

	December 31, 2003 (in thousands)
			Ancillary
	Pain Mgmt	Surgeries	Services	Corporate	Total
Revenues	$ 6,117	$ 3,431	$ 5,433	$ —	$ 14,981
Gross profit	3,718	1,958	4,718	—	10,394
General & administrative expenses	2,168	748	1,404	3,462	7,782

Compensation expense	—	—	—	13,533	13,533
Amortization	—	—	—	114	114
Depreciation	17	18	44	384	463
Operating income (loss)	$ 1,533	$ 1,192	$ 3,270	$ (17,493)	$ (11,498)

     Analysis of Results of Operations from Segment Reporting for the Twelve Months Ended December 31, 2005 Compared to the Twelve Months Ended December 31, 2004

     Revenues from pain management practices increased by approximately $20,952,000, representing an increase of 93.9% . Revenues from surgery practices increased by approximately $962,000, representing an increase of 18.5% . Revenues from ancillary services increased by approximately $8,832,000, representing an increase of 84.9% . These increases are a result of new practice and surgery center acquisitions, new limited managed programs and growth in existing practices.

     Operating income from pain management practices increased by approximately $8,403,000, representing an increase of 83.1% . Operating income from surgery practices decreased by approximately $30,000, representing a decrease of 1.6% . This decrease is related to two surgery practices affected by hurricanes during 2005. Operating income from ancillary services increased by approximately $1,142,000, representing an increase of 24.3% . The increases from pain management practices and ancillary services are a result of new practice and surgery center acquisitions, new limited managed programs and growth in existing practices.

     Analysis of Results of Operations from Segment Reporting for the Twelve Months Ended December 31, 2004 Compared to the Twelve Months Ended December 31, 2003

     Revenues from pain management practices increased by approximately $16,200,000, representing an increase of 264.8% . Revenues from surgery practices increased by approximately $1,772,000, representing an increase of 51.6% . Revenues from ancillary services increased by approximately $4,965,000, representing an increase of 91.4% . These increases are a result of new practice acquisitions, new limited managed programs and growth in existing practices.

     Operating income from pain management practices increased by approximately $8,582,000, representing an increase of 559.8% . Operating income from surgery practices increased by approximately $730,000, representing an increase of 61.2% . Operating income from ancillary services increased by approximately $1,429,000, representing an increase of 43.7% . These increases are a result of new practice acquisitions, new limited managed programs and growth in existing practices.

     Pain management revenue, expense and income are attributable to five owned and eleven managed practices that primarily offer physician services for pain management and physiatry. With respect to one of our managed practices, we only include the revenue recognized from management fees earned. Surgery revenue, expense and income are attributable to two owned and one managed practice that offer surgical physician services, including minimally invasive spine surgery. Ancillary services revenue, expense and income are attributable to two managed practices that primarily offer orthopedic rehabilitation services and 34 practices under limited management agreements, including orthopedic rehabilitation, electrodiagnostic medicine, intra-articular joint therapy and real estate services. We do not separate financial results for our Canadian subsidiary, since our operations outside of the U.S. are immaterial to our total operations.

Expenses

     Our expenses consist primarily of medical supplies, training and general and administrative expenses. Expenses for our service and equipment contracts consist primarily of training and equipment leases. Amortization expense consists of contract rights amortization. Depreciation expense consists of medical equipment, leasehold improvements and office equipment depreciation. Compensation expense-variable stock options consists of non-cash charges related to our variable stock option plan and derivative expense consists of non-cash charges related to convertible debenture financing arrangements.

Off-Balance Sheet Arrangements

        As of December 31, 2005 and March 31, 2006, we had no off-balance sheet arrangements or obligations.

Liquidity and capital resources on March 31, 2006

     Cash amounted to $8,986,479 at March 31, 2006, compared to $10,272,446 as of March 31, 2005. The net cash provided by operations was $447,423 for the three months ended March 31, 2006, compared to cash provided by operations of $316,500 for the comparable period in 2005. This net decrease in cash from operations is primarily due to non-recurring accounting, legal and consulting expenses related to our financial restatement, class action lawsuits and initial implementation of Sarbanes-Oxley compliance.

     Cash used in investing activities was $(15,237,938) for the three months ended March 31, 2006 compared with a use of $(8,317,468) in the comparable 2005 period. This increase is primarily due to acquisitions during the three months ended March 31, 2006.

     Cash provided by financing activities was $1,063,829 for the three months ended March 31, 2006 compared with a use of $(827,426) in the comparable 2005 period. This increase is primarily due to cash raised through the private placement common stock offering, which closed in January 2006.

     Management believes the current cash position will be sufficient to provide us with capital to fund working capital needs for the next twelve months. We have significant indebtedness, as described under “Convertible Debt” and “Other Debt.” We are obligated to make principal payments of $12,838,172 in 2006, and $13,568,000 in 2007. We may not have adequate funds from operations to pay the debt when it comes due. It will be necessary, in order to expand our business, consummate acquisitions and refinance indebtedness, to raise additional capital. No assurance can be given at this time that such funds will be available, or if available will be sufficient in the near term or that future funds will be sufficient to meet growth. In the event of such developments, attaining financing under such conditions may not be possible, or even if such funds are available, the terms on which such capital may be available, may not be commercially feasible or advantageous.

Convertible debt

     On December 18, 2003, we completed a private placement offering of $10 million in 7.5% convertible debentures to two institutional investors, Midsummer Investments Ltd. and Islandia, L.P. The debentures are due December 17, 2006 and are convertible by the investors at any time into shares of common stock at an adjusted fixed price of $1.90 per share. Interest on the debentures is payable (in cash or stock, at our election) in quarterly installments, which commenced in March 2004. Interest paid in shares is based upon 90% of the market value for the shares as defined in the debentures. The debentures have full ratchet anti-dilution protection, which means that, with certain exceptions, if we issue common stock or securities convertible or exercisable for common stock, with a purchase, conversion or exercise price below the conversion price of the debentures such conversion price is automatically reduced to the lower price. The debenture holders also have a right of first refusal to participate in future equity financings of PainCare. With certain exceptions, PainCare is not permitted to incur debt that would be senior to or pari passu with the debentures. The securities purchase agreement pursuant to which the debentures were sold provides that we shall not effect any conversion of debentures and holder shall not have the right to convert any portion of debentures to the extent that after giving effect to such conversion the holder (together with the holder’s affiliates), would beneficially own in excess of 4.99% of the number of shares of the common stock outstanding immediately after giving effect to such conversion. The investors also received warrants to purchase 1,263,316 shares of common stock. The warrants were cancelled on June 7, 2006, in consideration for the issuance of 761,622 shares of common stock to the investors.

     On July 1, 2004, we completed an institutional private placement offering with aggregate proceeds of $1.5 million from Midsummer Investments Ltd. Pursuant to a separate securities purchase agreement with Midsummer, we issued and sold a $1.5 million fixed price 7.5% Convertible Debenture. The 7.5% convertible debenture is due July 1, 2007 and is convertible into shares of our common stock at an adjusted price of $1.90 per share. Interest on the debenture is payable in quarterly installments commencing in September 2004 in cash or stock, at our election. The conversion terms and other terms, including anti-dilution protections, are otherwise substantially the same as the December 17, 2003 debenture issued to Midsummer. Midsummer also received warrants to purchase 165,000 shares of common stock. The warrants were cancelled on June 7, 2006, in consideration for the issuance of 98,378 shares of common stock to Midsummer.

Other debt

     On May 11, 2005, the Company closed on a $25 million, senior secured credit facility from an investment fund managed by HBK Investments L.P. The credit facility, which carries a term of 48 months and an interest rate equal to LIBOR + 7.25% or prime + 4.25%, will be used primarily to fund the Company’s growth-through-acquisition strategy and to retire a portion of the Company’s existing debt. No warrants or other equity securities were issued to any party in connection with this transaction.

     On September 15, 2005, the Company entered into an amendment to the HBK credit facility that increased the amount of the credit facility from $25 million to $30 million. The terms, conditions and date of maturity of the credit facility were not changed pursuant to the amendment.

      The outstanding balance under the credit facility was $30,000,000 at March 31, 2006.

     On May 2, 2006 and June 20, 2006, we entered into letter agreements with the lenders under the credit facility pursuant to which the lenders waived certain historic breaches of the terms of the credit facility in consideration for which we paid a $300,000 and a $150,000 waiver fee, respectively, to the lenders. Subsequent to the date of the letter agreements we may have failed to comply with certain covenants set forth in the credit facility. To date we have not received a notice letter from the lenders with respect to any breaches or defaults under the terms of the credit facility after the date of the letter agreement.

     On August 1, 2005, we entered into a note with PSHS Beta Partners, Ltd. and Gary J. Lustgarten Profit Sharing and Trust, representing the balance of consideration for the majority interest purchase of the Gables Surgical Center. The note has a face value of $1,351,458 with no stated interest rate. The note is due on August 1, 2006 with imputed interest calculated at 6.25% over the period.

     On January 3, 2006, we entered into a note with the previous shareholders of Center for Pain Management ASC, LLC, representing the balance of consideration for the acquisition of the Center for Pain Management ASC, LLC. The note has a face value of $7,500,000, plus simple interest calculated at 3.45% . The note is due on January 3, 2007.

      Contractual Obligations

     Our contractual obligations as of December 31, 2005, were as follows:

		Less than	1-3	3-5
Contractual Obligations	Total	1 year	years	years	5+ years
Long-term debt	$ 31,701,012	$ 3,883,012	$27,818,000	$ -	$ -
Convertible debentures	17,666,500	14,935,007	2,731,493	-	-
Capital leases (1)	4,683,733	1,880,346	2,648,923	154,464	-
Operating leases	15,995,028	3,267,612	6,669,816	2,826,328	3,231,272
Acquisition consideration (2)	59,742,399	8,011,567	51,730,832	-	-
Employment agreements (3)	3,000,000	600,000	1,800,000	600,000
Total contractual obligations	$132,788,672

1)	Includes the total minimum lease payments due in each year.

2)	Includes both the cash and stock components of the acquisition earnouts. One half of the contractual obligation is a payment in cash, while the remaining half is payable in common stock priced at fair market value. This assumes the practice meets all earnings threshold obligations.

3)	Includes guaranteed minimum management bonuses through employment agreements which expire on December 31, 2010.

A summary of our contractual obligations and commercial commitments at March 31, 2006 were as follows:

		Less than	1-3	3-5
Contractual Obligations	Total	1 year	years	years	5+ years
Long-term debt	$ 31,697,012	$ 3,879,012	$27,818,000	$ -	$ -
Convertible debentures	17,666,500	14,935,007	2,731,493	-	-
Capital leases (1)	4,278,626	1,562,270	2,426,210	290,146	-
Operating leases	16,214,628	3,325,812	6,728,016	2,884,528	3,276,272
Acquisition consideration (2)	51,988,232	257,400	51,730,832	-	-
Employment agreements (3)	3,000,000	600,000	1,800,000	600,000
Total contractual obligations	$124,844,998

1)	Includes the total minimum lease payments due in each year.

2)	Includes both the cash and stock components of the acquisition earnouts. One-half of the contractual obligation is a payment in cash, while the remaining half in payable in common stock priced at fair market value. This assumes the practices meet all earnings threshold obligations.

3)	Includes guaranteed minimum management bonuses through employment agreements which expire on December 31, 2010.

Recent Events

     On January 3, 2006 the Company acquired Center for Pain Management ASC, LLC (“CPMASC”), a fully accredited ambulatory surgical center with four locations in Maryland. The initial portion of the purchase price consisted of $3,750,000 in cash plus 1,021,942 common shares. The Company will pay the balance of the consideration, $7,500,000 in cash, one year from the acquisition date. The members of CPMASC did have a prior relationship with the Company from the acquisition of Center for Pain Management, LLC in December 2004.

     On January 6, 2006 the Company acquired REC, Inc. & CareFirst Medical Associates, P.A.,(“REC” and “CMA”) co-located pain management and orthopedic rehabilitation practices located in Whitehouse, Texas. In connection with the purchase of REC and CMA, the Company will provide, through a wholly owned subsidiary, ongoing management and administrative services pursuant to a Management Agreement entered into with REC and CMA. The initial portion of the purchase price consisted of $625,000 in cash and 191,131 PainCare common shares subject to certain post-closing adjustments, if any. In addition, the Company will pay REC and CMA an additional $1,250,000 in three equal annual payments (50% in cash and 50% in PainCare common stock priced at market) subject to the satisfaction of certain earnings goals and the payment of the management fee to the Company. Neither REC, CMA nor its members have any prior relationship with the Company or its affiliates.

     On January 20, 2006, the Company acquired Desert Pain Medicine Group, a California-based pain management practice operating three offices in Palm Springs, Yucca Valley and Rancho Mirage, California. In connection with the purchase of Desert Pain, the Company will provide, through a wholly owned subsidiary, on going management and administrative services pursuant to a Management Agreement entered into with Desert Pain. The initial portion of the purchase price consisted of $1,500,000 in cash and 471,698 shares of PainCare’s common stock subject to certain post-closing adjustments, if any. In addition, the Company will pay Desert Pain an additional $3,000,000 in three equal annual payments (50% in cash and 50% in PainCare common stock priced at market) subject to the satisfaction of certain earnings goals and the payment of the management fee to the Company. Neither Desert Pain nor its members have any prior relationship with the Company or its affiliates.

     On January 30, 2006, the Company and a group of accredited investors closed a private placement of 3,305,033 shares of the Company's common stock at a purchase price of $3.10 per share, for gross proceeds of $10,245,602. In addition, the private placement investors were granted warrants to purchase up to an additional 1,349,884 shares of common stock at $3.45 per share.

     On February 1, 2006, the Company acquired 60% of the capital stock of Amphora, LLC, a Colorado-based Intraoperative Monitoring (IOM) company serving medical institutions and surgeons throughout Colorado, Wyoming, Arizona and Nebraska. The terms of the acquisition provide for PainCare to pay Amphora's members total consideration of up to $15 million for a 60% ownership in the Company. The initial portion of the purchase price consisted of $3,250,000 in cash and 1,035,032 shares of PainCare’s common stock. The balance of the consideration will be paid in installments over four years subject to a yearly formula.

     On April 3, 2006, the Company received notice from the American Stock Exchange (“AMEX”) of a failure to satisfy certain of the AMEX continued listing standards. The notice related to the failure of the Company to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The AMEX accepted the Company’s plan of compliance and granted the Company an extension to file its Form 10-K by June 2, 2006 and its Form 10-Q for the period ended March 31, 2006 by June 30, 2006. The Company successfully filed its Form 10-K for the fiscal year ended December 31, 2005 on June 1, 2006 and filed its Form 10-Q for the period ended March 31, 2006 on June 29, 2006, thereby satisfying AMEX listing standards.

     On June 7, 2006, the American Stock Exchange approved the Company’s request to replace 2,593,316 warrants previously granted to Midsummer Investments, Ltd., Islandia, L.P. and Laurus Master Fund, Ltd. in connection with convertible debenture financings with a total of 1,310,000 restricted common shares.

Recent Accounting Pronouncements

     In the first quarter of 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”). This Statement requires companies to expense the estimated fair value of stock options and similar equity instruments issued to employees over the vesting period in their statement of operations. SFAS 123R eliminates the alternative to use the intrinsic method of accounting provided for in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”), which generally resulted in no compensation expense recorded in the financial statements related to the grant of stock options to employees if certain conditions were met.

     The Company adopted SFAS 123R using the modified prospective method effective January 1, 2006, which requires the Company to record compensation expense over the vesting period for all awards granted after the date of adoption, and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Accordingly, amounts for periods prior to January 1, 2006 presented herein have not been restated to reflect the adoption of SFAS 123R. Had the Company recognized compensation expense in accordance with the fair-value-based provisions of SFAS 123 for equity instruments, earnings would have been reduced by approximately $0.00 and $0.03 per diluted share for the years ended December 31, 2005 and 2004, respectively. Compensation cost for stock options for which the requisite future service has not yet taken place is estimated for future years. During 2006, 2007 and 2008, the Company estimates under SFAS 123R compensation expense will increase by $722,160, $315,045 and $92,706, respectively.

Significant Accounting Policies and Estimates

     Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to bad debts, intangible assets, income taxes, financing operations, contractual obligations, restructuring costs, retirement benefits, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     Our significant accounting policies are more fully described in Note 1 to our consolidated financial statements. However, certain of our accounting policies are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by our management; as a result, they are subject to an inherent degree of uncertainty. In applying those policies, our management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Our significant accounting estimates include:

     Revenue Recognition. Our consolidated practice revenue is recognized at the time the service is performed at the estimated net realizable amounts from patients, third-party payors and others for services rendered. Revenue from limited management fees is recognized as the services are performed under the terms of the contract. We are a provider under the Medicare program and various other third-party payor arrangements which provide for payments to us at amounts different from its established rates. Provisions for estimated third-party payor settlements, if necessary, are provided in the period the related services are rendered.

     Intangible Assets. Intangible assets determined to have definite lives are amortized over their useful lives. In accordance with SFAS No. 142, if conditions exist that indicate that the carrying value may not be recoverable, we review those intangible assets with definite lives to ensure they are appropriately valued. Goodwill is not amortized.

Quantitative and Qualitative Disclosure about Market Risk

     Market risk generally represents the risk of loss that may result from the potential change in value of a financial instrument as a result of fluctuations in interest rates and market prices. We do not currently have any trading derivatives nor do we expect to have any in the future. We have established policies and internal processes related to the management of market risks, which we use in the normal course of our business operations.

     Interest Rate Risk

     We have interest rate risk, in that borrowings under our credit facility are based on variable market interest rates. As of March 31, 2006, we had $30 million of variable rate debt outstanding under our credit facility. Presently, the revolving credit line bears interest at a rate of either LIBOR plus 7.25% or prime plus 4.25%, with a term of 48 months. A hypothetical 10% increase in our credit facility’s weighted average interest rate of 10.92% per annum for the three months ended March 31, 2006 would correspondingly decrease our pre-tax earnings and operating cash flows by approximately $146,880 and $2,375, respectively.

     Intangible Asset Risk

     We have a substantial amount of intangible assets. We are required to perform goodwill impairment tests whenever events or circumstances indicate that the carrying value may not be recoverable from estimated future cash flows. As a result of our periodic evaluations, we may determine that the intangible asset values need to be written down to their fair values, which could result in material charges that could be adverse to our operating results and financial position. Although at March 31, 2006 we believed our intangible assets were recoverable, changes in the economy, the business in which we operate and our own relative performance could change the assumptions used to evaluate intangible asset recoverability. We continue to monitor those assumptions and their effect on the estimated recoverability of our intangible assets.

     Equity Price Risk

     We do not own any equity investments, other than in our subsidiaries. As a result, we do not currently have any direct equity price risk.

     Commodity Price Risk

     We do not enter into contracts for the purchase or sale of commodities. As a result, we do not currently have any direct commodity price risk.

WHAT WE DO

Overview

     PainCare Holdings, Inc. is a health care services company focused on the treatment of pain. Through our 21 pain-focused physician practices and 9 outpatient surgery centers, we offer pain management, minimally invasive spine surgery and ancillary services, including orthopedic rehabilitation, electrodiagnostic medicine, intra-articular joint injections and diagnostic imaging services. Our physicians are trained in specialties such as interventional pain management, orthopedics or physiatry, and utilize the latest medical technologies, clinical practices and equipment to offer cost-effective pain relief.

     We have grown our business through a combination of organic growth and acquisitions of complementary physician practices and outpatient surgery centers. Since November 2004, we have acquired 7 physician practices and 6 surgery centers. To grow our physician practice revenue, our strategy is to acquire or enter into management agreements with profitable, well-established physician practices and expand the range of services they offer. For practices we have acquired, we survey the acquired practice and determine whether to expand the scope of services provided by the practice, including adding additional specialists such as physicians certified in pain management, neurosurgery, orthopedics or physiatry. By providing these additional services within the practice, we believe each practice can improve clinical outcomes, shorten treatment time and improve its profitability.

     In contrast to historical physician practice management business models that forced the implementation of common information technology systems, such as shared billing and collection, clinical data and electronic health record systems, we deploy only those resources necessary to support the growth of additional services. Changes to information technology systems are kept to a minimum, and changes to billing and collection procedures are also minimized. As a result, we strive to achieve minimal disruption in the practice’s operations while at the same time facilitating the growth of the practice from within.

     Our growth strategy for outpatient surgery centers is to identify profitable, high volume centers which provide pain management and orthopedic procedures. Many surgical procedures for the treatment of pain can be performed outside a traditional hospital setting, which we believe represents a cost-effective and convenient alternative for patients and health care payors. We believe that our surgery centers offer the latest orthopedic and interventional pain management technology and anesthetic techniques, contributing to improved clinical outcomes and patient satisfaction, in addition to growing our revenue.

     We also have relationships with physician practices that we do not own, but provide limited management services to, such as in-house physical therapy, electrodiagnostic services and intra-articular joint injection programs. With these additional resources, the physician practice itself is able to offer a broader range of services to its patient base.

     According to a joint monograph published by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) and the National Pharmaceutical Council, each year an estimated 25 million Americans experience acute pain due to injury or surgery and another 50 million suffer chronic pain. As the “baby boom” population ages, the number of people who will require treatment for pain from back disorders, degenerative joint diseases, rheumatologic conditions, visceral diseases and cancer is expected to rise. A 2004 study by the American Chronic Pain Association found that among those with chronic back pain, 56% of 18-34 year olds, 50% of 35-64 year olds, and 49% of 65+ year olds reported that their back was the source of the most pain. Inadequate control of pain interferes with the pain sufferer’s ability to carry out activities of daily living, such as work, and may result in psychological impairment as well. According to the same source, the annual cost to Americans of pain suffering is estimated at $100 billion each year.

     The medical community’s awareness of the need for pain management has been increasing in recent years. In 1996, the American Pain Society proposed that pain was the fifth vital sign, in addition to pulse, blood pressure, body temperature and respiration, and the Veterans Health Administration has adopted pain as the fifth vital sign in their national pain management strategy. In 2001, JCAHO published standards that incorporated pain management into the standards for accredited health care providers. The JCAHO standards stress patients’ rights to appropriate assessment and management of pain, and require the treatment of pain along with the underlying disease or disorder. As a result, we believe that pain management is growing in significance as a medical specialty, which we believe will result in an increased demand for pain treatment.

     We have relationships with 64 physician practices and ambulatory surgery centers. Through our subsidiaries, we operate three types of practice arrangements:

  We employ licensed physicians in 7 practices which we own;
  We have acquired the non-medical assets and we provide general management services to 14 physician practices;
  We provide limited management services to 34 physician practices in areas such as in-house physical therapy, electrodiagnostic services and intra-articular joint injection programs.

     We have acquired and operate 9 outpatient surgery centers and own a majority interest in an intraoperative monitoring company.

Business Strategy

     Our objective is to become the leading provider of specialty pain care services in North America. To grow our practices, we intend to:

  Focus on pain treatment. All of our operations to date have been specifically focused in the area of pain treatment. We intend to continue to focus on the treatment of pain through acquisition, management, and the provision of services to practices that serve the pain treatment market.
  Deploy additional services to grow physician practices. We intend to enhance the capacity of our practices for organic growth by increasing the range of services offered by our practices. By deploying additional physicians and equipment, we can perform in-house those necessary procedures and services that would ordinarily be referred to other providers, which we believe can result in higher quality care and increased revenues to our practices.
  Acquire profitable, well-established physician practices and surgery centers. We utilize a highly disciplined approach to evaluating acquisitions of additional practices and surgery centers. We have an extensive, multi-point due diligence evaluation process that we perform prior to acquisition, including such criteria as clinical quality, physician reputation, profitability and procedure and revenue growth rates. We intend to only acquire practices and surgery centers that we believe to be well-established with the capacity for future profitability and organic growth.
  Utilize advanced medical technologies. Many of our physicians are thought leaders in their respective fields, and employ the latest clinical techniques and medical technologies for the treatment of pain. We intend to support the use of new technology in pain treatment through the deployment of additional specialized physicians who are familiar with these techniques and technologies and by providing the latest, state-of-the-art equipment. For example, we deploy MedX rehabilitation equipment to orthopedic rehabilitation facilities, which has demonstrated the ability to improve patient outcomes.
  Develop additional services to enhance practice profitability. As the needs of our practices warrant we will develop additional programs to support their organic growth. For example, we may deploy imaging modalities such as mobile MRI equipment, or additional services such as in-office pharmaceutical dispensing, in order to provide a complete pain treatment program. In January 2005, we introduced a new program, called the Intra-Articular Joint Program, which is a nonsurgical treatment for knee pain and stiffness caused by osteoarthritis.

Our Executive Offices

     Our principal executive offices are located at 1030 North Orange Avenue, Suite 105, Orlando, Florida 32801, and our telephone number is (407) 367-0944. Our website is located at www.paincareholdings.com. Our website address is included as an inactive textual reference only.

Recent Developments

Acquisitions

     Since our founding in 2000, we have completed twenty-one practice acquisitions, nine surgery center acquisitions and purchased a majority interest in one healthcare services company. The following acquisitions (all managed unless indicated otherwise) have been completed since January 1, 2005:

Effective
Name and Nature of Business	Date of Purchase	Purchase Price
Colorado Pain Specialists, PC., an interventional pain management practice located in Colorado	April 13, 2005	$2,125,000 in cash and 653,698 shares of common stock, plus contingent payments of up to $4,250,000 in cash and common stock if certain performance goals are met.

PSHS Alpha Partners, Ltd. d/b/a Lake Worth Surgical Center., a fully accredited ambulatory surgical center	May 12, 2005	$6,930,940 in cash and 324,520 shares of common stock for a 67.5% ownership interest.

located in Lake Worth, Florida

PSHS Beta Partners, Ltd. d/b/a Gables Surgical Center, a fully accredited ambulatory surgical center located in Miami, Florida	August 1, 2005	$3,282,304 in cash and 868,624 shares of common stock, plus promissory notes totaling $1,536,952, due one year from the closing date, for a 73% ownership interest.

Piedmont Center for Spinal Disorders, P.C., an orthopedic spine surgery practice located in Danville, Virginia	August 9, 2005	$1,000,000 in cash and 263,400 shares of PainCare’s common stock, plus contingent payments of up to $2,000,000 in cash and common stock if certain performance goals are met.

Floyd O. Ring, Jr., M.D., P.C., an pain management physician practice located in Denver, Colorado	October 3, 2005	$1,250,000 in cash and 349,162 shares of PainCare’s common stock, plus contingent payments of up to $2,500,000 in cash and common stock if certain performance goals are met.

Christopher J. Centeno, M.D., P.C. and Therapeutic Management, Inc., collectively doing business as The Centeno Clinic, a pain management physician practice located in Denver, Colorado.	October 14, 2005	$3,750,000 in cash and 1,132,931 shares of PainCare’s common stock, plus contingent payments of up to $7,500,000 in cash and common stock if certain performance goals are met.

Center for Pain Management ASC, LLC, a fully accredited ambulatory surgical center with four locations in Maryland.	January 3, 2006	$3,750,000 in cash and 1,021,942 shares of common stock, plus promissory notes totaling $7,500,000 in principal, due one year from the closing date.

REC, Inc. & CareFirst Medical Associates, P.A., co- located pain management and orthopedic rehabilitation practices located in Whitehouse, Texas.	January 6, 2006	$625,000 in cash and 191,131 shares of PainCare’s common stock, plus contingent payments of up to $1,250,000 in cash and common stock if certain performance goals are met.

Desert Pain Medicine Group, a pain management physician practice with three locations in California.	January 20, 2006	$1,500,000 in cash and 471,698 shares of PainCare’s common stock, plus contingent payments of up to $3,000,000 in cash and common stock if certain performance goals are met.

Amphora, LLC, an intraoperative monitoring company based in Denver, Colorado, serving medical institutions throughout Colorado, Wyoming, Arizona and Nebraska	February 1, 2006	PainCare purchased a 60% ownership interest and
paid $3,250,000 in cash and 1,035,032 shares of
PainCare’s  common  stock, plus  contingent
payments of up to  $8,500,000 in  cash and
common stock if certain performance goals are
met.

Industry Background

Acute and Chronic Pain

     According to a joint monograph published by JCAHO and the National Pharmaceutical Council, each year an estimated 25 million Americans experience acute pain due to injury or surgery and another 50 million suffer chronic pain. As the “baby boom” population ages, the number of people who will require treatment for pain from back disorders, degenerative joint diseases, rheumatologic conditions, visceral diseases and cancer is expected to rise. Inadequate control of pain interferes with the pain sufferer’s ability to carry out activities of daily living, and may result in psychological impairment as well. According to the same source, the annual cost to Americans of pain suffering is estimated at $100 billion each year. Depending on the nature of the underlying disorder, the type of pain, severity and frequency of occurrence can vary widely. Common types of acute pain are associated with illnesses, surgical procedures, injuries, burns, or obstetrical pain related to labor and delivery. Common types of chronic pain include back pain, often localized in the lower back or neck regions, arthritis pain and headache or migraine. Chronic pain is also associated with degenerative diseases such as cancer.

     Clinical awareness of the need for pain management has been increasing in recent years. In 1996, the American Pain Society proposed that pain was the fifth vital sign, in addition to pulse, blood pressure, body temperature and respiration, and the Veterans Health Administration has adopted pain as the fifth vital sign in their national pain management strategy. In 2001, JCAHO published standards that incorporated pain management into the standards for accredited health care providers. The JCAHO standards stress patients’ rights to appropriate assessment and management of pain, and require the treatment of pain along with the underlying disease or disorder. As a result, we believe that pain management is growing in significance as a medical specialty, which will result in an increased demand for pain treatment.

Clinical Approaches to Pain Treatment

     The standard of care for treatment of chronic or acute pain may vary greatly depending on the underlying cause of the patient’s pain. A patient who is suffering from pain generally receives a clinical assessment, including a review of the patient’s medical history, to attempt to determine the cause of the patient’s pain.

     Diagnosis. To assist in determining the pain’s origin, the physician may employ one or more imaging modalities, such as x-ray, computed tomography or CT scan, or magnetic resonance imagery or MRI. In addition, the physician may order an electrodiagnostic medical consultation, which can be helpful to establish an accurate diagnosis of a clinical problem that suggests neuromuscular disorder. Electrodiagnosis involves the placement of electrodes in proximity to the patient’s nervous system, and the application of electrical pulses that stimulate nerve function. By identifying those nerves that are generating the pain response, the physician can more accurately determine the cause of the patient’s pain and determine the appropriate treatment.

     Pain Management. Pain management has emerged as a separate specialty in medicine. Methods used to treat chronic or acute pain are continually evolving. Some of the more common approaches to the treatment of pain include the following:

  Analgesics. Pharmaceutical treatments for pain include nonopioid analgesics, including nonsteriodial anti-inflammatory drugs, or NSAIDS, such as aspirin and acetaminophen, opioid analgesics, such as morphine, and other drugs that have analgesic properties that are useful in treating pain, such as certain antiepileptic and antidepressant drugs;
  Diagnostic Injection. Injection of anesthetics and anti-inflammatory agents directly into the area surrounding the pain generating nerve can relieve pain symptoms and often allow the nerve area to heal and repair itself. These injections, often referred to as “epidural or facet blocks,” allow the pain specialist to identify the specific anatomic structure that is generating the pain response;
  Implantable Pumps. Implantable pain pumps are devices inserted in the patient’s body that deliver a constant dose of anesthetic to a particular region of the body. The pain specialist can alter the level of anesthetic delivered depending on patient need. Implantable pumps are often used to treat cancer pain or severe back pain;
  Neuromodulation Devices. Neuromodulation devices such as implantable stimulators or pumps are used to treat chronic pain by altering nervous system activity either electrically or pharmacologically; and

  Radio Frequency Nerve Ablation. RF Nerve Ablation is a procedure used to temporarily deactivate minor nerves around the spine by heating surrounding tissue with a special probe to deactivate the pain generating nerve fibers.

     Orthopedic Rehabilitation. One of the most frequent causes of chronic pain is injury or disease affecting the spine. Orthopedic rehabilitation is often the first approach to the treatment of back pain, and is frequently used following surgical treatment to post-operatively restore the patient’s muscle function. Depending on the underlying cause of the patient’s back pain and its severity, the physician may recommend orthopedic rehabilitation, which may include:

  Hot and cold packs;
  Electric stimulation or electrotherapy;
  Massage;
  Exercise;
  Ultrasound therapy; and
  Physical therapy sessions, utilizing specialized orthopedic rehabilitation equipment.

     Inpatient Spine Surgery. If the patient does not respond to orthopedic rehabilitation, or if the extent of the disease or injury is too great, the physician may elect surgical treatment for back pain. Traditional surgical treatments for back pain include surgeries such as:

  Spinal fusion, which involves fusing one or more vertebrae together using screws, rods or grafts;
  Anterior discectomy, which involves removal of a spinal disc;
  Anterior corpectomy, which involves removing a portion of the entire vertebra or disc; and
  Laminectomy, where a portion of the entire vertebra is removed to repair a disc, access the spinal cord or relieve degeneration of the spine.

     These techniques are typically performed in an inpatient hospital setting, and involve exposing a large area of the patient’s spine. Following the operation, a long recovery period with extensive rehabilitation is typically required.

     Minimally Invasive Surgery. In contrast to traditional open surgery approaches, minimally invasive surgery techniques have been developed that require only a small incision and the use of endoscopic instruments to perform the operation. Some of the minimally invasive surgical treatments for back pain include:

  Discogram, a diagnostic procedure that involves injecting a dye into the disc of the spine, and using an x-ray to determine whether the disc has been damaged;
  Intra-Discal Electro-Thermal Annuloplasty or IDET, which is used to treat patients with pain due to disc herniations in the lower back. Using an x-ray for guidance, a small thermal catheter is inserted into the herniated disc and gradually heated, raising the temperature inside the disc. The heat contracts and thickens the protein of the disc wall as well as deactivating many of the nerve endings responsible for the pain in the damaged disc;
  Percutaneous Discectomy, which employs a mechanical or laser-based probe inserted into a herniated spinal disc, which removes material from the disc to relieve pressure and associated pain;
  Nucleoplasty, for the treatment of pain from mildly herniated discs causing pressure on adjacent nerve roots. Using an x-ray for guidance, a needle and specialized device are inserted into the herniated disc applying heat to remove the excess tissue and seal the disc; and
  Kyphoplasty, which is used to treat vertebral compression fractures associated with osteoporosis. Again using an x-ray for guidance, the bone is drilled and a balloon is inserted and inflated in the fracture area. The space created by the balloon is filled with orthopedic cement, binding the fracture and relieving pain.

     We believe that there are many advantages to minimally invasive surgery over traditional open surgery, including shorter time involved, reduced cost and faster patient recovery and return to normal activities.

Growth of Existing Practices

     To grow revenue, we assist our owned and managed practices with the addition of selected specialty physicians and treatment services. This permits the practice to offer in house additional services that would previously be referred out to other providers. As a result, we believe that the treating physician is better able to monitor the patient, and respond to any specific treatment needs more rapidly and effectively than if the patient were using an outside provider. We believe that this approach results in the opportunity for improved clinical outcomes, shortened treatment times and increased revenue to the physician practice.

     In our experience, physicians operating high-growth, busy practices often have limited time and resources to evaluate the potential impact of the deployment of additional services and equipment. Even if the physician has obvious demand for additional services, it can be time-consuming and costly to locate, qualify, negotiate with and incorporate additional specialists into the existing practice. Further, the time and resources required to physically expand the practice, through purchase or lease of additional real estate, design and construction of new facilities, and the acquisition and deployment of capital-intensive equipment are often significant barriers to growth for the practicing physician. Our approach is to relieve the physician of the administrative burdens associated with expanding the practice, which we believe allows the physician to focus more effectively on patient care, while creating opportunities for the physician’s practice to support organic growth.

Additional Physician Services

     Depending on the size, growth profile and type of physician practice, we may deploy additional specialists certified in pain management, neurosurgery, orthopedics or physiatry. For example, with regard to an existing orthopedic surgery practice, we may add an additional spine surgeon to handle additional patients, and deploy an interventional pain management specialist to perform pain management procedures. Our objective is to offer complementary services to the physicians existing patient bases based on current trends.

     We currently own and operate nine outpatient surgery centers which are located within physician offices. By providing these centers within the physician office, we are able to charge a technical fee for procedures performed on our premises, in addition to the professional fee charged by the physician. As needed, we will construct outpatient surgery centers or individual procedure rooms within our practice offices to enable outpatient procedures to be performed. We believe that such facilities are well suited to pain management and minimally invasive surgical procedures, and represent a lower-cost alternative to inpatient or dedicated surgery center facilities.

Ancillary Services

     Orthopedic Rehabilitation Services. We have a program for the deployment of orthopedic rehabilitation services to the physician practice that facilitates advanced strength testing and restoration of function within the physician office environment. As needed, we will establish an in-house, fully staffed and provisioned rehabilitation clinic, with additional physiatrists, physical therapists or technicians as practice requirements dictate. We provide all supplies and equipment necessary for the operation of the clinic including state-of-the-art MedX equipment. MedX equipment has been clinically and academically demonstrated to be efficacious in rehabilitating patients. We believe that by providing orthopedic rehabilitation services in-house, the physician is better able to monitor the patient’s progress toward recovery, which contributes to improved clinical outcomes.

     Electrodiagnostic Services. We also have a program for the deployment of an electrodiagnostic medicine program as a direct extension of the neurologic portion of the physical examination. We provide electrodiagnostic equipment, supplies, and technicians to perform procedures, and arrange for physician over-read and review of results. We believe that by performing these procedures in-house, we have the potential to enhance accuracy and time to diagnosis.

     Diagnostic Imagery. We deploy magnetic resonance imagery, or MRI, technology to selected facilities. We believe that providing diagnostic imagery technology to pain management practices will be more convenient for patients and allow physicians to better diagnose and treat acute and chronic pain.

     Intra-Articular Joint Program. In January 2005, we unveiled a new proprietary ancillary service designed to address severe knee pain and stiffness caused by osteoarthritis, which currently affects over 21 million Americans. The intra-articular joint program, will be integrated into the service offerings provided by each suitable physician practice in our national healthcare organization. In addition, the intra-articular joint program will be marketed nationally to non-affiliated physician practice groups under a limited management agreement, similar to our proprietary orthopedic rehabilitation and electro diagnostic medicine programs. The intra-articular joint program is a proprietary, technologically advanced, non-operative knee treatment protocol that combines a five to six week series of strategically targeted injections of Hyalgan - the first FDA-approved hyaluronan therapy to treat osteoarthritis knee pain in the United States, with synergistic orthopedic rehabilitation procedures specifically designed to strengthen blood flow to the knee.

     Real Estate Services. To support the growth of our physician practices, we provide real estate services to practices which require additional office space or a specialty installation such as a fluoroscopy suite or in-office procedure room. Our services include:

  Locating additional office space within the practice’s local area;
  Negotiation of purchase or lease terms;
  Analysis of building codes, architectural requirements and design services; and
  Construction management services.

     We believe that by providing these real estate services to our practices, the physicians can devote more time to the clinical aspects of the practices, enhancing the quality of care delivered and the profitability of the practices.

Recent Developments

     Intraoperative Monitoring. In addition to our core business as set forth above, we also provide advanced Intraoperative Monitoring (IOM) and interpretation services to hospitals and surgeons through a majority-owned subsidiary Amphora. During surgical procedures, IOM is used to continuously assess the functional integrity of a patient’s nervous system, identify neural structures in the operative field, and avoid damage to those structures. In this regard, IOM offers protection of neural tissues and organs (brain, spinal cord and peripheral nerves) during surgery. By measuring spontaneous or elicited (evoked) electrical signals produced by the nervous system or attached muscle groups during surgery, impending injury or nerve irritation can be detected. This offers an opportunity to intervene and prevent permanent injury. IOM has been shown to be effective in reducing operative neurological complications in several types of surgeries, and is best documented in spinal surgeries for protection of the spinal cord. IOM has also shown to be highly effective in ENT craniofacial, orthopedic, and cardio- and cerebro-vascular surgeries.

      Our Operations

     We have acquired and operate seven physician practices which are wholly-owned subsidiaries of ours and we have acquired the non-medical assets and provide management services to fourteen physician practices, in addition to acquiring a total of nine outpatient surgery centers.

     Each practice is focused on treatment of acute or chronic pain. Services provided in our practices include pain management, minimally invasive spine surgery, orthopedic rehabilitation, electro diagnostic medicine and diagnostic imagery, with each practice offering a differing mix of specific services while remaining focused on pain treatment. The following table is a list of our owned practices (“O”), managed practices (“M”) and outpatient surgery centers, including the original specialty of these practices and the services that we have added to them after we acquired the non-medical assets and entered into management agreements with them.

Effective
Practice Name	Location	Date of Transaction	Initial Specialty	Added Service(s)
Rothbart Pain Management Clinic, Inc. (O)	Toronto, Canada	December 1, 2000	Pain Management	Additional Physicians
Advanced Orthopedics of South Florida II, Inc. (O)	Lake Worth, FL	January 1, 2001	Orthopedic Surgery	Orthopedic Rehabilitation, Electrodiagnostic Medicine, Additional Physicians, Intra- Articular Joint
Pain and Rehabilitation Network, Inc. (O)	Orange Park, FL	December 12, 2002	Pain Management	Orthopedic Rehabilitation, Electrodiagnostic Medicine, Additional Physicians, Intra- Articular Joint, (2) Additional Locations
Medical Rehabilitation Specialists II, Inc. (O)	Tallahassee, FL	May 16, 2003	Pain Management	Orthopedic Rehabilitation, Additional Building Space

Associated Physicians Group (M)	O’Fallon, IL	August 6, 2003	Orthopedic Rehabilitation	Orthopedic Rehabilitation, Intra-Articular Joint, Additional Physicians, (1) Additional Location
Spine & Pain Center, P.C. (M)	Bismarck, ND	December 23, 2003	Pain Management	Orthopedic Rehabilitation, Intra-Articular Joint
Health Care Center of Tampa, Inc. (O)	Lakeland, FL	December 30, 2003	Pain Management	Orthopedic Rehabilitation, Electrodiagnostic Medicine, Intra-Articular Joint Program
Bone & Joint Surgical Clinic, Inc. (O)	Houma, LA	December 31, 2003	Orthopedic Surgery	Orthopedic Rehabilitation, Electrodiagnostic Medicine, Additional Building Space, Intra-Articular Joint
Kenneth M. Alo, M.D., P.A. (M)	Houston, TX	December 31, 2003	Pain Management	Electrodiagnostic Medicine
Denver Pain Management, P.C. (M)	Denver, CO	April 29, 2004	Pain Management	Orthopedic Rehabilitaion, Electrodiagnostic Medicine, Intra-Articular Joint, Additional Physician
Georgia Pain Physicians, P.C. (M)	Atlanta, GA	May 25, 2004	Pain Management	Fellowship Program, Additional Physician
Georgia Surgical Centers, Inc. (O)	Atlanta, GA	May 25, 2004	Three Ambulatory Surgical Centers	N/A
Dynamic Rehabilitation Centers (M)	Detroit, MI	June 1, 2004	Orthopedic Rehabilitation	Orthopedic Rehabilitation, Intra-Articular Joint
Rick Taylor, D.O., P.A. (M)	Palestine, TX	June 7, 2004	Pain Management	Orthopedic Rehabilitation, Electrodiagnostic Medicine, Diagnostic Imaging, Intra-Articular Joint, Additional Physicians, (1) Additional Location
Benjamin Zolper, M.D., Inc. (O)	Bangor, ME	July 1, 2004	Pain Management	Orthopedic Rehabilitation, Electrodiagnostic Medicine, Office Expansion, Additional NP & PT
The Center for Pain Management (M)	Baltimore, MD	December 1, 2004	Pain Management	Orthopedic Rehabilitation, Electrodiagnostic Medicine, Intra-Articular Joint, Additional PA & PT
Colorado Pain Specialists, P.C. (M)	Denver, CO	April 13, 2005	Pain Management	Electrodiagnostic Medicine, Intra-Articular Joint, Additional PA
PSHS Alpha Partners, Ltd. d/b/a Lake Worth Surgical Center (O)	Lake Worth, FL	May 12, 2005	One Ambulatory Surgical Center	N/A
PSHS Beta Partners, Ltd. d/b/a Gables Surgical Center (O)	Miami, FL	August 1, 2005	One Ambulatory N/A Surgical Center

Piedmont Center for Spinal Disorders, P.C. (M)	Danville, VA	August 9, 2005	Orthopedic Surgery	Orthopedic Rehabilitation, Electrodiagnostic Medicine, Intra-Articular Joint, Additional Physician
Floyd O. Ring, Jr., M.D., P.C. (M)	Denver, CO	October 3, 2005	Pain Management	(1) Additional Location, Additional Physician
Christopher J. Centeno, M.D., P.C. & Therapeutic Management, Inc. (M)	Denver, CO	October 14, 2005	Pain Management	Orthopedic Rehabilitation, Electrodiagnostic Medicine, Intra-Articular Joint, Additional PA
The Center for Pain Management ASC, LLC (M)	Baltimore, MD	January 3, 2006	Four Ambulatory Surgical Centers	N/A
REC, Inc. & CareFirst Medical Associates (M)	Whitehouse, TX	January 6, 2006	Pain Management	Orthopedic Rehabilitation, Electrodiagnostic Medicine, Intra-Articular Joint
Desert Pain Medicine Group (M)	Palm Springs, CA	January 20, 2006	Pain Management	Intra-Articular Joint

     In addition to our 7 owned practices and 14 managed practices, we provide limited management services and equipment to 34 other practices throughout the country, including orthopedic rehabilitation, electrodiagnostic services and intra-articular joint therapy and equipment. We also own majority interest in nine surgery centers and an intraoperative monitoring company.

Operations Management

     When we acquire or enter into a management agreement with a practice, we focus on integrating the practice with our operations. We have an eight-member team that is charged with facilitating a smooth transition after closing. Our integration team, in coordination with our consultants, legal counsel and independent accountants, works with the existing practice administrators and staff to perform such functions as:

  Applying for provider numbers from Medicare and other health care payors to ensure continuity of reimbursement;
  Performing a complete post-transaction audit of the practice accounting records; and
  Developing detailed budgets for operating performance with physicians, which are based on historical operating performance.

     Once initial integration is complete, our integration team works with the physician and practice administrators to develop a plan for the implementation of additional physician services and ancillary services. For example, our integration and real estate personnel may devise a plan for the addition of an interventional pain management specialist to the practice, and develop and implement a detailed plan for the addition of a fluoroscopy suite to support minimally invasive surgical treatments that require x-ray guidance.

     Following the integration and deployment of additional services, our integration team assists PainCare’s management in monitoring the practice and ensuring that performance targets are met. If the practice’s growth needs warrant, the integration team may be deployed to provide additional services or assist the practice in achieving its growth targets.

     In contrast to historical physician practice management business models that required the implementation of common information technology systems, such as shared billing and collection, clinical data and electronic health record systems, we deploy only those resources necessary to support the growth of additional services. Changes to information technology systems are kept to a minimum, and changes to billing and collection procedures are also minimized, subject to our legal, oversight and reporting requirements.

Business Strategy

     Our objective is to become the leading provider of specialty pain care services in North America. To grow our practices, we intend to:

  Focus on pain treatment. All of our operations to date have been specifically focused in the area of pain treatment. We intend to continue to focus on the treatment of pain through acquisition, management, and the provision of services to practices that serve the pain treatment market.
  Deploy additional services to grow physician practices. We intend to enhance the capacity of our practices for organic growth by increasing the range of services offered by our practices. By deploying additional physicians and equipment, we can perform in-house those necessary procedures and services that would ordinarily be referred to other providers, which we believe can result in higher quality care and increased revenues to our practices.
  Acquire profitable, well-established physician practices and surgery centers. We utilize a highly disciplined approach to evaluating acquisitions of additional practices and surgery centers. We have an extensive, multi-point due diligence evaluation process that we perform prior to acquisition, including such criteria as clinical quality, physician reputation, profitability and procedure and revenue growth rates. We intend to only acquire practices and surgery centers that we believe to be well-established with the capacity for future profitability and organic growth.
  Utilize advanced medical technologies. Many of our physicians are thought leaders in their respective fields, and employ the latest clinical techniques and medical technologies for the treatment of pain. We intend to support the use of new technology in pain treatment through the deployment of additional specialized physicians who are familiar with these techniques and technologies and by providing the latest, state-of-the-art equipment. For example, we deploy MedX rehabilitation equipment to orthopedic rehabilitation facilities, which has demonstrated the ability to improve patient outcomes.
  Develop additional services to enhance practice profitability. As the needs of our practices warrant we will develop additional programs to support their organic growth. For example, we may deploy imaging modalities such as mobile MRI equipment, or additional services such as in-office pharmaceutical dispensing, in order to provide a complete pain treatment program. In January 2005, we introduced a new program, called the Intra-Articular Joint Program, which is a nonsurgical treatment for knee pain and stiffness caused by osteoarthritis. In February 2006, we purchased majority ownership interest in an intraoperative monitoring company, which we plan to expand through additional hospital contracts.

Business Development and Acquisitions

     As part of our growth strategy, we intend to continue our acquisition program in which we seek to acquire practices that have the capacity for growth through the addition of specialized physicians and ancillary services.

     We have a dedicated three-person business development team headed by our President. The team identifies candidates for acquisition, management, and our ancillary services programs. We seek to acquire or manage practices that meet our criteria, including reputation and quality of physicians, specialty mix, opportunities for growth and level of competition in the local market.

     Our team utilizes their extensive industry contacts, as well as referrals from our current physicians and other sources, to identify, contact and develop potential acquisition candidates.

     The business development team attends industry conferences, physician trade shows and medical education seminars, and maintains active relationships in the physician community. Another key source of business development opportunities are references from PainCare’s practicing physicians, many of whom are leaders in the areas of pain management and minimally invasive spine surgery.

     We carefully evaluate each of our acquisition opportunities through an extensive due diligence process to determine which practices have the greatest potential for growth and profitability improvement under our operating structure. The acquisition team seeks to identify specific opportunities to enhance a practice’s productivity post-acquisition. For example, the due diligence team may determine that an existing pain center could benefit from the addition of an orthopedic rehabilitation facility. Our team may also identify opportunities to recruit additional physicians to increase the practice’s revenues and profitability.

     In addition to evaluating the growth and profitability potential of a practice, we utilize the services of an independent outside consulting firm experienced with physician practice operations. Our consultants perform an extensive review of the practice’s operations, including, but not limited to, the following:

  Physician background checks;
  Verification of physician licensing;
  Ability of physicians to participate in the Medicare program;
  Interviews with all practice employees and staff;
  Review of key financial indicators for practice operations;
  Analysis of billed charges;
  Analysis of revenue, revenue growth and payor mix;
  Review of accounts receivable, aging of receivables and collection efforts;
  Review of operating costs such as staffing costs, overhead and leases;
  Analysis of referral patterns; and
  Comparison of practice operating metrics to objective standards published by the Medical Group Management Association.

     In addition to our consultants, we also employ outside legal counsel and special healthcare counsel to assist us in evaluating acquisition candidates. We also utilize the services of an independent accounting firm to assist us in review of the candidate with respect to financial and accounting matters. Finally, physicians and key practice employees are interviewed by members of PainCare management to determine operational compatibility and shared vision for success.

Competition

     The health care industry, in general, and the markets for orthopedic, rehabilitation and minimally invasive surgery services in particular, are highly competitive. Our owned, managed and limited management practices compete with other physicians and rehabilitation clinics who may be better established or have greater recognition in a particular community than the physicians in our practices. Our practices also compete against hospitals and large health care companies, such as HealthSouth, Inc. and U.S. Physical Therapy, Inc., with respect to orthopedic and rehabilitation services, and Symbion and AmSurg Corp, with respect to out-patient surgery centers. These hospitals and companies have established operating histories and greater financial resources than us. In addition, we expect competition to increase, particularly in the market for rehabilitation services, as consolidation of the therapy industry continues through the acquisition by hospitals and large health care companies of physician-owned and other privately owned therapy practices. We will also compete with our competitors in connection with acquisition opportunities.

Relationships with Physician Practices

     We provide our services through physician practices with which we have one of three types of relationships:

  Owned practices, which are wholly-owned subsidiaries of PainCare Holdings, Inc.
  Managed practices, in states that prohibit the corporate practice of medicine; and
  Limited management practices, which are medical practices where we provide certain management services and equipment pursuant to specific contractual agreements.

     In a typical owned practice, we acquire all of the assets of a physician practice from the owner physicians. We establish a wholly-owned subsidiary to own and operate this practice. We enter into employment agreements with the selling physicians, usually for a five year term, which provide for base compensation and incentive compensation based upon increases in operating earnings. These contracts are subject to earlier termination in certain circumstances. The physicians are subject to confidentiality and non-competition provisions that typically run for two years following the termination of the physician’s employment agreement.

     In a typical managed practice, we acquire all of the non-medical assets of a physician practice from the owner physicians and then enter into a management agreement with the physicians to manage the practice for a fee. The management agreement is usually for a 40 year term and is generally only subject to termination by the physician if we breach the agreement and fail to cure the breach upon at least 30 days’ written notice from the physicians.

     In a typical limited management practice, we agree to provide a physician practice with orthopedic rehabilitation or electrodiagnostic services and equipment under a management agreement that is usually for an initial term of five years with two five year renewal options on our part. We provide the equipment, supplies and our management expertise, and the practice provides the space, personnel, billing and collection services. We receive a percentage of the practice’s collections from the service being managed by us.

Regulatory Environment

General

     Our practices are subject to substantial federal, state and local government health care laws and regulations. In addition, laws and regulations are constantly changing and may impose additional requirements. These changes could have the effect of impeding our ability to continue to do business or reduce our opportunities to continue to grow.

     Every state imposes licensing requirements on individual physicians and health care facilities. In addition, federal and state laws regulate HMOs and other managed care organizations. Many states require regulatory approval, including certificates of need, before establishing certain types of health care facilities, including surgery centers, or offering certain services.

     Many states in which we do business have corporate practice of medicine laws which prohibit us from owning practices or exercising control over the medical judgments or decisions of physicians. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. In those states, we acquire the non-medical assets of these practices and enter into long-term management agreements with these managed practices and with respect to our limited management practices, we enter into shorter term limited management agreements. Under those agreements, we provide management services and other items to the practices in exchange for a service fee. We structure our relationships with the practices in a manner that we believe keeps us from engaging in the corporate practice of medicine or exercising control over the medical judgments or decisions of the practices or their physicians. Nevertheless, state regulatory authorities or other parties could assert that our agreements violate these laws.

     The laws of many states prohibit physicians from splitting fees with non-physicians (or other physicians). These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The relationship between us on the one hand, and the managed practices and limited management practices, on the other hand, may raise issues in some states with fee splitting prohibitions. Although we have attempted to structure our contracts with the managed practices and the limited management practices in a manner that keeps us from violating prohibitions on fee splitting, state regulatory authorities or other parties may assert that we are engaged in practices that constitute fee-splitting. This would have a material adverse effect on us.

Medicare and Medicaid Participation

     A substantial portion of our revenues are expected to continue to be received through third-party reimbursement programs, including state and federal programs, primarily Medicare as well as Medicaid, and private health insurance programs. Medicare is a federally funded and administered health insurance program, primarily for individuals entitled to social security benefits who are 65 or older or who are disabled. Medicaid is a health insurance program jointly funded by state and federal governments that provides medical assistance to qualifying low income persons.

     To participate in the Medicare program and receive Medicare payment, the owned practices, managed practices and limited management practices must comply with regulations promulgated by the Department of Health and Human Services. The requirements for certification under Medicare and Medicaid are subject to change and, in order to remain qualified for these programs, the practices may have to make changes from time to time in equipment, personnel or services. Although we believe these practices will continue to participate in these reimbursement programs, we cannot assure you that these practices will continue to qualify for participation.

Medicare Fraud and Abuse

     The anti-kickback provisions of the Social Security Act (the "Anti-Kickback Statute") prohibit anyone from knowingly and willfully (a) soliciting or receiving any remuneration in return for referrals for items and services reimbursable under most federal health care programs; or (b) offering or paying any remuneration to induce a person to make referrals for items and services reimbursable under most federal health care programs. The prohibited remuneration may be paid directly or indirectly, overtly or covertly, in cash or in kind.

     Violation of the Anti-Kickback Statute is a felony, and criminal conviction results in a fine of not more than $25,000, imprisonment for not more than five years, or both. Further, the Secretary of the Department of Health and Human Services has the authority to exclude violators from all federal health care programs and/or impose civil monetary penalties of $50,000 for each violation and assess damages of not more than three times the total amount of remuneration offered, paid, solicited or received.

     As the result of a congressional mandate, the Office of the Inspector General (OIG) of the Department of Health and Human Services promulgated regulations specifying certain payment practices which the OIG determined to be at minimal risk for abuse. The OIG named these payment practices “Safe Harbors.” If a payment arrangement fits within a safe harbor, it will be deemed not to violate the Anti-Kickback Statute. Merely because a payment arrangement does not comply with all of the elements of any Safe Harbor, however, does not mean that the parties to the payment arrangement are violating the Anti-Kickback Statute.

     We receive fees under our agreements with the managed practices and the limited management practices for management and administrative services and equipment and supplies. We do not believe we are in a position to make or influence referrals of patients or services reimbursed under Medicare, Medicaid or other governmental programs. Because the provisions of the Anti-Kickback Statute are broadly worded and have been broadly interpreted by federal courts, however, it is possible that the government could take the position that we, as a result of our ownership of the owned practices, and as a result of our relationships with the limited management practices and the managed practices, will be subject, directly and indirectly, to the Anti-Kickback Statute.

     With respect to the managed practices and the limited management practices, we provide general management services and limited management services, respectively. In return for those services, we receive compensation. The OIG has concluded that, depending on the facts of each particular arrangement, management arrangements may be subject to the Anti-Kickback Statute. In particular, an advisory opinion published by the OIG in 1998 (98-4) concluded that in a proposed management services arrangement where a management company was required to negotiate managed care contracts on behalf of the practice, the proposed arrangement could constitute prohibited remuneration where the management company would be reimbursed its costs and paid a percentage of net practice revenues.

     Our management agreements with the managed practices and the limited management practices differ from the management agreement analyzed in Advisory Opinion 98-4. Significantly, we believe we are not in a position to generate referrals for the managed practices or the limited management practices. In fact, our management agreements do not require us to negotiate managed care contracts on behalf of the managed practices or the limited management practices, or to provide marketing, advertising, public relation services or practice expansion services to those practices. Because we do not undertake to generate referrals for the managed practices or the limited management practices, and the services provided to these practices differ in scope from those provided under Advisory Opinion 98-4, we believe that our management agreements with the managed practices and limited management practices do not violate the Anti-Kickback Statute. Nevertheless, although we believe we have structured our management agreements in such a manner as not to violate the Anti-Kickback Statute, we cannot guarantee that a regulator would not conclude that the compensation to us under the management agreements constitutes prohibited remuneration. In such event, our operations would be materially adversely affected.

     The relationship between the physicians employed by the owned practices and the owned practices is subject to the Anti-Kickback Statute as well because the employed physicians refer Medicare patients to the owned practices and the employed physicians receive compensation from the owned practices for services rendered on behalf of the owned practices. Nevertheless, there is a Safe Harbor for compensation paid pursuant to a bona fide employment relationship. Therefore, it is our position that the owned practices’ arrangements with their respective employed physicians do not violate the Anti-Kickback Statute. Nevertheless, if the relationship between the owned practices and their physician employees is determined not to be a bona fide employment relationship, this could have a material adverse effect on us.

     Our agreements with the limited management practices may also raise different Anti-Kickback concerns. In April of 2003, the OIG issued a Special Advisory Bulletin which addressed contractual joint ventures where a health care provider in one line of business (“Owner”) expands into a related health care business by contracting with an existing provider of a related item or service (“Manager”) to provide the new item or service to the Owner’s existing patient population. In those arrangements, the Manager not only manages the new line of business, but may also supply it with inventory, employees, space, billing and other services. In other words, the Owner contracts out substantially the entire operation of the related line of business to the Manager, receiving in return the profits of the business as remuneration for its federal program referrals to the new line of business.

     According to the OIG, contractual joint ventures have the following characteristics: (i) the establishment of a new line of business; (ii) a captive referral base; (iii) the Owner lacks business risk; (iv) the Manager is a competitor or would-be competitor of the Owner’s new line of business; (v) the scope of services provided by the Manager is extremely broad, with the manager providing: day to day management; billing; equipment; personnel; office space; training; health care items, supplies and services; (vi) the practical effect of the arrangement is to enable the Owner to bill insurers and patients for business otherwise provided by the Manager; (vii) the parties agree to a non-compete clause barring the Owner from providing items or services to any patient other than those coming from Owner and/or barring the Manager from providing services in its own right to the Owner’s patients.

     We have attempted to draft our agreements with the limited management practices in a manner that takes into account the concerns in the Special Advisory Bulletin. Specifically, under our arrangements, the limited management practice takes business risk. It is financially responsible for the following costs: the space required to provide the services; employment costs of the personnel providing the services and intake personnel; and billing and collections. We do not reimburse the limited management practice for any of these costs. We provide solely equipment, supplies and our management expertise. In one of our limited management business lines we do not even provide the equipment. In return for these items and services, we receive a percentage of the limited management practice’s collections from the services being managed by us that is consistent with the fair market value of our services. Consequently, we believe that the limited management practice is not being compensated for or to induce its referrals.

     Although we believe that our arrangements with the limited management practices do not violate the Anti-Kickback Statute for the reasons specified above, we cannot guarantee that our arrangements will be free from scrutiny by the OIG or that the OIG would not conclude that these arrangements violate the Anti-Kickback Statute. In a recent OIG Advisory Opinion No. 4-17, the OIG declined to issue a favorable opinion on a limited lease/management arrangement involving physician office-based pathology laboratory services. Although we believe that our limited management arrangements are distinguishable from the facts in Advisory Opinion No. 4-17, this opinion illustrates how broadly the OIG is applying its contractual joint venture analysis. In the event the OIG were to conclude that our limited management arrangements violate the Anti-Kickback Statute, this would have a material adverse effect on us.

Federal Anti-Referral Laws

     Section 1877 of Title 18 of the Social Security Act, commonly referred to as the “Stark Law,” prohibits a physician from making a referral to an entity for the furnishing of Medicare-covered “designated health services” if the physician (or an immediate family member of the physician) has a “financial relationship” with that entity. “Designated health services” include clinical laboratory services; physical and occupational therapy services; radiology services, including magnetic resonance imaging, computerized axial tomography scans, and ultrasound services (including the professional component of such diagnostic testing, but excluding invasive procedures where the imaging modality is used to guide a needle, probe or catheter accurately); radiation therapy services and supplies; durable medical equipment and supplies; home health services; inpatient and outpatient hospital services; and certain other services. A “financial relationship” is defined as an ownership or investment interest in or a compensation arrangement with an entity that provides designated health services. Sanctions for prohibited referrals include denial of Medicare payment, and civil money penalties of up to $15,000 for each service ordered.

Designated health services furnished pursuant to a referral that is prohibited by the Stark Law are not covered by Medicare and payments improperly collected must be promptly refunded.

     The physicians in our owned practices have a financial relationship with the owned practices (they receive compensation for services rendered) and may refer patients to the owned practices for physical and occupational therapy services (and perhaps other designated health services) covered by Medicare. Therefore, an exception would have to apply to allow the physicians in our owned practices to refer patients to the owned practices for the provision by the owned practices of Medicare-covered designated health services.

     There are several exceptions to the prohibition on referrals for designated health services which have the effect of allowing a physician that has a financial relationship with an entity to make referrals to that entity for the provision of Medicare-covered designated health services. The exception on which we rely with respect to the owned practices is the exception for employees, as all of the physicians employed in our owned practices are employees of the respective owned practices. Therefore, we believe that the physicians employed by our owned practices can refer patients to the owned practices for the provision of designated health services covered by Medicare. Nevertheless, should the owned practices fail to adhere to the conditions of the employment exception, or if a regulator determines that the employees or the employment relationship do not meet the criteria of the employment exception, the owned practices would be liable for violating the Stark Law, and that could have a material adverse effect on us. We believe that our relationships with the managed practices and the limited management practices, respectively, do not trigger the Stark Law. Nevertheless, if a regulator were somehow to determine that these relationships are subject to the Stark Law, and that the relationships do not meet the conditions of any exception to the Stark Law, such failure would have a material adverse effect on us.

     The referral of Medicare patients by physicians employed by or under contract with the managed practices and the limited management practices, respectively, to their respective practices, however, does trigger the Stark Law. We believe, nevertheless, that the in-office ancillary exception to the Stark Law has the effect of permitting these physician members of the respective managed practices and limited management practices to refer patients to their respective group practice for the provision by the respective group practice of Medicare-covered designated health services. If the managed practices or limited management practices fail to abide by the terms of the in-office ancillary exception, they cannot properly bill Medicare for the designated health services provided by them. In such an event, our business could be materially adversely affected because the revenues we generate from these practices is dependent, at least in part, on the revenues or profits generated by those practices.

State Anti-Referral Laws

     At least some of the states in which we do business also have prohibitions on physician self-referrals that are similar to the Stark Law. These laws and interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. As indicated elsewhere, we enter into management agreements with the managed practices and the limited management practices. Under those agreements, we provide management and equipment and services to the practices in exchange for compensation. Although we believe that the practices comply with these laws, and although we attempt to structure our relationships with these practices in a manner that we believe keeps us from violating these laws (or in a manner that we believe does not trigger the law), state regulatory authorities or other parties could assert that the practices violate these laws and/or that our agreements with the practices violate these laws. Any such conclusion could adversely affect our financial results and operations.

     A substantial portion of our business operations, including our corporate offices, are located in Florida. Florida’s prohibition on self-referrals, Fla. Stat. §456.053 (“Self-Referral Act”), prohibits health care providers from referring patients, regardless of payment source (not just Medicare and Medicaid beneficiaries), for the provision of certain designated health services (“Florida Designated Health Services”) to an entity in which the health care provider is an investor or has an investment interest. Under the Self-Referral Act, Florida Designated Health Services are defined as clinical laboratory, physical therapy, and comprehensive rehabilitative, diagnostic-imaging and radiation therapy services. We currently operate facilities, and plan to purchase additional practices that provide some or all of these Florida Designated Health Services. All health care products and services not considered Florida Designated Health Services are classified as “other health services.” The Self-Referral Act also prohibits the referral by a physician of a patient for “other health services” to an entity in which that physician is an investor, unless (i) the physician’s investment interest is in the registered securities of a publicly traded corporation whose shares are traded on a national exchange or over-the-counter market and which has net equity at the end of its most recent fiscal quarter in excess of $50,000,000; or (ii) the physician’s investment interest is in an entity whereby (a) no more than 50% of the value of the investment interests in the entity may be held by investors who are in a position to make referrals to the entity; (b) the terms under which an investment interest is offered must be the same for referring investors and non-referring investors; (c) the terms under which an investment interest is offered may not be related to the investor’s volume of referrals to the entity; and (d) the investor must not be required to make referrals or be in the position to make referrals to the entity as a condition for becoming or remaining an investor (the “50% Investor Exception”).

     Entities that meet either exception must also (i) not lend to or guarantee a loan to an investor who is in a position to make referrals if the investor uses any part of that loan to obtain the investment interest, and (ii) distribute profits and losses to investors in a manner that is directly proportional to their capital investment.

     The Self-Referral Act excludes from the definition of “referral” services by a health care provider who is a sole provider or member of a group practice (as defined by the Self-Referral Act) that are provided solely for the referring health care provider’s or group practice’s own patients (“Group Practice Exception”). Referrals by our physician investors who are not employed by an owned practice to an owned practice for “other health services” should qualify for the 50% Investor Exception, because physician-investors in a position to refer to our owned practice, but who are not employed by our owned practice, do not collectively own more than 50% of the investment value of PainCare. However, physician investors who are not employed by our owned practices cannot refer to our owned practices for Florida Designated Health Services because they are not members of our owned group practices and, thus, their referrals would not qualify for the Group Practice Exception. So long as physician investors who are not employed by our owned practices do not refer to our owned practices for Florida Designated Health Services, we believe we will be in compliance with the Self-Referral Act. Although we will have mechanisms in place to monitor referrals from physician investors, it is the responsibility of the physician investors to comply with the Self-Referral Act and there can be no assurances that physician investors will comply with such law. Violations thereof could adversely affect us, as well as result in regulatory action against the Company.

     The Self-Referral Act also imposes certain disclosure obligations on us and physician investors who are referring physicians. Under the Self-Referral Act, a physician may not refer a patient to an entity in which he or she is an investor, even for services that are not Florida Designated Health Services, unless, before doing so, the patient is given a written statement disclosing, among other things, the physician’s investment interest in the entity to which the referral is made. Other obligations are imposed on the Company as a result of the Self-Referral Act. It is the responsibility of any referring physician investor to comply with such statutes, regulations and professional standards. However, this law may discourage certain physician investors from making referrals to us or encourage patients to choose alternative health care providers. In addition, the violation thereof could adversely affect us, as well as result in regulatory action against us.

     Violations of the Florida self-referral laws may result in substantial civil penalties and administrative sanctions for individuals or entities as well as the suspension or revocation of a physician’s license to practice medicine in Florida. Such sanctions, if applied to us or any of our physician investors, would result in significant loss of reimbursement and could have a material adverse effect on us.

     Florida also has a criminal prohibition regarding the offering, soliciting, or receiving of remuneration, directly or indirectly, in cash or in kind, in exchange for the referral of patients (the “Patient Brokering Act”). One of the exceptions to this prohibition is for business and compensation arrangements that do not violate the Anti-Kickback Statute. Accordingly, so long as we are in compliance with the Anti-Kickback Statute, then the arrangement should be in compliance with the Patient Brokering Act.

Information Privacy Regulations

     Numerous state, federal and international laws and regulations govern the collection, dissemination, use and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act of 1996 and related rules, or HIPAA. In the provision of services to our patients, we may collect, use, maintain and transmit patient information in ways that may or will be subject to many of these laws and regulations. The three rules that were promulgated pursuant to HIPAA that could most significantly affect our business are the Standards for Electronic Transactions, or Transactions Rule; the Standards for Privacy of Individually Identifiable Health Information, or Privacy Rule; and the Health Insurance Reform Security Standards, or Security Rule. The respective compliance dates for these rules for most entities were October 16, 2002, April 16, 2003 and April 21, 2005. HIPAA applies to covered entities, which include most healthcare providers and health plans that will contract for the use of our services. HIPAA requires covered entities to bind contractors to compliance with certain burdensome HIPAA requirements. Other federal and state laws restricting the use and protecting the privacy of patient information also apply to us, either directly or indirectly.

     The HIPAA Transactions Rule establishes format and data content standards for eight of the most common healthcare transactions. When we perform billing and collection services for our owned practices or managed practices we may be engaging in one of more of these standard transactions and will be required to conduct those transactions in compliance with the required standards. The HIPAA Privacy Rule restricts the use and disclosure of patient information and requires entities to safeguard that information and to provide certain rights to individuals with respect to that information. The HIPAA Security Rule establishes elaborate requirements for safeguarding patient information transmitted or stored electronically. We may be required to make costly system purchases and modifications to comply with the HIPAA requirements that are imposed on us and our failure to comply with these requirements may result in liability and may adversely affect our business.

Federal and state consumer protection laws are being applied increasingly by the Federal Trade

Commission, or FTC, and state attorneys general to regulate the collection, use and disclosure of personal or patient information, through websites or otherwise, and to regulate the presentation of website content. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access.

     Numerous other federal and state laws protect the confidentiality of private information. These laws in many cases are not preempted by HIPAA and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and potentially exposing us to additional expenses, adverse publicity and liability. Other countries also have, or are developing, laws governing the collection, use and transmission of personal or patient information and these laws, if applicable, could create liability for us or increase our cost of doing business.

     New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle health care related data, and the cost of complying with these standards could be significant. If we do not properly comply with existing or new laws and regulations related to patient health information, we could be subject to criminal or civil sanctions.

Employees

     As of March 29, 2006, the Company and its subsidiaries employed and leased approximately 428 persons, of which approximately 390 are full time and 38 are licensed physicians. These employees do not include physicians and other allied healthcare personnel employed by our managed practices.

     Our ability to provide our services is dependent upon recruiting, hiring, and retaining qualified technical personnel. To date, we have been able to recruit and retain sufficient qualified personnel. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider relations with our employees to be good.

Available Information

     Our Internet address for our corporate website is www.paincareholdings.com. We make available free of charge, through the Investor Information section of our corporate website, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the Exchange Act) as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the Securities and Exchange Commission (SEC). We have not incorporated by reference into this prospectus the information on our corporate website, and you should not consider it to be a part of this prospectus. The Internet address for our corporate website is included as an inactive textual reference only.

Legal Proceedings

     We have become aware of eleven putative class action lawsuits and one derivative action filed against us and certain of our officers and directors. We understand that the lawsuits arose in connection with our determination to restate certain of our historical financial statements. We believe that the lawsuits lack merit and we have engaged the international law firm of McDermott Will & Emery LLP to vigorously defend against such allegations and claims. There can be no assurance at this time how the lawsuits in question will ultimately be resolved, or the impact, if any, such resolutions will have on our operations and/or financial condition.

     On March 21, 2006, Roy Thomas Mould filed a complaint under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 against the Company, as well as the Company's chief executive officer and chief financial officer, before the United States District Court for the Middle District of Florida. The complaint is entitled Mould v. PainCare Holdings, Inc., et al. , Case No. 06-CV-00362-JA-DAB. Mr. Mould alleges material misrepresentations and omissions in connection with the Company's financial statements which appear to relate principally to the Company's previously announced intention to restate certain past financial statements. Mr. Mould seeks unspecified damages and purports to represent a class of shareholders who purchased the Company's common stock from August 27, 2002 to March 15, 2006. Ten additional complaints were filed shortly afterward before the same court which recite similar allegations. (Collectively, these cases will be referred to as the "Securities Litigation.") To allow for the selection of a lead plantiff(s) and counsel, and the consolidation of the individual class action complaints, plaintiffs and defendants have agreed that a response to the individual complaints is not required until after a consolidated complaint has been filed. The Company cannot predict the outcome of the Securities Litigation, but believes that the allegations lack merit and will vigorously defend against them. The Company anticipates that it will move to dismiss plaintiff’s consolidated class action complaint.

     On April 7, 2006, Kenneth R. Cope filed a derivative complaint against the directors of the Company before the United States District Court for the Middle District of Florida. The complaint is entitled Cope v. Reuter, et al., Case No. 06-CV-00449-JA-DAB. Mr. Cope alleges that the directors breached their fiduciary duties by failing to supervise and manage the operations of the company, among other claims. Mr. Cope's complaint appears to relate principally to the Company's previously announced intention to restate certain past financial statements; Mr. Cope also recites many of the same allegations contained in the Securities Litigation. (This litigation is referred to as the “Derivative Action.”) Mr. Cope seeks unspecified damages from the directors on behalf of the Company. The Company's management cannot predict the outcome of the Derivative Action, but believes that the allegations lack merit and will vigorously defend against them.

     On March 30, 2006 and May 3, 2006, two purported shareholders of the Company made separate demands on the Company’s board of directors. These demands raise many if not all of the same issues as the derivative action, but asks the independent directors to investigate the charges and to take “legal action against those individuals responsible.”

     In accordance with governing Florida law, the Company formed a special committee of independent directors (Tom Crane, Jay Rosen and Aldo Berti) to review and investigate the two derivative demands and the allegations of the derivative complaint, to oversee settlement discussions and to make recommendations concerning the handling of the demands and the complaint to the full board of directors. To assist with this charge, the special committee has retained the law firm of Morris, Nichols, Arshdt & Tunnel.

     The Company is currently involved in active settlement negotiations with the attorneys representing the shareholders to address the issues raised in the derivative demands and the derivative action. Although the outcome of these discussions cannot be predicted, the Company hopes to resolve the issues raised on an amicable basis and, thus, avoid the expense and uncertainty of protracted litigation.

     Except for the above matters, neither we nor any of our subsidiaries or managed practices are a party to any other legal action or proceeding which we believe could have a material adverse effect on our business, financial condition or results of operation.

MANAGEMENT

Board of Directors and Executive Officers

     The following table sets forth the directors and executive officers of the Company as of December 31, 2005. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders. Officers and other employees serve at the will of the Board of Directors.

                                                                                         Board Member

Executive Officer’s Name                               Age               Since               Positions

Randy Lubinsky	53	2000	Chief Executive Officer and Director
Mark Szporka	50	2000	Chief Financial Officer and Director
Ronald Riewold	58	2002	President and Director
Merrill Reuter, M.D.	45	2002	President of AOSF and Chairman
Jay Rosen, M.D	47	2000	Director
Arthur J. Hudson	54	2002	Director
Robert Fusco	55	2002	Director
Aldo F. Berti, M.D.	58	2004	Director
Thomas J. Crane	48	2004	Director

     Randy Lubinsky, Chief Executive Officer and Director of the Company, joined the Company on August 1, 2000 and has served as a Director of the Company since 2000. Mr. Lubinsky has over 25 years experience as a healthcare entrepreneur and investment banker. He has built businesses from the start-up phase in the healthcare and real estate industries, and has assisted several public companies in implementing roll-up strategies. In March of 2000, Mr. Lubinsky co-founded Quest Capital Partners, LC in Orlando, Florida, an investment banking firm specializing in healthcare where he acted as Managing Director until he joined PainCare in August of 2000. From September of 1999 until March of 2000, Mr. Lubinsky served as a Director of Cloverleaf Capital Advisors, L.L.C., an investment banking firm specializing in healthcare and e-learning, located in Ocoee, Florida. Mr. Lubinsky received a BA degree in finance from Florida International University.

     Mark Szporka, Chief Financial Officer and Director of the Company joined the Company on August 1, 2000 and has served as a Director of the Company since 2000. Mr. Szporka has in excess of 25 years experience as an investment banker, chief financial officer and strategic planner. In March of 2000, he co-founded Quest Capital Partners, LC in Orlando, Florida, an investment banking firm specializing in healthcare where he acted as a Director until he joined PainCare in August of 2000. From September of 1999 until March of 2000, Mr. Szporka served as a Director of Cloverleaf Capital Advisors, L.L.C., an investment banking firm specializing in healthcare and e-learning, located in Ocoee, Florida. Mr. Szporka received a MBA from the University of Michigan and a BBA from the University of Notre Dame. He is a Certified Public Accountant (non-active) in New York.

     Ronald L. Riewold, is the Company’s President and Director and has served as a Director of the Company since 2002. Effective February 7, 2003, the Board elected Mr. Riewold to succeed Dr. Rosen as President of the Company. From December 1999 until January 2001, Mr. Riewold served as a consultant for American Enterprise Solutions, Inc. (“AESI”), a healthcare delivery system and internet utility located in Tampa, Florida which focused on the connectivity of the Internet in the healthcare industry. Mr. Riewold later became Executive Vice President, then President and Chief Operating Officer of AESI. Mr. Riewold has a BA degree from Florida State University and a MBA from Temple University.

     Merrill Reuter, M.D., is the Company’s Chairman of the Board and is the President of the Company’s subsidiary, Advanced Orthopaedics of South Florida, Inc. (AOSF). He has served as a Chairman of the Board of Directors since 2002. Dr. Reuter founded Advanced Orthopaedics of South Florida, Inc. in Lake Worth, Florida in 1992 and from that date until the present has served as its President and Medical Director. He received a BS degree from Tulane University in 1982 and a Masters in Medical Science and a Medical Degree from Brown University in 1986. Dr. Reuter completed his General Surgical Internship and Orthopedic Surgery Residency Training Program at the University of Texas Medical Branch in Galveston, Texas.

     Jay L. Rosen, M.D., has served as a Director of the Company since 2000 and served as President of the Company until February 7, 2003. Dr. Rosen has over 15 years experience as a healthcare entrepreneur. Since 1992, he has and continues to serve as Chief Executive Officer and Executive Director of Tampa Bay Surgery Center, Inc., an outpatient surgical facility that specializes in minimally invasive spinal surgery and pain management procedures in Tampa, Florida. During his tenure with Tampa Bay Surgery Center, Dr. Rosen has successfully developed and managed outpatient surgery, diagnostic, specialized ambulatory treatment and physical rehabilitation centers. He also is active in managing Seven Springs Surgery Center in New Port Richey, Florida. Dr. Rosen received a BS degree from Fordham University and Medical Degree from Cetec University. He performed graduate medical research at Hahnemann University in Philadelphia and the Medical Center at SUNY at Stony Brook. Dr. Rosen is a Diplomat of the American Board of Quality Assurance and Utilization Review Physicians. He currently serves on the Board of Directors for Tampa Bay Surgery Center, Inc., Tampa Bay Surgery Associates, Inc., Rehab One, Inc., Open MRI & Diagnostic Center, Inc., Immuvac, Inc., and Intellicare, Inc.

     Arthur J. Hudson, has served as a Director of the Company since November 2002. Mr. Hudson has been employed with Fidelitone, Inc. of Wauconda, Illinois since 1974. He currently serves as Senior Vice President of Corporate Development for the full service inventory management, distribution and logistics company. From 1998 to 2001, he also served as head of international sales for Aero Products International, Inc., a wholly owned subsidiary of Fidelitone. Mr. Hudson is a member of the board of directors of Fidelitone. He received a B.S. degree in economics from Colorado State University.

     Robert Fusco, has served as a Director of the Company since November 2002. Mr. Fusco has over twenty years experience in the healthcare industry and was responsible for building Olsten Corporation into one of the largest home health and specialty pharmaceutical distribution services companies in North America. Since March 2000 when Olsten Corporation was sold to Addecco Corporation, Mr. Fusco has been an independent consultant. From January 1985 to April 2000, Mr. Fusco served in various capacities including President of Olsten Health Services and Executive Vice President of Olsten Corporation. From 1979 to 1985, he served as Executive Vice President of Bio-Medical Applications, inc., a subsidiary of National Medical Care, Inc., and had profit and loss responsibility for over 180 dialysis clinics nationally. Mr. Fusco received a BS degree from Manhattan College.

     Aldo F. Berti, M.D., has served as a Director of the Company since November 2004. Since 1980, Dr. Berti has owned and provided physician and neurosurgical services to Aldo F. Berti, M.D. P.A. located in Miami, Florida. Additionally, Dr. Berti is an international medical and neurosurgical consultant, having published numerous academic articles and presented extensively at Medical Conferences worldwide. Dr. Berti has developed an expertise, and has a special interest, in complex spinal surgery, pain management, and spine rehabilitation. Dr. Berti is the Associate Director for Latin America at the Gamma Knife Institute at Jackson Memorial Medical Center at the University of Miami School of Medicine. Dr. Berti is a Fellow at the American College of Surgeons and the American Academy of Pediatrics. Dr. Berti has pioneered the field of CyberKnife Radiosugery in the State of Florida by having performed the first procedure in December of 2003. In the past Dr. Berti has been elected as chief of neurosurgery and chief of the department of surgery at Cedars Medical Center of Miami. Dr. Berti is affiliated with the following hospitals: Cedars Medical Center, Miami, Florida; Jackson Memorial Medical Center -Gamma Knife Institute, Miami, Florida; North Shore Medical Center, Miami, Florida; Palm Springs Hospital, Miami, Florida; and South Miami Hospital, Miami, Florida.

     Thomas J. Crane, has served as a Director of the Company since November 2004. Since January 1991, Mr. Crane has owned and operated a specialized law practice located in Naples, Florida. Beginning in 2000, Mr. Crane formed, and currently acts as the Managing Director, of Cloverleaf Capital International, LLC, an investment banking firm focused on media, technology, and health care. In 1990, Mr. Crane founded and became President/CEO of Southwestern Broadcasting Corporation (SBC), a Naples, Florida based radio station group owner. In August of 1998, SBC sold its assets to Broadcast Entertainment Corporation (BEC), an affiliated company operating radio stations in Texas, New Mexico, and California. Mr. Crane was, at the time of the sale, and remains a principal shareholder and Chairman of the Board of Directors of BEC, with its corporate offices located in Clovis, New Mexico. Mr. Crane also sits on the Boards of Compass Knowledge Holdings, Inc. based in Ocoee, Florida and XTEL, Inc., a telecommunications network based in Miami, Florida, and has published several legal articles concerning media, broadcasting, and communications. Mr. Crane holds a Juris Doctor degree from the University of Miami, School of Law, Miami, Florida, a Bachelor of Arts degree from Florida State University, Tallahassee, Florida and a Certificate of Languages from the University of Paris (Sorbonne), Paris, France. Mr. Crane is licensed to practice law in the States of Florida and Texas.

Executive Compensation

     The following table sets forth compensation paid by the Company to each person who served in the capacity of Chief Executive Officer during 2005, 2004 and 2003, and other officers of the Company whose total annual salary and bonus for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 exceeded $100,000 (collectively, the “Named Executive Officers”).

Summary Compensation Table:
Long Term Compensation Awards
	Annual Compensation				Awards		Payouts
Name & Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation	Restricted Stock Award(s) $	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)

Randy Lubinsky, CEO (1)(4)	2005 2004 2003	$ 296,667 $ 262,500 $ 220,833	$ 280,000 $ 300,000 $ 46,739	$20,892 $20,603 $19,390	$ -0- $ -0- $ -0-	175,000 100,000 1,050,000	$ -0- $ -0- $ -0-	$ -0- $ -0- $ -0-

Mark Szporka, CFO (2)(4)	2005 2004 2003	$ 271,667 $ 237,500 $ 195,833	$ 280,000 $ 250,000 $ 46,739	$24,944 $24,522 $24,406	$ -0- $ -0- $ -0-	175,000 100,000 1,050,000	$ -0- $ -0- $ -0-	$ -0- $ -0- $ -0-

Ronald Riewold, President (3)(5)	2005 2004 2003	$ 271,667 $ 183,333 $ 175,000	$ 210,000 $ 125,000 $ -0-	$24,944 $24,522 $24,248	$ -0- $ -0- $ -0-	175,000 1,250,000 -0-	$ -0- $ -0- $ -0-	$ -0- $ -0- $ -0-

(1)	Randy Lubinsky has served as our Director and the Chief Executive Officer since our reorganization on August 1, 2000. Pursuant to an employment agreement entered into in August 2000 and amended on August 1, 2002, Mr. Lubinsky received annual salary payments equal to $200,000 and certain perquisites and other benefits. This employment agreement was subsequently amended on August 1, 2003, increasing Mr. Lubinsky’s annual salary to $250,000. This employment agreement was amended again on August 1, 2004, increasing Mr. Lubinsky’s annual salary to $280,000 and subsequently amended on August 1, 2005, increasing Mr. Lubinsky’s annual salary to $320,000. For the fiscal year ended December 31, 2005, the Company paid Mr. Lubinsky a car allowance of $12,000 and paid health and dental insurance premiums of $8,892. See “Employment Agreements.”

(2)	Mark Szporka has served as a Director and Chief Financial Officer since our reorganization on August 1, 2000. Pursuant to an employment agreement entered into in August 2000 and amended August 1, 2002, Mr. Szporka received annual salary payments equal to $175,000 and certain perquisites and other benefits. This employment agreement was subsequently amended on August 1, 2003, increasing Mr. Szporka’s annual salary to $225,000.

This employment agreement was amended again on August 1, 2004, increasing Mr. Szporka’s annual salary to $255,000 and subsequently amended on August 1, 2005, increasing Mr. Szporka’s annual salary to $295,000. For the fiscal year ended December 31, 2005, the Company paid Mr. Szporka a car allowance of $12,000 and paid health and dental insurance premiums of $12,944. See “Employment Agreements.”

(3)	Ronald Riewold has served as a Director since November 8, 2002 and President since February 7, 2003. Pursuant to an employment agreement entered into in February 2003, Mr. Riewold received annual salary payments equal to $175,000 and certain perquisites and other benefits. This employment agreement was amended on November 2, 2004, increasing Mr. Riewold’s annual salary to $225,000. This employment agreement was amended again on August 1, 2005, increasing Mr. Riewold’s annual salary to $295,000. For the fiscal year ended December 31, 2005, the Company paid Mr. Riewold a car allowance of $12,000 and paid health and dental insurance premiums of $12,944. See “Employment Agreements.”

(4)	Two hundred thousand (200,000) options were granted to Mr. Lubinsky and 200,000 options were granted to Mr. Szporka on August 1, 2000 under the Company's 2000 Stock Option Plan. One million (1,000,000) options were granted to Mr. Lubinsky and 1,000,000 options were granted to Mr. Szporka on August 1, 2002 under the Company’s 2001 Stock Option Plan. One Hundred Fifty thousand (150,000) options were granted to Mr. Lubinsky and 150,000 options were granted to Mr. Szporka on June 2, 2003 under the Company’s 2001 Stock Option Plan. Nine Hundred thousand (900,000) options were granted to Mr. Lubinsky and 900,000 options were granted to Mr. Szporka on September 11, 2003 under the Company’s 2001 Stock Option Plan.

One hundred thousand (100,000) options were granted to Mr. Lubinsky and 100,000 options were granted to Mr. Szporka on August 1, 2004. One hundred seventy-five thousand (175,000) options were granted to Mr. Lubinsky and 175,000 options were granted to Mr. Szporka on August 1, 2005. Except for the initial 200,000 options granted to Messrs. Lubinsky and Szporka which were exercised by these individuals in February 2005, none of these options have been exercised to date.

(5)	Seven hundred seventy-five thousand (775,000) options previously granted to Mr. Riewold immediately vested upon the execution of his employment agreement in February 2003. Four hundred seventy-five thousand (475,000) options were granted to Mr. Riewold on February 7, 2004 and seven hundred seventy-five thousand (775,000) options were granted to Mr. Riewold on October 16, 2004. One hundred seventy-five thousand (175,000) options were granted to Mr. Riewold on August 1, 2005. None of these options have been exercised to date.

     Stock Option Grants in 2005

     The following table sets forth information regarding grants of stock options during the fiscal year ending December 31, 2005 made to the Named Executive Officers who have received Company option grants.

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Stock Options Granted (#)	% of Total Stock Options Granted to Employees in Fiscal 2005	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)

Randy Lubinsky	175,000	19%	$ 4.00	8/1/10	$ 194,250	$ 427,000
Mark Szporka	175,000	19%	$ 4.00	8/1/10	$ 194,250	$ 427,000
Ronald Riewold	175,000	19%	$ 4.00	8/1/10	$ 194,250	$ 427,000

     Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the exercise of options during the year ended December 31, 2005 and unexercised options held as of the end of fiscal 2005.

Name	Shares Received on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-End(2) Exercisable/Unexercisable	Value of Unexercised In-the- Money Options at FY-End ($) (1)(2) Exercisable/Unexercisable
Randy Lubinsky	197,531	$ 634,075	1,575,000/750,000	$ 4,564,000/$2,445,000
Mark Szporka	197,531	$ 634,075	1,575,000/750,000	$ 4,564,000/$2,445,000
Ronald Riewold	0	$ 0	1,450,000/750,000	$ 4,156,500/$2,445,000

(1)	Calculated based on the fair market value of $3.26 per share at the close of trading on December 30, 2005 as reported by the AMEX, minus the exercise price of the option.
(2)	The unvested portion of the unexercised options, vested on January 1, 2006.

Employment Agreements

     Randy Lubinsky, CEO. Mr. Lubinsky serves as Chief Executive Officer of the Company for a term expiring on December 31, 2010. The principal terms of Mr. Lubinsky’s employment agreement, as amended, are as follows: (i) an annual salary of $320,000, which may be increased from time to time at the discretion of the board of directors; (ii) stock options to purchase 175,000 (exercisable at $4.00 per share) shares of the Company’s common stock; (iii) health and dental insurance coverage; (iv) term life insurance; (v) an annual bonus of $200,000, plus a discretionary bonus up to 150% of salary and (vi) such other benefits as the Company may provide for its officers in the future.

     Mark Szporka, CFO. Mr. Szporka serves as Chief Financial Officer for the Company for a term expiring on December 31, 2010. The principal terms of Mr. Szporka’s current employment agreement, as amended, are as follows: (i) an annual salary of $295,000, which may be increased from time to time at the discretion of the board of directors; (ii) stock options to purchase 175,000 (exercisable at $4.00 per share) shares of the Company’s common stock; (iii) health and dental insurance coverage; (iv) term life insurance; (v) an annual bonus of $200,000, plus a discretionary bonus up to 150% of salary and (vi) such other benefits as the Company may provide for its officers in the future.

     Ronald Riewold, President. Mr. Riewold serves as President for the Company for a term expiring on December 31, 2010. The principal terms of Mr. Riewold’s current employment agreement, as amended, are as follows: (i) an annual salary of $295,000, which may be increased from time to time at the discretion of the board of directors; (ii) stock options to purchase 175,000 (exercisable at $4.00 per share) shares of the Company’s common stock; (iii) health and dental insurance coverage; (iv) term life insurance; (v) an annual bonus of $200,000, plus a discretionary bonus up to 150% of salary and (vi) such other benefits as the Company may provide for its officers in the future.

     Merrill Reuter, M.D. Advanced Orthopaedics of South Florida II, Inc. (“AOSF”), a wholly-owned subsidiary of the Company, entered into an employment agreement with Merrill Reuter, M.D. to serve as its President and Medical Director for an initial term expiring on December 31, 2009. This employment agreement was amended during 2004, which extended the term through December 31, 2011. The principal terms of Dr. Reuter’s amended employment agreement are as follows: (i) an annual salary of $300,000 during fiscal year 2004, $500,000 during fiscal year 2005 and $750,000 per year for each year thereafter; (ii) stock options to purchase shares of the Company’s common stock as approved by the stock option committee of the Company; and (iii) health and disability insurance coverage. In the event that AOSF terminates the agreement “Without Cause” or Dr. Reuter terminates the agreement “For Cause,” Dr. Reuter will receive a lump sum severance payment of $1,000,000.

Compensation Committee Report on Executive Compensation

Compensation Governance

     This report describes our executive compensation program and the basis on which the 2005 fiscal year compensation determinations were made by us for the executive officers of the Company, including our Chief Executive Officer and the Named Executives. We establish all components of executive pay and recommend or report our decisions to the Board of Directors for approval.

     Our duties include recommending to the Board of Directors the base salary levels for all executive officers as well as the design of awards in connection with all other elements of the executive pay program. We also evaluate executive performance and address other matters related to executive compensation.

Compensation Policy and Overall Objectives

     In developing recommendations regarding the amount and composition of executive compensation, our goal is to provide a compensation package that will enable the Company to attract and retain highly qualified individuals for its executive positions. In addition, our objectives include rewarding outstanding performance and linking the interests of our executives to the interests of our stockholders. In determining actual compensation levels, we consider all elements of the program in total rather than any one element in isolation.

     We believe that each element of the compensation program should target compensation levels at rates that take into account current market practices. Offering market-comparable pay opportunities allows us to maintain a stable, successful management team.

     The key elements of our executive compensation are base salary, discretionary annual bonuses, long-term incentives, and various other benefits, including medical insurance, which are generally available to all employees of the Company. Each of these is addressed separately below.

Base Salaries

     We regularly review each executive’s base salary. The base salary ranges of the Company's executives are targeted to be in the range of the median base pay ranges of similarly positioned executives in the group of comparable companies selected for compensation comparison purposes.

     Base salaries for executives are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. Increases to base salaries are driven primarily by performance, which is evaluated based on sustained levels of contribution to the Company, and/or salary increases in the industry for similar companies with similar performance profiles.

Annual Bonuses

     Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Company’s employment agreements with its Chief Executive Officer, Chief Financial Officer, and President, provide for the payment of an annual bonus to said individuals in the total amount of 11% of the Company’s EBITDA. For the year ended December 31, 2005, the foregoing senior executives agreed to accept an annual bonus in the total amount of $770,000, which is less than 11% of the Company’s EBITDA. Effective January 1, 2006, this bonus structure was amended providing the above named officers minimum bonuses of $200,000 up to a maximum of 150% of their base salary in any one calendar year.

     Long-Term Incentives

     Our stock option program is designed to align the long-term interest of executives, certain middle managers and other key personnel to the long-term interests of our stockholders and, therefore, are typically granted upon commencement of employment. Stock options are granted at an option price not less than the fair market value of the Company's Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates following the date the options are granted. Further, stock options are typically subject to a 36-month vesting period. The Committee awards stock options on the basis of individual performance and/or achievement of internal strategic objectives. This approach focuses executives on the creation of stockholder value over the long term and encourages equity ownership in the Company.

     Tax Considerations

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

     Conclusion

     We believe that attracting and retaining management and employees of high caliber is essential to maintaining a high-performing organization that creates long-term value for its stockholders. We also believe that offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of officers and other key employees with those of stockholders. We believe that the Company's 2005 fiscal year compensation program met these objectives.

     By the Compensation Committee of the Board of Directors of PainCare Holdings, Inc.

          Thomas Crane
          Aldo Berti, M.D.
          Arthur Hudson

     Compensation Committee Interlocks and Insider Participation

     Randy Lubinsky, the Company’s Chief Executive Officer and Director, served on the Compensation Committee until November 2004.

     Director Compensation

     Cash fees and stock options will be paid to non-employee directors of the Company by the Company for service on the Board of Directors. For being elected to serve during the term year of November 2004 to November 2005 on the Board of Directors, Arthur Hudson, Robert Fusco, Jay Rosen, M.D., Thomas Crane and Aldo Berti, M.D. have each received 25,000 options, exercisable at $2.97 per share and cash compensation of $5,000. In addition, they will receive cash compensation based on the committees they serve on as follows: $5,000 for the Audit Committee, $2,500 for the Stock Option Committee and $2,500 for the Compensation Committee. Directors of the Company who are also officers of the Company receive no additional compensation for their service as directors. All directors are entitled to reimbursement for reasonable expenses incurred in the performance of their duties as members of the board of directors.

     Performance Graph

     The following graph shows the change in our cumulative total stockholder return for the period from July 17, 2002, the effective date of our merger with HelpMate Robotics, Inc., through the end of our fiscal year ending December 31, 2005, based upon the market price of our common stock, compared with the cumulative total return on the American Stock Exchange and AMEX Health Products and Services Index. The graph assumes a total initial investment of $100 as of July 17, 2002, and shows a “Total Return” that assumes reinvestment of dividends, if any, and is based on market capitalization at the beginning of each period. The performance on the following graph is not necessarily indicative of future stock price performance.

Security Ownership of Management and Certain Beneficial Owners

     The following table sets forth certain information as of July 18, 2006 as to the number of shares of the Company common stock that will be beneficially owned by: (i) each person that beneficially owns more than 5% of the outstanding shares of the Company common stock; (ii) each director of the Company; (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company; and (iv) the Company executive officers and directors as a group.

     The holders listed below will have sole voting power and investment power over the shares beneficially held by them. The table below includes shares subject to options, warrants and convertible notes.

Beneficial Ownership (1) Name of Beneficial Owner	Shares	Percent	Current Position
Merrill Reuter, M.D. (2)	1,914,810	2.9%	Chairman of the Board, President - AOSF
Randy Lubinsky (3) (11)	3,351,970	5.1%	CEO and Director
Mark Szporka (4) (11)	3,299,871	5.0%	CFO and Director
Ronald Riewold (5)	2,350,000	3.6%	President and Director
Jay Rosen, M.D. (6)	455,000	0.7%	Director
Arthur J. Hudson (7) (11)	600,000	0.9%	Director
Robert Fusco (8)	150,000	*	Director
Thomas J. Crane (9)	59,000	*	Director
Aldo F. Berti, M.D. (10)	55,000	*	Director
All officers, directors, and affiliates as a group (9 persons)	12,235,651	18.2%

* Less than 0.2%

(1)	Based on an aggregate of 65,686,016 shares of the Company’s common stock outstanding as of July 18, 2006.

(2)	Includes the impact of the merger on January 1, 2001 between the Company’s subsidiary, PainCare Acquisition Company I, Inc., and Advanced Orthopaedics of South Florida, Inc., of which Dr. Reuter was a stockholder, at which time a trust controlled by Dr. Reuter received 1,850,000 shares of common stock and $1,239,000 in convertible debentures, which were paid in full in February of 2004. Dr. Reuter received 62,810 shares of common stock as partial consideration for the Company’s purchase of 50% of his ownership interest in the Lake Worth Surgical Center in May of 2005. In addition, Pamela Reuter, Dr. Reuter’s wife, owns 2,000 shares of our common stock.

(3)	Includes options issued pursuant to the Company’s stock option plans (the “Plans”) to acquire (i) 1,000,000 shares of common stock at $1.00 per share; (ii) 900,000 shares of common stock at $1.93 per share; and (iii) 100,000 shares of common stock at $3.08 per share and (iv) 175,000 shares of common stock at $4.00 per share.

(4)	Includes options issued pursuant to the Company’s stock option plans (the “Plans”) to acquire (i) 1,000,000 shares of common stock at $1.00 per share; (ii) 900,000 shares of common stock at $1.93 per share; and (iii) 100,000 shares of common stock at $3.08 per share and (iv) 175,000 shares of common stock at $4.00 per share.

(5)	Includes options issued pursuant to the Company’s stock option plans (the “Plans”) to acquire (i) 775,000 shares of common stock at $1.00 per share; (ii) 475,000 shares of common stock at $3.02 per share; (iii) 775,000 shares of common stock at $1.90 per share; and (iv) 175,000 shares of common stock at $4.00 per share.

(6)	Includes Plan options to acquire (i) 200,000 shares of common stock at $0.05 per share; (ii) 25,000 shares of common stock at $2.97 per share; and (iii) 30,000 shares of common stock at $1.36 per share.

(7)	Includes Plan options to acquire (i) 70,000 shares of common stock at $0.70 per share; (ii) 25,000 shares of common stock at $2.40 per share; (iii) 25,000 shares of common stock at $2.97 per share; and (iv) 30,000 shares of common stock at $1.36 per share.

(8)	Includes Plan options to acquire (i) 70,000 shares of common stock at $0.70 per share; (ii) 25,000 shares of common stock at $2.40 per share; (iii) 25,000 shares of common stock at $2.97 per share; and (iii) 30,000 shares of common stock at $1.36 per share.

(9)	Includes Plan options to acquire (i) 25,000 shares of common stock at $2.97 per share; and (iii) 30,000 shares of common stock at $1.36 per share.

(10)	Includes Plan options to acquire (i) 25,000 shares of common stock at $2.97 per share; and (iii) 30,000 shares of common stock at $1.36 per share.

(11)	Includes Plan options to acquire 150,000 shares of common stock at $2.25 per share, which were granted and fully vested in accordance with a personal guarantee provided by each Messrs. Lubinsky, Szporka and Hudson with respect to the guarantee of a line of credit with Merrill Lynch Business Financial Services, Inc. This line of credit was subsequently closed in February of 2004.

SELLING SHAREHOLDERS

     The following table sets forth information as of July 18, 2006, as to the beneficial ownership of shares of our common stock by each selling shareholder. The number of shares beneficially owned by each selling shareholder is determined under rules promulgated by the SEC and generally includes voting or investment power over the shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under SEC rules, the number of shares of common stock deemed outstanding includes shares issuable upon conversion of other securities, as well as the exercise of options held by the respective person or group that may be exercised within 60 days after March 31, 2006. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to stock options exercisable within 60 days after March 31, 2006 are included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

     As of July 18, 2006, there were 65,686,016 shares of our common stock outstanding.

	Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering
Selling Stockholders	Common Stock	Percentage of Outstanding Common Stock(1)	Shares being Offered	Common Stock	Percentage of Outstanding Common Stock(1)

MidSummer Investments Ltd.(2)(3)(4)	5,194,722	13.0%	5,194,722	0	*
Islandia, L.P.(3)(A)(4)(5)	4,582,003	11.5	4,582,003	0	*
Aggie Investment, LLC (Guy Dugan)	122,549	*	122,549	0	*
Akira Nakamura and Rurie Nakamura Family Trust(44)	127,000	*	127,000	0	*
Alan Forrester	4,973	*	4,973	0	*
Alan M. Newman	18,000	*	8,000	10,000	*
Alan T. Kawaguchi	30,050	*	30,050	0	*
Alpha Three, FLP(6)	972,222	2.4	972,222	0	*
Alyson Pouls	1,000	*	1,000	0	*
Andrea Trescot, M.D.(7)	1,999,999	5.0	1,999,999	0	*
Angela Ang-Alhadeff	63,001	*	63,001	0	*
Ann H. LeRoux	20,000	*	20,000	0	*
Anthony & Sophia Olofintuyi	16,885	*	16,885	0	*
Arkam Rehman	14,882	*	14,882	0	*
Art Hudson(8)	100,000	*	100,000	0	*
Atica R. Higginbotham	9,920	*	9,920	0	*
Bernice A. & Sarah Eddy Life	5,000	*	5,000	0	*
Big Apple Consulting USA(9)	50,000	*	50,000	0	*
Bob Stastny(10)	100,000	*	100,000	0	*
Bryant A. Bloss, M.D.	13,357	*	13,357	0	*
Carlo Corzine(45)	2,500	*	2,500	0	*
Carmen Rivera	500	*	500	0	*
Carol Rothbart	174,048	*	174,048	0	*
Cesar H. and Noemi A. Dacosa Trust	11,552	*	11,552	0	*
Charles P. Murphy	77,568	*	70,168	7,400	*
Cheryl L. Crosby	29,240	*	29,240	0	*
Christopher Bremer	29,957	*	29,957	0	*
Christopher E. Cenac, M.D.(11)	1,398,382	3.5	1,398,382	0	*
CloverLeaf Capital Advisors(12)	6,000	*	6,000	0	*
Craig A. Reverman	10,000	*	10,000	0	*
Craig R. Patchell	7,092	*	7,092	0	*
DaCosta Trust (Noemi Gomez)	4,575	*	4,575	0	*
Dale & Janet Kassens	6,693	*	6,693	0	*
Dale C. Lachtman	68,799	*	68,799	0	*
Danny W. Cartwright	2,500	*	2,500	0	*
David C. Baker, M.D.	22,441	*	22,441	0	*
David M. Pollard	34,759	*	24,759	10,000	*
David Torpley	2,500	*	2,500	0	*
Debbie Grier	7,857	*	7,857	0	*
Dennis Nakamura	2,500	*	2,500	0	*
Dennis W. Fletcher	16,962	*	9,962	7,000	*
Derek Fields	2,000	*	2,000	0	*
Donald & Kimberly Johnson	75,605	*	75,605	0	*
Donna Louise Disclafani Revocable Trust (10/22/02)	1,538,461	3.9	1,538,461	0	*
Double Eagle Trust(13)	12,500	*	12,500	0	*
Douglas & Lori Able	1,995	*	1,995	0	*
Douglas B. Freels	2,928	*	2,928	0	*
Doug Stitcher	20,000	*	20,000	0	*
Drue Paden, M.D.	21,008	*	21,008	0	*
Durelle T. & Constance Scott	11,973	*	11,973	0	*
Edward Bittar	25,050	*	25,050	0	*
Edward V. Pannozzo & Francine Lucci-Pannozzo	7,471	*	7,471	0	*
Elite Financial Communications(14)	250,000	*	250,000	0	*
Ernest Larry Wheeler	13,072	*	13,072	0	*
First Trust Co. of Onaga C/F Thomas R. Berg	10,482	*	10,482	0	*
Fran Lucci-Pannozzo	2,500	*	2,500	0	*
Frank and Kimberly Ogrodny	25,000	*	25,000	0	*
Frank Burke	5,000	*	5,000	0	*

Fred Ginsberg	10,000	*	10,000	0	*
G. Derril & Roberta M. Gwinner	15,067	*	15,067	0	*
G. Stephen Fish	2,778	*	2,778	0	*
Gary M. Hyder	52,550	*	50,000	2,550	*
Gary S. Kohler(15)	12,500	*	12,500	0	*
Gerald Coniglio	50	*	50	0	*
Gerald R. Hyder	79,035	*	38,635	40,400	*
Gladys Rivera	500	*	500	0	*
Gray Barrow	3,180	*	3,180	0	*
Greg Rothberg	10,000	*	10,000	0	*
Gregory J. Bellaver	10,000	*	10,000	0	*
Guy Dugan	100,000	*	100,000	0	*
Habersham Place Investments	113,444	*	113,444	0	*
Hal & Shari Tobias	19,891	*	19,891	0	*
Harold E. Ross	30,617	*	30,617	0	*
Henry Mistretta	10,913	*	10,000	913	*
Hillcrest Orthopedics P.A. Profit Sharing Plan FBO Robert M. Wood, M.D.	23,343	*	23,343	0	*
Hugo A. Davalos	50	*	50	0	*
Ian Forrester	10,000	*	10,000	0	*
J. A. Garrabedian	7,353	*	7,353	0	*
J. Gordon & Donna L. Blau	226,940	*	226,940	0	*
James C. Cartwright	20,000	*	20,000	0	*
James & Virginia Hughes	304,878	*	304,878	0	*
James E. Crouse, M.D. & Susan E. Crouse	85,714	*	85,714	0	*
James I. McMillen	91,025	*	91,025	0	*
James J. B. Maynez & Kathleen P. Maynez	19,988	*	19,988	0	*
James K. Luchs, Jr.	1,543	*	1,543	0	*
James L. Hughes	150,000	*	150,000	0	*
James N. Topolgus	42,286	*	39,936	2,350	*
James R. McAtee	15,050	*	15,050	0	*
James Robert Rappaport	81,878	*	81,878	0	*
James W. Long	31,978	*	31,978	0	*
Janine E. Burgher-Jones	50	*	50	0	*
Jeff Rich	10	*	10	0	*
Jeffrey A. Broder	16,775	*	16,775	0	*
Jeffrey A. Rich & Candice Fox	3,631	*	3,631	0	*
Jeffrey E. Middeldorf, Trustee Middeldorf
Medical Group, P.C. U/A dated	21,803	*	21,803	0	*
Jeffrey Rich & Candice Fox	3,504	*	3,504	0	*
Jeffrey Rothberg	10,000	*	10,000	0	*
Jeffrey Sawyer	6,951	*	6,951	0	*
Jennifer Anne Mott (Joseph M. Mott III, Custodian)	2,000	*	2,000	0	*
Jerry & Carolyn Bauer	7,032	*	7,032	0	*
Jerry S. Katz	25,000	*	25,000	0	*
Jessica A. Lipsker	25,000	*	25,000	0	*
Jimmy Smith	20,000	*	20,000	0	*
John Citti	52,180	*	52,180	0	*
John D. Best	357,143	*	357,143	0	*
John Cartwright	20,000	*	20,000	0	*
John J. Taddei	10,000	*	10,000	0	*
John McCall(16)	5,000	*	5,000	0	*
John Rollas	50,000	*	50,000	0	*
John Vick(17)	2,566,666	6.4	2,566,666	0	*
Joseph Doerr	8,220	*	8,220	0	*
Joseph M. Mott, III	425,147	1.1	425,147	0	*
Joseph M. Mott, IV (Joseph M. Mott, III, Custodian)	2,000	*	2,000	0	*
Joseph P. Athanas	51,374	*	51,374	0	*
Joseph R. Schopfer	7,032	*	7,032	0	*
Joshua Lipsker	27,000	*	25,000	2,000	*
Joy Constine Wallenberg, M.D.	6,423	*	6,423	0	*
Juan J. Capello, M.D., Capello Family Partners	298,828	*	298,828	0	*
Kang Sun Lee	80,869	*	80,869	0	*
KBL Investment, Inc.(46)	408,333	*	408,333	0	*
Kelly Best	50	*	50	0	*
Kevin P. Byrnes	4,981	*	4,981	0	*

Kevin W. & Kelly A. Lanighan	150,123	*	150,123	0	*
Kevin McManus	5,000	*	5,000	0	*
Kirk Mauro, M.D.(18)	2,166,939	5.3	2,166,939	0	*
Kirk Tovey (12/23/02)	1,000,000	2.5	1,000,000	0	*
Larry Bennett	500	*	500	0	*
Larry Leighton	4,944	*	4,944	0	*
Lauren Leslie Colvin	2,857	*	2,857	0	*
Leisure Yu & Susan Cochran Ttee	77,160	*	77,160	0	*
Leslie & Gerry Stephens	7,716	*	7,716	0	*
Lewis E. McAtee	1,516	*	1,516	0	*
Lizet N. Santos	2,500	*	2,500	0	*
Loma Linda Orthopedic (Leisure Yu)	13,000	*	13,000	0	*
Louis Sanders Constine III, M.D. & Sally Joanne Constine	12,771	*	12,771	0	*
Louise A. Breakstone	50	*	50	0	*
Lydia Rivera	500	*	500	0	*
Mandy R. Angelo	7,447	*	7,447	0	*
Marc J. Adelsheimer	9,337	*	9,337	0	*
Maria P. Sperando	417,486	1.0	417,486	0	*
Mark Brennan	50	*	50	0	*
Mark Jason Spector	203,059	*	200,059	3,000	*
Mark Willard Howard	111,607	*	111,607	0	*
Mary & Mandy Angelo	17,238	*	12,920	4,318	*
Mary Anne & Wayne Domin	500	*	500	0	*
Mary L. Angelo	7,447	*	7,447	0	*
Maurice Buchsbaum	61,385	*	61,385	0	*
Mayra Montero	1,250	*	1,250	0	*
Medical Rehabilitation Associates Inc., P.C.	23,052	*	23,052	0	*
Michael Giovanniello	8,001	*	8,001	0	*
Mike Lively	5,000	*	5,000	0	*
Michael J. Angelo	994	*	994	0	*
Michael Martire, M.D.(19)	902,777	2.2	902,777	0	*
Michael R. Jordan	6,703	*	6,703	0	*
Mid-America Orthopaedic Surgery (G. Farley & T. Weiss)	64,655	*	64,655	0	*
Mike Mabry	50	*	50	0	*
Mitchell R. Schrudder	50,000	*	50,000	0	*
MMESS Consulting, LLC	28,423	*	28,423	0	*
Musaddiq Rehman	9,920	*	9,920	0	*
Nancy Rivera	500	*	500	0	*
Noelle M. Dinse	17,500	*	17,500	0	*
Nolan Ang	10,402	*	10,402	0	*
Patrick J. & Virginia R. Noon	82,143	*	68,643	13,500	*
Paul Abbey	966	*	966	0	*
Paul J. Krebs	7,310	*	7,310	0	*
Peter G. Wernicki	20,050	*	20,050	0	*
Peter Rothbart(20)	140,000	*	140,000	0	*
Physical Medicine Associates PC Profit Sharing Plan	9,221	*	9,221	0	*
Rabia Tai	25,000	*	25,000	0	*
Randall F. & Deirdre K. O’Brien	50,050	*	50,050	0	*
Randy A. Bean	14,838	*	11,838	3,000	*
Rehab Management Group, Inc.(21)	798,006	2.4	798,006	0	*
Resources Trust FBO Colleen T. Catania	200,000	*	200,000	0	*
Richard B. Patt, M.D.	19,380	*	19,380	0	*
Richard F. Mackin (First Trust Company of Onaga)	50,000	*	50,000	0	*
Richard L. Hyder	2,500	*	2,500	9	*
Rick Bennett	12,000	*	10,000	2,000	*
RMC Ventures II, Limited Partnership	170,076	*	70,076	0	*
Robert G. Valentine	17,971	*	17,971	0	*
Robert J. Fast	10,000	*	10,000	0	*
Robert Kalb	50	*	50	0	*
Robert M. Collins	20,050	*	20,050	0	*
Robert M. Wasserman(47)	41,500	*	41,500	0	*
Robert M. Wasserman Marital Trust(48)	31,750	*	31,750	0	*
Robert McGuire	88,587	*	88,587	0	*
Robert Miller	3,193	*	3,193	0	*

Romilio Santos III	1,250	*	1,250		0	*
Romilio Santos, Jr. and Dora L. Santos	2,416	*	2,416		0	*
Ron Riewold (22)	25,000	*	25,000		0	*
Ronald & Roslyn Katz	149,685	*	149,685		0	*
Ronald L. & Anita L. Bierbaum	10,000	*	10,000		0	*
Ronald Vita (23)	50,000	*	50,000		0	*
Salvadore & Monica M. Ramos	10,000	*	10,000		0	*
Samuel Smargon	5,000	*	5,000		0	*
Saqib Bashir Khan, M.D.(24)	2,100,980	5.3	2,100,980		0	*
Scott R. Jahnke	50,050	*	50,050		0	*
Shasqua Limited	276,582	*	276,582		0	*
Sheldon T. Katz	572,496	1.4	572,496		0	*
Sheree Pouls	2,500	*	2,500		0	*
Simon Family Trust (25)	63,500	*	63,500		0	*
Spyros & Maria Panos	11,836	*	11,836		0	*
Stan Swartz (26)	227,222	*	227,222		0	*
Stanley M. & Ann Marie Zagorski	16,583	*	16,583		0	*
Stephen A. Smith, M.D.	264,085	*	264,085		0	*
Stephen E. Howard	83,705	*	83,705		0	*
Stephen Flood, M.D.	50,988	*	50,988		0	*
Stephen M. & Betty Lou Neely	2,415	*	2,415		0	*
Sterling Financial(27)	7,500	*	7,500		0	*
Steven Pouls	43,994	*	43,994		0	*
Stockbroker Associates Corporation(28)	100,000	*	100,000		0	*
Stringfellow Trust(29)	63,500	*	63,500		0	*
Suzanne McKinney	12,584	*	7,584		5,000	*
Terry L. & Brenda Coleman	64,655	*	64,655		0	*
The NCCCK Children’s Trust(30)	972,222	2.4	972,222		0	*
Thomas & Colleen Catania	699,790	1.8	699,790		0	*
Thomas E. & Brenda E. Wilson	2,447	*	2,447		0	*
Thomas T. Hughes	35,500	*	35,500		0	*
Timothy C. & Cheryl R. Taddie	6,750	*	5,000		1,750	*
Todd Crook	12,500	*	12,500		0	*
Topolgus Surgical Pension Plan	2,050	*	2,050		0	*
T. Vann Pelt	5,000	*	5,000		0	*
Virgil & Angela Hilliard	3,655	*	3,655		0	*
Vladimir Kravchenko(31)	337,980	*	337,980		0	*
W. Scott Bohlke	27,731	*	27,731		0	*
William Campbell Mott (Joseph M. Mott III, Custodian)	2,000	*	2,000		0	*
William G. Murphy Jr.	11,175	*	11,175		0	*
William Jordan(49)	5,000	*	5,000		0	*
Yesenia Hernandez	500	*	500		0	*
Yolanda Svitak	6,972	*	4,972		2,000	*
Yvonne Pollard	7,250	*	7,250		0	*
Laurus Master Fund Ltd.(32)(33)(34)	5,783,732	14.5	5,783,732	(34)	0	*
The Windsor Family Limited Partnership(35)	207,188	*	207,188		0	*
Windsor Nongrantor Trust (U/D/T 2004)(36)	638,515	*	638,515		0	*
Graves Nongrantor Trust (U/D/T 2004)	66,641	*	66,641		0	*
Jeffrey Wayne(37)	908,143	2.3	908,143		0	*
Michael Wayne(38)	919,271	2.3	919,271		0	*
Rick Taylor, D.O.(39)	1,511,545	3.8	1,511,545		0	*
William B. Zolper, M.D.(40)	666,445	1.7	666,445		0	*
Wright Non-Grantor Trust	67,000	*	67,000		0	*
R.E. Wright FLP	33,000	*	33,000		0	*
Alo Non-Grantor Trust	100,000	*	100,000		0	*
Robert Wright, M.D.(41)	680,000	1.7	680,000		0	*
Kenneth Alo, M.D.(42)	680,000	1.7	680,000		0	*
First Albany Capital(43)	65,000	*	65,000		0	*
Ali-El Mohandes(50)	378,143	1.0	378,143		0	*
Bradley Vilims(51)	707,060	1.6	707,060		0	*
Bruce Lockwood(52)	864,239	1.8	864,239		0	*
C. Edward Anderson, Jr., M.D.(53)	1,071,698	2.4	1,071,698		0	*
Capital Ventures International(54)	454,334	*	454,334		0	*
Christopher J. Centeno(55)	2,055,418	4.4	2,055,418		0	*
Crown Investment Partners, LP(56)	225,350	*	225,350		0	*
Floyd O. Ring, Jr.(57)	849,162	1.9	849,162		0	*

Gary Lustgarten Profit Sharing & Trust	149,763	*	149,763	0	*
Gruber & McBaine International(58)	366,192	*	366,192	0	*
J. Patterson McBaine(59)	169,012	*	169,012	0	*
John D. Bender(60)	864,239	1.8	864,239	0	*
John R. Schultz(61)	952,513	2.1	952,513	0	*
Jon D. & Linda W. Gruber Trust(62)	169,012	*	169,012	0	*
Laguintas Partners, LP(63)	985,903	1.5	985,903	0	*
Lawrence F. Cohen(64)	663,400	1.5	663,400	0	*
Lester A. Zuckerman(65)	1,926,397	5.1	1,926,397	0	*
Marc A. Loev(66)	1,926,397	5.1	1,926,397	0	*
Mark H. Coleman(67)	728,545	2.0	728,545	0	*
The Reuter Tenancy of the Entireties Trust dated 4/1/98, Merrill Reuter & Pamela Reuter Trustees(68)	1,850,000	2.9	62,810	1,787,190	2.8
Michael J. Daly(69)	1,068,749	2.7	1,068,749	0	*
Midsummer Investments, Ltd.(70)	5,194,722	8.1	1,135,833	4,058,889	6.4
Prabaal Dey(71)	1,926,397	5.1	1,926,397	0	*
PSHS Partnership Ventures, Inc.(72)	980,571	3.1	980,571	0	*
Randall W. Rodgers(73)	17,645	*	17,645	0	*
Richard A. Flores(74)	1,006,555	2.3	1,006,555	0	*
Robert E. Carpenter(75)	423,486	1.0	423,486	0	*
Scott Brandt(76)	654,971	1.5	654,971	0	*
Shepherd Investments International, Ltd.(77)	1,056,325	1.7	1,056,325	0	*
The Crown Advisors #3(78)	46,478	*	46,478	0	*
The Crown Advisors #5(79)	46,478	*	46,478	0	*

    * Less than one percent
(1)	Based upon 65,686,016 shares outstanding on July 18, 2006.
(2)	Midsummer Capital, LLC is the investment manager to Midsummer Investment Ltd. By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer Investment Ltd. Midsummer Capital, LLC disclaims beneficial ownership of such shares. Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of our common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of our common stock and neither person has any legal right to maintain such delegated authority.
(3)	Represents 120% of: (A) (i) 2,081,663 shares that are issuable upon conversion of the $3,955,160 million in principal amount of our 7.5% convertible debentures due 2006 at a fixed conversion price of $2.6121 per share with respect to principal converted prior to October 15, 2004 and an adjusted fixed conversion price of $1.90 per share thereafter, (ii) 439,101 shares that would be issuable if we elect to pay interest on the 2006 debentures through the issuance of shares of common stock, assuming for the purpose of this prospectus, a market value of $2.0877 per share, or 80% of the conversion price with respect to interest shares acquired prior to October 15, 2004 and an adjusted price of $1.52 per share thereafter, (iii) 789,474 shares that are issuable upon conversion of $1.5 million in principal amount of our 7.5% convertible debenture due 2007 at a fixed conversion price of $1.90 per share, and (iv) 222,039 shares that would be issuable if we elect to pay interest on the 2007 debenture through the issuance of shares of common stock, assuming for the purposes of this prospectus, a market value of $1.52 per share, or 80% of the conversion price, and; (B) (i) the 631,658 shares that are issuable upon exercise of share purchase warrants that were issued to the purchasers of the 2006 debentures at an adjusted exercise price of $1.90 per share, and (ii) 165,000 shares that are issuable upon exercise of share purchase warrants that were issued to the purchaser of our 2007 debenture at an adjusted exercise of $1.90 per share.
(3)(A)	Represents 120% of: (A) (i) 2,631,579 shares that are issuable upon conversion of the $5 million in principal amount of our 7.5% convertible debentures due 2006 at an adjusted fixed conversion price of $1.90 per share, (ii) 555,099 shares that would be issuable if we elect to pay interest on the 2006 debentures through the issuance of shares of common stock, assuming for the purpose of this prospectus, a market value of $1.52 per share, and (B) the 631,658 shares that are issuable upon exercise of share purchase warrants that were issued to the purchasers of the 2006 debentures at an adjusted exercise price of $1.90 per share.
(4)	The securities purchase agreement pursuant to which the debentures were sold provides that we shall not effect any conversion of debentures or issue any shares upon exercise of the warrants, and holder shall not have the right to convert any portion of debentures or exercise the warrants, to the extent that after giving effect to such conversion or exercise, the holder (together with the holder’s affiliates), would beneficially own in excess of 4.99% of the number of shares of the common stock outstanding immediately after giving effect to such conversion.
(5)	Islandia L.P. is a Delaware limited partnership, the general partner of which is John Lang, Inc. The officers of John Lang, Inc., mainly, Richard Berner, Edgar Berner, Tom Berner and Anthony Berner, have voting and dispositive powers.
(6)	Represents 388,889 shares of common stock issued plus 583,333 that may be issued if certain earnings goals are reached.
(7)	Represents 1,000,000 shares of common stock issued plus 999,999 that may be issued if certain earnings goals are reached.
(8)	Mr. Hudson is a director of PainCare.
(9)	Represents 25,000 shares that may be acquired pursuant to a warrant at an exercise price of $1.50 per share and 25,000 shares that may be acquired pursuant to a warrant at an exercise price of $3.00 per share.
(10)	Represents shares that may be acquired pursuant to a warrant at an exercise price of $1.00 per share.
(11)	Represents 565,048 shares of common stock issued plus 833,334 that may be issued if certain earnings goals are reached. (Dr. Cenac is an officer and director of a subsidiary of PainCare.).
(12)	Represents shares that may be acquired pursuant to a warrant at an exercise price of $1.00 per share.
(13)	Represents 12,500 shares that may be acquired pursuant to a warrant at an exercise price of $1.00 per share.
(14)	Represents 100,000 shares that may be acquired pursuant to a warrant at an exercise price of $1.00 per share, 50,000 shares that may be acquired pursuant to a warrant at an exercise price of $1.75 per share, 50,000 shares that may be acquired pursuant to a warrant at an exercise price of $5.02 per share, 25,000 shares that may be acquired upon the exercise of options at an exercise prices of $4.50 per share, and 25,000 shares that may be acquired upon the exercise of options at an exercise prices of $4.00 per share.
(15)	Represents 12,500 shares that may be acquired pursuant to a warrant at an exercise price of $1.00 per share.
(16)	Represents 3,750 shares of common stock issued and 1,250 shares that may be acquired pursuant to a warrant at an exercise price of $1.00.
(17)	Represents 1,650,000 shares of common stock issued plus 916,666 that may be issued if certain earnings goals are reached. Does not include 300,000 additional shares subject to options at $2.50 per share, which options are currently not exercisable.
(18)	Represents 1,250,273 shares of common stock issued plus 916,666 that may be issued if certain earnings goals are reached.
(19)	Represents 277,778 shares of common stock issued plus 624,999 that may be issued if certain earnings goals are reached.
(20)	Dr. Rothbart is a director of PainCare.
(21)	Represents 401,617 shares of common stock issued plus 396,389 that may be issued if certain earnings goals are reached.
(22)	Represents 25,000 shares that may be acquired pursuant to a warrant at an exercise price of $0.75 per share. (Mr. Riewold is an officer and director of PainCare.).
(23)	Represents 50,000 shares that may be acquired pursuant to a warrant at an exercise price of $1.00 per share.
(24)	Represents 809,315 shares of common stock issued plus 1,291,665 that may be issued if certain earnings goals are reached. (Dr. Khan is an officer and director of a subsidiary of PainCare.).
(25)	Represents 51,000 shares of common stock issued and 12,500 shares that may be acquired pursuant to a warrant at an exercise price of $1.00 per share.
(26)	Represents 192,222 shares of common stock issued plus 35,000 that may be issued if certain earnings goals are reached.
(27)	Represents 7,500 shares that may be acquired pursuant to a warrant at an exercise price of $1.00 per share.
(28)	Represents 50,000 shares of common stock issued and 50,000 shares that may be acquired pursuant to a warrant at an exercise price of $2.75 per share.
(29)	Represents 51,000 shares of common stock issued and 12,500 shares that may be acquired pursuant to a warrant at an exercise price of $1.00 per share.
(30)	Represents 388,889 shares of common stock issued plus 583,333 that may be issued if certain earnings goals are reached.
(31)	Represents 237,980 shares of common stock issued and 100,000 shares that may be acquired pursuant to a warrant at an exercise price of $1.00 per share.
(32)	Laurus Capital management, LLC is the investment manager of Laurus Master Fund Ltd. By virtue of such relationship, Messrs. David Grin and Eugene Grin may be deemed to have dispositive power over the shares owned by Laurus Master Fund Ltd. and each disclaims beneficial ownership of such shares.

(33)	Consists of: (A) (i) 1,594,650 shares of common stock issuable upon conversion of $5 million in principal amount of our secured convertible term note due February 2006 at a fixed conversion price of $3.39 per share with respect to principal converted prior to October 15, 2004 and $3.12 per share thereafter and (ii) 265,487 shares that would be issuable if we elect to pay interest on the February note through the issuance of shares of common stock at a price of $3.39 per share with respect to interest shares acquired prior to October 15, 2004 and $3.12 per share thereafter, (iii) 1,839,930 shares of common stock issuable upon conversion of $5 million in principal amount of our $5 million secured convertible term note due March 2006, at a fixed conversion price of $2.88 per share with respect to principal converted prior to October 15, 2004 and $2.70 per share thereafter, (iv) 312,500 shares that would be issuable if we elect to pay interest on the March note through the issuance of shares of common stock at a price of $2.88 per share with respect to interest shares acquired prior to October 15, 2004 and $2.70 per share thereafter, and (v) 513,699 shares of common stock issuable upon conversion of $1.5 million in principal amount of our secured convertible term due June 2007 and 92,466 shares that would be issuable if we elect to pay interest on the June note through the issuance of shares of common stock at an adjusted price of $2.92 per share; and (B) 1,165,000 shares representing shares of common stock issuable upon exercise of share purchase warrants that were issued to the purchaser of the notes, including (i) 200,000 warrants with an exercise price of $4.24 per share, (ii) 150,000 warrants with an exercise price of $4.58 per share, (iii) 100,000 warrants with an exercise price of $4.92 per share, (iv) 233,000 warrants with an exercise price of $3.60 per share, (vi) 134,000 warrants with an exercise price of $4.18 per share, (vii) 82,500 warrants with an exercise price of $3.60 per share, 82,500 warrants with an exercise price of $3.72 per share, and (viii) 183,000 warrants with an exercise price of $3.89 per share.
(34)	The securities purchase agreements pursuant to which the notes were sold contain the following limitations on the issuance of shares of common stock upon conversion of the notes, in payment of the interest on the note and on exercise of the warrants that were issued to the note purchaser:
(i) If we have not obtained shareholder approval of the note issuance in accordance with the applicable rules and regulations of the American Stock Exchange, we may not issue upon conversion of the notes, in the aggregate, in excess of (1) 19.999% of the number of shares of common stock outstanding on the note purchase agreement dates, (2) less any shares of common stock issued as payment of interest or upon exercise of the warrants issued to the holder of the notes on the original issue date pursuant to the note purchase agreements; and
(ii) We shall not effect any conversion of the notes, and the holder shall not have the right to convert any portion of the notes or exercise the warrants, to the extent that after giving effect to such conversion or exercise, the holder (together with the holder’s affiliates), would beneficially own in excess of 4.99% of the number of shares of the common stock outstanding immediately after giving effect to such conversion, provided that the holder has the right to waive this limitation upon at least 70 days prior written notice to us.
(35)	Represents 72,188 shares issued and 135,000 shares that may be issued if certain earnings goals are reached.
(36)	Represents 323,515 shares issued and 315,000 shares that may be issued if certain earnings goals are reached.
(37)	Represents 458,143 shares issued and 450,000 shares that may be issued if certain earnings goals are reached.
(38)	Represents 469,271 shares issued and 450,000 shares that may be issued if certain earnings goals are reached.
(39)	Represents 761,545 shares issued and 750,000 shares that may be issued if certain earnings goals are reached.
(40)	Represents 316,444 shares issued and 350,001 shares that are issuable if certain earnings goals are reached.
(41)	Represents shares that are issuable if certain earnings goals are reached.
(42)	Represents shares that are issuable if certain earnings goals are reached.
(43)	Issuable upon exercise of warrants at an exercise price of $3.25 per share. First Albany Capital has provided investment banking services to us.
(44)	Represents 102,000 shares of common stock issued plus 25,000 shares that may be acquired pursuant to a warrant at an exercise price of $1.00 per share.
(45)	Represents 2,500 shares of common stock that may be acquired pursuant to a warrant at an exercise price of $1.00 per share.
(46)	Represents 133,333 shares of common stock issued plus 275,000 shares of common stock that may be acquired pursuant to a warrant at an exercise price of $1.10 per share.
(47)	Represents 13,000 shares of common stock issued plus 28,500 shares that may be acquired pursuant to a warrant at an exercise price of $1.00 per share.

(48)	Represents 13,000 shares of common stock issued plus 18,750 shares of common stock that may be acquired pursuant to a warrant at an exercise price of $1.00 per share.
(49)	Represents 5,000 shares of that may be acquired pursuant to a warrant at an exercise price of $1.43 per share.
(50)	Represents 235,287 shares of common stock issued plus 142,856 shares that may be issued if certain earnings goals are reached.
(51)	Represents 339,349 shares of common stock issued plus 367,711 shares that may be issued if certain earnings goals are reached.
(52)	Represents 297,572 shares of common stock issued plus 566,667 shares that may be issued if certain earnings goals are reached.
(53)	Represents 471,698 shares of common stock issued plus 600,000 shares that may be issued if certain earnings goals are reached.
(54)	Represents 322,581 shares of common stock and 131,753 shares of purchase warrants issued in connection with a private placement stock offering completed on January 30, 2006. Martin Kobinger has investment and voting control over the common stock held by Capital Ventures International.
(55)	Represents 774,169 shares of common stock issued plus 1,281,249 shares that may be issued if certain earnings goals are reached.
(56)	Represents 160,000 shares of common stock and 65,350 shares of purchase warrants issued in connection with a private placement stock offering completed on January 30, 2006. Chris H. Pauli has investment and voting control over the common stock held by Crown Investment Partners, LP.
(57)	Represents 349,162 shares of common stock issued plus 500,000 shares that may be issued if certain earnings goals are reached.
(58)	Represents 260,000 shares of common stock and 106,192 shares of purchase warrants issued in connection with a private placement stock offering completed on January 30, 2006. J. Patterson McBaine has investment and voting control over the common stock held by Gruber & McBaine International.
(59)	Represents 120,000 shares of common stock and 49,012 shares of purchase warrants issued in connection with a private placement stock offering completed on January 30, 2006.
(60)	Represents 297,572 shares of common stock issued plus 566,667 shares that may be issued if certain earnings goals are reached.
(61)	Represents 358,762 shares of common stock issued plus 593,751 shares that may be issued if certain earnings goals are reached.
(62)	Represents 120,000 shares of common stock issued plus 49,012 shares that may be issued if certain earnings goals are reached.
(63)	Represents 700,000 shares of common stock and 285,903 shares of purchase warrants issued in connection with a private placement stock offering completed on January 30, 2006. J. Patterson McBaine has investment and voting control over the common stock held by Laguintas Partners, LP.
(64)	Represents 263,400 shares of common stock issued plus 400,000 shares that may be issued if certain earnings goals are reached.
(65)	Represents 1,302,878 shares of common stock issued plus 623,519 shares that may be issued if certain earnings goals are reached.
(66)	Represents 1,302,878 shares of common stock issued plus 623,519 shares that may be issued if certain earnings goals are reached.
(67)	Represents 526,666 shares of common stock issued plus 201,879 shares that may be issued if certain earnings goals are reached.
(68)	Represents 1,850,000 shares of common stock issued in connection with PainCare’s acquisition of Advanced Orthopaedics of South Florida, Inc. in 2001, in which Merrill Reuter, M.D. was the sole shareholder. Also represents 62,810 shares of common stock issued in connection with PainCare’s purchase of majority interest in PSHS Alpha Partners, Inc. d/b/a Lake Worth Surgical Center. Merrill Reuter & Pamela Reuter have investment and voting control over the common stock held by The Reuter Tenancy of the Entireties Trust dated 4/1/98, Merrill Reuter & Pamela Reuter Trustees.
(69)	Represents 664,994 shares of common stock issued plus 403,755 shares that may be issued if certain earnings goals are reached.
(70)	Represents 120% of: (A) (i) 2,081,663 shares that are issuable upon conversion of the $3,955,160 million in principal amount of our 7.5% convertible debentures due 2006 at a fixed conversion price of $2.6121 per share with respect to principal converted prior to October 15, 2004 and an adjusted fixed conversion price of $1.90 per share thereafter, (ii) 439,101 shares that would be issuable if we elect to pay interest on the 2006 debentures through the issuance of shares of common stock, assuming for the purpose of this prospectus, a market value of $2.0877 per share, or 80% of the conversion price with respect to interest shares acquired prior to October 15, 2004 and an adjusted price of $1.52 per share thereafter, (iii) 789,474 shares that are issuable upon conversion of $1.5 million in principal amount of our 7.5% convertible debenture due 2007 at a fixed conversion price of $1.90 per share, and (iv) 222,039 shares that would be issuable if we elect to pay interest on the 2007 debenture through the issuance of shares of common stock, assuming for the purposes of this prospectus, a market value of $1.52 per share, or 80% of the conversion price, and (B) (i) the 631,658 shares that are issuable upon exercise of the share purchase warrants that were issued to the purchasers of the 2006 debentures at an adjusted exercise price of $1.90 per share, and (ii) 165,000 shares that are issuable upon exercise of share purchase warrants that were issued to the purchaser of our 2007 debenture at an adjusted exercise price of $1.90 per share. Also represents 806,452 shares of common stock and 329,381 shares of purchase warrants issued in connection with a private placement stock offering completed on January 30, 2006. Scott D. Kaufman and Michael Amsalem have investment and voting control over the common stock held by Midsummer Investments, Ltd.
(71)	Represents 1,302,878 shares of common stock issued plus 623,519 shares that may be issued if certain earnings goals are reached.
(72)	John Beebe has investment and voting control over the common stock held by PSHS Partnership Ventures, Inc.
(73)	Represents 7,645 shares of common stock issued plus 10,000 shares that may be issued if certain earnings goals are reached.
(74)	Represents 439,888 shares of common stock issued plus 566,667 shares that may be issued if certain earnings goals are reached.
(75)	Represents 183,486 shares of common stock issued plus 240,000 shares that may be issued if certain earnings goals are reached.
(76)	Represents 314,349 shares of common stock issued plus 340,622 shares that may be issued if certain earnings goals are reached.
(77)	Represents 750,000 shares of common stock and 306,325 shares of purchase warrants issued in connection with a private placement stock offering completed on January 30, 2006. Michael A. Roth has investment and voting control over the common stock held by Shepherd Investments International, Ltd.
(78)	Represents 33,000 shares of common stock and 13,478 shares of purchase warrants issued in connection with a private placement stock offering completed on January 30, 2006. Chris H. Pauli has investment and voting control over the common stock held by The Crown Advisors #3.
(79)	Represents 33,000 shares of common stock and 13,478 shares of purchase warrants issued in connection with a private placement stock offering completed on January 30, 2006. Chris H. Pauli has investment and voting control over the common stock held by The Crown Advisors #5.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In 2004 the Company entered into a contract with Merill Reuter, M.D., chairman of the Company’s board of directors and an approximately 3.0% shareholder. Under the terms of the contract, which are similar to those entered into with other physicians, the Company is providing real estate development and construction oversight services to Dr. Reuter related to a planned medical facility that is intended to be owned by Dr. Reuter and leased to the Company and others. As of December 31, 2005 and 2004, $427,553 and $406,227, respectively, is due from Dr. Reuter under this contract.

DESCRIPTION OF CAPITAL STOCK

General

     The total number of shares of capital stock that we are authorized to issue is 210,000,000, of which 200,000,000 shares having a $0.0001 par value per share are designated as common stock and 10,000,000 shares having a $0.0001 par value are designated as preferred stock. As of July 18, 2006, there are 65,686,016 shares of common stock outstanding and no shares of preferred stock outstanding. We have 2,000,000 and 8,000,000 shares of common stock reserved for issuance under our 2000 Stock Option Plan and 2001 Stock Option Plan, respectively.

Common Stock

     Each share of our common stock is entitled to one vote on all matters presented to the stockholders, including the election of Directors. Holders of common stock have no preemptive rights nor cumulative voting rights. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

     The preferred stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine. The Board of Directors may also determine the rights, designations and preferences of each series of preferred stock. In designating any series of preferred stock, the Board of Directors may, without further action by the holders of common stock:

  fix the number of shares constituting that series;
  fix the dividend rights, dividend rates, conversion rights, voting rights (which may be greater or lesser than the voting rights of the common stock); and
  fix the rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences.

     The holders of any preferred stock, when and if issued, are expected to have priority claims to dividends and to any distribution upon liquidation, and they may have other preferences over the holders of the common stock.

     The Board of Directors may issue series of preferred stock without action by our stockholders. Accordingly, the issuance of preferred stock may adversely affect the rights of the holders of the common stock.

Anti-Takeover Effects of Certain Provisions of Florida Law and Our Articles of Incorporation and Bylaws

     Our articles of incorporation, our bylaws and Florida law contain provisions that could have the effect of delaying, deferring or preventing a change in control of us by various means such as a tender offer or merger not approved by our Board of Directors. These provisions are designed to enable our Board of Directors, particularly in the initial years of our existence as a publicly-owned company, to develop our business in a manner that will foster its long-term growth without the potential disruption that might be entailed by the threat of a takeover not deemed by our Board of Directors to be in our best interests and the best interests of our stockholders. The description set forth below is intended as a summary of these provisions only, and we refer you to the actual provisions of our articles of incorporation and bylaws.

Florida Law

     Florida has enacted legislation that may deter or hinder takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a “control share acquisition” will not possess any voting rights unless such voting rights are approved by a majority of the corporation’s disinterested stockholders. A “control share acquisition” is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding “control shares” of a publicly held Florida corporation. “Control shares” are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges:

  at least 20% but less than 33 1/3% of all voting power;
  at least 33 1/3% but less than a majority of all voting power; or
  a majority or more of all voting power.

     The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested stockholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation or their affiliates. Florida law also authorizes PainCare to indemnify our directors, officers, employees and agents.

     In addition, Florida law presently limits the personal liability of corporate directors for monetary damages, except where the directors breach their fiduciary duties, and such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

Articles of Incorporation and Bylaw Provisions

     Our articles of incorporation and bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

      Authorized but Unissued or Undesignated Capital Stock

     Our authorized capital stock includes 10,000,000 shares of preferred stock. No preferred stock is designated. The authorized but unissued stock may be issued by the Board of Directors in one or more transactions. In this regard, our articles of incorporation grants the Board of Directors’ broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the authority of the Board of Directors described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

     Amendment of Bylaws

     The bylaws may only be altered, amended or repealed by the Board of Directors or the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock.

Registration Rights

     In 2004, we have filed registration statements registering the resale of 49,376,123 shares of common stock, which includes shares issuable upon exercise of outstanding options and warrants, shares issuable upon conversion of the principal and interest of our convertible debentures and notes and shares that are issuable pursuant to the earnout provisions of various business acquisitions.

Right of First Refusal

     The holders of our convertible debentures, Midsummer Investments Ltd. and Islandia, L.P., have a right of first refusal to participate in future capital financings by us long as they own 25% of the original principal amount of the debentures that they acquired from us. This means that if we propose to offer equity securities in a public or private offering, Midsummer and Islandia have a right to purchase all of the securities being offered. Midsummer and Islandia have waived this right in connection with this offering.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Listing

     Our common stock is listed on The American Stock Exchange under the symbol “PRZ.”

PLAN OF DISTRIBUTION

     Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on The American Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale;
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
  any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     We are required to pay certain fees and expenses that we incur incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because selling stockholders may be deemed to be underwriters within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

     We have agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

Arnstein & Lehr LLP, Ft. Lauderdale, Florida, will pass upon the validity of the securities offered in this offering.

EXPERTS

     The consolidated financial statements of PainCare Holdings, Inc. as of December 31, 2005 and for the year ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 (which is included in Management’s Report on Internal Control over Financial Reporting), appearing in this prospectus and registration statement have been audited by Beemer, Pricher, Kuehnhackl & Heidbrink, P.A., independent registered public accounting firm, as set forth in its reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of PainCare Holdings, Inc. as of December 31, 2004, and for the year ended December 31, 2004, appearing in this prospectus and registration statement have been audited by Tschopp, Whitcomb & Orr, P.A., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We filed with the SEC a registration statement on Form S-1 for the common stock being sold in this offering. This prospectus, which constitutes a part of that registration statement, does not contain all the information shown in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and the exhibits and schedules filed as part of that document. You may read and copy the registration statement and other documents and reports we file with the SEC without charge at the SEC’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the SEC from the SEC’s Public Reference Room at the SEC’s principal office, 100 F Street, NE, Washington, DC 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy and information statements and other information about registrants, including us. The SEC’s web address is www.sec.gov.

     We are subject to the information and periodic reporting requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. Those periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.paincareholdings.com. The information on or available through our website is not, and should not be considered, a part of this prospectus. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). There are inherent limitations to the effectiveness of any system of internal control over financial reporting, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even an effective system of internal control over financial reporting can only provide reasonable assurance with respect to financial statement preparation and presentation in accordance with generally accepted accounting principles. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     A material weakness is a significant deficiency (within the meaning of Public Company Accounting Oversight Board Auditing [“PCAOB”] Standard No. 2), or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by employees in the normal course of their work.

     Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 based on the framework published by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), referred to as the Internal Control - Integrated Framework. The objective of this assessment is to determine whether the Company’s internal control over financial reporting was effective as of December 31, 2005. As a result of ongoing communications with the SEC, the activities of our auditors, and from the results of management’s Sarbanes Oxley work, management has concluded that there is an ineffective control environment over the Company’s financial reporting.

     Management has identified the following specific material weaknesses in the Company’s internal control over financial reporting as of December 31, 2005:

(i) The Company is restating its consolidated financial statements for the years ended December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003, December 31, 2004, and for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005 (collectively, the “financial statements”) to correct the Company’s financial statements for the following matters: (a) the accounting used for term notes, certain freestanding and embedded derivates related to shares of the Registrant’s common stock issued to Midsummer Investments, Ltd., Islandia, L.P. and Laurus Master Fund Ltd., (b) the accounting used in connection with physician practice and surgery center acquisitions, including the values recorded for tangible and intangible assets, recording deferred taxes, and correcting the value of shares issued, and (c) accounting for the Registrant’s existing stock option plans, including the use of variable accounting for employee option grants per APB 25, and to use fair value accounting for non-employee option grants. The Company’s provision for income taxes and its recording of deferred taxes was also restated for each period.

     In light of the facts and circumstances relating to the restatement and significant adjustments generated from the year-end audit (described in subsequent items below), the Company concluded that the inability of the Company to prepare its financial statements without material misstatements is a material weakness in the Company’s internal control over financial reporting caused by inadequate control over the process for the identification and implementation of the proper accounting for complex and non-routine transactions.

     Management of the Company is evaluating steps to enhance the operation and effectiveness of our internal controls over the identification of, and accounting for, complex and non-routine transactions. We have identified a need for additional staff and or consultants with expertise in identifying accounting issues, and in preparing required disclosures in the notes to the financial statements. We have identified a need to develop greater internal resources for identifying, researching and evaluating the appropriateness of complex accounting principles and for evaluating the effects of new accounting pronouncements on us. Our growth during and since 2004 as a result of our acquisitions and the increased complexity surrounding our financing arrangements are major contributors to the need for additional resources in financial reporting and enhanced post-closing procedures and analysis.

(ii) Management has identified that there are lack of adequate segregation of duties in field locations in the purchasing and disbursement function, and in certain field locations for cash receipts and payroll. In addition, we noted that there was a lack of compliance with established procedures regarding approval of invoices. In most locations the Company has attempted to segregate the responsibilities, however due to either the size of the financial staff or the existence of related parties there are inherent limitations in the segregation of duties. Therefore, management has concluded that there were deficiencies in the design at certain locations due to lack of personnel. In addition, at these and at other locations, there was a failure to comply with established policies and procedures.

The Company is in the process of recruiting additional skilled accounting staff to assist in the monitoring and reconciliation process related to field operations.

(iii) The Company has executed agreements with related parties for billing, managerial and administrative services and facility leases. Management has identified that the Company did not have appropriate controls to timely identify, analyze, record, and properly disclose all transactions with related parties. The Company is seeking to enhance its disclosure process by improving its procedures to properly capture, analyze, record, and disclose all related party transactions including the use of an extensive disclosure checklist.

(iv) Management identified deficiencies in the operation of the Company’s policies and procedures associated with a lack of access controls, operating knowledge or training, adequate backup and security of certain critical financial systems. These systems included billing, payroll, accounts payable, general ledger and electronic spreadsheets used in the compilation and presentation of the Company’s financial information. Although, there are manual controls designed to identify material errors, the systems identified affect a significant number of account balances and disclosures, and therefore management has concluded that there is a material weakness related to controls in this area. In regard to these deficiencies, during the fourth quarter of 2005 the Company began developing new information management and security procedures. In addition, the Company intends to implement a process in 2006 to monitor and test compliance with such policies and procedures.

(v) Management has identified a deficiency in the timeliness and accuracy of the monthly close process. This deficiency is specifically related to accuracy and review of key account reconciliations, analysis of changes in debt/capital leases, appropriate support and second party review of journal entries, and consolidation of field location financial statements. The accounting function is decentralized throughout the field locations, and these location lacked personnel with adequate experience in accounting matters to analyze and interpret accounting data in a timely manner.

     The company is in the process of recruiting additional skilled accounting staff to assist in the monitoring and reconciliation process.

(vi) The Company’s management did not have adequate technical expertise with respect to income tax accounting and tax compliance to effectively oversee these areas. This lack of adequate technical expertise resulted in errors in the Company’s accounting for income taxes, which have been corrected in the restatements. The errors related to inappropriate accounting for deferred taxes, errors in the calculation of the current income tax accruals, and in the preparation of fully compliant tax returns. The Company is in the process of recruiting additional skilled accounting staff and has engaged consultants to assist in this area.

(vii) Management’s evaluation of internal control over financial reporting as of December 31, 2005 excluded an evaluation of the internal control over financial reporting of the following subsidiaries which were acquired during 2005 and included in the consolidated financial statements as of and for the year ended December 31, 2005:

	For the Year Ended December 31, 2005

Subsidiary Name	Revenue	Assets
Colorado Pain Specialists	$ 1,845,682	$ 5,496,453
Piedmont Center for Spinal Disorders	511,981	2,450,649
Floyd O. Ring, Jr., M.D., P.C.	644,613	2,903,118
PCSI	5,116,622	25,236,507
Christopher J. Centeno, M.D., P.C.	741,441	8,571,854
Totals	$ 8,860,339	$ 44,658,581

     Beemer, Pricher, Kuehnhackl & Heidbrink, P.A., the Company’s independent registered public accounting firm, has issued a report on management’s assessment of the Company’s internal control over financial reporting, which is included herein.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of PainCare Holdings, Inc.

We have audited the accompanying consolidated balance sheet of PainCare Holdings, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PainCare Holdings, Inc. and subsidiaries as of December 31, 2005 and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of PainCare Holdings, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated May 12, 2006 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting.

/s/ Beemer, Pricher, Kuehnhackl & Heidbrink, P.A.

Winter Park, Florida
May 12, 2006

Report of Independent Registered Public Accounting Firm
on Internal Control Over Financial Reporting

To the Board of Directors and Stockholders of
PainCare Holdings, Inc.

     We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting appearing under Item 9A, that PainCare Holdings, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effect of the material weaknesses identified in management’s assessment, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The management of PainCare Holdings, Inc. and its subsidiaries (the “Company”) is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

     We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As of December 31, 2005, the following material weaknesses were identified and included in management’s assessment:

Management has concluded that the Company was not able to prepare its financial statements without material misstatements because of an inadequate control over the process for the identification and implementation of the proper accounting for complex and non-routine transactions. Transactions that were misstated included the following: (1) the accounting used for term notes and certain freestanding and embedded derivates related to financing transactions; (2) the application of purchase accounting used in connection with physician practice and surgery center acquisitions, including the values recorded for tangible and intangible assets, goodwill, recording deferred taxes, and measuring the value of shares issued; and (3) accounting for the Company’s existing stock option plans, including the use of variable accounting for employee option grants and the use of fair value accounting for non-employee option grants.

Management has identified a lack of adequate segregation of duties in field locations in the purchasing and disbursement function, and in certain field locations for cash receipts and payroll. In addition, management noted a lack of compliance with established procedures regarding approval of invoices. Therefore, management has concluded that there were deficiencies in the design of controls at certain locations, and a failure to comply with established policies and procedures.

Management has identified that the Company did not have appropriate controls to timely identify, analyze, record, and properly disclose all transactions with related parties.

Management has identified deficiencies in controls over the operation of critical financial systems, including billing, payroll, accounts payable, general ledger, and electronic spreadsheets used in the compilation and presentation of the Company’s financial information.

Management has identified a deficiency in the timeliness and accuracy of the monthly close process, which is specifically related to accuracy and review of key account reconciliations, analysis of changes in debt/capital leases, appropriate support and second party review of journal entries, and consolidation of field location financial statements.

Management has identified deficiencies in controls with respect to income tax accounting and tax compliance, as the Company did not have adequate technical expertise to effectively oversee these areas. This resulted in errors in the Company’s accounting for income taxes, including inappropriate accounting for deferred taxes, errors in the calculation of the current income tax accruals, and in the preparation of fully compliant tax returns.

     The control deficiencies described above resulted in the Company restating its consolidated financial statements for the years ended December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003, December 31, 2004, and for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005. In addition, these control deficiencies could result in other misstatements to the aforementioned financial statement accounts and disclosures that would result in a material misstatement to the annual or interim financial statements of the Company that would not be prevented or detected. Accordingly, management of the Company has concluded that these control deficiences constitute material weaknesses.

     These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2005 consolidated financial statements of the Company, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect out report dated May 12, 2006 on those consolidated financial statements.

     In our opinion, management’s assessment that PainCare Holdings, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, because of the effects of the material weaknesses described above on the achievement of the objectives of the control criteria, PainCare Holdings, Inc. has not maintained effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

/s/ Beemer, Pricher, Kuehnhackl & Heidbrink, P.A.

Winter Park, Florida
May 12, 2006

                                                          Report of Independent Registered Public Accounting Firm

The Board of Directors PainCare Holdings, Inc.

We have audited the accompanying consolidated balance sheets of PainCare Holdings, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. As discussed in note 2 of the consolidated financial statements, the Company has restated its 2004 and 2003 consolidated financial statements. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PainCare Holdings, Inc., as of December 31, 2004 and 2003, and the results of its consolidated operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Tschopp, Whitcomb & Orr, P.A.

March 4, 2005, except for note 2 as to which the date is April 17, 2006 Maitland, Florida

PAINCARE HOLDINGS, INC. Consolidated Balance Sheets December 31, 2005 and 2004
	2005	2004
		(As restated)
Assets
Current assets:
Cash and cash equivalents	$ 22,713,165	$ 19,100,840
Accounts receivable, net	21,263,405	14,077,643
Deposits and prepaid expenses	2,557,492	1,117,317
Deferred tax asset	683,391	130,000
Total current assets	47,217,453	34,425,800
Property and equipment, net	11,494,656	7,119,065
Goodwill, net	111,468,292	61,817,801
Due from stockholder	427,553	406,227
Deferred tax asset	867,854	2,536,923
Other assets	11,834,822	6,623,360
Total assets	$ 183,310,630	$112,929,176
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable and accrued expenses	$ 3,522,714	$ 752,045
Accrued compensation expense	17,142,549	14,760,290
Derivative liabilities	12,952,455	13,364,535
Acquisition consideration payable	8,011,567	17,900,833
Common stock payable	5,405,601	—
Income tax payable	3,003,766	3,939,972
Current portion of notes payable	3,883,012	765,177
Current portion of capital lease obligations	1,646,378	930,117
Current portion of convertible debentures	8,519,131	2,935,480
Total current liabilities	64,087,173	55,348,449
Notes payable, less current portion	26,129,569	295,583
Convertible debentures, less current portion	1,133,877	13,163,014
Capital lease obligations, less current portion	2,872,708	2,190,627
Total liabilities	94,223,327	70,997,673
Minority interests in consolidated subsidiaries	1,763,838	—
Commitments and contingencies
Stockholders' equity:
Common stock, $.0001 par value. Authorized 200,000,000 shares; issued and outstanding 55,823,026 and 41,512,833 shares	5,582	4,151
Preferred stock, $.0001 par value. Authorized 10,000,000 shares; issued and outstanding -0- shares	—	—
Additional paid in capital	106,253,345	55,539,687
Accumulated deficit	(18,983,089))	(13,643,711)
Cumulative translation adjustments	47,627	31,376
Total stockholders' equity	87,323,465	41,931,503
Total liabilities and stockholders' equity	$ 183,310,630	$112,929,176

See accompanying notes to consolidated financial statements.

PAINCARE HOLDINGS, INC.
Consolidated Statements of Operations
For the years ended December 31, 2005, 2004 and 2003

	2005	2004 (As restated)	2003 (As restated)

Revenues:
Pain management	$ 43,269,382	$22,316,610	$ 6,116,520
Surgeries	6,165,175	5,202,766	3,431,272
Ancillary services	19,229,240	10,398,524	5,433,075
Total revenues	68,663,797	37,917,900	14,980,867
Cost of revenues	12,470,369	6,663,945	4,586,732
Gross profit	56,193,428	31,253,955	10,394,135
General and administrative expense	38,084,609	20,052,066	7,782,313
Compensation expense-variable stock options	2,382,259	356,590	13,532,700
Amortization expense	1,529,438	549,229	113,637
Depreciation expense	1,616,316	837,484	463,190
Operating income (loss)	12,580,806	9,458,586	(11,497,705)
Interest expense	(5,795,915)	(3,463,677)	(531,158)
Derivative expense	(7,055,502)	(3,256,372)	(3,173,763)
Other income	444,549	170,568	45,425
Income (loss) before income taxes	173,938	2,909,105	(15,157,201)
Provision (benefit) for income taxes	4,925,679	4,410,587	(3,674,358)
Loss before minority interests	(4,751,741)	(1,501,482)	(11,482,843)
Minority interests in net earnings of consolidated subsidiaries	(587,637)	—	—
Net loss	$(5,339,378)	$(1,501,482)	$(11,482,843)

Basic loss per common share	$ (0.10)	$ (0.05)	$ (0.55)

Basic weighted average common shares outstanding	51,316,562	32,923,211	20,772,620

Diluted loss per common share	$ (0.10)	$ (0.05)	$ (0.55)

Diluted weighted average common shares outstanding	51,316,562	32,923,211	20,772,620

See accompanying notes to consolidated financial statements.

PAINCARE HOLDINGS, INC.
Consolidated Statements of Cash Flows
For the years ended December 31, 2005, 2004 and 2003

	2005	2004 (As restated)	2003 (As restated)
Cash flows from operating activities:
Net loss	$ (5,339,378)	$ (1,501,482)	$(11,482,843)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,145,754	1,386,713	576,827
Non-cash transactions and other	28,143	30,415	26,290
Loss on disposal of property and equipment	88,651	—	—
Amortization of debt discount	1,704,693	1,805,846	—
Stock issued for interest payments	991,146	383,053	—
Mark to market derivatives	7,055,502	3,256,372	3,173,763
Compensation expense-variable stock options	2,382,259	356,590	13,532,700
Deferred income taxes	1,113,566	748,623	(3,563,544)
Amortization of deferred financing costs	(475,717)	—	—
Minority interests	587,637	—	—
Change in operating assets and liabilities, net of assets acquired:
Accounts receivable	(2,428,409)	(5,332,692)	(1,834,012)
Deposits and prepaid expenses	(960,977)	(448,695)	(369,911)
Other assets	139,375	—	—
Income tax payable	(908,735)	3,794,566	63,385
Accounts payable and accrued expenses	2,049,587	(360,283)	(108,093)
Net cash provided by operating activities	9,173,097	4,119,026	14,562
Cash flows from investing activities:
Purchase of property and equipment	(1,832,701)	(1,018,597)	(353,143)
Cash paid for earnouts	(7,510,966)	(3,108,888)	(695,708)
Cash used for contract rights	(202,291)	(2,253,215)	(325,525)
Cash used for acquisitions	(27,172,913)	(12,297,753)	(6,346,552)
Cash from acquisitions	244,713	270,570	38,232
Net cash used in investing activities	(36,474,158)	(18,407,883)	(7,682,696)
Cash flows from financing activities:
Proceeds from issuance of debentures, net of offering costs	—	12,382,315	9,367,397
Proceeds from issuance of common stock, net of capital offering costs	5,964,013	15,500,446	5,821,916
Payments of capital lease obligations	(1,556,217)	(686,734)	(363,814)
Payment of convertible debentures	—	(885,000)	—
Notes receivable from employees	(201,353)	—	—
Cash distributions to minority interests	(410,896)	—	—
Due from/to shareholders	—	(34,907)	134,385
Net proceeds from (payments on) notes payable	(1,068,760)	328,222	(210,060)
Notes payable issued	28,186,599	(1,138,412)	(1,236,607)
Net cash provided by financing activities	30,913,386	25,465,930	13,513,217
Net increase in cash and cash equivalents	3,612,325	11,177,073	5,845,083
Cash and cash equivalents at beginning of year	19,100,840	7,923,767	2,078,684
Cash and cash equivalents at end of year	$ 22,713,165	$ 19,100,840	$ 7,923,767
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$ 2,499,181	$ 1,207,049	$ 487,786
Cash paid during the year for income taxes	2,895,752	—	—
Non-cash investing and financing transactions:
Common stock issued for acquisitions	25,701,467	7,846,712	13,596,867
Common stock issued for contract right purchases	—	1,097,333	—
Common stock issued for convertible debentures	15,735,237	1,650,948	175,000
Common stock issued for earnouts	7,689,464	2,978,770	171,929
Common stock issued for bridge note	—	—	208,000
Acquisition consideration payable	8,011,567	17,900,833	3,000,000
Equipment financed with capital lease obligations	2,355,578	928,756	641,254
Distribution rights acquired	—	—	2,212,653

See accompanying notes to consolidated financial statements.

PAINCARE HOLDINGS, INC.
Consolidated Statements of Stockholders’ Equity
For the years ended December 31, 2005, 2004 and 2003

	Common Stock		Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity

	Shares	Amount
Balances at December 31, 2002, as previously reported	15,576,640	$ 1,557	$ 7,019,246	$ 556,487	$ (23,299)	$ 7,553,991
Effect of prior years’ restatements	—	—	(273,000)	(1,215,873)	—	(1,488,873)
Balances at December 31, 2002 (as restated)	15,576,640	$ 1,557	$ 6,746,246	$ (659,386)	$ (23,299)	$ 6,065,118
Common stock issued for earnouts	107,456	11	171,918	—	—	171,929
Common stock issued for cash	5,053,166	505	5,405,673	—	—	5,406,178
Common stock issued for conversion of convertible preferred
stock	455,913	46	212,704	—	—	212,750
Common stock issued for exercise of stock options	200,000	20	9,980	—	—	10,000
Common stock issued for conversion of bridge note	208,000	21	207,979	—	—	208,000

Common stock issued for conversion of convertible debenture	118,243	12	174,988	—	—	175,000
Common stock issued for exercise of warrants	256,230	26	192,962	—	—	192,988
Common stock issued to advisory network members	2,030	—	2,030	—	—	2,030
Common stock issued for acquisitions	4,904,919	490	13,596,377	—	—	13,596,867
Tax benefit realized from stock plans	—	—	111,328	—	—	111,328
Common stock share based grants for non employee consulting
fees			238,398			238,398
Adjustment for fair value of warrants	—	—	(2,921,713)	—	—	(2,921,713)
Components of comprehensive income (loss):
Translation adjustment	—	—	—	—	24,260	24,260
Net loss	—	—	—	(11,482,843)	—	(11,482,843)
Comprehensive loss	—	—	—	—	—	(11,458,583)
Balances at December 31, 2003 (as restated)	26,882,597	$ 2,688	$ 24,148,870	$ (12,142,229)	$ 961	$ 12,010,290
Common stock issued for earnouts	1,064,251	107	2,978,663	—	—	2,978,770
Common stock issued for contract rights	401,617	40	1,097,293	—	—	1,097,333
Common stock issued for exercise of warrants	534,466	53	343,067	—	—	343,120
Common stock issued for exercise of stock options	312,673	31	71,031	—	—	71,062
Common stock issued for acquisitions	2,667,747	267	7,846,445	—	—	7,846,712

Common stock issued for conversion of convertible debenture	530,000	53	1,650,895	—	—	1,650,948
Common stock issued for debenture interest payments	154,482	15	383,053	—	—	383,068
Common stock issued for secondary offering	8,965,000	897	15,085,366	—	—	15,086,263

Common stock options issued for non employee consulting fees	—	—	219,829	—	—	219,829
Adjustment for fair value of warrants	—	—	1,715,175	—	—	1,715,175
Components of comprehensive income (loss):
Translation adjustment	—	—	—	—	30,415	30,415
Net loss				(1,501,482)	—	(1,501,482)
Comprehensive loss	—	—	—	—	—	(1,471,067)
Balances at December 31, 2004 (as restated)	41,512,833	$ 4,151	$ 55,539,687	$ (13,643,711)	$ 31,376	$ 41,931,503
Common stock issued for earnouts	2,026,592	203	7,689,261	—	—	7,689,464
Common stock issued for exercise of warrants	400,316	40	474,672	—	—	474,712
Common stock issued for exercise of stock options	674,975	67	83,633	—	—	83,700
Common stock issued as restricted shares	18,860	2	11,890	—	—	11,892
Common stock issued for acquisitions	7,279,835	727	25,700,740	—	—	25,701,467

Common stock issued for conversion of convertible debenture	3,626,167	364	15,734,873	—	—	15,735,237
Common stock issued for debenture interest payments	283,448	28	991,118	—	—	991,146

Common stock options issued for non employee consulting fees	—	—	27,471	—	—	27,471
Components of comprehensive income (loss):
Translation adjustment	—	—	—	—	16,251	16,251
Net loss	—	—	—	(5,339,378)	—	(5,339,378)
Comprehensive loss	—	—	—	—	—	(5,323,127)
Balances at December 31, 2005	55,823,026	$ 5,582	$ 106,253,345	$ (18,983,089)	$ 47,627	$ 87,323,465

See accompanying notes to consolidated financial statements.

PAINCARE HOLDINGS, INC.

Notes to Consolidated Financial Statements

(1) Organization and Summary of Significant Accounting Policies

History of the Company

     PainCare Holdings, Inc. (“the Company”) was initially incorporated in the State of Connecticut in May, 1984 under the name of HelpMate Robotics, Inc. ("HelpMate"). Prior to the sale of its business in December 1999, HelpMate was primarily engaged in the design, manufacture, and sale of HelpMate's flagship product, the HelpMate courier system, a trackless robotic courier used primarily in the health care industry to transport materials. On December 30, 1999, HelpMate sold substantially all of its assets to Pyxis Corporation ("Pyxis").

     Following the sale to Pyxis in December 1999, HelpMate’s business plan was to effect a business combination with an operating business, which HelpMate believed to have the potential to increase stockholder value.

     On December 20, 2001, HelpMate entered in an Agreement and Plan of Merger with PainCare, Inc., a Nevada corporation (the “Merger Agreement”), which was consummated on July 17, 2002 (the “Merger”). Pursuant to the Merger, PainCare, Inc. became a wholly-owned subsidiary of HelpMate. In connection with the Merger, the shareholders of PainCare, Inc. received voting common stock of HelpMate.

History of PainCare, Inc.

     PainCare, Inc. was incorporated in the State of Nevada on February 19, 1997, under the name of Hi-Profile Corporation. PainCare, Inc. was reorganized in the fall of 2000 for the purpose of establishing a North American network of pain management, minimally invasive surgery and orthopedic rehabilitation centers.

     On July 17, 2002 PainCare, Inc. consummated a Merger with HelpMate, as described below. PainCare, Inc. had approximately 128 shareholders of record prior to the Merger with HelpMate. As of December 31, 2005, the combined Company has approximately 10,638 shareholders of record.

The Merger

     As indicated above, on December 20, 2001, HelpMate Robotics, Inc. entered into a Merger Agreement with PainCare, Inc. whereby a wholly-owned subsidiary of HelpMate, formed for the purpose of the Merger, merged into PainCare, Inc. and PainCare, Inc. became a subsidiary of HelpMate. The shareholders of PainCare, Inc. received voting common stock of HelpMate. In connection with the Merger, the companies filed a Form S-4 with the SEC which was effective on July 12, 2002. Immediately thereafter, a Certificate of Merger was filed with the Secretary of State of the State of Connecticut and Articles of Merger were filed with the Secretary of State of the State of Nevada. The Merger became effective on July 17, 2002.

     The Merger was accounted for in accordance with accounting principles generally accepted in the United States. No goodwill or intangibles were recorded because the merger was essentially a recapitalization transaction and was accounted for in a manner similar to a reverse acquisition, identifying PainCare, Inc. as the accounting acquirer.

     Holders of PainCare, Inc. common stock received shares of HelpMate common stock at a conversion rate of one (1) share of HelpMate common stock for each one share of PainCare, Inc. common stock surrendered. As of the date the Merger was consummated there were 7,555,357 shares of PainCare’s common stock issued and outstanding. Holders of PainCare, Inc. options, warrants and other derivatives have the right to exercise those derivatives for HelpMate’s common stock.

     HelpMate had 900,122 shares of common stock outstanding as of the date of the Merger. There were no other shares of HelpMate capital stock or derivatives issued or outstanding.

     In summary, PainCare, Inc. security holders received an aggregate of 11,789,816 shares of HelpMate common stock in the merger, or approximately 93% of the issued and outstanding shares of HelpMate common stock, assuming the exercise or conversion of all issued and outstanding PainCare, Inc. stock options, warrants and convertible notes.

     On November 8, 2002, the Board of Directors and shareholders approved an amendment to the Company’s Certificate of Incorporation for the purpose of changing the name of the Company from HelpMate Robotics, Inc. to PainCare Holdings, Inc. This name change reflects the revised strategic vision and marketing strategy of the Company. In conjunction with the Company name change, the trading symbol for the Company’s common stock changed from “HMRB” to “PANC” in December 2002 and on November 8, 2002, the Board of Directors and shareholders approved a proposal to change the Company’s state of incorporation from Connecticut to Florida. On June 16, 2003, the Company’s stock symbol was changed to “PRZ”.

Summary of Significant Accounting Policies

Principles of Consolidation

     The accompanying financial statements include the accounts of PainCare Holdings, Inc. and its wholly-owned subsidiaries. The Company consolidates PSHS Alpha Partners as it has a 67.5% ownership interest in this entity, and it consolidates PSHS Beta Partners as it has a 73% ownership interest. The other parties’ interest in these entities are reported as minority interests in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

     The Company operates fourteen practices in states with laws governing the corporate practice of medicine. In those states, a corporation is precluded from owning the medical assets and practicing medicine. Therefore, contractual arrangements are effected to allow the Company to manage the practice. Emerging Issues Task Force No. 97-2 (“EITF No. 97-2”) states that consolidation can occur when a physician practice management entity establishes an other than temporary controlling financial interest in a physician practice through contractual arrangements. All but one of the management services agreements between the Company and the physician satisfies all of the criteria of EITF No. 97-2. The Company includes revenue with respect to these practices in the consolidated financial statements in accordance with EITF No. 97-2.

Property and Equipment

     Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are depreciated over the shorter of the term of the lease, including renewal periods when appropriate, or the estimated useful lives of the improvements. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized and depreciated over the remaining useful life of the asset. The carrying amounts of assets sold or retired and related accumulated depreciation are eliminated in the year of disposal and the resulting gains and losses are included in other income or expense. The useful lives of operating equipment range from five to ten years, and the depreciation period for leasehold improvements ranges from three to ten years.

Advertising Costs

     Advertising expenditures relating to marketing efforts consisting primarily of marketing material, brochure preparation, printing and trade show expenses are expensed as incurred. Advertising expense was $1,478,285, $866,557 and $250,133 for the years ended December 31, 2005, 2004 and 2003, respectively, and is included in general and administrative expense in the accompanying consolidated statements of operations.

Income Taxes

     The Company records income taxes using the liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequence of temporary differences between the financial statement and income tax bases of its assets and liabilities. The Company estimates its income taxes in each of the jurisdictions in which we operate. This process involves estimating our tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets.

     The recording of a net deferred tax asset assumes the realization of such asset in the future, otherwise a valuation allowance must be recorded to reduce this asset to its net realizable value. The Company considers future pretax income and, if necessary, ongoing prudent and feasible tax planning strategies in assessing the need for such a valuation allowance. In the event that the Company determines that it may not be able to realize all or part of the net deferred tax asset in the future, a valuation allowance for the deferred tax asset is charged against income in the period such determination is made. The Company has not recorded any valuation allowances as of December 31, 2005 or 2004. The Company anticipates that it will generate sufficient pretax income in the future to realize its deferred tax assets.

Fair Value Disclosures

     The carrying values of cash, accounts receivable, deposits, prepaid expenses, accounts payable and accrued expenses generally approximate the respective fair values of these instruments due to their current nature.

     The carrying value of acquisition consideration payable consists of the value of cash and Company stock to be paid per contractual obligations and approximates fair value due to the current nature of the cash obligation and the stock which is recorded at fair value.

     The fair values of debt instruments for disclosure purposes only are estimated based upon the present value of the estimated cash flows at interest rates applicable to similar instruments.

     The Company generally does not use derivative financial instruments to hedge exposures to cash flow or market risks. However, certain other financial instruments, such as warrants and embedded conversion features that are indexed to the Company’s common stock, are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net-share settlement is not within the control of the Company. In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such financial instruments are initially recorded at fair value and subsequently adjusted to fair value at the close of each reporting period.

Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalents in deposit accounts with high quality, credit-worthy financial institutions. Funds with these institutions exceeded the federally-insured limits by approximately $18,761,000 on December 31, 2005.

     Credit risk with respect to accounts receivable is limited due to the large number of customers comprising the Company’s customer base. The Company controls credit risk associated with its receivables through credit checks and approvals, credit limits, and monitoring procedures. Generally, the Company requires no collateral from its customers.

Use of Estimates

     The preparation of financial statements in conformity with United States generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. The more significant estimates relate to revenue recognition, contractual allowances and uncollectible accounts, intangible assets, accrued liabilities, derivative liabilities, income taxes, litigation and contingencies. Estimates are based on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances, the results of which form the basis for judgments about results and the carrying values of assets and liabilities. Actual results and values may differ significantly from these estimates.

Cash and Cash Equivalents

     All short-term investments with original maturities of three months or less when purchased are considered to be cash equivalents. At December 31, 2005 and 2004, the Company had cash and cash equivalents denominated in Canadian dollars that translate to U.S. dollar amounts of approximately $147,239 and $232,961, respectively.

     As of December 31, 2005, the Company had $3,750,000 held in escrow representing the initial cash payment of the closing consideration for the acquisition of the Center for Pain Management ASC, LLC. This acquisition closed on January 3, 2006 and the cash held in escrow was disbursed on that date.

     The Company also has a qualified cash requirement from the HBK Investments credit facility. This requires the Company to maintain a minimum consolidated balance of $2,000,000 in cash and cash equivalents at all times.

Preferred Stock

     The Board of Directors is expressly authorized at any time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors.

Reclassifications

     The presentation of certain prior year amounts have been reclassified to conform to the year 2005 presentation. In addition, certain current and long-term assets, as well as current and non-current liabilities, have been reclassified on the consolidated balance sheet as of December 31, 2004 to conform to the current year presentation.

Comprehensive Income (Loss)

     As reflected in the consolidated statements of stockholders’ equity, comprehensive income is a measure of net income (loss) and all other changes in equity that result from transactions other than with shareholders. Comprehensive income (loss) consists of net income (loss) and foreign currency translation adjustments. Comprehensive losses for the years ended December 31, 2005, 2004 and 2003 were $(5,323,127), $(1,471,067) and $(11,458,583), respectively.

Foreign Currency

     The Company operates a subsidiary in Canada, which is subject to different monetary, economic and regulatory risks than our domestic operations. The subsidiary uses a functional currency other than U.S. dollars, and the balance sheet accounts are translated into U.S. dollars at exchange rates in effect at the end of each reporting period. The foreign entity’s revenue and expenses are translated into U.S. dollars at the average rates that prevailed during the reporting period. The resulting net translation gains and losses are reported as foreign currency translation adjustments in shareholders’ equity as a component of other accumulated comprehensive income. Exchange gains and losses on transactions and equity investments denominated in a currency other than their functional currency are included in results of operations as incurred.

Deferred Financing Costs

     Deferred financing costs related to the Company’s various credit facilities and are amortized over the related terms of the debt using the effective interest method. Net deferred financing costs were $1,688,431 and $691,139 at December 31, 2005 and 2004, respectively.

Revenue Recognition

     Revenue consists of net patient fee-for-service revenue. Net patient fee-for-service revenue is recognized when services are rendered. Net patient service revenue is recorded net of contractual adjustments and other arrangements for providing services at less than established patient billing rates. Allowances for contractual adjustments and bad debts are provided for accounts receivable based on estimated collection rates. The Company estimates contractual allowances based on the patient mix at each location, the impact of contract pricing and historical collection information.

     Substantially all of the accounts receivable are due under fee-for-service contracts from third party payers, such as insurance companies and government-sponsored healthcare programs or directly from patients. Services are generally provided pursuant to contracts with healthcare providers or directly to patients. Accounts receivable for services rendered have been recorded at their established charges and reduced by the estimated contractual adjustments and bad debts. Contractual adjustments result from the differences between the rates charged for services performed and reimbursements by government-sponsored healthcare programs and insurance companies. Receivables generally are collected within industry norms for third-party payors. The Company continuously monitors collections from its customers and maintains an allowance for bad debts based upon any specific payor collection issues that have been identified, the historical collection experience including each practice’s experiences, and the aging of patient accounts receivable balances. The Company is not aware of any claims, disputes or unsettled matters with third-party payors which could have a material effect on the financial statements. The Company either uses in-house billing or local billing companies in each location it operates. Therefore, the Company analyzes its accounts receivable and allowance for doubtful accounts on a site-by-site basis as opposed to a company-wide basis. This allows the Company to be more detailed and more accurate with its collection estimates. While such credit losses have historically been within our expectations and the provisions established, an inability to accurately estimate credit losses in the future could have a material adverse impact on operating results.

     The estimated contractual allowance rates for each facility are reviewed periodically. The Company adjusts the contractual allowance rates, as changes to the factors discussed above become known. As these factors change, the historical collection experience is revised accordingly in the period known. These allowances are reviewed periodically and adjusted based on historical payment rates. Depending on the changes made in the contractual allowance rates, net revenue may increase or decrease.

     Changes in contractual allowances for the years ended December 31, 2005 and 2004 were as follows:

	For the Year Ended December 31,
	2005	2004
Balance at beginning of year (including balances from purchased business combinations)	$ 14,788,745	$ 5,520,213
Increase for contractual allowance in the current year (based on historical percentages)	40,437,607	32,458,453
Increase (decrease) in contractual allowance for the prior years contractual allowance	(173,722)	(3,689,814)
Decrease to the contractual allowance for the current year	(24,393,787)	(19,500,107)
Balance at end of year	$ 30,658,843	$ 14,788,745

A summary of the activity in the allowance for uncollectible accounts is as follows:
	For the Year Ended December 31,
	2005	2004
Balance, beginning of year	$ 335,459	$ 142,277
Additions charged to provision for bad debts	2,788,601	599,621
Accounts receivable written off (net of recoveries)	(1,360,283)	(406,439)
Balance, end of year	$ 1,763,777	$ 335,459

     The Company’s payor mix and aging table for the year ended December 31, 2005 were as follows:

	Balance on December 31, 2005

Financial Class		Current	31-60 Days	61-90 Days	91 + Days
Medicare	$ 1,588,876	$ 658,177	$ 281,062	$ 117,867	$ 531,770
Private insurance	12,738,637	5,276,860	2,253,383	944,989	4,263,405
Self-pay	1,056,948	437,832	186,967	78,407	353,742
Workers compensation	2,606,677	1,079,792	461,104	193,371	872,410
Government	2,415,551	1,000,618	427,296	179,193	808,444
Medicaid	262,510	108,742	46,436	19,474	87,858
Other	2,357,983	976,772	417,112	174,922	789,177

Total	23,027,182	9,538,793	4,073,360	1,708,223	7,706,806

Allowance for doubtful accounts	1,763,777	333,355	305,287	162,191	962,944

Net realizable value	$ 21,263,405	$ 9,205,438	$ 3,768,073	$ 1,546,032	$ 6,743,862

Summary
		Amount	Percentage estimated for allowance for doubtful accounts		Required balance in allowance for doubtful accounts

Aging category
Current		$ 9,538,793		3.5%	$333,355
31-60 days		4,073,360		7.5%	305,287
61-90 days		1,708,223		9.5%	162,191
Over 91 days		7,706,806		12.5%	962,944

Year end balance of allowance for doubtful accounts					$ 1,763,777

The Company’s payor mix and aging table for the year ended December 31, 2004 were as follows:
Financial Class	Balance on December 31, 2004	Current	31-60 Days	61-90 Days	91 + Days
Medicare	$ 1,970,228	$ 1,203,017	$417,291	$125,875	$224,045
Private insurance	7,480,315	4,446,917	1,323,497	565,251	1,144,650
Self-pay	428,160	205,462	102,273	33,939	86,486
Workers compensation	1,237,915	669,298	261,912	121,777	184,928
Government	268,564	107,694	88,089	57,473	15,308
Medicaid	676,195	332,595	106,861	90,863	145,876
Other	2,351,725	702,059	457,619	974,047	218,000

Total	14,413,102	7,667,042	2,757,542	1,969,225	2,019,293

Allowance for doubtful accounts	335,459	178,447	64,181	45,833	46,998

Net realizable value	$ 14,077,643	$ 7,488,595	$2,693,361	$1,923,392	$1,972,295

Summary
Aging category		Amount	Percentage estimated for allowance for doubtful accounts		Required balance in allowance for doubtful accounts
Current		$ 7,667,042		2.3%	$ 178,447
31-60 days		2,757,542		2.3%	64,181
61-90 days		1,969,225		2.3%	45,833
over 91 days		2,019,293		2.3%	46,998

Year end balance of allowance for doubtful accounts					$ 335,459

Goodwill and Other Intangible Assets

     The value of goodwill is stated at the lower of cost or fair value. At December 31, 2005 and 2004, the Company had $111.5 million and $61.8 million, respectively, of goodwill related to acquiring physician practices and surgery centers. The Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), as of January 1, 2002. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. Under SFAS No. 142, goodwill and other intangible assets with an indefinite useful life are no longer amortized as expenses of operations, but rather carried on the balance sheet as permanent assets.

     The Company evaluates goodwill, at a minimum, on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable in accordance with SFAS No. 142. Goodwill is allocated to the Company's individual practices. Impairment of goodwill is tested at the practice level by comparing the practices’ net carrying amount, including goodwill, to the fair value of the practice. The fair values of the practices are estimated using a combination of the income or discounted cash flows approach and the market approach, which uses comparable market data. If the carrying amount of the practice exceeds its fair value, goodwill is potentially impaired and a second test is performed to measure the amount of impairment loss, if any. The fair value of each of the Company’s practices exceeded their individual carrying values and, consequently, no impairment was recorded for the years ended December 31, 2005 and 2004.

     Other intangible assets primarily consist of patient referral networks acquired in conjunction with our physician and surgery center acquisitions, which are amortized on a straight-line basis over their estimated useful lives, which range from seven to twelve years.

Recent Accounting Pronouncements

     In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”), which requires companies to begin to expense the estimated fair value of employee stock options and similar awards. The accounting provisions of SFAS 123R will be effective for the Company’s first quarter of 2006. The Company will adopt the provisions of SFAS 123R using the Black-Scholes option pricing formula or other fair value model. Modified prospective application recognizes compensation expense for outstanding awards for which the requisite service had not been rendered as of the effective date over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under SFAS 123. As disclosed in the following paragraphs, had the Company recognized compensation expense in accordance with the fair-value-based provisions of SFAS 123 for equity instruments, earnings would have increased by approximately $0.00, $(0.02) and $0.21 per diluted share for the years ended December 31, 2005, 2004 and 2003, respectively. Compensation cost for stock options for which the requisite future service has not yet taken place is estimated for future years. During 2006, 2007, and 2008, the Company estimates additional compensation expense of $722,160, $315,045 and $92,706, respectively.

     In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS 154”), which supersedes APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 changes the requirements for the accounting for and reporting of changes in accounting principle. The statement requires the retroactive application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. SFAS 154 does not change the guidance for reporting the correction of an error in previously issued financial statements or the change in an accounting estimate. SFAS 154 is effective for accounting changes and corrections or errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS 154 to have a material impact on the Company’s results of operations or financial condition.

Share-Based Payments

     The Company accounts for share-based payments to employees using the provisions of Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations, which provides for the measurement of compensation from share-based payments in the form of common stock or equity-indexed instruments based upon the intrinsic value of the instruments, among other provisions. As further described in Note 2, the Company originally recorded stock options granted to employees as a fixed plan under the provisions of APB 25. However, the fixed plan accounting was inappropriate in our circumstances, as the terms of our plan required variable accounting pursuant to APB 25. The following information in this footnote, for the years ended December 31, 2004 and 2003, has been restated to correct the accounting treatment.

     The Company accounts for its issued employee stock options using the intrinsic value method. For those employee stock options that are exercisable, at the holder's option, in a cashless manner by surrendering options held on appreciated shares of common stock, the Company uses variable accounting and records estimates of compensation (benefit) expense based upon the estimated fair value of the stock at each intervening financial statement date.

     The Company accounts for share-based payments to non-employees using the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), which provides for the measurement of compensation from share-based payments in the form of common stock or equity-indexed instruments based upon the fair value of instruments as determined on the grant date. The Company uses management’s best estimate of the fair value of common stock in measuring compensation cost, which generally takes into account the trading prices of the shares in the open trading market. The Company uses the Black-Scholes-Merton option-pricing model to determine the fair value of each option or warrant award as of the date of grant for purposes of recording compensation expense.

     Had total employee stock-based compensation expense been calculated using the fair value recognition provisions of SFAS 123, the Company’s net loss and basic and diluted loss per common share for the years ended December 31, 2005, 2004 and 2003 would have been as follows, on a pro forma basis:

	2005	2004	2003
Net loss, as reported	$ (5,339,378)	$ (1,501,482)	$ (11,482,843)
Stock-based employee compensation included in reported net loss, net of tax	901,904	87,736	5,351,580
Stock-based employee compensation expense as determined under the fair value method for all awards, net of tax	(837,183)	(925,307)	(1,021,797)
Net loss, pro forma	$ (5,274,657)	$ (2,339,053)	$ (7,153,060)

Loss per common share:
Basic – as reported	$ (0.10)	$ (0.05)	$ (0.55)
Basic – pro forma	$ (0.10)	$ (0.07)	$ (0.34)
Diluted – as reported	$ (0.10)	$ (0.05)	$ (0.55)
Diluted – pro forma	$ (0.10)	$ (0.07)	$ (0.34)

     The fair value of each employee stock option included in the table above was computed as follows: the weighted average fair value of options and warrants granted to employees were estimated on the date of grant using the Black-Scholes-Merton option pricing model for employees and non-employee options with the following assumptions for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
Risk-free interest rate	3.98%	4.5%	4.5%
Expected life	2.73 years	5 years	5 years
Volatility	48.895%	50%	50%
Dividend yield	0.0%	0.0%	0.0%

     The same assumptions were used to compute the fair value of non-employee options. The amount of non-employee consulting expense recorded as a result of share-based payment in the years ended December 31, 2005, 2004 and 2003 totaled $27,471, $219,829 and $238,398, respectively. The net tax benefit of non employee option exercises is recorded as an adjustment to additional paid in capital. This amount was $111,328 in 2003.

(2) Restatement and Reclassifications of Previously Issued Financial Statements

     The Company’s previously issued consolidated financial statements as of and for the years ended December 31, 2000 through 2004 have been restated to give effect to the correction of certain errors that were discovered subsequent to December 31, 2005. All quarterly financial information for each of these years have also been restated to give effect to the correction of these errors. A discussion of each of the corrections is as follows:

Accounting for derivative financial instruments:

     The Company originally recorded convertible debentures issued in 2003 and 2004 as conventional debt instruments with no separate recognition given to the derivative values of certain embedded conversion features or free-standing warrants.

     The consolidated financial statements for the years ended December 31, 2003 and 2004 and each of the interim periods from March 31, 2005 through September 30, 2005 have been corrected and restated to recognize all features of the derivative financial instruments including the host instruments, the embedded conversion features and the free-standing warrants in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”).

Host instrument:

     The proceeds from each financing arrangement were allocated to the various elements of the financing resulting in discounts to the face values of the debt instruments. These discounts were then amortized over the debt terms (in all instances three-years) using the effective interest method.

Free-standing warrants:

     Proceeds from the financing were allocated to the fair value of the warrants issued using the Black-Scholes-Merton model. These instruments will be carried as current liabilities, and their carrying values adjusted to fair value at the end of each reporting period.

Embedded conversion features:

     Each hybrid instrument was analyzed in accordance with the guidance in SFAS 133 for features that possessed the characteristics of derivative instruments. Those instruments whose economic characteristics and risks of the embedded derivative instrument were not “clearly and closely related” to the host instrument were bifurcated and treated as derivatives under the guidance of SFAS 133 and recorded at fair value with adjustments to fair value at the end of each reporting period.

Other derivative instruments:

     Other warrants and convertible debt were outstanding that were indexed to our common stock and were previously classified as equity. We considered the application of EITF 00-19 to these instruments and determined that they were derivatives because, although we had sufficient authorized/unissued common stock to settle all equity instruments on the date the first EITF 00-19 applicable instrument was issued, features of that financing arrangement rendered the number of shares necessary to settle the instrument indeterminate. As a result, physical settlement of the other derivatives was not within our control. Accordingly, the fair value of the other derivatives has been reclassified from equity to liabilities and we will continue to carry those derivatives as current liabilities and at fair value until our control of share settlement is reacquired.

Accounting for stock options:

     The Company originally recorded stock options granted to employees as a fixed plan under the intrinsic value method provisions of APB No. 25. While the intrinsic value method under APB 25 is appropriate, the fixed plan accounting was inappropriate in our circumstances because our plan allowed for cashless exercises. With a cashless exercise feature, the number of shares to be issued is indeterminable as it is dependent on the stock price on the exercise date. As a result, we have a variable stock option plan and are required to record estimates of compensation expense (benefit) based on the fair value of the stock at the end of each reporting period.

     The Company’s financial statements for the years ended December 31, 2003 and 2004 have been restated to reflect non-cash charges of $13,532,700 and $356,590, respectively, for additional compensation expense resulting from the correction in the accounting for the Company’s stock option plans. In addition, the interim consolidated financial information for each of the periods from March 31, 2002 through September 30, 2005 have also been restated to give effect to the correction of this error.

     The Company originally recorded stock option grants to non-employees without valuing the options and recording that value as an expense. The grants were to consultants and should have been recorded in accordance with SFAS 123. SFAS 123 requires all non-employee stock option grants to have a fair value calculation prepared on the grant date. The value of the non-employee stock option grant should then be recorded in the appropriate expense item. The Company will use the Black-Scholes option pricing model to estimate the fair value of stock option grants to non-employees.

     The Company’s financial statements for the years ended December 31, 2003, 2004, and 2005 have been restated to reflect charges of $238,398, $219,829, and $27,471, respectively, for additional consulting expense resulting from the correction in the accounting for stock options issued to non-employees. The financial statements for the interim periods from March 31, 2003 through September 30, 2005 have been restated to give effect to this correction of an error.

Accounting for purchase acquisition transactions:

     The Company has corrected the accounting used for acquisitions so as to be in compliance with generally accepted accounting principles. We have adjusted the purchase prices of each of our business acquisitions by correcting the value of our shares issued to their fair value at the date of the acquisitions. We also re-assessed the value of intangible assets acquired and the recording of deferred income taxes. An acquisition previously reported in September 2005 was reassessed and will be accounted for as a January 2006 acquisition when the transaction was completed. We have determined that there are other identifiable intangible assets that have an associated value. As such, we have adjusted the allocation of the purchase price and the recording of net assets for each of our acquisitions. The valuation of these identifiable intangibles was determined by a third-party valuation expert. The amortization period has been determined by management based on our estimates of the useful lives of the identified intangibles.

     The Company’s financial statements for the years ended December 31, 2003 and 2004 and each of the interim periods from March 31, 2005 through September 30, 2005 have been restated to reflect net intangible assets and amortization expense on those intangibles.

     The Company originally recorded the acquisition of Denver Pain Management as a purchase combination on April 29, 2004. On August 27, 2004 an addendum to the management agreement modified the term of the agreement to a period of nine years. This modification required the acquisition to be treated as an intangible asset subject to quarterly amortization charges and annual impairment testing. At the end of 2004, this was not reflected as an intangible asset on the balance sheet. The consideration paid and assets acquired totaled $1,717,560. As a result, we recorded this amount as an intangible asset in 2004. During the years ending 2004 and 2005 the amount of amortization recorded is $160,540 and $516,584 respectively. There was no impairment charge recorded in either period.

     The Company originally recorded the acquisition consideration paid into escrow for the Center for Pain Management ASC into a separate account in the financials at September 26, 2005. This item was reflected on the balance sheet ending September 30, 2005 as acquisition consideration paid in escrow. This transaction should not have been recorded as such because the escrow agreement allowed for either party to walk away from the agreement before consummation. As a result, the cash and stock consideration placed into the escrow account were reversed. Cash increased by $3,750,000, common stock decreased by $3,750,000, and promissory notes decreased by $7,500,000. There are no income statement effects regarding this transaction.

     The Company’s restated financial statements all reflect the changes as described above for the derivative instruments, accounting for stock options, and accounting for purchase acquisitions. These changes all required an adjustment to the prior period tax provisions. The change in the provision for the years ended December 31, 2003, 2004 and 2005 reflect an income tax expense (benefit) of $4,344,658, ($1,324,588), and ($2,011,858), respectively for the additional (reduced) tax provision computation.

     The following tables present the effect on results of operations for each of the interim periods during 2005, 2004 and 2003 resulting from the corrections described above:

	2005
	March 31,	June 30,	September 30,
Net income, as previously reported	$ 2,273,178	$ 3,364,190	$ 3,473,897
General and administrative expenses	(22,452)	(5,019)	—
Fair value adjustments for derivative instruments	(18,238,898)	4,992,151	3,143,397
Amortization of debt discount	(470,841)	(741,460)	(229,811)
Compensation charge (benefit) from variable option accounting	(18,138,790)	6,161,631	5,241,297
Amortization of intangibles	(95,894)	(194,662)	(248,053)
Provision for income taxes	6,930,065	(2,466,003)	(2,011,858)
Net income (loss), restated	$ (27,763,632)	$ 11,110,828	$ 9,368,869
Basic earnings per common share:
As previously reported	$ 0.05	$ 0.07	$ 0.06
As restated	$ (0.63)	$ 0.22	$ 0.18

Diluted earnings per common share:
As previously reported	$ 0.04	$ 0.05	$ 0.05
As restated	$ (0.63)	$ 0.18	$ 0.14

	2004
	March 31,	June 30,	September 30,	December 31,	Year to Date
Net income, as previously reported	$ 966,335	$ 1,757,611	$ 1,541,879	$ 1,464,328	$5,730,153
General and administrative expenses	(28,220)	(87,468)	(50,288)	(97,626)	(263,602)
Fair value adjustments for derivative instruments	1,439,619	(2,885,673)	6,286,632	(8,096,950)	(3,256,372)
Amortization of debt discount	(225,217)	55,997	(943,557)	(642,820)	(1,755,597)
Compensation charge (benefit) from variable option accounting	2,243,025	(3,757,355)	8,245,813	(7,088,073)	(356,590)
Amortization of intangibles	(28,638)	(32,217)	(128,262)	(85,769)	(274,886)
Provision for income taxes	(925,378)	1,131,393	(3,042,565)	1,511,962	(1,324,588)
Net income (loss), restated	$ 3,441,526	$ (3,817,712)	$ 11,909,652	$ (13,034,948)	$ (1,501,482)
Basic earnings per common share:
As previously reported	$ 0.04	$ 0.06	$ 0.05	$ 0.04	$ 0.14
As restated	$ 0.13	$ (0.13)	$ 0.38	$ (0.32)	$ (0.05)

Diluted earnings per common share:
As previously reported	$ 0.03	$ 0.04	$ 0.04	$ 0.03	$ 0.11
As restated	$ 0.11	$ (0.13)	$ 0.31	$ (0.32)	$ (0.05)

	2003
	March 31,	June 30,	September 30,	December 31,	Year to Date
Net income, as previously reported	$ 323,289	$563,000	$360,605	$ (33,988)	$1,212,906
General and administrative expenses	—	(123,422)	—	(114,976)	(238,398)
Fair value adjustments for derivative instruments	—	—	—	(3,173,763)	(3,173,763)
Compensation charge (benefit) from amortization of debt discount	—	—	—	(43,372)	(43,372)
Compensation charge (benefit) from variable option accounting	(4,204,050)	(4,468,700)	49,800	(4,909,750)	(13,532,700)
Amortization of intangibles	(9,248)	(10,740)	(15,172)	(17,014)	(52,174)

Provision for income taxes (benefit)	939,260	1,631,536	(252,704)	2,026,566	4,344,658
Net (loss) income, restated	$ (2,950,749)	$ (2,408,326)	$ 142,529	$ (6,266,297)	$ (11,482,843)
Basic earnings (loss) per common share:
As previously reported	$ 0.02	$ 0.03	$ 0.02	$ (0.01)	$ 0.06
As restated	$ (0.18)	$ (0.12)	$ 0.01	$ (0.26)	$ (0.55)

Diluted earnings (loss) per common share:
As previously reported	$ 0.02	$ 0.02	$ 0.01	$ 0.00	$ 0.05
As restated	$ (0.18)	$ (0.12)	$ 0.00	$ (0.26)	$ (0.55)

     The following table presents the balance sheet effects as of September 30, 2005 and December 31, 2004 for the corrections noted above:

	September 30, 2005		December 31, 2004
	As Previously Reported	As Restated	As Previously Reported	As Restated

Assets
Current assets:
Cash	$ 18,086,682	$ 21,836,682	$ 19,100,840	$ 19,100,840
Accounts receivable, net	22,909,586	22,909,586	14,077,643	14,077,643
Acquisition consideration paid in escrow	14,525,761	—	—	—
Deposits and prepaid expenses	3,455,423	3,455,423	1,117,317	1,117,317
Deferred tax assets	—	2,731,000	—	130,000
Total current assets	58,977,452	50,932,691	34,295,800	34,425,800
Property and equipment, net	10,935,321	10,694,733	7,119,065	7,119,065
Goodwill, net	85,069,645	96,957,956	55,237,910	61,817,801
Due from stockholder	2,954,580	1,565,850	1,794,957	406,227
Deferred tax asset	(715,752)	1,766,247	(1,500,200)	2,536,923
Other assets	6,522,189	9,265,505	4,628,770	6,623,360
Total assets	$ 163,743,435	$ 171,182,982	$ 101,576,302	$ 112,929,176
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$ 2,316,636	$ 2,314,187	$ 693,682	$ 752,045
Compensation expense	—	21,496,153	—	14,760,290
Derivative liabilities	—	16,000,302	—	13,364,535
Acquisition consideration payable	916,667	916,667	17,900,833	17,900,833
Income tax payable	3,851,709	4,242,929	2,199,100	3,939,972
Current portion of notes payable	9,812,713	2,786,952	765,177	765,177
Current portion of capital lease obligations	1,437,600	1,437,600	930,117	930,117
Current portion of convertible debentures	—	—	3,885,000	2,935,480
Total current liabilities	18,335,325	49,194,790	26,373,909	55,348,449
Notes payable, net of current portion	28,750,000	28,750,000	295,583	295,583
Convertible debentures, net of current portion	10,456,000	9,354,548	17,186,000	13,163,014
Capital lease obligations, net of current portion	2,562,850	2,562,850	2,190,627	2,190,627
Total liabilities	60,104,175	89,862,188	46,046,119	70,997,673
Minority interests	1,732,729	1,732,729	—	—
Stockholders’ Equity:
Common stock, par value $0.0001 per share:
Authorized 200,000,000 shares; issued and outstanding 55,823,026 and 41,512,833 shares	5,514	5,412	4,151	4,151
Preferred stock, par value $0.0001 per share:
Authorized 10,000,000 shares; issued and outstanding -0- shares	—	—	—	—
Additional paid in capital	85,243,879	100,463,972	47,995,110	55,539,687
Retained earnings (accumulated deficit)	16,610,811	(20,927,646)	7,499,546	(13,643,711)
Cumulative translation adjustments	46,327	46,327	31,376	31,376
Total stockholders’ equity	101,906,531	79,588,065	55,530,183	41,931,503
Total liabilities and stockholders’ equity	$ 163,743,435	$ 171,182,982	$ 101,576,302	$ 112,929,176

     The following table presents the balance sheet effects as of March 31, 2005, June 30, 2005 and September 30, 2005 for the corrections noted above:

	March 31, 2005		June 30, 2005		September 30, 2005
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated

Assets
Current assets:
Cash	$ 10,272,446	$ 10,272,446	$ 12,231,091	$ 12,231,091	$ 18,086,682	$ 21,836,682
Accounts receivable, net	14,301,134	14,301,134	19,575,037	19,575,037	22,909,586	22,909,586
Due from stockholder	2,192,800	804,069	2,290,158	901,428	2,954,580	1,565,850
Acquisition consideration paid in escrow	—	—	—	—	14,525,761	—
Deposits and prepaid expenses	1,976,633	1,976,633	2,286,010	2,286,010	3,455,423	3,455,423
Deferred tax asset	—	7,135,000	—	4,755,000	—	2,731,000
Total current assets	28,743,013	34,489,282	36,382,296	39,748,566	61,932,032	52,498,541
Property and equipment, net	7,190,906	7,190,906	9,614,623	9,614,623	10,935,321	10,694,733
Goodwill, net	55,675,019	66,141,495	72,745,918	84,228,000	85,069,645	96,957,956
Other assets	5,025,377	7,705,599	5,717,021	8,524,248	6,522,189	9,265,504
Deferred tax asset	—	2,354,923	—	2,057,685	—	1,766,247
Total assets	$ 96,634,315	$ 117,882,208	$ 124,459,858	$ 144,173,122	$ 164,459,187	$ 171,182,982
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$ 849,584	$ 930,239	$ 1,444,715	$ 1,525,369	$ 2,247,741	$ 2,314,187
Accrued compensation expense	—	32,899,080	—	26,737,450	—	21,496,153
Derivative liabilities	—	27,993,686	—	19,143,699	—	16,000,302
Acquisition consideration payable	583,333	583,333	2,154,300	2,154,300	916,667	916,667
Income tax payable	503,004	2,475,978	1,922,359	4,394,981	3,851,709	4,242,929
Interest payable	104,063	—	65,350	—	68,895	—
Current portion of notes payable	658,603	658,603	—	—	9,812,713	2,786,952
Current portion of capital lease obligations	609,443	609,443	1,313,699	1,313,699	1,437,600	1,437,600
Current portion of convertible debentures	2,382,334	2,382,334	—	—	—	—
Total current liabilities	5,690,364	68,532,696	6,900,423	55,269,498	18,335,325	49,194,790
Notes payable, net of current portion	139,035	139,035	13,641,642	13,641,642	28,750,000	28,750,000
Convertible debentures, net of current portion	13,023,266	10,807,187	10,456,000	9,106,972	10,456,000	9,354,548
Capital lease obligations, net of current portion	2,313,341	2,313,341	2,331,563	2,331,563	2,562,850	2,562,850
Deferred tax liability	1,839,366	—	2,505,012	—	715,752	—
Total liabilities	23,005,372	81,792,259	35,834,640	80,349,675	60,819,927	89,862,188
Minority interests	—	—	963,127	963,127	1,732,729	1,732,729
Stockholders’ equity:
Common stock, par value $0.0001 per share;
Authorized 200,000,000 shares; issued and outstanding 55,823,026 and 41,512,833 shares	4,879	4,879	5,216	5,216	5,514	5,412
Preferred stock, par value $0.0001 per share;
Authorized 10,000,000 shares; issued and outstanding -0- shares	—	—	—	—	—	—
Additional paid in capital	63,830,551	77,471,621	74,485,837	93,117,494	85,243,879	100,463,972
Retained earnings (accumulated deficit)	9,772,724	(41,407,342)	13,136,914	(30,296,514)	16,610,811	(20,927,646)
Cumulative translation adjustment	20,789	20,789	34,124	34,124	46,327	46,327
Total stockholders’ equity	73,628,943	36,089,947	87,662,091	62,860,320	101,906,531	79,588,065
Total liabilities and stockholders’ equity	$ 96,634,315	$ 117,882,208	$ 124,459,858	$ 144,173,122	$ 164,459,187	$ 171,182,982

     The following table presents the balance sheet effects as of March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004 for the corrections noted above:

	March 31, 2004		June 30, 2004		September 30, 2004		December 31, 2004
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated

Assets
Current assets:
Cash	$ 10,419,527	$ 10,419,527	$ 4,038,249	$ 4,038,249	$ 5,031,783	$ 5,031,783	$ 19,100,840	$19,100,840

Accounts receivable, net	6,762,493	6,762,493	11,942,589	11,942,589	13,328,623	13,328,623	14,077,643	14,077,643
Due from stockholder	383,090	383,090	28,021	28,021	1,545,097	200,140	1,794,957	—

Acquisition consideration paid in escrow	284,964	284,964	79,301	79,301	78,810	78,810	—	—
Deposits and prepaid expenses	599,638	599,638	780,093	780,093	635,506	635,506	1,117,317	1,117,317
Deferred tax asset	—	—	—	—	—	—	—	130,000

Total current assets	18,449,712	18,449,712	16,868,253	16,868,253	20,619,819	19,274,862	36,090,757	34,425,800

Property and equipment, net	4,734,001	4,734,001	6,433,246	6,433,246	6,702,977	6,702,977	7,119,065	7,119,065
Goodwill, net	24,059,078	28,984,604	37,898,540	43,542,191	36,475,796	42,230,992	55,237,910	61,817,801
Deferred tax asset	—	3,662,000	—	4,995,000	—	2,149,000	—	2,536,923
Due from stockholder	—	—	—	—	—	—	—	406,227
Other assets	4,437,083	5,477,125	4,841,698	6,150,175	4,532,904	7,143,979	4,628,770	6,623,360
Total assets	$ 51,679,874	$ 61,307,442	$ 66,041,737	$ 77,988,865	$ 68,331,496	$ 77,501,810	$ 103,076,502	$112,929,176
Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$ 393,616	$ 454,617	$ 671,912	$ 732,913	$ 865,590	$ 926,591	$ 562,314	$ 752,045
Accrued compensation expense	—	12,160,675	—	15,918,030	—	7,672,218	—	14,760,290
Derivative liabilities	—	9,705,739	—	11,577,842	—	5,739,613	—	13,364,535

Acquisition consideration payable	—	—	—	—	—	—	17,900,833	17,900,833
Income tax payable	329,026	473,097	891,329	1,397,109	1,370,060	2,261,994	2,199,100	3,939,972
Interest payable	—	22,917	62,500	58,750	55,975	71,868	131,368	—
Current portion of notes payable	—	867,206	4,258,850	4,258,850	1,242,791	1,242,791	765,177	765,177

Current portion of capital lease obligations	867,206	607,294	611,426	611,426	935,691	935,691	930,117	930,117

Current portion of convertible debentures	607,294	—	2,490,000	2,490,000	3,260,000	3,260,000	3,885,000	2,935,480

Total current liabilities	2,197,142	24,291,545	8,986,017	37,044,920	7,730,107	22,110,766	26,373,909	55,348,449
Shareholder loans	—	—	—	—	70,758	70,758	—	—
Notes payable, net of current portion	51,280	51,280	471,225	471,225	183,925	183,925	295,583	295,583

Convertible debentures, net of current portion	20,000,000	14,716,997	17,373,600	12,562,543	18,180,160	13,238,987	17,186,000	13,163,014

Capital lease obligations, net of current portion	2,451,850	2,451,850	2,455,181	2,455,181	2,318,465	2,318,465	2,190,627	2,190,627
Deferred tax liability	874,608	1,412,455	1,188,711	1,686,716	1,541,300	1,884,077	1,500,200	—
Total liabilities	25,574,880	42,924,127	30,474,734	54,220,585	30,024,715	39,806,978	47,546,319	70,997,673

Stockholders’ equity:

Common stock, par value $0.0001 per share; Authorized 200,000,000 shares; issued and outstanding 55,823,026 and 41,512,833 shares	2,796	2,796	3,109	3,109	3,195	3,195	4,151	4,151
Preferred stock, par value $0.0001 per share	—	—	—	—	—	—	—	—
Additional paid in capital	23,370,697	27,085,449	31,081,243	36,294,273	32,256,259	38,288,292	47,995,110	55,539,687
Retained earnings (accumulated deficit)	2,735,728	(8,700,703)	4,493,339	(12,518,414)	6,035,218	(608,764)	7,499,546	(13,643,711)
Cumulative translation adjustment	(4,227)	(4,227)	(10,688)	(10,688)	12,109	12,109	31,376	31,376

Total stockholders’ equity	26,104,994	18,383,315	35,567,003	23,768,280	38,306,781	37,694,832	55,530,183	41,931,503

Total liabilities and stockholders’ equity	$ 51,679,874	$ 61,307,442	$ 66,041,737	$ 77,988,865	$ 68,331,496	$ 77,501,810	$ 103,076,502	$ 112,929,176

     The following table presents cash flow effects for the nine months ended September 30, 2005 and the year-ended December 31, 2004 and 2003 for the corrections noted above:

	September 30, 2005		December 31, 2004		December 31, 2003
	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated

Net cash provided by (used in) operating activities	$ 4,025,460	$ 4,025,460	$ 3,422,811	$ 4,119,026	$ (310,963)	$ 14,562
Net cash used in investing activities	$ (32,001,202)	$ (32,001,202)	$ (16,154,668)	$ (18,407,883)	$ (7,357,171)	$ (7,682,696)
Net cash provided by financing activities	$ 26,961,584	$ 26,961,584	$ 23,908,930	$ 25,465,930	$ 13,513,217	$ 13,513,217

(3) Acquisitions

     The Company operates fifteen practices in states with laws governing the corporate practice of medicine. In those states, a corporation is precluded from owning the medical assets and practicing medicine. Therefore, contractual arrangements are effected to allow the Company to manage the practice. Emerging Issues Task Force Issue No. 97-2 (“EITF No. 97-2”) states that consolidation can occur when a physician practice management entity establishes an other than temporary controlling financial interest in a physician practice through contractual arrangements. All but one of the management services agreements between the Company and the physician satisfies all of the criteria of EITF No. 97-2. The Company includes revenue with respect to these practices in the consolidated financials in accordance with EITF No. 97-2.

     On December 1, 2000 the Company acquired 51% of the outstanding shares of Rothbart Pain Management Clinic, Inc. (Rothbart), which is incorporated in Ontario, Canada. PainCare purchased 51% of the outstanding stock of Rothbart from certain shareholders in exchange for $510,000 in a convertible debenture with an interest rate of 7% and convertible at the fair market value of outstanding shares at the time of conversion. The interest and principal on the convertible debenture will be paid over a three-year period in equal monthly installments after an initial payment of $100,000 was paid on December 1, 2000. The 51% shareholders of Rothbart earned $726,280 in additional consideration based on the future earnings of Rothbart. The remaining 49% of the outstanding shares of Rothbart was acquired from Naomi Investments Limited (Naomi) on March 1, 2001 in exchange for $490,000 in a convertible debenture with an interest rate of 7% and a conversion feature equal to fair market value. The interest and principal on the convertible debenture will be paid over a three-year period in equal monthly installments. The Naomi shareholders earned $697,798 in additional consideration based on the future earnings of Rothbart. Rothbart is one of the largest providers of pain management services in Canada with over 14 pain management physicians practicing in the center.

Purchase price allocation of initial 51% acquisition in December 2000:

Consideration	$ 510,000
Contingent Consideration	686,132
Deferred taxes	32,890

Less:
Intangible Assets	82,227
Net assets of Rothbart	59,411
Goodwill	$ 1,105,522

Purchase price allocation of remaining 49% acquisition in March 2001:

Consideration (convertible debenture)	$ 490,000
Contingent Consideration	667,938
Deferred taxes	31,601
Less:
Intangible Assets	79,002
Goodwill	$ 1,110,537

     On January 1, 2001, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company I, Inc. (PNAC I), and Advanced Orthopaedics of South Florida, Inc. (AOSF), a Florida corporation. The Merger Agreement provides for the merger of AOSF into PNAC I, a Florida corporation. In exchange for all of the capital stock of AOSF, the AOSF shareholders received 1,850,000 shares of common stock, $75,000 in cash and $1,200,000 in Convertible Debentures with an interest rate of 9% and a conversion feature at $2.00 per share. The principal and interest on the Convertible Debentures will be paid monthly over four years in equal installments. In addition, the former owner of AOSF earned $1,456,909 in additional consideration based on the future earnings of AOSF. The convertible debenture and additional consideration was paid in full in February 2004. The physician owner of AOSF received a ten-year employment agreement with an annual salary of $300,000 per year for the first four years, $500,000 for year five and $700,000 per year for the next five years, plus incentives based on AOSF earnings. AOSF is an orthopedic surgery, pain management and orthopedic rehabilitation center located in Lake Worth, Florida. The center is run by Merrill Reuter, M.D., a board certified orthopedic surgeon who specializes in minimally invasive spine surgery.

     Advanced Orthopaedics of South Florida, Inc. was acquired on January 1, 2001 and was accounted for using the purchase method of accounting.

Purchase price allocation:

Consideration ($1,200,000 convertible debenture)	$ 1,200,000
Cash Consideration	75,000
Stock Consideration	1,850,000
Contingent Consideration	1,456,909
Deferred taxes	44,391
Less:
Intangible Assets	110,977
Net assets of AOSF	601,756
Goodwill	$ 3,913,567

     On August 31, 2001, PainCare entered into an Asset Purchase Agreement with Perry Haney, M.D. to acquire certain assets used by Dr. Haney in his pain management practice in Aurora, Colorado. As consideration for the assets, Dr. Haney received 250,000 shares of PainCare common stock. In addition, PainCare entered into a Business Management Agreement on August 31, 2001 with SpineOne, P.C. (SpineOne), a Colorado professional corporation, and Colorado Musculoskeletal Center, Inc. (CMCI), a Colorado business corporation (collectively, the Practice). Both of these entities are owned by Dr. Haney. PainCare and SpineOne terminated the Management Agreement on or about March 15, 2004 and in connection with such termination PainCare transferred to SpineOne all right, title and interests in and to the assets it acquired from Dr. Haney.

     On December 12, 2002, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company II, Inc. (PNAC II), and Pain and Rehabilitation Network, Inc. (PRNI), a Florida corporation. The Merger Agreement provides for the merger of PRNI into PNAC II, a Florida corporation. In exchange for all of the capital stock of PRNI, the PRNI shareholder received 1,000,000 shares of common stock and $1,000,000 in cash. As of March 24, 2006, the Company has paid a total of $666,666 in cash and issued 448,673 shares, representing additional payments earned during the two fiscal years following the closing. In addition, the former owner of PRNI may receive up to $666,667 in additional consideration based on the future earnings of PRNI. The physician owner of PRNI received a five-year employment agreement with an annual salary of $360,000 per year for the next five years, plus incentives based on PRNI earnings. PRNI is a pain management center located in Orange Park, Florida. The center is run by Andrea Trescot, M.D., a board certified pain management physician.

     Pain and Rehabilitation Network, Inc. was acquired on December 12, 2002 and was accounted for using the purchase method of accounting.

Purchase price allocation:

Cash Consideration	$ 1,000,000
Stock Consideration	800,000
Contingent Consideration	2,086,234
Deferred taxes	13,190
Less:
Intangible Assets	32,976
Net assets of PRNI	913,085
Goodwill	$ 2,953,363

     On May 16, 2003, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company IV, Inc. (PNAC IV), and Medical Rehabilitation Specialists II, P.A. (MRS), a Florida corporation. The Merger Agreement provides for the merger of MRS into PNAC IV, a Florida corporation. In exchange for all of the capital stock of MRS, the MRS shareholder received 1,100,000 shares of common stock and $1,375,000 in cash. As of March 24, 2006, the Company has paid a total of $916,666 in cash and issued 258,370 shares, representing additional payments earned during the two fiscal years following the closing. In addition, the former owner of MRS may receive up to $916,667 in additional consideration based on the future earnings of MRS. The physician owner of MRS received a five-year employment agreement with an annual salary of $400,000 per year for the next five years, plus incentives based on MRS earnings. MRS is a pain management practice located in Tallahassee, Florida. The center is run by Kirk Mauro, M.D., a physiatrist.

     Medical Rehabilitation Specialists II, P.A. was acquired on May 16, 2003 and utilized the purchase method of accounting. The Company has included financial results for MRS in 2003 financial statements from April 17, 2003.

Purchase price allocation:

Cash Consideration	$ 1,375,000
Stock Consideration	2,200,000
Contingent Consideration	1,816,463
Acquisition Costs	70,559
Deferred taxes	25,060
Less:
Cash	(4,600)
Accounts receivable	262,914
Property and equipment	2,043
Intangible assets	62,650
Plus:
Accounts payable and accrued liabilities	119,747
Goodwill	$ 5,283,822

     On August 6, 2003, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company V, Inc. (PNAC V), and Industrial & Sport Rehabilitation, Ltd. d/b/a/ Associated Physicians Group (APG), an Illinois corporation. The Merger Agreement provides for the acquisition of the non-medical assets of APG by PNAC V, a Florida corporation. In exchange for the non-medical assets the APG shareholder received 1,375,000 shares of common stock and $1,375,000 in cash. As of March 24, 2006, the Company has paid a total of $916,666 in cash and issued 566,943 shares, representing additional payments earned during the two fiscal years following the closing. In addition, the former owner of APG may receive up to $916,667 in additional consideration if certain net earnings goals are achieved in the third fiscal year following the closing. APG is comprised of three rehabilitation centers located in the St. Louis-metro area. The centers are run by John Vick.

     Industrial & Sport Rehabilitation, Ltd. d/b/a Associated Physicians Group was acquired on August 6, 2003 and utilized the purchase method of accounting. The Company has included APG financial results in its 2003 financial statements from April 25, 2003 in accordance EITF 97-2 as the result of the execution of a definitive management agreement on April 25, 2003.

Purchase price allocation:

Cash Consideration	$ 1,375,000
Stock Consideration	3,520,000
Contingent Consideration	2,815,491
Acquisition Costs	646,866
Deferred taxes	61,928
Less:
Cash	12,591
Accounts receivable	624,163
Property and equipment	135,661
Deposits and prepaid expenses	5,499
Intangible Assets	154,821
Plus:
Accounts payable and accrued liabilities	25,868
Note payable	333,099
Goodwill	$ 7,845,517

     On December 23, 2003, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company VI, Inc. (PNAC VI), and Spine and Pain Center, P.C. (SPC), a North Dakota corporation. The Merger Agreement provides for the acquisition of the non-medical assets of SPC by PNAC VI, a Florida corporation. In exchange for the non-medical assets the SPC shareholder received 277,778 shares of common stock and $625,000 in cash. As of March 24, 2006, the Company has paid a total of $416,667 in cash and issued 141,195 shares, representing additional payments earned during the two fiscal years following the closing. In addition, the former owner of SPC may receive up to $416,667 in additional consideration if certain net earnings goals are achieved in the third fiscal year following the closing. SPC is a pain management practice located in Bismarck, North Dakota. The center is run by Michael Martire, M.D., a board certified pain management physician.

     Spine and Pain Center, P.C. was acquired on December 23, 2003 and utilized the purchase method of accounting. The Company has only included December 31, 2003 balance sheet results for SPC in its 2003 financial statements.

Purchase price allocation:

Cash Consideration	$ 625,000
Stock Consideration	747,222
Contingent Consideration	863,213
Acquisition Costs	137,709
Deferred taxes	19,113
Less:
Cash	3,784
Accounts receivable	152,029
Property and equipment	8,564
Intangible Assets	47,783
Plus:
Accounts payable and accrued liabilities	89,832
Goodwill	$ 2,269,929

     On December 30, 2003, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company VII, Inc. (PNAC VII), and Health Care Center of Tampa, Inc. (HCCT), a Florida corporation. The Merger Agreement provides for the merger of HCCT into PNAC VII, a Florida corporation. In exchange for all of the capital stock of HCCT, the HCCT shareholder received 809,315 shares of common stock and $1,937,500 in cash. As of March 24, 2006, the Company has paid a total of $1,291,667 in cash and issued 226,608 shares, representing additional payments earned during the first two years following the closing. The stock portion of the second year payment has been earned but not issued as of March 24, 2006. In addition, the former owner of HCCT may receive up to $1,291,667 in additional consideration based on the future earnings of HCCT. The physician owner of HCCT received a five-year employment agreement with an annual salary of $400,000 per year for the next five years, plus incentives based on HCCT earnings. HCCT is a pain management practice located in Lakeland, Florida. The center is run by Saqib Bashir Khan, M.D., a board certified pain management physician.

     Health Care Center of Tampa, Inc. was acquired on December 30, 2003 and utilized the purchase method of accounting. The Company has only included December 31, 2003 balance sheet results for HCCT in its 2003 financial statements.

Purchase price allocation:

Cash Consideration	$ 1,937,500
Stock Consideration	2,832,602
Contingent Consideration	2,653,583
Acquisition Costs	206,753
Liabilities	16,746
Deferred taxes	38,730
Less:
Cash	24,370
Accounts receivable	432,088
Property and equipment	458,322
Note receivable	9,977
Intangible Assets	96,826
Goodwill	$ 6,664,331

     On December 31, 2003, the Company closed an asset purchase pursuant to an Asset Purchase Agreement with PainCare Holdings, Inc. (PCH), and Bone and Joint Surgical Clinic (BJSC), a Louisiana corporation. The Asset Purchase Agreement provides for the acquisition of the assets of BJSC by PCH, a Florida corporation. In exchange for the assets the BJSC shareholder received 565,048 shares of common stock and $1,250,000 in cash. As of March 24, 2006, the Company has paid a total of $593,333 in cash and issued 190,316 shares, representing additional payments earned during the two fiscal years following the closing. In addition, the former owner of BJSC may receive up to $1,313,334 in additional consideration if certain net earnings goals are achieved in the third and fourth fiscal years following the closing. BJSC is an orthopedic practice located in Houma, Louisiana. The center is run by Christopher Cenac, M.D., an orthopedic surgeon.

     Bone and Joint Surgical Clinic was acquired on December 31, 2003 and utilized the purchase method of accounting. The Company has only included December 31, 2003 balance sheet results for BJSC in its 2003 financial statements.

Purchase price allocation:

Cash Consideration	$ 1,250,000
Stock Consideration	1,808,154
Contingent Consideration	1,214,105
Acquisition Costs	62,137
Less:
Cash	2,631
Accounts receivable	356,877
Property and equipment	5,485
Intangible Assets	139,272
Plus:
Note Payable	599,000
Goodwill	$ 4,429,131

     On December 31, 2003, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company IX, Inc. (PNAC IX), and Kenneth M. Alo, M.D., P.A. (ALO), a Texas corporation. The Merger Agreement provides for the acquisition of the non-medical assets of ALO by PNAC IX, a Florida corporation. In exchange for the non-medical assets the ALO shareholder received 777,778 shares of common stock and $1,750,000 in cash. As of March 24, 2006, the Company has paid a total of $1,166,667 in cash and issued 362,633 shares, representing additional payments earned during the two fiscal years following the closing. In addition, the former owner of ALO may receive up to $1,166,667 in additional consideration if certain net earnings goals are achieved in the third fiscal year following the closing. ALO is a pain management practice located in Houston, Texas. The center is run by Kenneth Alo, M.D., a board certified pain management physician.

     Kenneth M. Alo, M.D., P.A. was acquired on December 31, 2003 and utilized the purchase method of accounting. The Company has only included December 31, 2003 balance sheet results for ALO in its 2003 financial statements.

Purchase price allocation:

Cash Consideration	$ 1,750,000
Stock Consideration	2,488,889
Contingent Consideration	2,376,016
Acquisition Costs	306,984
Deferred taxes	16,624
Less:
Cash	100
Accounts receivable	426,133
Property and equipment	13,963
Other assets	128
Intangible Assets	41,561
Plus:
Accounts payable and accrued liabilities	17,553
Note Payable	145,000
Goodwill	$ 6,619,181

     On January 17, 2004, the Company purchased from Rehab Management Group, Inc., a South Carolina based corporation (“RMG”) all rights, title and interest that RMG owns or acquires and all management fees, revenues, compensation and payments of any kind with respect to three electro-diagnostic management agreements with the named physician’s practice:

Name of Physician’s Practices	Purchase Price
Associated Physicians Group, Ltd., a fully integrated treatment practice	$107,500 in cash and 48,643 shares of common stock, plus contingent payments of up to $215,000 in cash and common stock if certain earnings goals are met.

Statesville Pain Associates, P.C., a North Carolina professional corporation	$375,000 in cash and 169,683 shares of common stock, plus contingent payments of up to $750,000 in cash and common stock if certain earnings goals are met.

Space Coast Pain Institute, P.C., a Florida professional corporation	$275,000 in cash and 124,434 shares of common stock, plus contingent payments of up to $550,000 in cash and common stock if certain earnings goals are met.

     On May 25, 2004, the Company acquired capital stock of Georgia Surgical Centers, Inc. (GSC), which operates three ambulatory surgery centers and acquired the non-medical assets of Georgia Pain Physicians, P.C. (GPP), a pain management physician practice all headquartered in Atlanta, Georgia. GSC was acquired pursuant to a merger agreement from Robert E. Windsor, M.D., the sole shareholder and the non-medical assets of GPP were acquired pursuant to an asset purchase agreement. The combined purchase price for GSC and the assets of GPP consisted of $1,125,000 in cash and 462,344 shares of common stock. As of March 24, 2006, the Company has paid a total of $375,000 in cash and issued 86,806 shares, representing additional payments earned during the first fiscal year following the closing. In addition, the former owner of GSC/GPP may receive up to $1,500,000 in additional consideration if certain net earnings goals are achieved in the second and third fiscal years following the closing. Both GSC and GPP are run by Robert Windsor, M.D., a board certified pain management physician.

     GSC and GPP were acquired on May 25, 2004 and utilized the purchase method of accounting.

     Purchase price allocation:

Cash Consideration	$ 1,125,000
Stock Consideration	1,282,197
Contingent Consideration	723,090
Acquisition Costs	256,197
Deferred taxes	12,040
Less:
Cash	46,494
Accounts receivable	438,539
Property and equipment	186,317
Deposits and prepaid expenses	1,300
Note receivable	7,869
Intangible Assets	30,099
Plus:
Accounts payable and accrued liabilities	182,702
Goodwill	$2,870,608

     On June 3, 2004, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company XI, Inc. (PNAC XI), and Dynamic Rehabilitation Centers, Inc. (Dynamic), a Michigan corporation. The Merger Agreement provides for the acquisition of the non-medical assets of Dynamic by PNAC XI, a Florida corporation. In exchange for the non-medical assets the shareholders of Dynamic received 927,414 shares of common stock and $2,250,000 in cash. As of March 24, 2006, the Company has paid a total of $750,000 in cash and issued 175,644 shares, representing additional payments earned during the first fiscal year following the closing. In addition, the former owners of Dynamic may receive up to $3,000,000 in additional consideration if certain net earnings goals are achieved in the second and third fiscal years following the closing. Dynamic is a spinal rehabilitation practice with four locations in Southeast Michigan.

Dynamic was acquired on June 3, 2004 and utilized the purchase method of accounting.
Purchase price allocation:

Cash Consideration	$ 2,350,000
Stock Consideration	2,685,885
Contingent Consideration	1,478,923
Acquisition Costs	292,574
Deferred taxes	58,868
Less:
Cash	50,380
Accounts receivable	573,366
Property and equipment	612,251
Deposits and prepaid expenses	53,060
Intangible Assets	147,169
Plus:
Accounts payable and accrued liabilities	130,600
Note payable, current	23,713
Note Payable, long term	125,273
Goodwill	$ 5,709,610

     On June 7, 2004, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company XIII, Inc. (PNAC XIII), and Rick Taylor, D.O., P.A. (Taylor), a Texas corporation. The Merger Agreement provides for the acquisition of the non-medical assets of Taylor by PNAC XIII, a Florida corporation. In exchange for the non-medical assets the shareholder of Taylor received 761,545 shares of common stock and $1,875,000 in cash. As of March 24, 2006, the Company has paid a total of $625,000 in cash and issued 148,104 shares, representing additional payments earned during the first fiscal year following the closing. In addition, the former owner of Taylor may receive up to $2,500,000 in additional consideration if certain net earnings goals are achieved in the second and third fiscal years following the closing. Taylor is a pain management physician practice with three locations in Texas.

Taylor was acquired on June 7, 2004 and utilized the purchase method of accounting.

Purchase price allocation:

Cash Consideration	$ 1,875,000
Stock Consideration	2,240,542
Contingent Consideration	1,217,417
Acquisition Costs	289,588
Deferred taxes	49,353
Less:
Cash	1,000
Accounts receivable	249,556
Property and equipment	24,583
Intangible Assets	123,383
Plus:
Accounts payable and accrued liabilities	6,289
Note payable	160,623
Goodwill	$ 5,440,290

    Effective July 1, 2004, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company XIV, Inc. (PNAC XIV), and Ben Zolper, M.D., L.L.C. (Zolper), a Maine corporation. The Merger Agreement provides for the merger of Zolper into PNAC XIV, a Florida corporation. In exchange for all of the capital stock of Zolper, the Zolper shareholder received 316,444 shares of common stock and $875,000 in cash. As of March 24, 2006, the Company has paid a total of $291,667 in cash and issued 69,115 shares, representing additional payments earned during the first fiscal year following the closing. In addition, the former owner of Zolper may receive up to $1,166,667 in additional consideration if certain net earnings goals are achieved in the second and third fiscal years following the closing. The physician owner of Zolper received a five-year employment agreement with an annual salary of $200,000 per year for the next five years, plus incentives based on Zolper earnings. Zolper is a pain management practice located in Bangor, Maine. The center is run by Benjamin Zolper, M.D., a board certified pain management physician.

Zolper was acquired on July 1, 2004 and utilized the purchase method of accounting.
Purchase price allocation:

Cash Consideration	$ 875,000
Stock Consideration	1,060,088
Contingent Consideration	581,951
Acquisition Costs	202,728
Deferred taxes	34,361
Less:
Cash	72,696
Accounts receivable	346,501
Property and equipment	181,556
Intangible Assets	85,904
Plus:
Accounts payable and accrued liabilities	33,975
Note payable, current	77,165
Goodwill	$ 2,178,611

    On December 1, 2004, the Company closed an asset purchase pursuant to an Asset Purchase Agreement with The Center for Pain Management (CPM), a Maryland corporation. The Asset Purchase Agreement provides for the acquisition of the assets of CPM by PCH, a Florida corporation. In exchange for the assets the CPM shareholders received 3,687,500 shares of common stock and $6,375,000 in cash. As of March 24, 2006, the Company has paid a total of $2,291,667 in cash and issued 626,139 shares, representing additional payments earned during the first fiscal year following the closing. In addition, the former owners of CPM may receive up to $9,166,667 in additional consideration if certain net earnings goals are achieved in the second and third fiscal years following the closing. CPM is a pain management practice with four locations in Maryland.

CPM was acquired on December 1, 2004 and utilized the purchase method of accounting.

Purchase price allocation:

Cash Consideration	$ 6,375,000
Stock Consideration	11,062,500
Contingent Consideration	4,583,334
Acquisition Costs	856,859
Less:
Cash	—
Accounts receivable	1,200,000
Property and equipment	500,000
Intangible Assets	160,721
Plus:
Accounts payable and accrued liabilities	277,837
Goodwill	$ 21,294,809

    On April 13, 2005, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company XVII, Inc. (PNAC XVII), and Colorado Pain Specialists, P.C. (CPS). The Merger Agreement provides for the acquisition of the non-medical assets of CPS by PNAC XVII, a Florida corporation. In exchange for the non-medical assets the shareholders of CPS received 653,698 shares of common stock of the Company priced at $3.25 per share and $2,125,000 in cash. In addition, the former owners of CPS may receive up to $4,250,000 in additional consideration if certain net earnings goals are achieved in each of the first three fiscal years following the closing. CPS is a pain management physician practice located in Denver, Colorado.

CPS was acquired on April 13, 2005 and utilized the purchase method of accounting.
Purchase price allocation:

Cash Consideration	$ 2,125,000
Stock Consideration	3,327,805
Contingent Consideration	—
Acquisition Costs	623,861
Deferred taxes	45,238
Less:
Cash	27,311
Accounts receivable	322,467
Property and equipment	207,495
Prepaid and deposits	7,555
Intangible Assets	113,094
Plus:
Accounts payable and accrued liabilities	32,748
Note payable	180,764
Goodwill	$ 5,657,494

     On May 12, 2005, the Company closed a securities purchase pursuant to a Securities Purchase Agreement with its wholly-owned subsidiary, PainCare Surgery Centers I, Inc. (PCSC I), and the partners of PSHS Alpha Partners, Ltd. d/b/a Lake Worth Surgical Center (LWSC). Dr. Merrill Reuter, Chairman of the Board of Directors, was a minority owner of this surgery center prior to the Company’s majority interest purchase and remains a minority owner following the Company’s majority interest purchase. The Securities Purchase Agreement provides for the purchase of 67.5% ownership of LWSC by PCSC I, a Florida corporation. In exchange for the majority interest purchase the partners of LWSC received 324,520 shares of common stock and $6,930,940 in cash. LWSC is a fully accredited ambulatory surgery center located in Lake Worth, Florida.

Majority interest in LWSC was purchased on May 12, 2005 and utilized the purchase method of accounting.

Purchase price allocation:

Cash Consideration	$ 6,685,388
Stock Consideration	1,531,734
Net Working Capital Adjustment	245,552
Acquisition Costs	286,507
Less:

Cash	100,401
Accounts receivable	2,090,919
Property and equipment	651,837
Prepaids and deposits	238,079
Intangible Assets	208,573
Plus:
Accounts payable and accrued liabilities	240,767
Lease payable	175,686
Minority interests	866,054
Goodwill	$ 6,741,879

     On August 1, 2005, the Company closed a securities purchase pursuant to a Securities Purchase Agreement with its wholly-owned subsidiary, PainCare Surgery Centers II, Inc. (PCSC II), and the partners of PSHS Beta Partners, Ltd. d/b/a Gables Surgical Center (GSC). The Securities Purchase Agreement provides for the purchase of 73% ownership of GSC by PCSC II, a Florida corporation. In exchange for the majority interest purchase the partners of GSC received 868,624 shares of common stock and $3,282,304 in cash. In addition, the former partners of GSC will receive the remaining balance of the purchase price in the form of promissory notes for $1,536,952 plus interest, due in August 2006. GSC is a fully accredited ambulatory surgery center located in Miami, Florida.

Majority interest in GSC was purchased on August 1, 2005 and utilized the purchase method of accounting.
Purchase price allocation:

Cash Consideration	$ 3,282,304
Promissory Notes	1,536,952
Stock Consideration	3,539,740
Net Working Capital Adjustment	440,259
Acquisition Costs	287,901
Less:
Cash	104,903
Accounts receivable	2,195,484
Property and equipment	370,388
Inventory	139,375
Prepaid and deposits	30,209
Intangible Assets	224,550
Deferred taxes	96,235
Plus:
Accounts payable and accrued liabilities	227,822
Lease payable	182,598
Minority interests	721,043
Goodwill	$ 7,057,475

     On August 9, 2005, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company XVIII, Inc. (PNAC XVIII), and Piedmont Center for Spinal Disorders, P.C. (PCSD). The Merger Agreement provides for the acquisition of the non-medical assets of PCSD by PNAC XVIII, a Florida corporation. In exchange for the non-medical assets the shareholder of PCSD received 263,400 shares of common stock and $1,000,000 in cash. In addition, the former owner of PCSD may receive up to $2,000,000 in additional consideration if certain net earnings goals are achieved in each of the first three fiscal years following the closing. PCSD is an orthopedic spine surgery physician practice located in Danville, Virginia.

PCSD was acquired on August 9, 2005 and utilized the purchase method of accounting.

Purchase price allocation:
Cash Consideration	$ 1,000,000
Stock Consideration	1,122,086
Acquisition Costs	203,176
Deferred taxes	11,438
Less:
Cash	200
Accounts receivable	185,055

Property and equipment	132,030
Intangible Assets	28,596
Plus:
Capital lease obligation	43,020
Goodwill	$ 2,033,839

     On October 3, 2005, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company XXIII, Inc. (PNAC XXIII), and Floyd O. Ring, Jr., M.D., P.C. (RING). The Merger Agreement provides for the acquisition of the non-medical assets of RING by PNAC XXIII, a Florida corporation. In exchange for the non-medical assets the shareholder of RING received 349,162 shares of common stock and $1,250,000 in cash. In addition, the former owner of RING may receive up to $2,500,000 in additional consideration if certain net earnings goals are achieved in each of the first three fiscal years following the closing. RING is a pain management physician practice located in Denver, Colorado.

RING was acquired on October 3, 2005 and utilized the purchase method of accounting.

Purchase price allocation:

Cash Consideration	$ 1,250,000
Stock Consideration	1,309,358
Acquisition Costs	175,682
Deferred taxes	41,671
Less:
Cash	10,000
Accounts receivable	127,517
Property and equipment	400
Intangible assets	104,177
Goodwill	$ 2,534,617

     On October 14, 2005, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company XXI, Inc. (PNAC XXI), and Christopher J. Centeno, M.D., P.C. and Therapeutic Management, Inc., collectively doing business as The Centeno Clinic (CENTENO). The Merger Agreement provides for the acquisition of the non-medical assets of CENTENO by PNAC XXI, a Florida corporation. In exchange for the non-medical assets the shareholder of CENTENO received 1,132,931 shares of common stock and $3,750,000 in cash. In addition, the former owner of CENTENO may receive up to $7,500,000 in additional consideration if certain net earnings goals are achieved in each of the first three fiscal years following the closing. CENTENO is a pain management physician practice located in Denver, Colorado.

CENTENO was acquired on October 14, 2005 and utilized the purchase method of accounting.

Purchase price allocation:

Cash Consideration	$ 3,750,000
Stock Consideration	3,795,317
Acquisition Costs	442,276
Less:
Cash	1,898
Property and equipment	200,000
Prepaids and deposits	2,000
Intangible Assets	87,397
Plus:
Note payable	76,000
Goodwill	$ 7,772,298

     During fiscal year 2005, the Company closed six acquisitions with physician practices and ambulatory surgery centers. The combined goodwill amount resulting from these six transactions is $31,797,602.

     Following are the summarized unaudited pro forma results of operations for the years ended December 31, 2005 and 2004 (as restated), assuming all of the acquisitions had taken place at the beginning of the year. The unaudited pro forma results are not necessarily indicative of future earnings or earnings that would have been reported had the acquisitions been completed when assumed.

Pro Forma Consolidated Statement of Operations
Year Ended December 31, 2005
(Unaudited)

	PainCare Historical				PCSD (7)	RING (8)		Pro Forma Adjustment
		CPS (4)	LWSC (5)	GSC (6)			CENTENO (9)		Pro Forma
Revenues	$ 68,663,797	$722,974	$ 1,828,266	$2,724,346	$ 817,534	$ 773,146	$ 2,169,806	$ —	$77,699,869
Cost of revenues	12,470,369	326,637	301,437	307,342	168,640	180,000	87,514	(621,570)(1)	13,220,369
Gross profit	56,193,428	396,337	1,526,829	2,417,004	648,894	593,146	2,082,292	621,570	64,479,500
Operating expenses:
General and administrative	38,084,609	398,396	687,917	752,747	333,018	179,218	1,982,720	(1,479,581)(2)	40,939,044
Compensation expense	2,382,259	—	—	—	—	—	—	—	2,382,259
Depreciation and amortization expense	3,145,754	—	—	84,212	2,284	—	—	—	3,232,250
Operating income (loss)	12,580,806	(2,059)	838,912	1,580,045	313,592	413,928	99,572	2,101,151	17,925,947
Interest expense	(5,795,915)	(2,040)	(1,089)	(15,092)	(4,529)	—	(11,005)	—	(5,829,670)
Derivative expense
	(7,055,502)								(7,055,502)
Other income	444,549	—	38,099	2,938	—	2,748	—	—	488,334
Income (loss) before taxes	173,938	(4,099)	875,922	1,567,891	309,063	416,676	88,567	2,101,151	5,529,109
Provision for income taxes	4,925,679	—	—	—	—	—	—	1,138,907(3)	6,064,586
Income (loss) before minority interests’ share	(4,751,741)	(4,099)	875,922	1,567,890	309,063	416,676	88,567	962,244	(535,477)
Minority interests’ share	(587,637)	—	(284,675)	(423,330)	—	—	—	—	(1,295,642)
Net income (loss)	$ (5,339,378)	$(4,099)	$ 591,247	$1,144,561	$ 309,063	$ 416,676	$ 88,567	$ 962,244	$(1,831,119)

Basic loss per common share									$ (0.03)

Basic weighted average common shares outstanding									53,360,077

Diluted loss per common share									$ (0.03)

Diluted weighted average common shares outstanding									53,360,077

Footnotes to Unaudited Pro Forma Financial Statements:

1)	Adjustment for non-recurring cost of sales.
2)	Adjustment for non-recurring general and administrative expenses.
3)	Represents the provision for income taxes at an effective rate of 35%.
4)	Represents the results from the period beginning on January 1, 2005 and ending on March 31, 2005.
5)	Represents the results from the period beginning on January 1, 2005 and ending on April 30, 2005.
6)	Represents the results from the period beginning on January 1, 2005 and ending on July 31, 2005.
7)	Represents the results from the period beginning on January 1, 2005 and ending on July 31, 2005.
8)	Represents the results from the period beginning on January 1, 2005 and ending on September 30, 2005.
9)	Represents the results from the period beginning on January 1, 2005 and ending on September 30, 2005.

Pro Forma Consolidated Statement of Operations
Year Ended December 31, 2004
(Unaudited)

	PainCare Historical				TAYLOR (6)			ProForma Adjustments
		DPM (3)	GPP/GSC(4)	DYNAMIC (5)		ZOLPER (7)	CPM (8)		Pro Forma
Revenues	$ 37,917,900	$ 897,909	$749,511	$ 2,271,031	$ 1,067,205	$ 671,563	$6,872,177	$ —	$ 50,447,296
Cost of revenues	6,663,945	148,520	50,394	344,613	14,086	37,819	687,500	—	7,946,877
Gross profit	31,253,955	749,389	699,117	1,926,418	1,053,119	633,744	6,184,677	—	42,500,419
Operating expenses:
General and administrative	20,052,066	385,400	613,586	1,728,980	619,592	255,298	1,093,220	(907,686)(1)	23,840,456
Compensation expense	356,590	—	—	—	—	—	—	—	356,590
Depreciation and amortization	1,386,713	—	23,400	36,735	22,707	—	16,500	—	1,486,055
Operating income	9,458,586	363,989	62,131	160,703	410,820	378,446	5,074,957	907,686	16,817,318
Interest expense	(3,463,677)	—	(1,724)	(4,044)	(5,419)	(4,049)	—	—	(3,478,913)
Derivative expense	(3,256,372)	—	—	—	—	—	—	—	(3,256,372)
Other income	170,569	—	25,247	—	1,161	73	79	—	197,128
Income before taxes	2,909,105	363,989	85,654	156,659	406,562	374,470	5,075,036	907,686	10,279,161
Provision for income taxes	4,410,587	—	—	—	—	—	—	2,272,494(2)	6,683,081
Net income (loss)	$ (1,501,482)	$ 363,989	$ 85,654	$ 156,659	$ 406,562	$ 374,470	$5,075,036	$ (1,364,808)	$3,596,020

Basic earnings per common share									$ 0.10
Basic weighted average common shares outstanding									37,905,097
Diluted earnings per common shares									$0.09
Diluted weighted average common shares outstanding									42,427,834

Footnotes to Unaudited Pro Forma Financial Statements:
1)	Adjustment for non-recurring general and administrative expenses.
2)	Represents the provision for income taxes at an effective rate of 35%.
3)	Represents the results from the period beginning on January 1, 2004 and ending on March 31, 2004.
4)	Represents the results from the period beginning on January 1, 2004 and ending on April 30, 2004.
5)	Represents the results from the period beginning on January 1, 2004 and ending on May 31, 2004.
6)	Represents the results from the period beginning on January 1, 2004 and ending on May 31, 2004.
7)	Represents the results from the period beginning on January 1, 2004 and ending on June 30, 2004.
8)	Represents the results from the period beginning on January 1, 2004 and ending on November 30, 2004.

(4) Due from Stockholder

     In 2004 the Company entered into a contract with Merill Reuter, M.D., chairman of the Company’s board of directors and an approximately 3.0% stockholder. Under the terms of the contract, which are similar to those entered into with other physicians, the Company is providing real estate development and construction oversight services to Dr. Reuter related to a planned medical facility that is intended to be owned by Dr. Reuter and leased to the Company and others. As of December 31, 2005 and 2004, $427,553 and $406,227, respectively, is due from Dr. Reuter under this contract.

(5) Property and Equipment, net

Property and equipment, net at December 31, consisted of:
	2005	2004
Furniture, fixtures & equipment	$ 10,744,044	$ 4,054,017
Medical equipment	7,895,215	5,334,541
Total cost	18,639,259	9,388,558
Less accumulated depreciation	7,144,603	2,269,493
Property and equipment, net	$ 11,494,656	$ 7,119,065

     Depreciation expense for the years ended December 31, 2005, 2004 and 2003 amounted to $1,616,316, $837,484 and $463,190, respectively.

(6) Goodwill

     In connection with our acquisitions through December 31, 2005, acquisition consideration paid exceeded fair value of the assets acquired (including estimated liabilities assumed as part of the transaction) by $111,468,292. The excess of the consideration paid over the fair value of the net assets acquired has been recorded as goodwill. At each balance sheet date, management assesses whether there has been any permanent impairment in the value of goodwill. The factors considered by management include trends and prospects as well as the effects of obsolescence, demand, competition and other economic factors. No impairment losses have been recognized in any of the periods presented. The additional goodwill for each consideration payment was as follows:

		Contingent	Contingent	Contingent
	Initial	Consideration	Consideration	Consideration
Company Name	Consideration	Year 1	Year 2	Year 3	Total
Advanced Orthopaedics of S. Florida II, Inc.	$ 2,456,658	$ 350,000	$ 639,834	$ 467,075	$ 3,913,567
Rothbart Pain Management Clinic, Inc.	834,788	260,290	348,330	754,513	2,197,921
Pain and Rehabilitation Network, Inc.	690,478	1,133,333	872,152	257,400	2,953,363
Medical Rehabilitation Specialists II, Inc.	3,467,358	856,558	959,906	N/A	5,283,822
Associated Physicians Group	5,030,025	1,902,083	913,409	N/A	7,845,517
Spine and Pain Center	1,406,715	446,547	416,667	N/A	2,269,929
Health Care Center of Tampa, Inc.	4,010,749	1,361,915	1,291,667	N/A	6,664,331
Bone and Joint Surgical Clinic	3,215,025	777,439	436,667	N/A	4,429,131
Kenneth M. Alo, MD, PA	4,243,164	1,209,350	1,166,667	N/A	6,619,181
Georgia Pain Physicians & Surgical Centers, Inc.	2,147,518	723,090	N/A	N/A	2,870,608
Dynamic Rehabilitation Centers	4,230,687	1,478,923	N/A	N/A	5,709,610
Rick Taylor, DO, PA (Pain Care Clinics)	4,222,873	1,217,417	N/A	N/A	5,440,290
Benjamin Zolper, MD, Inc.	1,596,660	581,951	N/A	N/A	2,178,611
The Center for Pain Management	16,711,475	4,583,334	N/A	N/A	21,294,809
Colorado Pain Specialists	5,657,494	N/A	N/A	N/A	5,657,494
Lake Worth Surgical Center	6,741,879	N/A	N/A	N/A	6,741,879
Gables Surgical Center	7,057,475	N/A	N/A	N/A	7,057,475
Piedmont Center for Spinal Disorders	2,033,839	N/A	N/A	N/A	2,033,839
Floyd O. Ring, Jr., MD, PC	2,534,617	N/A	N/A	N/A	2,534,617
Christopher J. Centeno, MD & Therapeutic Mgmt	7,772,298	N/A	N/A	N/A	7,772,298

Total Goodwill					$ 111,468,292

     The changes in the carrying amount of goodwill for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Balance, beginning of year	$ 61,817,801	$ 26,402,131
Goodwill acquired during year	31,797,602	25,295,437
Additional consideration paid for goodwill during the year	17,852,889	10,120,233
Balance, end of year	$ 111,468,292	$ 61,817,801

(7) Other assets

     The Company is a distributor for the sale of MedX equipment in North America under an agreement expiring on July 28, 2013. MedX equipment is used to provide orthopedic rehabilitation services in our owned, managed and limited managed physician practices. The agreement provides for the Company to repurchase MedXs’ right to 15% of the gross collections generated by the limited managed orthopedic rehabilitation practices. In addition, the Company receives a 25% commission on all MedX products purchased for resale. This contract right is being amortized over the contract term of ten years. An impairment charge of $47,102 was recorded during 2005.

     On April 29, 2004, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company X, Inc. (PNAC X), and Denver Pain Management (DPM), a Colorado corporation. Effective August 27, 2004, DPM and PNAC X entered into an addendum to their agreement whereby the initial consideration to be paid to the shareholders was reduced from $3,750,000 to $700,000 of which $100,000 is payable in cash and the balance of $600,000, is payable with 200,000 shares of common stock priced at $3.00 per share. In addition, the former owners of DPM may receive up to $6,800,000 in additional consideration if certain net earnings goals are achieved in each of the first three fiscal years following the closing. DPM is a pain management practice located in Denver, Colorado. The center is run by Robert Wright, M.D., a board certified pain management physician. This contract right is being amortized over the contract term of nine years.

     The Company has costs associated with closing acquisitions. These costs are on the balance sheet an as asset until the acquisition is closed, when it is allocated to the acquisition costs or expensed when a potential acquisition is not closed.

     The Company purchased from Rehab Management Group, Inc., a South Carolina based corporation (“RMG”), all rights, title and interest that RMG owns or acquires and all management fees, revenues, compensation and payments of any kind with respect to three electro-diagnostic management agreements with the named physician’s practice:

Name of Physician’s Practice	Purchase Price
Associated Physicians Group, Ltd. (“APG”), a fully integrated treatment practice	$107,500 in cash and 48,643 shares of common stock, plus contingent payments of up to $215,000 in cash and common stock if certain earnings goals are met.

Statesville Pain Associates, P.C. (“SPA”), a North Carolina professional corporation	$375,000 in cash and 169,683 shares of common stock, plus contingent payments of up to $750,000 in cash and common stock if certain earnings goals are met.

Space Coast Pain Institute, P.C. (“SCPI”), a Florida professional corporation	$275,000 in cash and 124,434 shares of common stock, plus contingent payments of up to $550,000 in cash and common stock if certain earnings goals are met.

These contract rights are being amortized over the contract term of twelve years.

The table below summarizes the other assets at December 31, 2005 and 2004:

	2005			2004
Asset	Cost	Amortization	Net Value	Cost	Amortization	Net Value
MedX Distribution right	$ 2,212,673	$ 581,831	$ 1,630,842	$ 2,212,673	$ 208,975	$ 2,003,698
Deferred acquisition costs	475,958	—	475,958	—	—	—
Contract Right – DPM	6,026,200	677,124	5,349,076	1,717,600	160,540	1,557,060
Contract Right – APG	486,023	34,452	451,571	291,667	14,667	277,000
Contract Right – SPA	1,433,132	118,657	1,314,475	1,006,000	50,400	955,600
Contract Right – SCPI	1,051,564	87,095	964,469	738,333	37,000	701,333
Physician practice and surgery center	2,161,757	513,326	1,648,431	1,395,370	266,701	1,128,669
Total	$ 13,847,307	$ 2,012,485	$ 11,834,822	$ 7,361,643	$ 738,283	$ 6,623,360

     Amortization of intangible assets for the years ended December 31, 2005, 2004 and 2003 were $513,326, $266,701 and $119,047 respectively, and is included in amortization in the accompanying statement of operations.

Estimated amortization of intangible assets for each of the next five years is as follows:

Amortization of
intangible assets
2006	$ 1,472,207
2007	1,470,287
2008	1,449,174
2009	1,448,781
2010	1,429,281

(8) Acquisition Consideration Payable

     The Company is obligated at December 31, 2005 to pay initial and contingent consideration on the following acquisitions:

Company Name	Stock Value	Cash Value	Total
Pain and Rehabilitation Network	$ 128,700	$ 128,700	$ 257,400
Center for Pain Management	2,291,667	2,291,666	4,583,333
Spine and Pain Center	208,333	208,334	416,667
Health Care Center of Tampa	645,833	—	645,833
Bone and Joint Surgical Clinic	218,333	218,334	436,667
Kenneth M. Alo, M.D., P.A.	583,333	583,334	1,166,667
Contract Right – APG	35,833	35,834	71,667
Contract Right – SPA	125,000	125,000	250,000
Contract Right - SCPI	91,667	91,666	183,333

Total			$ 8,011,567

The contingent consideration paid in stock represents the dollar value of the stock to be paid to the seller.

(9) Long-Term Debt

Long-term debt consists of the following on December 31:

	2005	2004
Promissory note for Bone and Joint Surgical Clinic to financial institution, dated April 13, 2004. Variable interest rate currently at 7.25%. Originally due on January 20, 2006. Repaid in 2005.	—
		364,715
Line of credit for Dr. Kenneth M. Alo to financial institution, dated October 17, 2003. Interest is 4% annually.	—	145,000
Promissory note for PainCare, Inc. to financial institution due in monthly payments of $791.49 bearing 6.07% interest. Originally due on June 24, 2007. Repaid in 2005.	—	25,117
Note payable for Dynamic Rehabilitation Centers, Inc. to financial institution with monthly payments of $2,535, including principal and interest at 8% through July, 2006. Repaid in 2005.	—
		36,237

Note payable for Dynamic Rehabilitation Centers, Inc. to financial institution with monthly payments of $1,928, including principal and interest at 5.25% through January, 2009. Repaid in 2005.	—	77,583
Line of credit for Rothbart Pain Management Clinic, Inc. to financial institution due on demand. Interest rate is Prime plus 2%.	—	46,393
Note payable to vendor that is non-secured for Georgia Pain Physicians. Due on demand with 4% interest.	—	79,808
Note payable to bank for Rick Taylor, D.O., P.A. with monthly payments of $8,761, including principal and interest at 7.0% through July, 2007, due upon demand and secured by medical equipment.	—	247,737
Note payable at Associated Physicians Group secured by equipment. Due on demand with 4% interest.	—	38,170
Note payable to PSHS Partnership Ventures, Inc. (a)	1,305,284	—
Note payable to Gary J. Lustgarten Profit Sharing and Trust (b)	271,934	—
Note payable to HBK Investments L.P. (c)	28,367,363	—
Line of credit payable to Wells Fargo (d)	68,000	—
	30,012,581	1,060,760
Less current installments	3,883,012	765,177
	$ 26,129,569	$ 295,583

     At December 31, 2005, the aggregate annual principal payments with respect to the obligations existing at that date as described above, are as follows:

Year ending December 31:
2006	$3,883,012
2007	4,568,000
2008	11,750,000
2009	11,500,000
Thereafter	—
Less unamortized discount	1,688,431
$30,012,581

(a)	Note payable to PSHS Beta Partners, Ltd. due on August 1, 2006 without a stated interest rate. Interest is imputed at 6.25% over the period. The face value is $1,351,458 with unamortized discount of $46,174. The total amount amortized to interest expense in 2005 was $33,324. The note is secured by the Company’s interest in PSHS Beta Partners, Ltd. The Company’s carrying amount of the partnership is $1,949,486.
(b)	Note payable to Gary J. Lustgarten Profit Sharing & Trust due on August 1, 2006 without a stated interest rate. Interest is imputed at 6.25% over the period. The face value is $281,554 with unamortized discount of $9,620. The total amount amortized to interest expense in 2005 was $6,942. The note is secured by the Company’s interest in PSHS Beta Partners, Ltd. The Company’s carrying amount of the partnership is $1,949,486.
(c)	Note payable to HBK Investments L.P. due on November 10, 2006. Interest is either LIBOR + 7.25% or prime + 4.5% at the discretion of the Company. Interest payments are due monthly with quarterly principal repayments beginning on April 1, 2006. Certain mandatory prepayments must be made upon the occurrence of any indebtedness other than indebtedness permitted by the agreement, including equipment leases and notes. The agreement requires compliance with various financial and non-financial covenants for the Company starting in the second quarter of 2005. The primary financial covenants pertain to, among other things, minimum EBITDA, minimum Free Cash Flow, Leverage ratio, and Market Capitalization. The Company for the year end 2005 is in violation of five sections of the agreement. The Company has financial restatements that violate the No Material Adverse Change clause. This also caused a violation of the complete disclosure clause. The disclosures over internal control report one or more material weaknesses. The restatement also caused a violation of meeting certain SEC laws regarding disclosure obligations. The Company failed to meet the EBITDA covenant for the quarter ended December 31, 2005. On May 1, 2006, a waiver between the Company and HBK was executed related to the events of default. The face value of the note is $30,000,000 with unamortized discount of $1,632,637. The total amount amortized to interest expense during 2005 was $366,500.
(d)	Line of credit payable to Wells Fargo for equipment at The Centeno Clinic due on January 25, 2007 with prime + 2% interest payable monthly. The unused portion of the credit line is $82,000. The line of credit is secured by property for use in the practice.

(10) Convertible Debt

Convertible debentures consist of the following at December 31, 2005 and December 31, 2004:

	2005	2004
Face value none and $5,000,000 Secured Convertible Term Note, variable rate of prime plus 2% (7.5%), due in stated monthly payments of $70,000 to January 2005, $150,000 from February 2005 to January 2006, $181,667 from February 2006 to January 2007 and a final payment of $500,000 at maturity on February 24, 2007 (a, c, d, e)	$ —	$ 3,478,365
Face value none and $5,000,000 Secured Convertible Term Note, variable rate of prime plus 2% (7.5%) due in stated monthly payments of $70,000 to February 2005, $150,000 from March 2005 to February 2006, $181,667 from March 2006 to February 2007 and a final payment of $500,000 at maturity on March 22, 2007 (a, c, d, e)	—	3,267,051
Face value none and $1,500,000 Secured Convertible Term Note, variable rate of prime plus 2% (7.5%), due in stated monthly payments of $25,000 to May 2005, $50,000 from June 2005 to May 2006 and $60,000 from June 2006 to May 2007; matures June 30, 2007 (a, c, d, e)	—	823,506
Face value $1,500,000 Convertible Debenture, 7.5%, interest due quarterly, maturing June 30, 2007 (b, c, d)	1,133,877	1,126,508
Face value $8,955,160 and $10,000,000 Convertible Debenture, 7.5%, interest due quarterly, maturing December 17, 2006 (b, c, d, e)	8,519,131	7,403,064
	9,653,008	16,098,494
Less current maturities	8,519,131	2,935,480
Convertible debentures	$ 1,133,877	$ 13,163,014
	Carrying Value	Original Terms
Scheduled maturities as of December 31, 2005, are as follows:
2006	$ 8,519,131	$ 14,935,007
2007	1,133,877	2,731,493
	$ 9,653,008	$ 17,666,500

     (a) Laurus Financings: During 2004, the Company entered into a series of three separate financing agreements (the “Laurus Financings”) with Laurus Master Fund, Ltd. (“Laurus”) whereby the Company issued: (i) Secured Convertible Term Notes in the amounts of $5,000,000, $5,000,000 and $1,500,000, in February, March and June 2004, respectively; and (ii) warrants with seven-year terms to purchase 450,000 (at fixed exercise prices ranging from $4.24 -$4.92), 550,000 (at fixed exercise prices ranging from $2.88 -$4.18) and 165,000 (at fixed exercise prices ranging from $3.15 -$3.76) shares of common stock, in February, March and June 2004, respectively. The Secured Convertible Term Notes are convertible into common stock at conversion rates of $3.39, $2.88 and $3.15, relative to the $5,000,000, $5,000,000 and $1,500,000 Secured Convertible Term Notes referred to above.

     (b) Midsummer Financings: During 2003 and 2004, the Company entered into a series of two financing agreements (the “Midsummer Financings”) with Midsummer Investment, Ltd. (“Midsummer”) whereby the Company issued: (i) Convertible Debentures in the amounts of $10,000,000 and $1,500,000 in December 2003 and June 2004, respectively,(ii) warrants with four-year terms to purchase 1,263,316 shares of common stock (at fixed exercise prices ranging from $2.73 -$2.85) and 165,000 shares of common stock (also at fixed exercise prices ranging from $2.73 -$2.85), in December 2003 and June 2004, respectively. The Convertible Debentures are convertible into common stock at conversion rates of $2.61 and $3.15, relative to the $10,000,000 and $1,500,000 Convertible Debenture referred to above.

     (c) The Laurus and Midsummer Financings included registration rights and certain other terms and conditions related to share settlement of the embedded conversion features and the warrants that the Company has determined are not within its control. In addition, certain features associated with the financings, such as anti-dilution protection afforded to Laurus and Midsummer financing agreements render the number of shares issuable under the Financings to be indeterminate. In these instances, EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, requires allocation of the proceeds between the various instruments and the derivative elements carried at fair values. The following tabular presentation reflects the allocation of the proceeds on the financings dates:

Holder	Laurus	Laurus	Laurus	Midsummer	Midsummer
Financing Date	February 2004	March 2004	June 2004	June 2004	December 03
Allocation:
Warrants	$ 583,800	$ 718,651	$ 270,600	$ 196,763	$ 1,027,708
Conversion feature	781,711	961,806	271,905	201,905	1,405,000
Debt instrument	3,634,489	3,319,543	957,495	1,101,332	7,567,292
Total proceeds	$ 5,000,000	$ 5,000,000	$ 1,500,000	$ 1,500,000	$ 10,000,000

See Note 11 for additional information about the Company’s financial instruments.

     The discount to the debt instruments resulting from the aforementioned allocation is being amortized through periodic charges to interest expense using the effective interest method. Effective interest rates used to amortize the Laurus Financing discounts amounted to 10.13%, 11.28%, and 12.92% for the February, March and June 2004 financings, respectively. Effective interest rates used to amortize the Midsummer Financing, discounts amounted to 10.94%, and 12.13% for the December 2003 and June 2004 financings, respectively.

     The following tabular presentation reflects the amortization of the debt discounts included in interest for each instrument:

Holder	Laurus	Laurus	Laurus	Midsummer	Midsummer
Financing Date	February 2004	March 2004	June 2004	June 2004	December 2003	Total
Year ended December 31, 2005	$ 248,981	$ 244,380	$ 141,428	$ 105,660	$ 956,166	$ 1,696,615
Year ended December 31, 2004	$ 497,999	$ 477,142	$ 94,954	$ 56,289	$ 764,159	$ 1,890,543

     (d) During October 2004, the Company sold common stock at values that activated certain anti-dilution protection reset adjustments to the conversion features of the Laurus and Midsummer financing arrangements. On the date of activation, the conversion prices for the February, March and June 2004 Laurus instruments adjusted to $3.12, $2.70 and $2.92, respectively. On the date of activation, the conversion prices for both Midsummer financings adjusted to $1.90. The Company accounted for the resets as modifications to the debt agreements that did not require extinguishment and, accordingly, recorded a charge to income in the amount of $413,123 representing the increase in the values of the embedded derivative financial instruments arising from the reset.

     (e) During the years ended December 31, 2005 and 2004, Laurus converted face value of $10,520,000 and $374,000, respectively, of Secured Convertible Term Notes into 3,628,095 and 129,861 common shares, respectively. During the year ended December 31, 2004, Midsummer converted face value of $1,044,840 into 400,000 shares of common stock.

(11) Derivatives

Fair Value of Financial Instruments

     The fair values of debt instruments for disclosure purposes only are estimated based upon the present value of the estimated cash flows at credit risk adjusted interest rates, ranging from 9.22% to 10.09% for convertible instruments. As of December 31, 2005, estimated fair values and respective carrying values for debt instruments are as follows:

Debt Instrument	Fair Value	Carrying Value
$5,000,000 Face Value Convertible Secured Term Note	$ —	$ —
$5,000,000 Face Value Convertible Secured Term Note	$ —	$ —
$1,500,000 Face Value Convertible Secured Term Note	$ —	$ —
$1,500,000 Face Value Convertible Debenture	$ 1,554,718	$ 1,133,877
$8,955,160 Face Value Convertible Debenture	$ 9,530,899	$ 8,519,131
Other indebtedness	$ 39,171,909	$ 39,171,909

Derivative Financial Instruments

     The Company generally does not use derivative financial instruments to hedge exposures to cash flow risks or market risks that may affect the fair values of its financial instruments. However, certain other financial instruments, such as warrants and embedded conversion features that are indexed to the Company’s common stock, are classified as liabilities when either (a) the holder possesses rights to net cash settlement or (b) physical or net-share settlement is not within the control of the Company. In such instances, net cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such financial instruments are initially recorded at fair value and subsequently adjusted to fair value at the close of each reporting period.

     The caption Derivative Liabilities consists of (i) the fair values associated with derivative features embedded in the Laurus Convertible Secured Term Notes and the Midsummer Convertible Debentures and (ii) the fair values of the detachable warrants that were issued in connection with those financing arrangements. In addition, this caption includes the fair values of other pre-existing derivative financial instruments that were reclassed from stockholders’ equity when net-share settlement was no longer within the Company’s control.

     The following tabular presentation reflects the components of derivative financial instruments on the Company’s balance sheet at December 31, 2005 and 2004:

Liabilities:	2005	2004
Embedded derivative instruments	$ 6,351,194	$ 7,239,523
Freestanding derivatives (warrants)	6,601,261	6,125,012
	$ 12,952,455	$ 13,364,535

     The following tabular presentation reflects the number of common shares into which the aforementioned derivatives are indexed:

Common shares indexed:	2005	2004
Embedded derivative instruments	5,502,716	9,198,875
Warrants	2,593,316	2,593,316
	8,096,032	11,792,191

     The following tabular presentation reflects the income (expense) associated with adjustments recorded to reflect the aforementioned derivatives at fair value:

Income (expense):	2005	2004
Embedded derivative instruments	$ (6,579,253)	$ (2,547,803)
Warrants	(127,729)	(846,839)
Other warrants	(348,520)	138,270
	$ (7,055,502)	$ (3,256,372)

Fair value considerations for derivative financial instruments:

     Freestanding financial instruments, consisting of warrants are valued using the Black-Scholes-Merton valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions included in this model as of December 31, 2005 are as follows:

				Midsummer	Midsummer
Holder	Laurus	Laurus	Laurus	June	December
Financing Date	February 2004	March 2004	June 2004	2004	2003
Exercise prices	$ 4.24—$4.92	$ 3.60—$4.18	$ 3.60—$3.76	$ 1.90	$ 1.90
Term (years)	5.4	5.5	5.8	2.8	2.2
Volatility	42.69%	42.69%	42.69%	43.41%	41.17%
Risk-free rate	4.5%	4.5%	4.5%	4.5%	4.5%

Significant assumptions included in this model as of December 31, 2004 are as follows:

				Midsummer	Midsummer
Holder	Laurus	Laurus	Laurus	June	December
Financing Date	February 2004	March 2004	June 2004	2004	2003
Exercise prices	$ 4.24—$4.92	$ 3.60—$4.18	$ 3.60—$3.76	$ 1.90	$ 1.90
Term (years)	6.1	6.2	6.5	3.5	2.9
Volatility	42.69%	42.69%	42.69%	43.41%	41.17%
Risk-free rate	4.5%	4.5%	4.5%	4.5%	4.5%

     Embedded derivative instruments consist of multiple individual features that were embedded in the convertible debt instruments, and compounded into one derivative financial instrument for financial reporting purposes. These financial instruments are valued using the Flexible Monte Carlo Simulation methodology because that model embodies certain other relevant assumptions (including, but not limited to, interest rate risk, credit risk, and Company-controlled redemption privileges) that are necessary to value these complex derivatives.

Significant assumptions included in this model as of December 31, 2005 and 2004 are as follows:

	Laurus	Laurus	Laurus	Midsummer	Midsummer
Holder	February	March	June	June	December
Financing Date	2004	2004	2004	2004	2003
Conversion prices	$ 3.12	$ 2.70	$ 2.92	$ 1.90	$ 1.90
Actual term	2.1	2.2	2.5	2.5—1.8	1.9—1.2
Equivalent term	.9	.7	.6	3	3
Equivalent volatility	42.00%	42.18%	42.32%	42.32%	43.72%
Equivalent interest rate	2.14%	1.92%	3.33%	3.33%	2.34%
Equivalent yield rate	11.39%	14.76%	23.11%	15.92%	11.62%

     Equivalent amounts reflect the net results of multiple modeling simulations that the Monte Carlo Simulation methodology applies to underlying assumptions.

(12) Leases

     The Company is currently leasing its MEDX equipment, EDX equipment and IAJP equipment under capital lease agreements and its offices and clinics under operating leases which expire at various dates. The capitalized asset cost and accumulated depreciation at December 31, 2005 and 2004 were:

	2005	2004
Capitalized cost	$ 4,519,086	$ 3,120,745
Accumulated depreciation	(398,832)	(278,379)
Net book value	$ 4,120,254	$ 2,842,366

      These amounts are included in property and equipment, net.

     Depreciation expense for the leased equipment was $398,832, $278,379 and $307,453 for the years ended December 31, 2005, 2004 and 2003, respectively.

     At December 31, 2005, future minimum annual rental commitments under noncancellable lease obligations are as follows:

	Capital	Operating
Year-ending December 31:	Leases	Leases
2006	$ 1,880,346	$ 3,267,612
2007	1,444,492	2,701,812
2008	804,565	2,266,080
2009	399,866	1,701,924
2010	154,464	1,526,328
Thereafter	—	4,531,272
Total minimum lease payments	$ 4,683,733	$ 15,995,028
Less amounts representing interest (at rates of 5.0% to 9.9%)	591,425
Present value of net minimum lease payments	4,519,086
Less current portion	1,646,378
Capital lease obligations – long-term	$ 2,872,708

     Rent expense under operating leases was $3,252,326, $1,524,888 and $593,616 for the years ended December 31, 2005, 2004 and 2003, respectively, and is included in general and administrative expense in the accompanying statement of operations.

(13) Income Taxes

The income tax provision for the years ended December 31, 2005, 2004 and 2003 consists of the following:

	2005	2004	2003
Current:
Federal	$ 2,947,496	$ 3,228,401	$ 38,785
State	$ 862,450	716,224	8,586
	3,809,946	3,944,625	47,371
Deferred:
Federal	243,837	381,505	(3,047,154)
State	871,896	84,457	(674,575)
	1,115,733	465,962	(3,721,729)
Total	$ 4,925,679	$ 4,410,587	$ (3,674,358)

     Income tax expense attributable to income before income tax differed from the amount computed by applying the U.S. Federal income tax rate of 34% to income from operations before income taxes as a result of the following:

	2005	2004	2003
Computed “expected” tax expense	$ 59,139	$ 989,096	$ (5,153,448)
Increase (reduction) in income tax expense resulting from:
Derivative expense	2,398,871	1,107,166	1,079,079
Derivative interest expense	576,849	634,981	14,746
State income taxes, net of federal income tax benefit	730,150	528,450	(439,553)
Compensation – incentive stock options	570,163	261,345	717,698
Assets acquired with no tax basis	323,104	544,698	—
Other, net	211,620	174,851	107,120
Other state taxes	50,742	—	—
Unamortized deferred taxes	26,055	—	—
Penalties and interest on amended returns	—	170,000	—
Income for foreign subsidiary, net	(73,935)	—	—
Amortization of acquisition intangibles	56,922	—	—
Total	$ 4,925,679	$ 4,410,587	$ 3,674,358

     The tax effects of temporary differences that give rise to significant portions of the deferred tax expense for the years ended December 31, 2005, 2004 and 2003 are presented below:

	2005	2004	2003
Deferred tax expense (benefit):
Non-cash accrued compensation expense	$ 378,974	$ (171,152)	$ (4,682,948)
Property and equipment, primarily due to accelerated depreciation	268,680	438,630	262,593
Amortization of the excess of purchase price over fair value of assets acquired	918,477	164,053	185,067
Amortization of unstated interest on deferred, contingent purchase price payments	147,497	118,701	—
Net operating loss carryforward	—	—	202,202
Allowance for doubtful accounts	(613,446)	(137,555)	—
Other	98,456	82,000	82,001
Deferred state income taxes	(82,905)	(28,715)	229,356
Total	$ 1,115,733	$ 465,962	$ (3,721,729)

     Significant components of the Company’s net deferred tax asset at December 31, 2005 and 2004 are presented in the following table:

	2005	2004
Deferred tax assets
Allowance for doubtful accounts	$ 624,638	$ 130,000
Employee compensation and retirement benefits	3,945,886	4,163,327
Gross deferred tax assets	4,570,524	4,293,327
Deferred tax liabilities
Fixed assets	1,182,294	939,308
Intangibles	1,058,900	294,831
State income taxes	95,603	84,021
Other	682,482	308,244
Gross deferred tax liabilities	3,019,279	1,626,404
Net deferred tax assets	$ 1,551,245	$ 2,666,923

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Management considers the projected future taxable income and tax planning strategies in making this assessment. The Company believes that future earnings in addition to the amount of the taxable differences, which will reverse in future periods, will be sufficient to offset recorded deferred tax assets and, accordingly, a valuation allowance is not considered necessary at December 31, 2005, 2004 and 2003.

(14) Stock Options and Warrants

     The Company’s Board of Directors has adopted the 2000 Stock Option Plan and the 2001 Stock Option Plan (the “Plans”) which authorize the issuance of up to 10,000,000 shares of the Company’s common stock to employees, non-employees and Directors. Options granted under the Plans are exercisable up to 10 years from the grant date at an exercise price of not less than the fair market value of the common stock on the date of grant.

     Notwithstanding, the term of an incentive stock option granted under the Plan to a shareholder owning more than 10% of the voting rights may not exceed 5 years, and the exercise price of an incentive stock option granted to such shareholder may not be less than 110% of the fair market value of the common stock on the date of grant.

     The number of shares, terms, vesting and exercise period of options and warrants granted under the Plans are determined by the Company’s Board of Directors on a case-by-case basis.

     Stock options and warrants granted, exercised and expired during the years ended December 31, 2005, 2004 and 2003 are as follows:

	Options		Warrants
		Weighted Average		Weighted Average Exercise Price

	Number	Exercise Price	Number
Outstanding, December 31, 2002	4,374,000	$ 0.81	1,198,186	$1.72
Granted in 2003	3,585,000	$ 2.06	1,784,316	$1.70
Exercised in 2003	(205,000)	0.05	(251,230)	$0.86
Forfeited in 2003	—		—
Outstanding, December 31, 2003	7,754,000	$ 1.61	2,731,272	$1.49
Granted in 2004	2,065,000	$ 2.52	1,395,000	$3.78
Exercised in 2004	(312,673)	$ 0.40	(534,216)	$0.97
Forfeited in 2004	(46,577)	$ 1.95	(38,615)	$1.50
Outstanding, December 31, 2004	9,459,750	$ 1.74	3,553,441(a)	$2.55
Granted in 2005	1,120,000	$ 3.82	—	$ —
Exercised in 2005	(724,975)	$ 0.39	(350,316)	$1.23
Forfeited in 2005	(102,625)	$ 0.81	(23,809)	$1.00
Outstanding, December 31, 2005	9,752,150	$ 2.01	3,179,316(a)	$2.61
Exercisable at December 31, 2005	6,725,482	$ 1.90	3,179,316	$2.61
(a) includes 25,000 warrants issued to employees.

     The following table summarizes information for options and warrants outstanding and exercisable at December 31, 2005:

		Weighted	Number	Weighted
		Average	Outstanding	Average
	Number	Remaining	and	Remaining
Exercise Price	Outstanding	Life	Exercisable	Life
Stock Options:
$0.25-$1.00	3,177,150	1.60 years	3,177,150	1.60 years
$1.01-$2.00	3,070,000	2.89 years	1,015,000	2.95 years
$2.01-$3.00	1,805,000	2.88 years	1,270,000	3.49 years
$3.01-$4.00	1,385,000	3.84 years	1,043,332	3.79 years
$4.01-$5.00	290,000	4.25 years	195,000	4.18 years
$5.01-$6.00	25,000	4.01 years	25,000	4.01 years
Total	9,752,150	2.50 years	6,725,482	2.90 years
Warrants:

	$0.25-$1.00	163,500	1.17 years	163,500	1.17 years
	$1.01-$2.00	1,760,816	1.80 years	1,760,816	1.80 years
	$2.01-$3.00	25,000	1.17 years	25,000	1.17 years
	$3.01-$4.00	646,000	5.37 years	646,000	5.37 years
	$4.01-$5.00	584,000	5.44 years	584,000	5.44 years
	$5.01-$6.00	—	— years	—	— years
Total		3,179,316	2.87 years	3,179,316	2.87 years

     The weighted-average grant-date fair value of options and warrants granted during the years ended December 31, 2005, 2004 and 2003 approximated $3.82, $2.52 and $2.06, respectively.

(15) Commitments and Contingencies

     The Company has entered into amended five-year employment agreements with its Chief Executive Officer, Chief Financial Officer and President requiring aggregate annual salaries of $910,000 beginning in August 2005.

(16) Comprehensive Income (Loss)

     SFAS No. 130, “Reporting Comprehensive Income,” establishes a standard for reporting and displaying comprehensive income and its components within the financial statements. Comprehensive income includes charges and credits to stockholders’ equity that are not the result of transactions with shareholders. Comprehensive income is composed of two subsets – net income and other comprehensive income. Included in other comprehensive income (loss) for the Company are cumulative translation adjustments. These adjustments are accumulated within stockholders’ equity.

Comprehensive income is as follows:

	2005	2004	2003
Net loss	$ (5,339,378)	$ (1,501,482)	$ (11,482,843)
Foreign currency translation	16,251	30,415	24,260

Comprehensive income	$ (5,323,127)	$ (1,471,067)	$ (11,458,583)

(17) Summarized Quarterly Data (Unaudited)

     Following is a summary of the quarterly results from operations for the years ending December 31, 2005, 2004 and 2003. All amounts, except per share data, are in thousands.

	2005
	(In thousands, except per share data)
	Q1	Q2	Q3	Q4
Net revenue	$ 14,237	$ 15,888	$ 20,863	$ 17,676
Income (loss) from operations	(14,191)	11,945	12,161	2,666
Net income (loss)	$ (27,764)	$ 11,111	$ 9,369	$ 1,945
Basic earnings (loss) per common share	$ (0.63)	$ 0.22	$ 0.18	$ 0.04
Diluted earnings (loss) per common share	$ (0.63)	$ 0.18	$ 0.14	$ 0.03
Basic weighted average common shares outstanding	44,413	51,622	53,496	55,700
Diluted weighted average common shares outstanding	44,413	61,804	65,021	66,700
	2004
	(In thousands, except per share data)
	Q1	Q2	Q3	Q4
Net revenue	$ 6,860	$ 9,117	$ 10,462	$ 11,479
Income (loss) from operations	3,808	(648)	11,001	(4,702)
Net income (loss)	$ 3,442	$ (3,818)	$ 11,910	$ (13,035)
Basic earnings (loss) per common share	$ 0.13	$ (0.13)	$ 0.38	$ (0.32)
Diluted earnings (loss) per common share	$ 0.11	$ (0.13)	$ 0.31	$ (0.32)
Basic weighted average common shares outstanding	27,377	29,036	31,693	40,981
Diluted weighted average common shares outstanding	32,663	29,036	39,266	40,981
	2003
	(In thousands, except per share data)
	Q1	Q2	Q3	Q4
Net revenue	$ 2,498	$ 3,775	$ 4,376	$ 4,332
Income (loss) from operations	(3,625)	(3,824)	526	(4,574)
Net income (loss)	$ (2,951)	$ (2,408)	$ 142	$ (6,266)
Basic earnings (loss) per common share	$ (0.18)	$ (0.12)	$ 0.01	$ (0.26)
Diluted earnings (loss) per common share	$ (0.18)	$ (0.12)	$ 0.00	$ (0.26)
Basic weighted average common shares outstanding	16,837	20,846	23,202	24,453
Diluted weighted average common shares outstanding	16,837	20,846	30,914	24,453

(18) Earnings Per Share

     Basic earnings per common share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. The weighted average shares used in computing diluted earnings per common share include the dilutive effect of stock options, warrants, convertible debt, and other common stock equivalents using the treasury stock method, and earnings are adjusted for the diluted computation for the assumed non-payment of interest, etc., upon conversion. The shares used in the computation of the Company’s basic and diluted earnings per common share are reconciled as follows:

	For the Years Ended December 31,
	2005	2004	2003
Basic earnings per common share:
Net income available to common shareholders	$ (5,339,378)	$ (1,501,482)	$ (11,482,843)
Basic weighted average common shares outstanding	51,316,562	32,923,211	20,772,620
Basic earnings per common share	$ (0.10)	$ (0.05)	$ (0.55)
Diluted earnings per common share:
Net income available to common shareholders	$ (5,339,378)	$ (1,501,482)	$ (11,482,843)
Plus impact of assumed conversions

Interest expense on 7.5% convertible note due 2006, net of tax	—	—	—
Interest expense on 7.5% convertible note due 2007, net of tax	—	—	—
Interest expense on 7.5% convertible note due 2007, net of tax	—	—	—
Net income available to common shareholders plus assumed conversions	$ (5,339,378)	$ (1,501,482)	$ (11,482,843)
Basic weighted average common shares outstanding plus incremental shares from assumed conversions	51,316,562	32,923,211	20,772,620

7.5% convertible note due 2006	—	—	—
7.5% convertible note due 2007	—	—	—
7.5% convertible note due 2007	—	—	—
Employee stock option plan for vested, in the money options	—	—	—
Warrants issued, outstanding, and in the money	—	—	—
Contingent shares for acquisitions	—	—	—
Initial shares for acquisitions, weighted	—	—	—

Diluted weighted average common shares outstanding	51,316,562	32,923,211	20,772,620

Diluted earnings per common share	$ (0.10)	$ (0.05)	$ (0.55)

     Potentially dilutive shares for the years ended December 31, 2005, 2004 and 2003, of approximately 13,000,220 shares, 9,975,416 shares and 3,194,810 shares, respectively, were not included diluted weighted average common shares outstanding for the diluted per share calculation because their effect would be anti-dilutive.

     Weighted average common shares outstanding, assuming dilution, includes the incremental shares that would be issued upon the assumed exercise of stock options, warrants, as well as the assumed conversion of the convertible notes. Certain of the Company’s stock options and warrants were excluded from the calculation of diluted earnings per share because they were anti-dilutive, but these options could be dilutive in the future. The 7.5% convertible debenture notes dated February 27, 2004 and July 1, 2004 that are anti-dilutive were excluded from the calculation of diluted earnings per share. If the convertible notes had been dilutive, net income (loss) would have been adjusted for the net after tax interest cost that the Company would not have paid assuming the convertible debentures were converted at the beginning of the year.

(19) Related Party Transactions

     During the years ended December 31, 2005, 2004 and 2003, the Company had transactions with companies owned by certain shareholders of the Company. The following is a summary of transactions with these entities:

Expense related to the years ended December 31:
	Type of					Reported
Practice Name	Practice	Type of Related Party Transaction	2005	2004	2003	As
Associated Physicians Group, Ltd.	Managed Practice	The Company leases its office space from a limited liability company partially owned by a certain shareholder of the Company. The lease commenced January 1, 2005 for an initial term of ten years with the option to renew for two five year periods.	$ 108,255	$ —	$ —	G&A
The Center for Pain Management, LLC	Managed Practice	The Company leases certain employees from a limited liability company owned by certain shareholders of the Company. The Company also charged this entity for the use of its equipment and certain services.	$ 674,432	$ 7,755	$ —	G&A
		The Company has an agreement to outsource its billing and collections function to a limited liability company owned by certain shareholders of the Company. The Company is charged a fee of 8% of net collections under this arrangement. * (A) * (B)	$ 836,562	$ —	$ —	G&A

Dynamic Rehabilitation Centers, Inc.	Managed Practice	The Company leases its office space from a limited liability company partially owned by certain shareholders of the Company. The lease associated with the Redford location has a ten year term commencing January 1, 2000 with no option to renew. The lease associated with the Clinton Township location commenced October 8, 2004 and expires December 31, 2014. The lease was amended in July 2005 for the occupancy of additional space by the Company.	$ 182,751	$ 82,107	$ —	G&A
		The Company provides services for billing, accounting and management oversight to a limited liability company owned by certain shareholders of the Company. * (C)	$ 885,471	$ —	$ —	G&A
Health Care Center of Tampa, Inc.	Owned Practice	The Company has an agreement to outsource its billing and collections function to a limited liability company owned by a certain shareholder of the Company. The Company is charged a fee of 10% of net collections under this arrangement.	$ 272,708	$ 242,661	$ —	G&A
Rick Taylor, D.O., P.A.	Managed Practice	The Company has an agreement to lease an aircraft from a limited liability company owned by a certain shareholder of the Company. The lease agreement was entered into in June 2003 for a period of 60 months. Effective January 1, 2005, the lease payment was lowered to a nominal amount of $1 per year; the Company will continue to pay a third party provider for the related fuel and maintenance cost. Effective January 1, 2004 the lease fee was reduced from the original amount of $12,000 per month to $7,000 per month; maintenance, fuel, insurance recurring training, hangar rental and any other fees required to maintain the aircraft were the responsibility of the Company.	$ 1	$ 49,000	$ —	G&A
Spine and Pain Center, P.C.	Managed Practice	The Company leases its office space from a limited liability company partially owned by certain shareholders of the Company. The lease commenced December 23, 2003 and expires December 31, 2008, with no option to renew.	$ 99,996	$ 99,996	$ —	G&A
		The Company, through a subsidiary, is the majority partner of the PSHS Alpha Partners, Ltd. Partnership Dr. Merrill Reuter , the Company’s chairman, is a minority partner of partnership.The Company owns 67.5% and Dr. Reuter owns 9.75% of the partnership. Dr. Reuter received distributions from the partnership of $131,625 representing his share of the profits of the surgery center for the period between May 12, 2005 and December 31, 2005. These distributions are reported as minority interest on the balance sheet.	$ 131,625	$ —	$ —	Minority Interest

(A)	The Company has the option to purchase a ‘Competitive Business Opportunity” (CBO) from shareholders of the Company who are currently operating a competitive rehabilitation clinic that fall outside a ten mile radius from the Center for Pain Management, LLC clinics. The Company has an option to purchase the CBO at market rates similar to the original acquisition. There is no guarantee that the option will be exercised by the Company, nor is the purchase price discounted for the Company should they chose to execute the option to purchase.

(B)	The Company has the option to purchase a “Competitive Business Opportunity” (CBO) from shareholders of the Company who are currently operating a competitive surgery center that fall outside a ten mile radius from the Center for Pain Management, LLC clinics. The Company has an option to purchase the CBO at market rates similar to the original acquisition. There is no guarantee that the option will be exercised by the Company, nor is the purchase price discounted for the Company should they chose to execute the option to purchase.

(C)	The Company has the option to purchase a “Competitive Business Opportunity” (CBO) from shareholders of the Company who are currently operating competitive rehabilitation clinics that fall outside a ten mile radius from the Dynamic Rehabilitation Centers, Inc. The Company has an option to purchase the CBO at market rates similar to the original acquisition. There is no guarantee that the option will be exercised by the Company, nor is the purchase price discounted for the Company should they chose to execute the option to purchase.

(20) Subsequent Events

Acquisitions

     On February 1, 2006, the Company acquired controlling interest of Amphora, LLC (Amphora), an intraoperative monitoring company located in Denver, Colorado. The initial portion of the purchase price consisted of $3,250,000 plus 1,035,032 common shares. In addition, the Company will pay the shareholders of Amphora an additional $8,500,000 in four annual payments (50% cash and 50% common stock priced at market) subject to the satisfaction of certain earnings goals.

     All acquisition earnout payments earned in fiscal 2005 were paid by December 31, 2005, except the following: Andrea Trescot, M.D., Christopher Cenac, M.D., Kenneth Alo, M.D., Michael Martire, M.D., Saqib

Bashir Khan, M.D., Prabaal Dey, M.D., Marc Loev, M.D., Lester Zuckerman, M.D., Michael Daly, M.D., Mark Coleman, M.D., and Ali El-Mohandes, M.D. These amounts are included in Note 9, Acquisition Consideration Payable.

     On January 3, 2006, the Company acquired Center for Pain Management ASC, LLC (CPMASC), a fully accredited ambulatory surgical center with four locations in Maryland. The initial portion of the purchase price consisted of $3,750,000 plus 1,021,942 common shares. The Company will pay the balance of the consideration, $7,500,000 in cash, one year from the acquisition date.

     On January 6, 2006, the Company acquired the non-medical assets of REC, Inc. and CareFirst Medical Associates, P.A. (CMA), a pain management and orthopedic rehabilitation practice with two locations in East Texas. The initial portion of the purchase price consisted of $625,000 plus 191,131 common shares. In addition, the Company will pay the shareholders of CMA an additional $1,250,000 in three equal annual payments (50% cash and 50% common stock priced at market) subject to the satisfaction of certain earnings goals and the payment of the management fee to the Company.

     On January 20, 2006, the Company acquired the non-medical assets of Desert Pain Medicine Group (DPMG), a pain management practice with three locations in California. The initial portion of the purchase price consisted of $1,500,000 plus 471,698 common shares. In addition, the Company will pay the shareholders of DPMG an additional $3,000,000 in three equal annual payments (50% cash and 50% common stock priced at market) subject to the satisfaction of certain earnings goals and the payment of the management fee to the Company.

Private Placement

     On January 30, 2006, the Company and a group of accredited investors closed a private placement of 3,305,033 shares of the Company's common stock at a purchase price of $3.10 per share, for gross proceeds of approximately $10,245,602. In addition, the private placement investors were granted warrants to purchase up to an additional 1,349,884 shares of common stock at $3.45 per share.

(21) Litigation

Securities Litigation and Derivative Actions

     On March 21, 2006, Roy Thomas Mould filed a complaint under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 against the Company, as well as the Company's chief executive officer and chief financial officer, before the United States District Court for the Middle District of Florida. The complaint is entitled Mould v. PainCare Holdings, Inc., et al. , Case No. 06-CV-00362-JA-DAB. Mr. Mould alleges material misrepresentations and omissions in connection with the Company's financial statements which appear to relate principally to the Company's previously announced intention to restate certain past financial statements. Mr. Mould seeks unspecified damages and purports to represent a class of shareholders who purchased the Company's common stock from August 27, 2002 to March 15, 2006. Eight additional complaints were filed shortly afterward before the same court which recite similar allegations. (collectively, the "Securities Litigation"). The Company cannot predict the outcome of the Securities Litigation, but believes that the allegations lack merit and will vigorously defend against them.

     On April 7, 2006, Kenneth R. Cope filed a derivative complaint against the directors of the Company before the United States District Court for the Middle District of Florida. The complaint is entitled Cope v. Reuter, et al., Case No. 06-CV-00449-JA-DAB. Mr. Cope alleges that the directors breached their fiduciary duties by failing to supervise and manage the operations of the company, among other claims. Mr. Cope's complaint appears to relate principally to the Company's previously announced intention to restate certain past financial statements; Mr. Cope also recites many of the same allegations contained in the Securities Litigation, (the "Derivative Action"). Mr. Cope seeks unspecified damages from the directors on behalf of the Company. The Company's management cannot predict the outcome of the Derivative Action, but believes that the allegations lack merit and will vigorously defend against them.

     On March 30, 2006, a purported shareholder of the Company made a demand on the Company’s board of directors. This demand raises many if not all of the same issues as the Derivative Action, but asks the independent directors to investigate the charges and to take "legal action against those individuals responsible." The Company is in the process of reviewing this demand.

Other Matters

     The Company and one of its subsidiaries are defendants in a lawsuit arising from business operations. It is the opinion of management that the final outcome of this matter will not materially affect the consolidated financial position of the Company.

     All of the above legal actions have been referred to outside legal counsel. Counsel has advised the Company that it is unable to opine on the likelihood of an unfavorable outcome; therefore, the Company’s financial statements are affected by an uncertainty the outcome of which is not susceptible of reasonable estimation. Consequently the accompanying consolidated financial statements do not include an accrual for any loss that may result from the ultimate outcome of these actions. The ultimate outcome of these matters may have a material effect on the financial position and/or the results of operations for the Company.

(22) Retirement Plans

     Some of the physician practices that have management contracts with the Company sponsor separate tax-qualified retirement plans benefiting their employees. Contributions made by the physician practices to these plans for the years ended December 31, 2005, 2004 and 2003 were $541,298, $19,564 and $1,291, respectively. A possibility exists that changes in employee demographics may require the Company to make additional retirement contributions in order to maintain the qualified status of these plans. Management is unable to ascertain the amount of a loss accrual that may be needed, or whether such losses, if any, could be material.

(23) Operating Segment and Geographic Information

     We present three categories of revenue in our statement of operations: pain management, surgeries and ancillary services. Pain management revenue is derived from our owned and managed practices, which provide pain management services. Surgery revenue is derived from our owned and managed practices, which primarily provide surgical services. Ancillary service revenue is derived from our owned and managed practices and limited management practices, which provide one or more of our ancillary services, including: orthopedic rehabilitation, electrodiagnostic medicine, intra-articular joint therapy and diagnostic imagery. Our cost of revenue is primarily physicians’ salaries and medical supplies.

     We have set forth below our revenues, expenses and operating income classified by the type of service we perform, as well as the expenses allocated to our corporate offices.

	December 31, 2005 (in thousands)
	Pain		Ancillary
	Mgmt	Surgeries	Services	Corporate	Total
Revenues	$ 43,269	$ 6,165	$ 19,230	$ —	$ 68,664
Gross profit	36,632	5,110	14,451	—	56,193
General and administrative expenses	17,086	3,152	8,184	9,663	38,085
Compensation expense-variable stock options	—	—	—	2,382	2,382
Amortization	550	—	—	979	1,529
Depreciation	478	66	426	646	1,616
Operating income (loss)	$ 18,518	$ 1,892	$ 5,841	$ (13,670)	$ 12,581
	December 31, 2004 (in thousands)
	Pain		Ancillary
	Mgmt	Surgeries	Services	Corporate	Total
Revenues	$ 22,317	$ 5,203	$ 10,398	$ —	$ 37,918
Gross profit	18,249	4,607	8,398	—	31,254
General and administrative expenses	8,002	2,613	3,571	5,866	20,052
Compensation expense-variable stock options	—	—	—	357	357
Amortization	—	—	—	549	549
Depreciation	132	72	128	505	837
Operating income (loss)	$ 10,115	$ 1,922	$ 4,699	$ (7,277)	$ 9,459

	December 31, 2003 (in thousands)
	Pain		Ancillary
	Mgmt	Surgeries	Services	Corporate	Total
Revenues	$ 6,117	$ 3,431	$ 5,433	$ —	$ 14,981
Gross profit	3,718	1,958	4,718	—	10,394
General and administrative expenses	2,168	748	1,404	3,462	7,782
Compensation expense-variable stock options	—	—	—	13,533	13,533
Amortization	—	—	—	114	114
Depreciation	17	18	44	384	463
Operating income (loss)	$ 1,533	$ 1,192	$ 3,270	$ (17,493)	$ (11,498)

     Pain management revenue, expense and income are attributable to five owned and nine managed practices that primarily offer physician services for pain management and physiatry. With respect to one of our managed practices, we only include the revenue recognized from management fees earned. Surgery revenue, expense and income are attributable to two owned and one managed practice that offer surgical physician services, including minimally invasive spine surgery. Ancillary services revenue, expense and income are attributable to two managed practices that primarily offer orthopedic rehabilitation services and 34 practices under limited management agreements, including orthopedic rehabilitation, electrodiagnostic medicine, intra-articular joint therapy and real estate services. We do not separate financial results for our Canadian subsidiary, since our operations outside of the U.S. are immaterial to our total operations.

PAINCARE HOLDINGS, INC.
Consolidated Balance Sheets
As of March 31, 2006 and December 31, 2005
Assets
	March 31, 2006 (Unaudited)	December 31, 2005
Current assets:
Cash and cash equivalents	$ 8,986,479	$ 22,713,165
Accounts receivable, net	24,854,087	21,263,405
Due from stockholders	2,603,887	-
Deposits and prepaid expenses	2,714,248	2,557,492
Deferred tax asset	850,878	683,391
Total current assets	40,009,579	47,217,453

Property and equipment, net	12,207,230	11,494,656
Goodwill, net	135,732,200	111,468,292
Due from stockholders	-	427,553
Deferred tax asset	617,918	867,854
Other assets	15,939,158	11,834,822
Total assets	$ 204,506,085	$ 183,310,630

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable and accrued expenses	$ 3,125,137	$ 3,522,714
Accrued compensation expense	17,142,549	17,142,549
Derivative liabilities	2,557,900	12,952,455
Acquisition consideration payable	257,400	8,011,567
Common stock payable	-	5,405,601
Income tax payable	2,472,329	3,003,766
Current portion of notes payable	12,697,012	3,883,012
Current portion of convertible debentures	8,842,191	8,519,131
Current portion of capital lease obligations	1,562,270	1,646,378
Total current liabilities	48,656,788	64,087,173

Notes payable, less current portion	24,857,923	26,129,569
Convertible debentures, less current portion	1,163,515	1,133,877
Capital lease obligations, less current portion	2,700,889	2,872,708
Total liabilities	77,379,115	94,223,327

Minority interests in consolidated subsidiaries	2,120,644	1,763,838

Commitments and contingencies
Stockholders' equity:
Common stock, $.0001 par value. Authorized 200,000,000
shares; issued and outstanding 63,676,312 and 55,823,026
shares	6,368	5,582
Preferred stock, $.0001 par value. Authorized 10,000,000
shares; issued and outstanding -0- shares	-	-
Additional paid in capital	132,047,810	106,253,345
Accumulated deficit	(7,094,990)	(18,983,089)
Accumulated other comprehensive income	47,138	47,627
Total stockholders' equity	125,006,326	87,323,465

Total liabilities and stockholders' equity	$ 204,506,085	$ 183,310,630
See accompanying notes to consolidated financial statements.

PAINCARE HOLDINGS, INC.
Consolidated Statements of Operations
For the Three Months Ended March 31, 2006 and 2005 (Unaudited)

	For the Three Months Ended
	March 31,
	2006	2005
		(As restated)
Revenues:
Pain management	$ 13,229,499	$ 9,261,065
Surgeries	1,881,030	1,403,803
Ancillary services	8,197,945	3,571,872
Total revenues	23,308,474	14,236,740

Cost of revenues	4,740,734	2,581,223
Gross profit	18,567,740	11,655,517

General and administrative expense	12,606,803	7,195,508
Compensation expense-variable stock options	-	18,138,790
Amortization expense	491,331	247,768
Depreciation expense	623,500	264,351
Operating income (loss)	4,846,106	(14,190,900)

Interest expense	(1,932,194)	(898,920)
Derivative benefit (expense)	10,394,555	(18,238,898)
Other income	142,109	29,021
Income (loss) before income taxes	13,450,576	(33,299,697)

Provision (benefit) for income taxes	1,188,607	(5,536,065)
Income (loss) before minority interests	12,261,969	(27,763,632)

Minority interests in net earnings of consolidated
subsidiaries	373,870	-

Net income (loss)	$ 11,888,099	$ (27,763,632)

Basic income (loss) per common share	$ 0.19	$ (0.63)

Basic weighted average common shares outstanding	61,598,932	44,412,972

Diluted income (loss) per common share	$ 0.17	$ (0.63)

Diluted weighted average common shares outstanding	71,654,327	44,412,972

See accompanying notes to consolidated financial statements.

PAINCARE HOLDINGS, INC.
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2006 and 2005 (Unaudited)
	2006	2005
		(As restated)
Cash flows from operating activities:
Net income (loss)	$11,888,099	$(27,763,632)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,114,831	512,119
Non-cash transactions and other	275,975	39,163
Amortization of debt discount	653,328	470,841
Stock issued for interest payments	196,050	354,044
Derivative (benefit) expense	(10,394,555)	18,238,898
Deferred income taxes	(201,772)	(6,483,833)
Amortization of deferred financing expenses	(38,787)	-
Compensation expense-variable stock options	-	18,138,790
Minority interests	373,870	-
Change in operating assets and liabilities, net of assets acquired:
Accounts receivable	(1,537,217)	(223,491)
Deposits and prepaid expenses	107,294	(859,316)
Other assets	28,559	(670,952)
Interest payable	-	(27,305)
Income tax payable	(531,437)	(1,696,096
Accounts payable and accrued expenses	(1,486,815)	(287,270)
Net cash provided by operating activities	447,423	316,500
Cash flows from investing activities:
Purchase of property and equipment	(420,542)	(773,301)
Cash paid for earnouts	(5,808,668)	(4,044,167)
Cash used for acquisitions	(9,664,286)	(3,500,000)
Cash from acquisitions	655,558	-
Net cash used in investing activities	(15,237,938)	(8,317,468)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of capital offering costs	4,090,707	167,000
Payments of capital lease obligations	(405,107)	(197,961)
Payment of convertible debentures	-	(135,500)
Due from stockholders	(2,170,722)	(397,843)
Cash distributions to minority interests	(447,049)	-
Payments on notes payable, net	(4,000)	(263,122)
Net cash provided by (used in) financing activities	1,063,829	(827,426)
Net decrease in cash and cash equivalents	(13,726,686)	(8,828,394)
Cash and cash equivalents at beginning of period	22,713,165	19,100,840
Cash and cash equivalents at end of period	$8,986,479	$10,272,446
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$1,082,816	$455,384
Cash paid during the period for income taxes	1,767,500	2,730,000
Non-cash investing and financing transactions:
Common stock issued for acquisitions	9,624,459	11,062,500
Common stock issued for convertible debentures	-	7,628,968
Common stock issued for earnouts	6,196,358	2,687,805
Acquisition consideration payable	257,400	849,584
Common stock issued for common stock payable	5,405,601	-
See accompanying notes to consolidated financial statements.

PAINCARE HOLDINGS, INC.
Consolidated Statements of Stockholders’ Equity
For the Three Months Ended March 31, 2006 (Unaudited)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Income	Equity
Balances at December 31, 2005	55,823,026	$ 5,582	$106,253,345	$(18,983,089)	$ 47,627	$ 87,323,465
Common stock issued for earnouts	1,764,798	177	6,196,181	-	-	6,196,358

Common stock issued for acquisitions	2,719,803	272	9,624,187	-	-	9,624,459

Common stock options issued to employees	-	-	282,076	-	-	282,076

Common stock issued for debenture interest payments	63,652	6	196,044	-	-	196,050

Common stock issued for private placement offering	3,305,033	331	9,495,977	-	-	9,496,308

Components of comprehensive income (loss):
Translation adjustment	-	-	-		(489)	(489)
Net income	-	-	-	11,888,099	-	11,888,099
Comprehensive income	-	-	-	-	-	11,887,610
Balances at March 31, 2006	63,676,312	$ 6,368	$132,047,810	$ (7,094,990)	$ 47,138	$125,006,326

See accompanying notes to consolidated financial statements.

PainCare Holdings, Inc.

Notes to Consolidated Financial Statements (Unaudited)

(1) Organization and Basis of Presentation

Nature of the Business

     PainCare Holdings, Inc. (“the Company”) is a provider of pain-focused medical and surgical solutions. Through its proprietary network of acquired or managed physician practices and ambulatory surgery centers, and in partnership with independent physician practices and medical institutions throughout the United States and Canada, PainCare is committed to utilizing the most advanced science and technologies to diagnose and treat pain stemming from neurological and musculoskeletal conditions and disorders.

     Through its majority-owned subsidiary, Amphora, the Company is also engaged in providing advanced Intraoperative Monitoring (IOM) and interpretation services to hospitals and surgeons; and through its wholly owned subsidiary, Caperian, Inc., PainCare offers medical real estate and development services.

Presentation of Interim Statements

     The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2005. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included in the accompanying unaudited consolidated financial statements. The results of operations for the periods presented are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year. The consolidated financial results as of and for the three-month period ended March 31, 2005 have been restated; for further information as to the restatement refer to the Company’s annual report on Form 10-K for the year ended December 31, 2005 filed with the SEC on June 1, 2006.

Use of Estimates

     The preparation of financial statements in conformity with United States generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. The more significant estimates relate to revenue recognition, contractual allowances and uncollectible accounts, intangible assets, accrued liabilities, derivative liabilities, income taxes, litigation and contingencies. Estimates are based on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances, the results of which form the basis for judgments about results and the carrying values of assets and liabilities. Actual results and values may differ significantly from these estimates.

(2) Summary of Significant Accounting Policies

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of PainCare Holdings, Inc. and its wholly-owned and majority-owned subsidiaries. The other parties’ interest in entities that are majority-owned by the Company are reported as minority interests in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

     The Company operates fourteen practices in states with laws governing the corporate practice of medicine. In those states, a corporation is precluded from owning the medical assets and practicing medicine. Therefore, contractual arrangements are effected to allow the Company to manage the practice. Emerging Issues Task Force No. 97-2 (“EITF No. 97-2”) states that consolidation can occur when a physician practice management entity establishes an other than temporary controlling financial interest in a physician practice through contractual arrangements. All but one of the management services agreements between the Company and the physician satisfies

59

all of the criteria of EITF No. 97-2. The Company includes these practices in the consolidated financial statements in accordance with EITF No. 97-2.

Property and Equipment

     Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are depreciated over the shorter of the term of the lease, including renewal periods when appropriate, or the estimated useful lives of the improvements. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized and depreciated over the remaining useful life of the asset. The carrying amounts of assets sold or retired and related accumulated depreciation are eliminated in the year of disposal and the resulting gains and losses are included in other income or expense. The useful lives of operating equipment range from five to ten years, and the depreciation period for leasehold improvements ranges from three to ten years.

Valuation of Goodwill and Intangible Assets

     During the three month period ended Match 31, 2006, the Company recorded $24,263,908 million of goodwill and $322,164 of identified intangible assets, in connection with the acquisitions described in note 7.

     Goodwill acquired in purchase business combinations and determined to have an infinite useful life is not amortized, but instead tested for impairment at least annually. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), the Company conducts, on at least an annual basis, a review of its reporting entities to determine whether the carrying values of goodwill exceed the fair market value using a combination of the income or discounted cash flow approach and the market approach, which uses comparable market data, for each entity. Should this be the case, the value of its goodwill may be impaired and written down. Identified intangible assets are amortized over their estimated useful lives.

Income Taxes

     The Company records income taxes using the liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequence of temporary differences between the financial statement and income tax bases of its assets and liabilities. The Company estimates its income taxes in each of the jurisdictions in which we operate. This process involves estimating our tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets.

     The recording of a net deferred tax asset assumes the realization of such asset in the future, otherwise a valuation allowance must be recorded to reduce this asset to its net realizable value. The Company considers future pretax income and, if necessary, ongoing prudent and feasible tax planning strategies in assessing the need for such a valuation allowance. In the event that the Company determines that it may not be able to realize all or part of the net deferred tax asset in the future, a valuation allowance for the deferred tax asset is charged against income in the period such determination is made. The Company has not recorded any valuation allowances as of March 31, 2006 or 2005. The Company anticipates that it will generate sufficient pretax income in the future to realize its deferred tax assets.

Fair Value Disclosures

     The carrying values of cash, accounts receivable, deposits, prepaid expenses, accounts payable and accrued expenses generally approximate the respective fair values of these instruments due to their current nature.

     The carrying value of acquisition consideration payable consists of the value of cash and Company stock to be paid per contractual obligations and approximates fair value due to the current nature of the cash obligation and the stock which is recorded at fair value.

     The fair values of debt instruments for disclosure purposes only are estimated based upon the present value of the estimated cash flows at interest rates applicable to similar instruments.

     The Company generally does not use derivative financial instruments to hedge exposures to cash flow or market risks. However, certain other financial instruments, such as warrants and embedded conversion features that are indexed to the Company’s common stock, are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net-share settlement is not within the control of the Company. In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such financial instruments are initially recorded at fair value and subsequently adjusted to fair value at the close of each reporting period.

Revenue Recognition

     Revenue consists of net patient fee-for-service revenue. Net patient fee-for-service revenue is recognized when services are rendered. Net patient service revenue is recorded net of contractual adjustments and other arrangements for providing services at less than established patient billing rates. Allowances for contractual adjustments and bad debts are provided for accounts receivable based on estimated collection rates. The Company estimates contractual allowances based on the patient mix at each location, the impact of contract pricing and historical collection information.

     Substantially all of the accounts receivable are due under fee-for-service contracts from third party payers, such as insurance companies and government-sponsored healthcare programs or directly from patients. Services are generally provided pursuant to contracts with healthcare providers or directly to patients. Accounts receivable for services rendered have been recorded at their established charges and reduced by the estimated contractual adjustments and bad debts. Contractual adjustments result from the differences between the rates charged for services performed and reimbursements by government-sponsored healthcare programs and insurance companies. Receivables generally are collected within industry norms for third-party payors. The Company continuously monitors collections from its customers and maintains an allowance for bad debts based upon any specific payor collection issues that have been identified, the historical collection experience including each practice’s experiences, and the aging of patient accounts receivable balances. The Company is not aware of any claims, disputes or unsettled matters with third-party payors which could have a material effect on the financial statements. The Company either uses in-house billing or local billing companies in each location it operates. Therefore, the Company analyzes its accounts receivable and allowance for doubtful accounts on a site-by-site basis as opposed to a company-wide basis. This allows the Company to be more detailed and more accurate with its collection estimates. While such credit losses have historically been within our expectations and the provisions established, an inability to accurately estimate credit losses in the future could have a material adverse impact on operating results.

     The estimated contractual allowance rates for each facility are reviewed periodically. The Company adjusts the contractual allowance rates, as changes to the factors discussed above become known. As these factors change, the historical collection experience is revised accordingly in the period known. These allowances are reviewed periodically and adjusted based on historical payment rates. Depending on the changes made in the contractual allowance rates, net revenue may increase or decrease.

3) Categories of Revenue

     We present three categories of revenue in our statement of operations: pain management, surgeries and ancillary services. Pain management revenue is derived from our owned and managed practices, which provide pain management services. Surgery revenue is derived from our owned and managed practices, which primarily provide surgical services. Ancillary service revenue is derived from our owned and managed practices and limited management practices, which provide one or more of our ancillary services,including: orthopedic rehabilitation, electrodiagnostic medicine, intra-articular joint treatment and diagnostic imagery. Our cost of revenue is primarily physicians’ salaries and medical supplies.

     We have set forth below our revenues, expenses and operating income classified by the type of service we perform as well as the expenses allocated to our corporate office.

For the Three Months Ended March 31, 2006
	Pain		Ancillary
	Mgmt	Surgeries	Services	Corporate	Totals
Revenues	$ 13,229,499	$ 1,881,030	$ 8,197,945	$ -	$ 23,308,474
Operating income (loss)	4,480,638	486,214	2,748,930	(2,869,676)	4,846,106
For the Three Months Ended March 31, 2005
	Pain		Ancillary
	Mgmt	Surgeries	Services	Corporate	Totals
Revenues	$ 9,261,065	$ 1,403,803	$ 3,571,872		$14,236,740
Operating income (loss)	4,202,294	430,638	1,242,173	(20,066,005)	(14,190,900)

     Pain management revenue, expense and income are attributable to five owned and eleven managed practices that primarily offer physician services for pain management and physiatry. With respect to one of our managed practices, we only include the revenue recognized from management fees earned. Surgery revenue, expense and income are attributable to two owned and one managed physician practices that offer surgical physician services, including minimally invasive spine surgery. Ancillary service revenue, expense and income are attributable to two managed practices that primarily offer orthopedic rehabilitation services. We have 34 practices under limited management agreements, including orthopedic rehabilitation, electrodiagnostic medicine and real estate services.

(4) Income Per Common Share

     Basic income per common share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. The weighted average shares used in computing diluted income per common share include the dilutive effect of stock options, warrants, convertible debt, and other common stock equivalents using the treasury stock method, and income is adjusted for the diluted computation for the assumed non-payment of interest, etc., upon conversion. The shares used in the computation of the Company’s basic and diluted income per common share are reconciled as follows:

	For the Three Months Ended March 31,
	2006	2005
Basic income (loss) per common share:
Net income (loss) available to common shareholders	$11,888,099	$(27,763,632)
Basic weighted average common shares outstanding	61,598,932	44,412,972
Basic income (loss) per common share	$0.19	$(0.63)
Diluted income (loss) per common share:
Net income (loss) available to common shareholders	$11,888,099	$(27,763,632)
Plus impact of assumed conversions
Interest expense on 7.5% convertible note due 2006, net of tax	112,500	—
Interest expense on 7.25% convertible note due 2007, net of tax	—	—
Interest expense on 7.5% convertible note due 2007, net of tax	16,875	—
Net income (loss) available to common shareholders plus assumed conversions	$12,017,474	$(27,763,632)
Basic weighted average common shares outstanding	61,598,932	44,412,972
Plus incremental shares from assumed conversions
7.5% convertible note due 2006	4,713,242	—
7.25% convertible note due 2007	—	—
7.5% convertible note due 2007	789,474	—
Employee stock option plan for vested, in the money options	3,709,895	—
Warrants issued, outstanding, and in the money	842,784	—
Contingent shares for acquisitions	—	—
Initial shares for acquisitions, weighted	—	—
Diluted weighted average common shares outstanding	71,654,327	44,412,972
Diluted income (loss) per common share	$0.17	$(0.63)

     Potentially dilutive shares for the three months ended March 31, 2006, of approximately 10,055,395 shares, were included in diluted weighted average common shares outstanding for the diluted per share calculation.

Potentially dilutive shares for the three months ended March 31, 2005, of approximately 11,308,249 shares, were anti-dilutive.

     Weighted average common shares outstanding, assuming dilution, includes the incremental shares that would be issued upon the assumed exercise of stock options, warrants, as well as the assumed conversion of the convertible notes. Certain of the Company’s stock options and warrants were excluded from the calculation of diluted earnings per share because they were anti-dilutive, but these options could be dilutive in the future. The 7.5% convertible debenture notes dated February 27, 2004 and July 1, 2004 that are anti-dilutive were excluded from the calculation of diluted earnings per share. If the convertible notes had been dilutive, net income (loss) would have been adjusted for the net after tax interest cost that the Company would not have paid assuming the convertible debentures were converted at the beginning of the year.

(5) Income Taxes

The income tax provision for the three months ended March 31, 2006 and 2005 consists of the following:

	2006	2005
Computed “expected” tax expense (benefit)	$ 4,550,982	$ (11,321,897)
Increase (reduction) in income tax expense resulting from:
Derivative (benefit) expense	(3,534,149)	6,201,225
Derivative interest expense	133,105	178,739
State income taxes, net of federal income tax benefit	175,802	(682,122)
Assets acquired with no tax basis	82,617	67,977
Other, net	(67,718)	16,880
Other state taxes	(43,407)	-
Unamortized deferred taxes	(91,193)	-
Income for foreign subsidiary, net	(43,120)	(11,567)
Amortization of acquisition intangibles	25,688	14,700

Total	$ 1,188,607	$ (5,536,065)

(6) Other Assets

     The Company is a distributor for the sale of MedX equipment in North America under an agreement expiring on July 28, 2013. MedX equipment is used to provide orthopedic rehabilitation services in our owned, managed and limited managed physician practices. The agreement provides for the Company to repurchase MedXs’ right to 15% of the gross collections generated by the limited managed orthopedic rehabilitation practices. In addition, the Company receives a 25% commission on all MedX products purchased for resale. This contract right is being amortized over the contract term of ten years.

     On April 29, 2004, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company X, Inc. (PNAC X), and Denver Pain Management (DPM), a Colorado corporation. Effective August 27, 2004, DPM and PNAC X entered into an addendum to their agreement whereby the initial consideration to be paid to the shareholders was reduced from $3,750,000 to $700,000 of which $100,000 is payable in cash and the balance of $600,000, is payable with 200,000 shares of common stock priced at $3.00 per share. In addition, the former owners of DPM may receive up to $6,800,000 in additional consideration if certain net earnings goals are achieved in each of the first three fiscal years following the closing. DPM is a pain management practice located in Denver, Colorado. The center is run by Robert Wright, M.D., a board certified pain management physician. This contract right is being amortized over the contract term of nine years.

     The Company has costs associated with closing acquisitions. These costs are deferred as an asset until the acquisition is closed, at which time they are either allocated to the acquisition costs or expensed if a potential acquisition is not closed.

     The Company purchased from Rehab Management Group, Inc., a South Carolina based corporation (“RMG”), all rights, title and interest that RMG owns or acquires and all management fees, revenues, compensation and payments of any kind with respect to three electro-diagnostic management agreements with physician’s practices.

The table below summarizes the other assets at March 31, 2006 and December 31, 2005:

	Total	Accumulated	Net	Total	Accumulated	Net
Asset	Cost	Amortization	Value	Cost	Amortization	Value
MedX Distribution right	$ 2,212,673	$ 637,148	$ 1,575,525	$ 2,212,673	$ 581,831	$ 1,630,842
Deferred acquisition costs	475,958	90,624	385,334	475,958	-	475,958
Contract Right – DPM	10,467,442	1,010,885	9,456,557	6,026,200	677,124	5,349,076
Contract Right – APG	482,107	45,643	436,464	486,023	34,452	451,571
Contract Right – SPA	1,419,471	151,177	1,268,294	1,433,132	118,657	1,314,475
Contract Right – SCPI	1,041,546	110,956	930,590	1,051,564	87,095	964,469
Physician practice & surgery
center acquisitions	2,483,921	597,527	1,886,394	2,161,757	513,326	1,648,431
Total	$18,583,118	$ 2,643,960	$ 15,939,158	$13,847,307	$ 2,012,485	$11,834,822

(7) Acquisitions

     The Company operates fourteen practices in states with laws governing the corporate practice of medicine. In those states, a corporation is precluded from owning the medical assets and practicing medicine. Therefore, contractual arrangements are effected to allow the Company to manage the practice. FASB Emerging Issues Task Force Issue No. 97-2 (“EITF No. 97-2”) states that consolidation can occur when a physician practice management entity establishes an other than temporary controlling financial interest in a physician practice through contractual arrangements. All but one of the management services agreements between the Company and the physician satisfies all of the criteria of EITF No. 97-2. The Company includes revenue with respect to these practices in the consolidated financials in accordance with EITF No. 97-2.

     On January 3, 2006, the Company closed an acquisition pursuant to an Asset Purchase Agreement with its wholly-owned subsidiary, PainCare Surgery Centers III, Inc. (PCSC III), and the members of Center for Pain Management ASC, LLC (CPMASC). The Asset Purchase Agreement provides for the purchase of 100% ownership of CPMASC by PCSC III, a Florida corporation. In exchange for this acquisition the members of CPMASC received 1,021,942 shares of common stock of the Company priced at $3.44 per share and $3,750,000 in cash. In addition, the former members of CPMASC will receive the remaining balance of the purchase price in the form of a promissory note for $7,500,000 plus interest, due in January 2007. CPMASC is a fully accredited ambulatory surgery center with four locations in Maryland. The members of CPMASC did have a prior relationship with the Company from the acquisition of Center for Pain Management, LLC in December 2004.

                  CPMASC was purchased on January 3, 2006 and utilized the purchase method of accounting.

Purchase price allocation:

Cash Consideration	$ 3,750,000
Promissory Notes	7,500,000
Stock Consideration	3,515,480
Acquisition Costs	279,923
Less:
Cash	477,845
Accounts receivable	767,718
Property and equipment	263,563
Prepaid and deposits	80,035
Other assets	47,459
Imputed interest on notes payable	215,489
Plus:
Accounts payable and accrued liabilities	86,046
Other liabilities	696,009
Goodwill	$ 13,975,349

     On January 6, 2006, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company XXII, Inc. (PNAC XXII), and REC, Inc. and CareFirst Medical Associates, P.A. (REC/CMA). The Merger Agreement provides for the acquisition of the non-medical assets of REC/CMA by PNAC XXII, a Florida corporation. In exchange for the non-medical assets the shareholders of REC/CMA received 191,131 shares of common stock of the Company priced at $3.51 per share and $625,000 in cash. In addition, the former shareholders of REC/CMA may receive up to $1,250,000 in additional consideration if certain net earnings goals are achieved in each of the first three fiscal years following the closing. REC/CMA is an orthopedic rehabilitation practice located in Whitehouse, Texas. Neither REC, CMA nor its members had any prior relationship with the Company or its affiliates.

REC/CMA was acquired on January 6, 2006 and utilized the purchase method of accounting.

Purchase price allocation:

Cash Consideration	$ 625,000
Stock Consideration	670,870
Acquisition Costs	105,493
Less:
Cash	28,106
Accounts receivable	80,841
Property and equipment	56,767
Intangible assets	82,089
Plus:
Accounts payable and accrued liabilities	37,274
Deferred taxes	35,443
Goodwill	$ 1,226,276

     On January 20, 2006, the Company closed a merger pursuant to a Merger Agreement with its wholly-owned subsidiary, PainCare Acquisition Company XIX, Inc. (PNAC XIX), and Desert Pain Medicine Group (DPMG). The Merger Agreement provides for the acquisition of the non-medical assets of DPMG by PNAC XIX, a Florida corporation. In exchange for the non-medical assets the shareholder of DPMG received 471,698 shares of common stock of the Company priced at $3.41 per share and $1,500,000 in cash. In addition, the former shareholder of DPMG may receive up to $3,000,000 in additional consideration if certain net earnings goals are achieved in each of the first three fiscal years following the closing. DPMG is a pain management physician practice with four locations in California. Neither DMPG nor its members had any prior relationship with the Company or its affiliates.

DMPG was acquired on January 20, 2006 and utilized the purchase method of accounting.

Purchase price allocation:

Cash Consideration	$ 1,500,000
Stock Consideration	1,608,490
Acquisition Costs	110,845
Less:
Cash	77,144
Accounts receivable	198,792
Property and equipment	418,384
Deposits and prepaid expenses	27,259
Other assets	8,111
Intangible assets	130,707
Plus:
Accounts payable and accrued liabilities	155,718
Note payable	20,417
Capital lease obligations	62,523
Deferred taxes	134,556
Goodwill	$ 2,732,152

     On February 1, 2006, the Company closed a majority interest purchase pursuant to a Membership Interest Purchase Agreement with its wholly-owned subsidiary, PainCare Neuromonitoring I, Inc. (PCN I), and the members of Amphora, LLC (AMP). The Membership Interest Purchase Agreement provides for the purchase of 60% ownership of AMP by PCN I, a Florida corporation. In exchange for the majority interest purchase the members of AMP received 1,035,032 shares of common stock of the Company priced at $3.70 per share and $3,250,000 in cash. In addition, the former members of AMP will receive the remaining balance of the purchase price of $8,500,000 in the form of performance-based installments over four years. AMP is an intraoperative monitoring company based in Denver, Colorado.

     Majority interest in AMP was purchased on February 1, 2006 and utilized the purchase method of accounting.

Purchase price allocation:

Cash Consideration	$ 3,250,000
Stock Consideration	3,829,618
Acquisition Costs	43,025
Less:
Cash	72,463
Accounts receivable	1,006,114
Property and equipment	176,817
Intangible assets	109,368
Plus:
Accounts payable and accrued liabilities	114,191
Capital lease obligations	66,240
Deferred taxes	114,223
Minority interests	429,985
Goodwill	$ 6,482,520

     In January 2006, the Company paid $218,333 in cash and issued 59,654 shares of common stock to the former shareholder of Bone and Joint Surgical Clinic, representing the second of four potential earnout payments.

     In January 2006, the Company paid $583,333 in cash and issued 159,381 shares of common stock to the former shareholder of Kenneth M. Alo, M.D., P.A., representing the second of four potential earnout payments.

     In January 2006, the Company paid $2,254,500 in cash and issued 615,984 shares of common stock to the former shareholder of Denver Pain Management, representing a portion of potential earnout payments.

     In January 2006, the Company paid $2,291,667 in cash and issued 626,138 shares of common stock to the former shareholders of Center for Pain Management, LLC, representing the first of three potential earnout payments.

     In March 2006, the Company paid $208,333 in cash and issued 58,194 shares of common stock to the former shareholder of Spine and Pain Center, P.C., representing the second of three potential earnout payments.

     In March 2006, the Company issued 176,457 shares of common stock to the former shareholder of the Health Care Center of Tampa, Inc., representing the second of three potential earnout payments. The cash portion of this earnout payment was paid throughout 2005.

     In March 2006, the Company paid $252,500 in cash and issued 68,990 shares of common stock to the shareholders of RMG, Inc., representing the second of three potential earnout payments.

     Following are the summarized unaudited pro forma results of operations for the three months ended March 31, 2006 and March 31, 2005, assuming the acquisitions of Center for Pain Management ASC, LLC, REC, Inc. and CareFirst Medical, Desert Pain Medicine Group and Amphora, LLC had taken place at the beginning of the year. The unaudited pro forma results are not necessarily indicative of future earnings that would have been reported had the acquisitions been completed when assumed.

Proforma Consolidated Statement of Operations Three Months Ended March 31, 2006 (Unaudited)

	PainCare					Pro Forma
	Historical	CPMASC(4)	REC (5)	DPMG (6)	AMP (7)	Adjustment	Pro Forma
Revenues	$ 23,308,474	$ 16,064	$ 13,761	$ 324,614	$ 91,316	$ -	$ 23,754,229
Cost of revenues	4,740,734	1,690	976	64,354	19,617	(25,483)(1)	4,801,888
Gross profit	18,567,740	14,374	12,785	260,260	71,699	25,483	18,952,341
General and administrative expenses	12,606,803	9,528	12,070	174,302	50,182	(234,910) (2)	12,617,975
Depreciation and amortization expense	1,114,831	-	-	-	-	-	1,114,831
Operating income	4,846,106	4,846	715	85,958	21,517	260,393	5,219,535
Interest expense	(1,932,194)	(24)	(2)	(424)	-	-	(1,932,644)
Derivative benefit (expense)	10,394,555	-	-	-	-	-	10,394,555
Other income	142,109	-	-	-	-	-	142,109
Income before taxes	13,450,576	4,822	713	85,534	21,517	260,393	13,823,555
Provision for income taxes	1,188,607	-	-	-	-	39,405(3)	1,228,012
Income before minority interests’ share	12,261,969	4,822	713	85,534	21,517	220,988	12,595,543
Minority interests’ share	373,870	-	-	-	8,607	-	382,477
Net income	$ 11,888,099	$ 4,822	$ 713	$ 85,534	$ 12,910	$ 220,988	$ 12,213,066
Basic income per common share							$ 0.20
Basic weighted average common shares outstanding							61,732,711
Diluted income per common share							$ 0.17
Diluted weighted average common shares outstanding							71,788,106

Footnotes to Unaudited Pro Forma Financial Statements:

1)	Adjustment for non-recurring cost of revenues.
2)	Adjustment for non-recurring general and administrative expenses.
3)	Represents the provision for income taxes at an effective rate of 35%.
4)	Represents the results from the period beginning on January 1, 2006 and ending on January 2, 2006.
5)	Represents the results from the period beginning on January 1, 2006 and ending on January 5, 2006.
6)	Represents the results from the period beginning on January 1, 2006 and ending on January 31, 2006.
7)	Represents the results from the period beginning on January 1, 2006 and ending on January 31, 2006.

Proforma Consolidated Statement of Operations Three Months Ended March 31, 2005 (Unaudited)

	PainCare					Pro Forma
	Historical	CPMASC(4)	REC (5)	DPMG (6)	AMP (7)	Adjustment	Pro Forma
Revenues	$ 14,236,740	$ 1,477,575	$ 235,314	$ 914,156	$ 251,855	$ -	$17,115,640
Cost of revenues	2,581,223	155,475	16,686	181,228	54,105	(116,913)(1)	2,871,804
Gross profit	11,655,517	1,322,100	218,628	732,928	197,750	116,913	14,243,836
General and administrative expenses	7,195,508	876,285	206,406	490,857	138,405	(1,052,212) (2)	7,855,249
Compensation expense	18,138,790	-	-	-	-	-	18,138,790
Depreciation and amortization expense	512,119	-	-	-	-	-	512,119
Operating income	(14,190,900)	445,815	12,222	242,071	59,345	1,169,125	(12,262,322)
Interest expense	(898,920)	(2,295)	(90)	(1,193)	-	-	(902,498)
Derivative benefit (expense)	(18,238,898)	-	-	-	-	-	(18,238,898)
Other income	29,021	-	-	-	-	-	29,021
Income (loss) before taxes	(33,299,697)	443,520	12,132	240,878	59,345	1,169,125	(31,374,697)
Provision for income taxes	(5,536,065)	-	-	-	-	264,556(3)	(5,271,509)
Net income	$ (27,763,632)	$ 443,520	$ 12,132	$ 240,878	$ 59,345	$ 904,569	$(26,103,188)
Basic income per common share							$ (0.59)
Basic weighted average common shares outstanding							44,546,751
Diluted income per common share							$ (0.59)
Diluted weighted average common shares outstanding							44,546,751

Footnotes to Unaudited Pro Forma Financial Statements:

1)	Adjustment for non-recurring cost of revenues.
2)	Adjustment for non-recurring general and administrative expenses.
3)	Represents the provision for income taxes at an effective rate of 35%.
4)	Represents the results from the period beginning on January 1, 2005 and ending on March 31, 2005.
5)	Represents the results from the period beginning on January 1, 2005 and ending on March 31, 2005.
6)	Represents the results from the period beginning on January 1, 2005 and ending on March 31, 2005.
7)	Represents the results from the period beginning on January 1, 2005 and ending on March 31, 2005.

(8) Related Party Transactions

     During the three months ended March 31, 2006 and 2005 the Company had transactions with companies owned by certain shareholders of the Company. The following is a summary of transactions with these entities for the three months ended March 31, 2006 and 2005:

Expense related to the three
months ended March 31:
	Type of				Reported
Practice Name	Practice	Type of Related Party Transaction	2006	2005	As
Associated Physicians Group, Ltd.	Managed Practice	The Company leases its office space from a limited liability company partially owned by a certain shareholder of the Company. The lease commenced January 1, 2005 for an initial term of ten years with the option to renew for two five year periods.	$ 36,795	$ -	G&A

The Center for Pain Management, LLC	Managed Practice	The Company leases certain employees from a limited liability company owned by certain shareholders of the Company. The Company also charged this entity for the use of its equipment and certain services.	$ 571,265	$ -	G&A

		The Company has an agreement to outsource its billing and collections function to a limited liability company owned by certain shareholders of the Company. The Company is charged a fee of 8% of net collections under this arrangement.	$ 191,889	$ 159,224	G&A

* (A)

* (B)

Dynamic Rehabilitation Centers, Inc.	Managed Practice	The Company leases its office space from a limited liability company partially owned by certain shareholders of the Company. The lease associated with the Redford location has a ten year term commencing January 1, 2000 with no option to renew. The lease associated with the Clinton Township location commenced October 8, 2004 and expires December 31, 2014. The lease was amended in July 2005 for the occupancy of additional space by the Company.	$ 42,222	$ 42,222	G&A

		The Company provides services for billing, accounting and management oversight to a limited liability company owned by certain shareholders of the Company.	$ 217,387	$ -	G&A

* (C)

Health Care Center of Tampa, Inc.	Owned Practice	The Company has an agreement to outsource its billing and collections function to a limited liability company owned by a certain shareholder of the Company. The Company is charged a fee of 10% of net collections under this arrangement.	$ 101,431	$ 35,118	G&A

Rick Taylor, D.O., P.A.	Managed Practice	The Company has an agreement to lease an aircraft from a limited liability company owned by a certain shareholder of the Company. The lease agreement was entered into in June 2003 for a period of 60 months. Effective January 1, 2005, the lease payment was lowered to a nominal amount of $1 per year; the Company will continue to pay a third party provider for the related fuel and maintenance cost. Effective January 1, 2004 the lease fee was reduced from the original amount of $12,000 per month to $7,000 per month; maintenance, fuel, insurance recurring training, hangar rental and any other fees required to maintain the aircraft were the responsibility of the Company.	$ 9,664	$ 20,150	G&A

Spine and Pain Center, P.C.	Managed Practice	The Company leases its office space from a limited liability company partially owned by certain shareholders of the Company. The lease commenced December 23, 2003 and expires December 31, 2008, with no option to renew.	$ 31,674	$ 34,969	G&A

The Company, through a subsidiary, is the majority partner of the PSHS Alpha Partners, Ltd. Partnership Dr. Merrill Reuter, the Company’s chairman, is a minority partner of partnership. The Company owns 67.5% and Dr. Reuter owns 9.75% of the partnership. Dr. Reuter received distributions from the partnership of $131,625 representing his share of the profits of the surgery center for the period between May 12, 2005 and December 31,

2005. These distributions are reported as minority interest on the balance sheet.			Minority
	$ 29,250	$ _	- Interest

     (A) The Company has the option to purchase a “Competitive Business Opportunity” (CBO) from shareholders of the Company who are currently operating a competitive rehabilitation clinic that fall outside a ten mile radius from the Center for Pain Management, LLC clinics. The Company has an option to purchase the CBO at market rates similar to the original acquisition. There is no guarantee that the option will be exercised by the Company, nor is the purchase price discounted for the Company should they chose to execute the option to purchase.

     (B) The Company has the option to purchase a “Competitive Business Opportunity” (CBO) from shareholders of the Company who are currently operating a competitive surgery center that fall outside a ten mile radius from the Center for Pain Management, LLC clinics. The Company has an option to purchase the CBO at market rates similar to the original acquisition. There is no guarantee that the option will be exercised by the Company, nor is the purchase price discounted for the Company should they chose to execute the option to purchase.

     (C) The Company has the option to purchase a “Competitive Business Opportunity” (CBO) from shareholders of the Company who are currently operating competitive rehabilitation clinics that fall outside a ten mile radius from the Dynamic Rehabilitation Centers, Inc. The Company has an option to purchase the CBO at market rates similar to the original acquisition. There is no guarantee that the option will be exercised by the Company, nor is the purchase price discounted for the Company should they chose to execute the option to purchase.

(9) Due from Stockholders

The balance in due from stockholders at March 31, 2006 and December 31, 2005 consists of the following:

Practice/Stockholder	2006	2005
Merrill Reuter, M.D.	$ 433,165	$ 427,553
John Vick	150,000	-
Saqib Khan, M.D.	452,846	-
Robert Windsor, M.D.	150,000	-
Jeff & Michael Wayne	450,000	-
Rick Taylor, D.O.	200,000	-
Bradley Vilims, M.D.	325,000	-
Kenneth Alo, M.D.	442,876	-
Total	$ 2,603,887	$ 427,553

(10) Long-Term Debt

Long-term debt consists of the following at March 31:
		2006
PSHS Partnership Ventures, Inc. (a)		$ 1,324,886
Gary J. Lustgarten Profit Sharing and Trust (b)		276,018
HBK Investments (c)		28,551,647
Wells Fargo (d)		64,000
CPM ASC acquisition promissory note (e)		7,338,383
		37,554,935
Less current installments		12,697,012
		$ 24,857,923

     At March 31, 2006, the aggregate annual principal payments with respect to the obligations existing at that date as described above, are as follows:

Three Months Ending March 31:
2006	$ 12,697,012
2007	5,000,000
2008	17,000,000
2009	4,500,000
Thereafter	-
Less unamortized discount	1,642,077
$ 37,554,935

(a) Note payable for acquisition of PSHS Beta Partners, Ltd. Due on August 1, 2006 without a stated interest rate. Interest is imputed at 6.25% over the period. The face value is $1,351,458 with unamortized discount of $26,572. The total amount amortized to interest expense in 2006 was $19,602. The note is secured by the Company's interest in PSHS Beta Partners, Ltd. The Company's carrying amount of the partnership is $1,949,486.

(b) Note payable for acquisition of PSHS Beta Partners, Ltd. Due on August 1, 2006 without a stated interest rate. Interest is imputed at 6.25% over the period. The face value is $281,554 with unamortized discount of $5,535. The total amount amortized to interest expense in 2005 was $4,084. The note is secured by the Company's interest in PSHS Beta Partners, Ltd. The Company's carrying amount of the partnership is $1,949,486.

(c) Note payable to HBK Investments. Due on November 10, 2006 interest is either LIBOR + 7.25% or Prime + 4.5% at the discretion of the Company. Interest payments are due monthly with quarterly principal repayments beginning on April 1, 2006. Cetain mandatory prepayments must be made upon the occurrence of any sale or disposition of property or assets, upon the receipt of an extraordinary receipts, and upon issuance of any indebtedness other than indebtedness permitted by the agreement, including equipment leases and notes. The agreement requires compliance with various financial and nonfinancial covenants for the Company starting in the second quarter of 2005. The primary financial covenants pertain to, among other things, minimum EBITDA, minimum Free Cash Flow, Leverage ratio, and Market Capitalization. For the year end 2005 the Company was in violation of five sections of the agreement. The Company has financial restatements that violate the No Material Adverse Change clause. This also caused a violation of the complete disclosure clause. The disclosures over internal control report one or more material weaknesses. The restatement also caused a violation of meeting certain SEC laws regarding disclosure obligations. The Company failed to meet the EBITDA covenant for the quarter ended March 31, 2006. On May 2, 2006 and June 20, 2006 we entered into letter agreements with the lenders under our $30 million senior credit facility pursuant to which the lenders waived certain historic breaches of the terms of the credit facility in consideration for which we paid a $300,000 and a $150,000 waiver fee, respectively, to the lenders.The face value of the note is $30,000,000 with unamortized discount of $1,448,353. The total amount amortized to interest expense during 2005 was $184,284.

(d) Line of credit payable to Wells Fargo for equipment at The Centeno Clinic. Due on January 25, 2007 with Prime + 2% interest is payable monthly. The unused portion of the credit line is $86,000. The line of credit is secured by property for use at the practice.

(e) Note payable for acquisition of CPM, ASC LLC. Due on January 3, 2007 with a stated interest rate of 3.45% . Interest is imputed at 6.75% over the period. The face value is $7,500,000 with unamortized discount of $161,617. The total amount amortized to interest expense in 2006 was $161,617. The note is secured by the Company's interest in PainCare Surgery Centers III, Inc. The Company's carrying amount of the partnership is $15,045,403.

(11) Contractual Obligations

     A summary of our contractual obligations and commercial commitments at March 31, 2006 were as follows:

		Less than	1-3	3-5
Contractual Obligations	Total	1 Year	Years	Years	5+ Years
Long-term debt	$31,697,012	$ 3,879,012	$ 27,818,000	$ -	$ -
Convertible debentures	17,666,500	14,935,007	2,731,493	-	-
Capital leases(1)	4,278,626	1,562,270	2,426,210	290,146	-
Operating leases	16,214,628	3,325,812	6,728,016	2,884,528	3,276,272
Acquisition consideration(2)	51,988,232	257,400	51,730,832	-	-
Employment agreements (3)	3,000,000	600,000	1,800,000	600,000	-
Total contractual obligations	$124,844,998

1)	Includes the total minimum lease payments due in each year.
2)	Includes both the cash and stock components of the acquisition earnouts. One-half of the contractual obligation is a payment in cash, while the remaining half in payable in common stock priced at fair market value. This assumes the practices meet all earnings threshold obligations.
3)	Includes guaranteed minimum management bonuses through employment agreements which expire on December 31, 2010.

(12) Private Placement Offering

     On January 30, 2006, the Company and a group of accredited investors closed a private placement of 3,305,033 shares of the Company's common stock at a purchase price of $3.10 per share, for gross proceeds of $10,245,602. In addition, the private placement investors were granted warrants to purchase up to an additional 1,349,884 shares of common stock at $3.45 per share. The warrants issued in connection with this private placement offering are accounted for as derivative instruments in accordance with FAS 133.

(13) Recent Accounting Pronouncements

Stock-Based Compensation

In the first quarter of 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004),Share-Based Payment, (“SFAS 123R”). This Statement requires companies to expense the estimated fair value of stock options and similar equity instruments issued to employees over the vesting period in their statement of operations. SFAS 123R eliminates the alternative to use the intrinsic method of accounting provided for in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees , (“APB 25”), which generally resulted in no compensation expense recorded in the financial statements related to the grant of stock options to employees if certain conditions were met.

     The Company adopted SFAS 123R using the modified prospective method effective January 1, 2006, which requires the Company to record compensation expense over the vesting period for all awards granted after the date of adoption, and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Accordingly, amounts for periods prior to January 1, 2006 presented herein have not been restated to reflect the adoption of SFAS 123R.

     The pro forma effect for the March 31, 2005 period is as follows (as restated) and has been disclosed to be consistent with prior accounting rules:

For the Three
Months Ended
March 31,
2005
Net income (loss), as reported	$(27,763,632)
Stock-based employee compensation included in reported net income (loss), net of tax	10,883,274
Stock-based employee compensation expense as determined under the fair value method for all awards, net of tax	(385,883)

Net income (loss), pro forma	$(17,266,241)

Earnings per share:
Basic – as reported	$(0.63)
Basic – pro forma	$(0.39)
Diluted – as reported	$(0.63)
Diluted – pro forma	$(0.39)

     The fair value concepts were not changed significantly in SFAS 123R; however, in adopting SFAS 123R, companies must choose among alternative valuation models and amortization assumptions. After assessing alternative valuation models and amortization assumptions, the Company will continue using the Black-Scholes valuation model and has elected to use the ratable method to amortize compensation expense over the vesting period of the grant.

	2006	2005
Risk-free interest rate	4.56%	3.71%
Expected life	2.50 years	2.50 years
Volatility	43.84%	48.90%
Dividend yield	0.00%	0.00%

     Total non-cash compensation expense for the three months ended March 31, 2006 related to unvested stock options amounted to $282,076 and is included in general and administrative expenses in the consolidated statement of operations.

     Subsequent to March 31, 2006, the Company granted 175,000 options to employees and directors at their fair value on the date of grant. The total value of these options amounted to $77,580 and will be expensed in the second quarter, since they vested on the grant date.

(14) Subsequent Events

     On April 3, 2006, the Company received notice from the American Stock Exchange (“AMEX”) of a failure to satisfy certain of the AMEX continued listing standards. The notice related to the failure of the Company to timely file its annual report on Form 10-K for the fiscal year ended December 31, 2005. The AMEX accepted the Company’s plan of compliance and granted the Company an extension to file its Form 10-K by June 2, 2006 and its Form 10-Q for the period ended March 31, 2006 by June 30, 2006. The Company successfully filed its Form 10-K for the fiscal year ended December 31, 2005 on June 1, 2006 and the Company plans to meet the deadline to file its Form 10-Q for the period ended March 31, 2006 by June 30, 2006.

     On June 7, 2006, the American Stock Exchange approved the Company’s request to replace 2,593,316 warrants previously granted to Midsummer Investments, Ltd., Islandia, L.P. and Laurus Master Fund, Ltd. in connection with convertible debenture financings with a total of 1,310,000 restricted common shares.

(15) Litigation

     We have become aware of eleven putative class action lawsuits and one derivative action filed against us and certain of our officers and directors. We understand that the lawsuits arose in connection with our determination to restate certain of our historical financial statements. We believe that the lawsuits lack merit and we have engaged the international law firm of McDermott Will & Emery LLP to vigorously defend against such allegations and claims. There can be no assurance at this time how the lawsuits in question will ultimately be resolved, or the impact, if any, such resolutions will have on our operations and/or financial condition.

     On March 21, 2006, Roy Thomas Mould filed a complaint under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 against the Company, as well as the Company's chief executive officer and chief financial officer, before the United States District Court for the Middle District of Florida. The complaint is entitled Mould v. PainCare Holdings, Inc., et al. , Case No. 06-CV-00362-JA-DAB. Mr. Mould alleges material misrepresentations and omissions in connection with the Company's financial statements which appear to relate principally to the Company's previously announced intention to restate certain past financial statements. Mr. Mould seeks unspecified damages and purports to represent a class of shareholders who purchased the Company's common stock from August 27, 2002 to March 15, 2006. Ten additional complaints were filed shortly afterward before the same court which recite similar allegations. (Collectively, these cases will be referred to as the "Securities Litigation.") To allow for the selection of a lead plantiff(s) and counsel, and the consolidation of the individual class action complaints, plaintiffs and defendants have agreed that a response to the individual complaints is not required until after a consolidated complaint has been filed. The Company cannot predict the outcome of the Securities Litigation, but believes that the allegations lack merit and will vigorously defend against them. The Company anticipates that it will move to dismiss plaintiff’s consolidated class action complaint.

     On April 7, 2006, Kenneth R. Cope filed a derivative complaint against the directors of the Company before the United States District Court for the Middle District of Florida. The complaint is entitled Cope v. Reuter, et al., Case No. 06-CV-00449-JA-DAB. Mr. Cope alleges that the directors breached their fiduciary duties by failing to supervise and manage the operations of the company, among other claims. Mr. Cope's complaint appears to relate principally to the Company's previously announced intention to restate certain past financial statements; Mr. Cope also recites many of the same allegations contained in the Securities Litigation. (This litigation is referred to as the “Derivative Action.”) Mr. Cope seeks unspecified damages from the directors on behalf of the Company. The Company's management cannot predict the outcome of the Derivative Action, but believes that the allegations lack merit and will vigorously defend against them.

     On March 30, 2006 and May 3, 2006, two purported shareholders of the Company made separate demands on the Company’s board of directors. These demands raise many if not all of the same issues as the derivative action, but asks the independent directors to investigate the charges and to take “legal action against those individuals responsible.”

     In accordance with governing Florida law, the Company formed a special committee of independent directors (Tom Crane, Jay Rosen and Aldo Berti) to review and investigate the two derivative demands and the allegations of the derivative complaint, to oversee settlement discussions and to make recommendations concerning the handling of the demands and the complaint to the full board of directors. To assist with this charge, the special committee has retained the law firm of Morris, Nichols, Arshdt & Tunnel.

     The Company is currently involved in active settlement negotiations with the attorneys representing the shareholders to address the issues raised in the derivative demands and the derivative action. Although the outcome of these discussions cannot be predicted, the Company hopes to resolve the issues raised on an amicable basis and, thus, avoid the expense and uncertainty of protracted litigation.

     Except for the above matters, neither we nor any of our subsidiaries or managed practices are a party to any other legal action or proceeding which we believe could have a material adverse effect on our business, financial condition or results of operation.

PROSPECTUS
_______________
, 2006

     You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of ordinary shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these ordinary shares in any circumstances under which the offer or solicitation is unlawful.

     Until __________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the common stock registered hereby:

	SEC registration fee	$ 8,052
	Printing and engraving expenses	5,000*
	Accounting fees and expenses	10,000*
	Legal fees and expenses	15,000*
	Transfer agent fees and expenses	1,000*
	Miscellaneous	1,000*

	TOTAL	$40,052
*	Estimated.
14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Florida Business Corporation Act provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director of a corporation is entitled to indemnification of expenses actually and reasonably incurred in such defense. F.S. 607.085(3) . Such act also provides that the corporation may indemnify an officer or director, and advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe such conduct was unlawful. F.S. 607.0850(1) (2). A court may order indemnification of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances. F.S. 6907.0850(9) .

The registrant maintains a policy of liability insurance for its officers and directors.

     Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

15. RECENT SALES OF UNREGISTERED SECURITIES

     The following relates to sales of securities that have occurred since March 31, 2003 that have not been registered under the Securities Act:

During the year ended December 31, 2003:

     The Company issued 107,456 shares of common stock were issued to Shasqua Trust representing the March 2003 earnout payment for the acquisition of Rothbart Pain Management.

     The Company issued 208,000 shares of common stock to bridge note holders as full payment plus accrued interest for bridge loans that expired on March 31, 2003.

     The Company issued 118,243 shares of common stock to Shasqua Trust for the conversion of their March 2003 convertible debenture payment.

      The Company issued a total of 200,000 common stock shares for the exercise of vested stock options.

     The Company issued a total of 256,230 common stock shares for the exercise of vested warrants.

     A wholly-owned subsidiary of the Company sold to certain accredited investors approximately 6 Units of its Series A, 8% Senior Convertible Preferred Stock for $311,500 consisting of approximately 1,246 shares of its Series A, 8% Senior Convertible Preferred Stock. In accordance with the conversion privileges provided and exercised by certain of these investors, the Company issued 455,913 shares of its common stock in exchange for the Preferred Stock. The Company paid no commissions with respect to these transactions. This Offering was terminated on January 10, 2003.

     The Company sold to certain accredited investors approximately 71 Units of its Common Shares for $3,562,779 consisting of approximately 3,166,542 shares of its Common Stock. The Company paid no commissions with respect to these transactions. This Offering was terminated on April 25, 2003.

     The Company sold to certain accredited investors approximately 72 Units of its Common Shares for $3,599,847 consisting of approximately 1,886,624 shares of its Common Stock. The Company paid no commissions with respect to these transactions. This Offering was terminated on December 29, 2003.

     The Company completed the acquisition of the outstanding capital stock of Medical Rehabilitation Specialists II, P.A., a physiatry and pain management physician practice located in Tallahassee, Florida. The Company paid $1,375,000 in cash and delivered 1,100,000 shares of its common stock valued at $1.25 per share.

     The Company completed the acquisition of the non-medical assets and executed a long-term management agreement with Industrial & Sport Rehabilitation, Ltd. d/b/a Associated Physicians Group, a pain management group practice serving the St. Louis Metro-East market. The Company paid $1,375,000 in cash and delivered 1,375,000 shares of its common stock valued at $1.00 per share.

     The Company completed the acquisition of the non-medical assets and executed a long-term management agreement with Spine and Pain Center, P.C., a pain management physician practice located in Bismarck, North Dakota. The Company paid $625,000 in cash and delivered 277,778 shares of its common stock valued at $2.25 per share.

     The Company completed the acquisition of the capital stock of Health Care Center of Tampa, Inc., a pain management physician practice located in Lakeland, Florida. The Company paid $1,937,500 in cash and delivered 809,315 shares of its common stock valued at $2.39 per share.

     The Company completed the acquisition of the non-medical assets and executed a long-term management agreement with Kenneth M. Alo, M.D., P.A., a pain management physician practice located in Houston, Texas. The Company paid $1,750,000 in cash and delivered 777,778 shares of its common stock valued at $2.25 per share.

     The Company completed the acquisition of the assets of Bone and Joint Surgical Clinic, an orthopedic medicine and pain management physician practice located in Houma, Louisiana. The Company paid $1,250,000 in cash and delivered 565,048 shares of its common stock valued at $2.21 per share.

During the year ended December 31, 2004:

     The Company issued 401,617 shares of common stock to Rehab Management Group, Inc. as initial consideration for the acquisition of three electro-diagnostic contracts.

     The Company issued 71,429 common stock shares to Carol Rothbart and Stan Swartz representing the final earnout installments related to the acquisition of Rothbart Pain Management.

     The Company issued 333,333 common stock shares to Andrea Trescot, M.D. representing the first of three earnout installments related to the acquisition of Pain and Rehabilitation Network, Inc.

     The Company issued 50,883 common stock shares to ShasquaTrust representing the final earnout installment related to the acquisition of Rothbart Pain Management.

     The Company issued 458,333 common stock shares to John Vick and KBL Investments representing the first of three earnout installments related to the acquisition of Associated Physicians Group.

     The Company completed the acquisition of the non-medical assets and executed a long-term management agreement with Denver Pain Management. On August 27, 2004, the Company entered into an addendum with Denver Pain Management whereby the initial consideration to be paid to the shareholders was reduced from

$3,750,000 to $700,000 of which $100,000 was paid in cash and the balance of $600,000 has been delivered to the shareholders in the form of 200,000 shares of common stock.

     The Company completed the acquisition of the non-medical assets and executed a long-term management agreement with Georgia Pain Physicians, P.C. The Company paid combined consideration of $1,125,000 in cash and delivered 462,344 shares of its common stock.

     The Company completed the acquisition of the non-medical assets and executed a long-term management agreement with Dynamic Rehabilitation Centers, Inc. The Company paid $2,250,000 in cash and delivered 927,414 shares of its common stock.

     The Company completed the acquisition of theof the non-medical assets and executed a long-term management agreement with Rick Taylor, D.O., P.A. The Company paid $1,875,000 in cash, and delivered 761,545 shares of common stock.

     The Company issued 150,273 common stock shares to Kirk Mauro, M.D. representing the first of three earnout installments related to the acquisition of Medical Rehabilitation Specialists II, Inc.

     The Company completed the acquisition of the outstanding capital stock of Benjamin Zolper, M.D., L.L.C. The Company paid combined consideration of $875,000 in cash and delivered 316,444 shares of its common stock.

     The Company issued a total of 154,482 common stock shares for the payment of convertible debenture interest due to Midsummer Investment, Ltd. and Islandia, L.P.

     The Company issued a total of 530,000 common stock shares for the conversion of convertible debenture principal by Midsummer Investment, Ltd. and Laurus Master Fund, Ltd.

     The Company completed a public offering of 8,000,000 shares of common stock at a purchase price of $1.90 per share. On November 5, 2004, we sold an additional 965,000 shares of our common stock to our underwriters at a purchase price of $1.90 per share. We will use the net proceeds from this offering to make acquisitions, repay capital lease obligations and for general corporate purposes.

    The Company issued a total of 312,673 common stock shares for the exercise of vested stock options.

    The Company issued a total of 534,466 common stock shares for the exercise of vested stock options.

During the year ended December 31, 2005:
Effective
Name and Nature of Business	Date of Purchase	Purchase Price
Colorado Pain Specialists, PC., an interventional pain management practice located in Colorado	April 15, 2005	$2,125,000 in cash and 653,698 shares of common stock, plus contingent payments of up to $4,250,000 in cash and common stock if certain performance goals are met.
PSHS Alpha Partners, Ltd. d/b/a Lake Worth Surgical Center., a fully accredited ambulatory surgical center located in Lake Worth, Florida	May 12, 2005	$6,930,940 in cash and 324,520 shares of common stock, for a 67.5% ownership interest.
PSHS Beta Partners, Ltd. d/b/a Gables Surgical Center, a fully accredited ambulatory surgical center located in Miami, Florida	August 1, 2005	$3,282,304 in cash and 868,624 shares of common stock, plus promissory notes totaling $1,536,952, due one year from the closing date, for a 73% ownership interest.
Piedmont Center for Spinal Disorders, P.C., an orthopedic spine surgery practice located in Danville, Virginia	August 9, 2005	$1,000,000 in cash and 263,400 shares of PainCare’s common stock, plus contingent payments of up to $2,000,000 in cash and common stock if certain performance goals are met.
Floyd O. Ring, Jr., M.D., P.C., an pain management physician practice located in Denver, Colorado	October 3, 2005	$1,250,000 in cash and 349,162 shares of PainCare’s common stock, plus contingent payments of up to $2,500,000 in cash and common stock if certain performance goals are met.
Christopher J. Centeno, M.D., P.C. and Therapeutic Management, Inc., collectively doing business as The Centeno Clinic, a pain management physician practice located in Denver, Colorado.	October 14, 2005	$3,750,000 in cash and 1,132,931 shares of PainCare’s common stock, plus contingent payments of up to $7,500,000 in cash and common stock if certain performance goals are met.

     The Company issued 3,687,500 shares to the shareholders of Center for Pain Management, LLC, representing the stock portion of the initial consideration of this practice acquisition, which closed on December 1, 2004.

     The Company issued 115,340 shares to Andrea Trescot, M.D., representing the second of three earnout installments related to the acquisition of Pain and Rehabilitation Network.

     The Company issued 108,097 shares to Kirk Mauro, M.D., representing the second of three earnout installments related to the acquisition of Medical Rehabilitation Specialists.

     The Company issued 108,610 shares to John Vick, representing the second of three earnout installments related to the acquisition of Associated Physicians Group.

     The Company issued 83,001 shares to Michael Martire, M.D., representing the first of three earnout installments related to the acquisition of Spine and Pain Center.

     The Company issued 226,608 shares to Saqib Bashir Khan, M.D., representing the first of three earnout installments related to the acquisition of Health Care Center of Tampa.

     The Company issued 130,662 shares to Christopher Cenac, M.D., representing the first of three earnout installments related to the acquisition of the Bone and Joint Surgical Clinic.

     The Company issued 203,252 shares to Kenneth Alo, M.D., representing the first of three earnout installments related to the acquisition of Kenneth M. Alo, M.D., P.A.

     The Company issued 460,026 shares to Robert Wright, M.D. and Kenneth Alo, M.D., representing a portion of the earnout installment related to the acquisition of Denver Pain Management.

     The Company issued 86,806 shares to Robert Windsor, M.D., representing the first of three earnout installments related to the acquisition of Georgia Pain Physicians and Georgia Surgical Centers.

     The Company issued 175,644 shares to Michael Wayne and Jeff Wayne, representing the first of three earnout installments related to the acquisition of Dynamic Rehabilitation Centers.

     The Company issued 148,104 shares to Rick Taylor, D.O., representing the first of three earnout installments related to the acquisition of Rick Taylor, D.O., P.A.

     The Company issued 69,115 shares to Benjamin Zolper, M.D., representing the first of three earn-out installments related to the acquisition of Benjamin Zolper, M.D., P.A.

     The Company issued 111,327 shares to Rehab Management Group, representing the first of three earnout installments related to acquisition of three EDX contracts.

      The Company issued 400,316 shares as the result of the exercise of warrants previously granted.

      The Company issued 674,975 shares as the result of the exercise of options previously granted.

     The Company issued 18,860 restricted shares to employees at Advanced Orthopaedics of South Florida, Inc. to replace previously granted stock options.

     The Company issued 3,626,167 shares to Midsummer Investments, Ltd. and Laurus Master Fund, Ltd. for the conversion of convertible debenture principal.

     The Company issued 283,448 shares to Midsummer Investments, Ltd. for the payment of convertible debenture interest.

EXHIBIT INDEX

NO.         DESCRIPTION OF EXHIBIT

3.01	Articles of Incorporation (1)
3.02	By Laws(1)
3.03	Amendment to Bylaws (2)
3.04	Amendment to Articles of Incorporation (3)
4.1	2000 Stock Option Plan of PainCare, Inc. (1)
4.2	2001 Stock Option Plan of PainCare, Inc. (1)
5.1	Legal Opinion of Arnstein & Lehr LLP (17)
10.01	Merger Agreement and plan of Reorganization by and among PainCare Holdings, Inc. and CPS Merger Corp., Scott Brandt, M.D. and Bradley Vilims, M.D.(4)
10.02	Securities Purchase Agreement by and Among PSHS Partnership Ventures, PainCare Holdings, Inc. and PainCare Surgery Centers I, Inc. (5)
10.03	Securities Purchase Agreement by and among PSHS Partnership Ventures, Inc., PainCare Holdings, Inc. and PainCare Surgery Centers II, Inc. (6)
10.04	Merger Agreement and Plan of Reorganization by and among PainCare Holdings, Inc. and Piedmont Center for Spinal Disorders, P.C. (7)
10.05	Asset Purchase Agreement by and among PainCare Holdings, Inc., PainCare Surgery Centers III, Inc. and The Center for Pain Management ASC, LLC. (8)
10.06	Merger Agreement and Plan of Reorganization by and among PainCare Holdings, Inc. and Floyd O. Ring, Jr., M.D., P.C. (9)
10.07	Asset Purchase by and among PainCare Holdings, Inc. and Christopher J. Centeno, M.D., P.C. (10)
10.08	Loan and Security Agreement by and among PainCare Holdings, Inc. and HBK Investments, L.P.
10.09	Amendment Number One to Loan and Security Agreement by and among PainCare Holdings, Inc. and HBK Investments, L.P.
10.10	Third Addendum to Second Amended and Restated Employment Agreement by and between PainCare Holdings, Inc. and Randy Lubinsky.
10.11	Third Addendum to Second Amended and Restated Employment Agreement by and between PainCare Holdings, Inc. and Mark Szporka
10.12	Fourth Addendum to Employment Agreement by and between PainCare Holdings, Inc. and Ronald Riewold
10.13	Securities Purchase Agreement By and Among PainCare Holdings, Inc. and Those Certain Buyers Listed in the Schedule Attached to the Agreement. (11)
10.14	Asset Purchase Agreement By and Among PainCare Holdings, Inc., PainCare Surgery Centers III, Inc. and Center for Pain Management ASC, LLC. (12)
10.15	Merger Agreement and Plan of Reorganization By and Among PainCare Holdings, Inc., PainCare Acquisition Company XXII, Inc., REC, Inc. and Robert Carpenter, D.C. (13)
10.16	Merger Agreement and Plan of Reorganization By and Among PainCare Holdings, Inc., PainCare Acquisition Company XXII, Inc., CareFirst Medical Associates, P.A. and Randall Rodgers, D.O. (14)
10.17	Merger Agreement and Plan of Reorganization By and Among PainCare Holdings, Inc., PainCare Acquisition Company XIX, Inc., Desert Pain Medicine Group and C. Edward Anderson, Jr., M.D. (15)
10.18	Membership Interest Purchase Agreement By and Among Bruce Lockwood, M.D., John D. Bender, D.O., Richard Flores, Amphora, LLC, PainCare Holdings, Inc. and PainCare Neuromonitoring I, Inc. (16)
21.1	Subsidiaries of the Company(11)

23(a)       Consent of Beemer, Pricher, Kuehnhackl & Heidbrink, P.A.
23(b)       Consent of Tschopp, Whitcomb & Orr, P.A.
23(c)       Consent of Arnstein & Lehr LLP(17)

(1)	Previously filed with the SEC with the Company’s Form S-4 on January 4, 2002
(2)	Previously filed with the SEC with the Company’s Form 8-K on July 12, 2005
(3)	Previously filed with the SEC with the Company’s Form 8-K on August 11, 2005
(4)	Previously filed with the SEC with the Company’s Form 8-K on April 18, 2005
(5)	Previously filed with the SEC with the Company’s Form 8-K on May 17, 2005
(6)	Previously filed with the SEC with the Company’s Form 8-K on August 8, 2005
(7)	Previously filed with the SEC with the Company’s Form 8-K on August 11, 2005
(8)	Previously filed with the SEC with the Company’s Form 8-K on September 27, 2005

(9)	Previously filed with the SEC with the Company’s Form 8-K on October 7, 2005
(10)	Previously filed with the SEC with the Company’s Form 8-K on October 14, 2005
(11)	Previously filed with the SEC with the Company's Form 10-K on June 1, 2006
(12)	Previously filed with the SEC with the Company’s Form 8-K on January 3, 2006
(13)	Previously filed with the SEC with the Company’s Form 8-K on January 9, 2006
(14)	Previously filed with the SEC with the Company’s Form 8-K on January 11, 2006
(15)	Previously filed with the SEC with the Company’s Form 8-K on January 25, 2006
(16)	Previously filed with the SEC with the Company’s Form 8-K on February 3, 2006
(17)	To be filed by amendment.

17. UNDERTAKINGS
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
	(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, That paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
	(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
	(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors,

officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the U.S. Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on July 20, 2006.

                                                                                                                                                 /s/ RANDY LUBINSKY
                                                                                                                                                 By: Randy Lubinsky
                                                                                                                                                Title: Chief Executive Officer and Director

     Pursuant to the requirements of the U.S. Securities Act of 1933, the registration statement has been signed below on July 20, 2006 by the following persons in the following capacities and on the date indicated.

Signature	Title	Date
/s/ MARK SZPORKA	Chief Financial Officer and Director	July 20, 2006
/s/ RONALD RIEWOLD	President and Director	July 20, 2006
/s/ JAY ROSEN, M.D.	Director	July 20, 2006
/s/ MERRILL REUTER, M.D.	Director	July 20, 2006
/s/ ARTHUR J. HUDSON	Director	July 20, 2006
/s/ ROBERT FUSCO	Director	July 20, 2006
/s/ ALDO F. BERTI, M.D.	Director	July 20, 2006
/s/ THOMAS J. CRANE	Director	July 20, 2006